As filed with the Securities and Exchange Commission on June 12, 2014.

Registration No. 333-195961

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZS PHARMA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	26-3305698
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

508 Wrangler Drive, Suite 100

Coppell, Texas 75019

(877) 700-0240

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Todd A. Creech

Chief Financial Officer

ZS Pharma, Inc.

508 Wrangler Drive, Suite 100

Coppell, Texas 75019

(877) 700-0240

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael L. Bengtson Mollie H. Duckworth Baker Botts L.L.P. 98 San Jacinto Blvd., Suite 1500 Austin, Texas 78701 Telephone: (512) 322-2500	Alan F. Denenberg Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 Telephone: (650) 752-2000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock $0.001 par value	5,750,000	$17.00	$97,750,000	$12,591

(1)	Includes offering price of additional shares that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)

The total registration fee includes $11,109 that was previously paid for the registration of $86,250,000 of proposed maximum aggregate offering price in the filing of the Registration Statement on May 15, 2014, $741 for the registration of an additional $5,750,000 of proposed maximum aggregate offering price in the filing of the Registration Statement on May 30, 2014 and $741 for the registration of an additional $5,750,000 of proposed maximum aggregate offering price registered hereby.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 12, 2014

5,000,000 shares

Common Stock

This is an initial public offering of common stock by ZS Pharma, Inc. We are selling 5,000,000 shares of common stock. The initial public offering price is expected to be between $15.00 and $17.00 per share.

Prior to this offering, there has been no public market for our common stock. We have applied for listing of our common stock on The NASDAQ Global Market under the symbol “ZSPH”.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements.

	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to ZS Pharma, Inc., before expenses	$	$

(1)	See “Underwriting” for additional disclosure regarding underwriting discounts, commissions and estimated offering expenses.

We have granted the underwriters an option for a period of 30 days to purchase up to 750,000 additional shares of common stock.

Entities affiliated with certain of our existing stockholders and directors and entities affiliated with one of our director nominees have indicated an interest in purchasing up to an aggregate of approximately $30.0 million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to any of these potential investors and any of these potential investors could determine to purchase more, less or no shares in this offering.

Investing in our common stock involves a high degree of risk. See “Risk Factors ” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to investors on or about                     , 2014.

J.P. Morgan	Credit Suisse

BMO Capital Markets

William Blair

                    , 2014

Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

Until                     , 2014 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ZS Pharma and our logo are some of our trademarks used in this prospectus. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ™ symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

This prospectus contains estimates, projections and other information concerning our industry, our business and the potential markets for ZS-9, including data regarding the estimated patient population in those markets, their projected growth rates, the perceptions and preferences of patients and physicians regarding certain therapies for the treatment of hyperkalemia, prescriber and patient data, as well as data regarding market research, estimates and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

i

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider before buying our common stock. Therefore, you should read the entire prospectus carefully, especially the “Risk Factors” section beginning on page 9 and our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” or “ZS Pharma,” refer to ZS Pharma, Inc.

Overview

We are a biopharmaceutical company focused on the development and commercialization of highly selective, non-absorbed drugs to treat renal, cardiovascular, liver and metabolic diseases. Our proprietary zirconium silicate technology allows us to create highly selective ion traps that can reduce toxic levels of specific electrolytes without disturbing the balance of other electrolytes. Our initial focus is on the development of ZS-9, our product candidate in Phase III development for the treatment of hyperkalemia, a life-threatening condition in which elevated levels of potassium in the blood (greater than 5.0 mEq/L) increase the risk of muscle dysfunction, including cardiac arrhythmias and sudden cardiac death. We are advancing ZS-9 through clinical development with the goal of obtaining approval for the treatment of acute and chronic hyperkalemia, regardless of the underlying disease state. We have designed our development program based on input from the United States Food and Drug Administration, or FDA, and European Medicines Agency, or EMA, and plan to submit our New Drug Application, or NDA, in the United States and our Marketing Authorization Application, or MAA, in Europe in the first half of 2015. If we receive regulatory approval, we intend to commercialize ZS-9 for the treatment of hyperkalemia in the United States with our own specialty sales force targeting nephrologists and cardiologists and intend to seek one or more partners for commercialization in markets outside of the United States.

We have completed two clinical studies with ZS-9 that together enrolled 843 patients with hyperkalemia, including patients with chronic kidney disease, or CKD, heart failure, or HF, diabetes and those on renin-angiotensin aldosterone system, or RAAS, inhibitor therapy. Our first in man study, ZS002, was completed in May 2012 and our first Phase III study, ZS003, was completed in November 2013. Both trials met their pre-specified primary and secondary efficacy endpoints with clinically meaningful and statistically significant results. We initiated a second Phase III study, ZS004, in the first quarter of 2014, and will initiate a long term safety study, ZS005, in the second quarter of 2014. Upon successful completion of ZS004, we expect to file our NDA with the FDA and our MAA with the EMA.

ZS-9 is an insoluble, non-absorbed zirconium silicate with a clearly defined three dimensional crystalline lattice structure that was designed and engineered to preferentially trap potassium ions. Sodium polystyrene sulfonate, or SPS (e.g., Kayexalate), the current standard of care for hyperkalemia in the United States, is a nonselective polymer resin. In contrast to nonselective polymer resins, the potassium selectivity of ZS-9 enables high in-vitro binding capacity for potassium ions even in the presence of other ions. Head-to-head in-vitro experiments demonstrate that ZS-9 has roughly ten times the potassium binding capacity of SPS. In our clinical studies, this selectivity has resulted in the following important differentiating characteristics for ZS-9 that we believe support its potential use to treat acute and chronic hyperkalemia:

•	high efficacy, with 99% of patients from our completed clinical trials receiving a 10 gram dose returning to a normal level of potassium (between 3.5 and 5.0 mEq/L) in their blood within 48 hours;

•	rapid onset of action, with statistically significant reductions in potassium observed at one hour in patients receiving a 10 gram dose in our completed clinical trials;

•	demonstrated ability in our studies to date to safely and effectively maintain normal potassium levels in the blood, with a low risk of reducing the level of potassium below 3.5 mEq/L;

•	potential suitability for chronic once daily administration;

•	easily taken as a convenient oral suspension powder or dissolvable tablets;

•	well-tolerated in our studies to date, with an incidence of adverse events similar to placebo;

•	no effect on other electrolytes that are critical for normal physiological functioning, including sodium, calcium and magnesium; and

•	stability at room temperature with a long shelf life, which we expect will simplify distribution, physician sampling and storage for both physicians and patients.

Hyperkalemia occurs frequently in patients with CKD, HF and diabetes, each of which has a high and increasing incidence rate worldwide. We estimate the number of patients in the United States with CKD will increase from approximately 26 million in 2009 to approximately 46 million by 2022. Hyperkalemia can also arise from the use of RAAS inhibitors, which cause the kidney to retain potassium, thereby increasing serum potassium levels. RAAS inhibitors (such as angiotensin converting enzyme inhibitors, or ACE inhibitors, angiotensin receptor blockers, or ARBs, and aldosterone blockers) are commonly prescribed for patients with hypertension, HF and CKD, and have been proven in large outcomes studies to reduce morbidity, mortality and progression of disease in these patients. As a result of these studies, RAAS inhibitors are the third most commonly prescribed class of medication in the United States. However, RAAS inhibitors’ mechanism of action results in the retention of potassium, often forcing physicians to choose between the risk of hyperkalemia and the benefits of RAAS therapy.

The current standard of care for hyperkalemia is SPS, which was approved in 1958 as a drug efficacy study implementation, or DESI, drug. The safety and efficacy of SPS have never been proven in randomized, controlled trials. SPS is poorly tolerated by most patients and causes a high incidence of gastrointestinal, or GI, side effects, including nausea, vomiting, constipation, intestinal necrosis and diarrhea, which leads to poor compliance and renders the drug unsuitable for chronic use. We believe ZS-9 presents an alternative to SPS and may allow physicians to avoid reducing the use of RAAS inhibitors for those with hyperkalemia by offering an effective and well tolerated treatment that can rapidly lower and maintain serum potassium at normal levels.

We believe a significant commercial opportunity exists for ZS-9 in the United States and internationally. If approved, we plan to commercialize ZS-9 in the United States with a specialty sales force focused on a subset of the approximately 5,000 practicing nephrologists and approximately 15,000 practicing non-interventional cardiologists currently treating our target patient populations. In addition, we intend to make ZS-9 available as a safe and effective therapy in the hospital setting for the rapid treatment of acute hyperkalemia. We believe that ZS-9 will be a useful therapy to treat hyperkalemia, regardless of the underlying cause, and will allow patients to benefit from the cardio-renal protective effect of RAAS therapies. We also believe there is a significant commercial opportunity for the treatment of hyperkalemia outside the United States, and plan to commercialize ZS-9 internationally with one or more partners. Over time, we intend to build a pipeline of product candidates using our proprietary zirconium silicate technology, which provides the opportunity to target indications susceptible to treatment by non-absorbed binders in the GI tract. We are in nonclinical development with an ammonium binding candidate, ZS-1, which is currently being evaluated as a treatment for patients suffering from disorders associated with high blood ammonia levels.

We have assembled an experienced management team with extensive pharmaceutical development, manufacturing, reimbursement and commercialization expertise from pharmaceutical and biotechnology companies, including, among others, Merck and Co., Affymax, Genentech, Adams Respiratory Therapeutics, Bone Care International, Novo Nordisk and Encysive. Members of our team have led the discovery, development, manufacturing and commercialization of several therapeutics in the renal field, including Omontys, Hectorol and Phoslo. We have raised approximately $80 million in equity financing to date from a variety of investors, including Alta Partners, Devon Park Bioventures, 3X5 Special Opportunity Partners, Salem Partners, RiverVest Partners, Novo A/S, RA Capital Healthcare, Adage Capital Partners and Sofinnova Ventures.

Our Strategy

Our strategy is to develop and commercialize a product portfolio of novel therapeutics to treat renal, cardiovascular, liver and metabolic diseases. The key elements of our strategy are to:

•

Obtain FDA, EMA and other international approvals to market our lead product candidate, ZS-9, for the treatment of hyperkalemia.    We believe our completed Phase II (ZS002) and III (ZS003) studies and our ongoing Phase III study (ZS004), if positive, will serve as the basis for demonstrating safety and efficacy in our NDA and MAA submissions, which we plan to file in the first half of 2015.

•

Commercialize ZS-9 in the United States.    If approved, we plan to commercialize ZS-9 in the United States with our own specialty sales force focused on a subset of the approximately 5,000 practicing nephrologists and approximately 15,000 practicing non-interventional cardiologists treating our target patient populations. We believe that ZS-9 will address an unmet need for a well-tolerated, effective treatment for hyperkalemia and believe a significant commercial opportunity exists for ZS-9 in the United States.

•

Commercialize ZS-9 outside of the United States with one or more partners.    As a result of the increasing global prevalence of CKD, HF and diabetes, and wide use of RAAS inhibitors, we believe attractive opportunities exist for ZS-9 for the treatment of hyperkalemia in international markets. Outside of the United States, we plan to seek partners with international sales expertise who can sell ZS-9 in target markets.

•

Manufacture in-house.    We believe that the proprietary manufacturing processes and know-how that we have developed to manufacture zirconium silicates will provide us with a competitive advantage. We currently manufacture ZS-9 in-house in two facilities from readily available starting materials under carefully optimized conditions using specialized equipment, which we believe will better ensure our ability to meet market demand and will allow us to achieve attractive cost of goods if ZS-9 is approved.

•

Leverage our proprietary technology to build our pipeline over time.    Over time, we intend to build a pipeline of products using our proprietary zirconium silicate technology, which provides the opportunity to target indications susceptible to treatment by non-absorbed binders in the GI tract. We are in nonclinical development with an ammonium binding candidate, ZS-1, which is currently being evaluated as a treatment for patients suffering from disorders associated with high blood ammonia levels, and we plan to continue to evaluate our zirconium silicate technology for other indications.

•

Acquire or in-license additional specialty products.    If we are able to successfully launch ZS-9, we intend to leverage our commercial infrastructure by acquiring or licensing rights to products prescribed by the physicians targeted by our specialty sales force.

Risks Related to Our Business

Our ability to implement our business strategy is subject to numerous risks, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary. These risks include, among others:

•	We have a limited operating history, have incurred significant losses since our inception and anticipate that we will continue to incur losses for the foreseeable future.

•	We are substantially dependent on the success of our only product candidate in clinical development, ZS-9.

•	We will require substantial additional financing to achieve our goals.

•	We may be unable to obtain regulatory approval for ZS-9.

•	Even if ZS-9 obtains regulatory approval, it may never achieve market acceptance or commercial success.

•	We plan to manufacture all of our clinical and commercial drug supply of ZS-9, which could be costly and subject us to regulatory or other delays.

•	If our intellectual property related to ZS-9 or any future product candidates is not adequate, the value of our technology could be materially adversely affected and our business could be harmed.

Corporate Information

We were incorporated in Delaware in February 2008 under the name ZS Pharma, Inc. We commenced operations in November 2008. Our principal executive offices are located at 508 Wrangler Drive, Suite 100, Coppell, Texas 75019, and our telephone number is (877) 700-0240. Our website address is www.zspharma.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We refer to the Jumpstart Our Business Startups Act of 2012 herein as the “JOBS Act,” and references herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

THE OFFERING

Issuer	ZS Pharma, Inc.

Common stock we are offering	5,000,000 shares (or 5,750,000 if the underwriters exercise their option to purchase additional shares)

Common stock to be outstanding after the offering	18,746,508 shares (or 19,496,508 if the underwriters exercise their option to purchase additional shares)

Underwriters’ option to purchase additional shares	750,000 shares

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $71.9 million, or approximately $83.1 million if the underwriters exercise their option to purchase additional shares in full, at an assumed initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds from this offering as follows:

•	approximately $3.0 million to complete our ongoing Phase III (ZS004) clinical trial;

•	approximately $9.0 million to advance our planned long-term safety trial, ZS005, through the end of 2015;

•	approximately $5.0 million to seek FDA, EMA and other international approvals to market ZS-9 for the treatment of hyperkalemia;

•	approximately $18.0 million to fund the scale-up of manufacturing for ZS-9 for commercial launch;

•	approximately $29.0 million to build a specialty sales force infrastructure and to complete pre-commercialization marketing activities for ZS-9 in the United States; and

•	the balance for working capital and other general corporate purposes.

See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.

Proposed symbol on The NASDAQ Global Market	“ZSPH”

Entities affiliated with certain of our existing stockholders and directors and entities affiliated with one of our director nominees have indicated an interest in purchasing up to an aggregate of approximately $30.0 million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to any of these potential investors and any of these potential investors could determine to purchase more, less or no shares in this offering.

The number of shares of common stock to be outstanding after this offering is based on 13,746,508 shares of common stock outstanding on an as converted basis as of March 31, 2014, and excludes the following:

•	3,587,271 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2014, with a weighted-average exercise price of $2.36 per share;

•	490,386 shares of our common stock issuable upon the exercise of stock options granted after March 31, 2014, with an exercise price of $10.92 per share; and

•

1,949,797 shares of common stock under our 2014 Incentive Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan, which will become effective immediately prior to the consummation of this offering, consisting of:

•	549,586 shares of common stock reserved for future awards under our 2014 Incentive Plan, which will become effective immediately prior to the consummation of this offering; and

•

1,400,211 shares of common stock reserved for issuance pursuant to future awards under our Fourth Amended Stock Incentive Plan, as amended, which will become available for issuance under our 2014 Incentive Plan immediately prior to the consummation of this offering.

Unless otherwise indicated, the information in this prospectus assumes no exercise of the underwriters’ option to purchase additional shares and gives effect to:

•	a 1-for-2.56437 reverse stock split of our common stock that we effected on June 11, 2014;

•	the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 11,601,775 shares of common stock immediately prior to the consummation of this offering;

•

the net exercise, based on an assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, of our Series B Warrants (which will expire upon completion of this offering if not exercised) into 289,964 shares of our common stock upon conversion of Series B preferred stock issuable upon exercise of such warrants;

•

the net exercise, based on an assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, of our Common Stock Warrants (which will expire upon completion of this offering if not exercised) into 225,773 shares of our common stock; and

•	the filing and effectiveness of our seventh amended and restated certificate of incorporation, which will occur immediately prior to the consummation of this offering.

We refer to our Series A, Series B, Series C and Series D preferred stock collectively as “convertible preferred stock” in this prospectus, as well as for financial reporting purposes and in the financial tables included in this prospectus, as more fully explained in Note 6 to our audited financial statements. In this prospectus (other than for financial reporting purposes and in the financial tables included in this prospectus), we refer to our outstanding warrants to purchase shares of our Series B preferred stock issued in November 2011 and October 2012 as our Series B Warrants and to our outstanding warrants to purchase shares of our common stock issued in November and December 2011, January and July 2012 and August 2013 as our Common Stock Warrants.

SUMMARY FINANCIAL DATA

The following tables set forth a summary of our historical financial data as of the dates indicated. The statement of operations data for the years ended December 31, 2012 and 2013 are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the three months ended March 31, 2013 and 2014 and the balance sheet data as of March 31, 2014 are derived from our unaudited interim financial statements included elsewhere in this prospectus. The unaudited interim financial statements have been prepared on the same basis as the audited financial statements and reflect, in the opinion of our management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the unaudited interim financial statements. You should read this data together with our financial statements and related notes appearing elsewhere in this prospectus and the information under the captions “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results and our results for the three months ended March 31, 2014 are not necessarily indicative of results to be expected for the full year ended December 31, 2014.

	Year Ended December 31,		Three Months Ended March 31,
	2012	2013	2013	2014
	(in thousands, except share and per share data)
			(unaudited)
Statement of Operations Data:
Operating expenses:
Research and development	$6,989	$24,508	$4,409	$5,259
General and administrative	1,148	7,686	715	4,017

Total operating expenses	8,137	32,194	5,124	9,276

Loss from operations	(8,137)	(32,194)	(5,124)	(9,276)
Interest and other income (expense), net	(17)	(30)	(12)	(9)
Interest expense	2,099	9	5	3
Expense to mark warrants to market	62	1,424	109	1,297

Net loss	(10,281)	(33,597)	(5,226)	(10,567)
Preferred stock accretion	(174)	(689)	(170)	(181)

Net loss attributable to common stockholders	$(10,455)	$(34,286)	$(5,396)	$(10,748)

Per share information:
Net loss attributable to common stockholders, basic and diluted	$(6.74)	$(21.84)	$(3.46)	$(6.60)

Weighted-average common shares used to compute net loss per share attributable to common stockholders, basic and diluted(1)	1,552,276	1,569,583	1,557,661	1,628,997

Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)(1)		$(3.18)		$(0.75)

Weighted-average number of shares used in computing pro forma net loss per share of common stock, basic and diluted (unaudited)(1)		10,339,922		12,549,122

(1)

The pro forma net loss per share of common stock, basic and diluted, for the year ended December 31, 2013 and the three months ended March 31, 2014 reflects the conversion of all outstanding shares of our convertible preferred stock into shares of common stock immediately prior to the consummation of this offering. The pro forma net loss per share of common stock, basic and diluted, does not give effect to the issuance of shares from the proposed initial public offering nor does it give effect to potential dilutive securities where the impact would be anti-dilutive. See Note 1 to our audited financial statements included elsewhere in this prospectus.

The table below presents our balance sheet data as of March 31, 2014:

•	on an actual basis;

•	on a pro forma basis to give effect to:

•	the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 11,601,775 shares of common stock immediately prior to the consummation of this offering;

•

the net exercise, based on an assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, of our Series B Warrants (which will expire upon completion of this offering if not exercised) into 289,964 shares of our common stock upon conversion of Series B preferred stock issuable upon exercise of such warrants;

•

the net exercise, based on an assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, of our Common Stock Warrants (which will expire upon completion of this offering if not exercised) into 225,773 shares of our common stock; and

•	the filing and effectiveness of our seventh amended and restated certificate of incorporation, which will occur immediately prior to the consummation of this offering; and

•

on a pro forma as adjusted basis to give further effect to the sale of 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	As of March 31, 2014
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$23,833	$23,833	$95,733
Working capital	19,995	19,995	91,895
Total assets	30,642	30,642	102,542
Convertible preferred stock warrant liability	3,964	—	—
Convertible preferred stock	77,765	—	—
Deficit accumulated during the development stage	(60,801)	(60,801)	(60,801)
Total stockholders’ equity (deficit)	(54,901)	25,632	97,532

(1)

Each $1.00 increase (decrease) in the assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) pro forma as adjusted working capital (deficit), total assets and total stockholders’ equity (deficit) by approximately $4.7 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) pro forma as adjusted working capital (deficit), total assets and total stockholders’ equity (deficit) by approximately $14.9 million, assuming the assumed initial public offering price per share, as set forth on the cover page of this prospectus, remains the same. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our common stock. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

We have a limited operating history, have incurred significant losses since our inception and anticipate that we will continue to incur losses for the foreseeable future. We have only one product candidate in clinical trials and have had no commercial sales, which, together with our limited operating history, make it difficult to assess our future viability.

We are a clinical-stage biopharmaceutical company with a limited operating history. Pharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. To date, we have focused principally on developing ZS-9, which is our only product candidate in clinical development. We have no approved drug product and as a result have not generated any revenue from product sales to date and have incurred losses in each year since our inception in February 2008. We have only a limited operating history upon which you can evaluate our business and prospects. In addition, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the pharmaceutical industry. We continue to incur significant research and development and other expenses related to our ongoing operations. Our net loss for the three months ended March 31, 2013 and 2014 was approximately $5.2 million and $10.6 million, respectively. As of March 31, 2014, we had an accumulated deficit of $60.8 million. As discussed in Note 1 to the financial statements and elsewhere in this prospectus, our recurring operating losses from operations and our need for additional sources of capital to fund our ongoing operations raise substantial doubt about our ability to continue as a going concern. We expect to continue to incur losses for the foreseeable future, and we anticipate these losses will increase as we continue our development of, seek regulatory approval for and begin commercialization of ZS-9. Accordingly, our ability to continue as a going concern depends on our ability to obtain additional financing to fund our operations and there can be no assurance that additional financing will be available to us or that such financing, if available, will be available on favorable terms. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

We are substantially dependent on the success of our only product candidate in clinical development, ZS-9.

To date, we have invested substantially all of our efforts and financial resources in the research and development of ZS-9, which is currently our lead product candidate and our only product candidate in clinical trials. We have completed Phase II (ZS002) and Phase III (ZS003) trials, and have initiated a second Phase III trial, ZS004, in the first quarter of 2014 and expect to initiate a long-term safety trial, ZS005, in the second quarter of 2014, but there can be no assurance that the trials will be successful or sufficient for regulatory approval of ZS-9.

Our near-term prospects, including our ability to finance our operations and generate revenue, will depend heavily on the successful development and commercialization of ZS-9. The clinical and commercial success of ZS-9 will depend on a number of factors, including the following:

•

the timely completion of our ongoing clinical trials, which may be significantly slower than we currently anticipate and will depend substantially upon the satisfactory performance of third-party contractors;

•	our ability to demonstrate ZS-9’s safety and efficacy to the satisfaction of the FDA and regulatory bodies outside of the United States;

•	our ability to obtain, and the timing of, regulatory approval of ZS-9 in the United States and outside the United States;

•	whether we are required by the FDA or similar foreign regulatory agencies to conduct clinical trials beyond those that we are presently conducting;

•	the prevalence and severity of adverse side effects of ZS-9;

•

our ability to successfully commercialize ZS-9, if approved for marketing and sale by the FDA or foreign regulatory authorities, either by ourselves in the United States with a specialty sales force or in collaboration with others outside the United States;

•

our ability to manufacture clinical trial and commercial supplies of ZS-9 at a scale sufficient to meet anticipated demand and reduce our cost of manufacturing, to maintain regulatory approval of our manufacturing process, and to develop, validate and maintain commercially viable manufacturing processes that are compliant with current Good Manufacturing Practice, or cGMP, regulations;

•	our success in educating physicians and patients about the benefits, administration and use of ZS-9;

•	achieving and maintaining compliance with all regulatory requirements applicable to ZS-9;

•	acceptance of ZS-9 as safe and effective by patients and the medical community;

•	the availability, perceived advantages, relative cost, relative safety and relative efficacy of alternative and competing treatments;

•	our ability to obtain and sustain an adequate level of reimbursement for ZS-9 by third-party payors;

•

our ability to obtain, maintain, enforce and defend our intellectual property rights relating to ZS-9 and to comply with our obligations under, and otherwise maintain, our intellectual property licenses with third parties;

•	our ability to avoid and defend against third-party patent interference or patent infringement claims; and

•	a continued acceptable safety profile of ZS-9 following approval.

If we or any future partners are not successful in commercializing ZS-9, or are significantly delayed in doing so, our business will be materially harmed.

We may be unable to obtain regulatory approval for ZS-9. The failure to obtain, or any delay in obtaining, any such approval would adversely impact our ability to generate revenue, our business and our results of operations.

To gain approval to market a drug product, we must provide the FDA and foreign regulatory authorities with clinical and nonclinical data that adequately demonstrates the safety and efficacy of the product for the intended indication applied for in the NDA or other regulatory filings. Drug development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical or nonclinical trials. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in clinical trials even after promising results in earlier nonclinical or clinical trials. These setbacks have been caused by, among other things, nonclinical findings made while clinical trials were underway and safety or efficacy observations made in clinical trials, including previously unreported adverse events. Success in nonclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results of clinical trials by other parties may not be indicative of the results in trials we may conduct.

Our lead product candidate, ZS-9, is currently in Phase III clinical development, and our business currently depends entirely on its successful development, regulatory approval and commercialization. We currently have no drug products approved for sale, and we may never obtain regulatory approval to commercialize ZS-9. The research, testing, manufacturing, labeling, approval, sale, marketing and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, and such regulations differ from country to country. We are not permitted to market ZS-9 in the United States or in other countries until we receive approval of an NDA from the FDA or similar applicable foreign regulatory bodies, respectively.

The FDA or any foreign regulatory bodies can delay, limit or deny approval to market ZS-9 for many reasons, including:

•	inability to demonstrate to the satisfaction of the FDA or the applicable foreign regulatory body that ZS-9 is safe and effective for the requested indication;

•	the FDA’s or the applicable foreign regulatory agency’s disagreement with the interpretation of data from nonclinical studies or clinical trials;

•	inability to demonstrate that the clinical and other benefits of ZS-9 outweigh any safety or other perceived risks;

•	the FDA’s or the applicable foreign regulatory agency’s requirement for additional nonclinical studies or clinical trials;

•	the FDA’s or the applicable foreign regulatory agency’s failure to approve the formulation of ZS-9 or the imposition of undesirable labeling limitations or requirements;

•	the FDA’s or the applicable foreign regulatory agency’s failure to approve our manufacturing processes;

•	the FDA and other applicable regulatory bodies having differing requirements for the trial protocols used in our clinical trials; or

•

the potential for approval policies or regulations of the FDA or the applicable foreign regulatory agencies to significantly change in a manner rendering our clinical data or regulatory filings insufficient for approval.

Of the large number of drugs in development, only a small percentage successfully complete the FDA or other regulatory approval processes and are commercialized.

Even if we eventually complete clinical testing and receive approval of an NDA or foreign marketing authorization for ZS-9, the FDA or the applicable foreign regulatory agency may grant approval contingent on the performance of costly additional clinical trials, which may be required after approval. The FDA or the applicable foreign regulatory agency may also approve ZS-9 for a more limited indication and/or a narrower patient population than we originally request, and the FDA, or applicable foreign regulatory agency, may not approve the labeling that we believe is necessary or desirable for the successful commercialization of ZS-9. Any delay in obtaining, or inability to obtain, applicable regulatory approval would delay or prevent commercialization of ZS-9 and would materially adversely impact our business and prospects.

Clinical drug development is a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of later trial results.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Furthermore, we rely on clinical trial sites and, in connection with some of our clinical trials outside the United States, contract research organizations, or CROs, to ensure the proper and timely conduct of our clinical trials and, while we have agreements governing their committed activities, we have limited influence over their actual performance. Failure can occur at any time during the clinical trial process. The results of nonclinical studies and clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. For example, the positive results generated to date in clinical trials for ZS-9 do not ensure that our ongoing clinical trials will demonstrate similar results. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy, despite having progressed through nonclinical studies and initial clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to inadequate efficacy or adverse safety profiles, notwithstanding promising results in earlier studies, and we cannot be certain that we will not face similar setbacks. Even if our clinical trials are completed, the results may not be sufficient to obtain regulatory approval for our product candidates.

We may experience delays in our ongoing clinical trials, and we do not know whether future clinical trials, if any, will begin on time, require redesign, enroll an adequate number of patients on time or be completed on schedule, if at all. Clinical trials can be delayed or aborted for a variety of reasons, including delay or failure to:

•	obtain regulatory approval to commence a trial, if applicable;

•

reach agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	obtain institutional review board, or IRB, approval at each site;

•	recruit suitable patients to participate in a trial and have such patients complete the trial or return for post-treatment follow-up;

•	ensure that clinical sites observe trial protocol or continue to participate in a trial;

•	address any patient safety concerns that arise during the course of a trial;

•	address any conflicts with new or existing laws or regulations;

•	initiate or add a sufficient number of clinical trial sites;

•	manufacture sufficient quantities of product candidate or placebo for use in clinical trials; or

•	obtain regulatory approval of the statistical analysis plan to be used to evaluate our forthcoming clinical trial data.

Patient enrollment is a significant factor in the timing of clinical trials and is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and physicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs or treatments that may be approved for the indications we are investigating.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, by an independent Data Monitoring Committee, or DMC, for such trial or by the FDA or other regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. For example, in February 2011, the FDA issued a clinical hold, which remained in place for 11 months, on the basis that a No Observed Adverse Effect Level (NOAEL) had not been adequately established in our nonclinical studies.

Further, conducting clinical trials in foreign countries presents additional risks that may delay completion of our clinical trials. These risks include the failure of enrolled patients in foreign countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs, managing additional administrative burdens associated with foreign regulatory schemes, as well as political and economic risks relevant to such foreign countries.

If we experience delays in the completion of any clinical trial of ZS-9 or any future product candidates or such trials are terminated, the commercial prospects of ZS-9 or any future product candidates may be harmed, and our ability to generate revenues from any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, decelerate our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may significantly harm our business, financial condition and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

We will require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed, on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our product development, other operations or commercialization efforts.

Since our inception, most of our resources have been dedicated to the nonclinical and clinical development of our lead product candidate, ZS-9. As of March 31, 2014, we had an accumulated deficit of $60.8 million and capital resources consisting of cash and cash equivalents of $23.8 million. We believe that we will continue to expend substantial resources for the foreseeable future as we continue clinical development, seek regulatory approval, expand our manufacturing capability, prepare for the commercialization of ZS-9 and develop any other product candidates we may choose to pursue. These expenditures will include costs associated with research and development, sales and marketing, conducting nonclinical studies and clinical trials, seeking regulatory approvals, and developing our manufacturing facility and supply arrangements. In addition, other unanticipated costs may arise. Because the outcome of any clinical trial and/or regulatory approval process is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development, regulatory approval process and commercialization of ZS-9 or any future product candidates.

We believe that the net proceeds from this offering, together with our existing cash, cash equivalents and short-term investments, will allow us to fund our operating plan through at least the next 12 months. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity, debt financings or other sources, such as strategic collaborations. Such financing may result in dilution to stockholders, imposition of debt covenants and repayment obligations, or other restrictions that may affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Our future funding requirements will depend on many factors, including, but not limited to:

•	the time and cost necessary to obtain regulatory approvals for ZS-9 and the costs of post-marketing studies that could be required by regulatory authorities;

•	whether, where and when we receive regulatory approval for ZS-9 and our ability to successfully commercialize ZS-9 if approved by regulatory authorities;

•	the manufacturing, selling and marketing costs associated with ZS-9, including the cost and timing of expanding our manufacturing and sales and marketing capabilities;

•	the amount of sales and other revenues from ZS-9, including the sales price and the availability of adequate third-party reimbursement;

•	the cash requirements of any future acquisitions or discovery of product candidates;

•	the progress, timing, scope and costs of our nonclinical studies and clinical trials, including the ability to enroll patients in a timely manner for ongoing or potential future clinical trials;

•	the time and cost necessary to respond to technological and market developments; and

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims.

Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate:

•	clinical trials or other development activities for ZS-9 or any future product candidate;

•	our research and development activities; or

•	our establishment of sales and marketing capabilities, expansion of our manufacturing capacity or other activities that may be necessary to commercialize ZS-9 or any future product candidate.

Our clinical drug development program may not uncover all possible adverse events that patients who take ZS-9 may experience. The number of patients exposed to ZS-9 treatment and the average exposure time in the clinical development program may be inadequate to detect rare adverse events, or chance findings, that may only be detected once ZS-9 is administered to more patients and for greater periods of time.

Clinical trials by their nature utilize a sample of the potential patient population. However, given our limited number of patients and their limited duration of exposure to ZS-9 to date, rare and severe side effects of ZS-9 may be uncovered with a significantly larger number of patients exposed to the drug or exposure over a longer period. Further, we have not designed our clinical trials to determine the effect and safety consequences of lowering serum potassium on total body potassium levels over a multi-year period, nor have we designed our clinical trials to measure the effect of introducing patients to, or increasing a patient’s dosage of, RAAS inhibitors while taking ZS-9.

Although we have monitored the patients in our studies for certain safety concerns and we have not seen evidence of significant safety concerns in our clinical trials, patients treated with ZS-9, if approved, may experience adverse reactions. For example, we have seen some GI events and other adverse events, such as nausea, vomiting, constipation and diarrhea, in our clinical trials. It is possible that the FDA may ask for additional data regarding such matters. If safety problems occur or are identified after ZS-9 reaches the market, the FDA may require that we amend the labeling of, recall, or even withdraw approval for, ZS-9.

Even if ZS-9 or any future product candidates obtain regulatory approval, they may never achieve market acceptance or commercial success, which will depend, in part, upon the degree of acceptance among physicians, patients, patient advocacy groups, health care payors and the medical community.

Even if we obtain FDA or other regulatory approvals, ZS-9 or any future product candidates may not achieve market acceptance among physicians and patients, and may not be commercially successful. ZS-9 may not gain market acceptance among physicians, patients, patient advocacy groups, health care payors and the medical community. Market acceptance of ZS-9 or any future product candidates for which we receive regulatory approval depends on a number of factors, including:

•	the efficacy of the product as demonstrated in clinical trials;

•	the prevalence and severity of any side effects and overall safety profile of the product;

•	the clinical indications for which the product is approved;

•	advantages over existing therapies or therapies under development, such as, in the case of ZS-9, SPS and patiromer;

•	acceptance by physicians, operators of clinics and patients of the product as safe and effective;

•	relative convenience and ease of administration of ZS-9;

•	the potential and perceived advantages of ZS-9 over current treatment options or alternative treatments, including future alternative treatments;

•	the cost of treatment in relation to alternative treatments and willingness to pay for our products, if approved, on the part of third-party payors and patients;

•	the availability of ZS-9, if approved, or any future products and their ability to meet market demand, including a reliable supply for long-term daily treatment;

•	the strength of our marketing and distribution organizations; and

•	the quality of our relationships with patient advocacy groups.

Any failure by ZS-9 or any future product candidates to achieve market acceptance or commercial success upon receiving regulatory approval would adversely affect our results of operations.

We plan to manufacture all of our clinical and commercial drug supply of ZS-9, which could be costly and subject to regulatory or other delays.

Although we have the infrastructure and internal capability required to produce our clinical drug supply of ZS-9 in our two current manufacturing facilities, we are currently in the process of expanding the infrastructure and internal capability required to produce our commercial supply of ZS-9. We must obtain approval from the FDA and other comparable foreign regulatory agencies, pursuant to inspections that will be conducted after we submit our NDA or relevant foreign regulatory submission, to manufacture the active pharmaceutical ingredient and final drug for ZS-9.

We must comply with cGMP regulations for manufacture of both active drug substances and finished drug products. If we cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or foreign regulatory agencies, we will not be able to secure and/or maintain regulatory approval for our manufacturing facilities. In addition, we must maintain adequate quality control, quality assurance and qualified personnel and our manufacturing equipment must meet certain qualifications. If the FDA or a comparable foreign regulatory agency does not approve our facilities for the manufacture of our product candidates or if it withdraws its approval in the future, we may need to modify our manufacturing process or facilities or find alternative manufacturing facilities, which would be costly and could negatively impact our ability to develop, obtain regulatory approval for and market ZS-9, if approved.

We continue to refine and improve the manufacturing process for ZS-9, certain aspects of which are complex and unique, and we may encounter difficulties with new or existing processes, particularly as we seek to significantly increase our capacity to commercialize ZS-9.

Additionally, if our manufacturing facilities were to be damaged, destroyed or otherwise unable to operate, whether due to earthquakes, fire, floods, hurricanes, storms, tornadoes, other natural disasters, employee malfeasance, terrorist acts, power outages or otherwise, or if performance of our manufacturing facility is disrupted for any other reason, such an event could delay our clinical trials or, if ZS-9 or any future product candidates are approved, jeopardize our ability to manufacture our products as promptly as our customers expect or at all. If we are unable to manufacture a product candidate or approved product within a timeframe that meets our clinical development needs or customers’ expectations, our business, prospects, financial results and reputation could be materially harmed.

We have no experience manufacturing ZS-9 at our anticipated commercial scale. We will face certain risks associated with scaling up our manufacturing capabilities to support anticipated commercial demand.

We have developed two manufacturing facilities to manufacture drug substance, which we use for research and development purposes and for clinical trials of ZS-9. While we have successfully manufactured drug substance in a reactor at one fourth of commercial scale, we do not have experience in manufacturing ZS-9 at our anticipated commercial scale. We expect to install a 2,000 liter commercial scale reactor in the second quarter of 2014. To meet our strategic objectives, which contemplate internally manufacturing all of our drug substance to support anticipated commercial demand if ZS-9 is approved, we will need to install additional reactors, dryers and other equipment, add manufacturing personnel and ensure that validated processes are consistently implemented in our facilities. Any future additions of reactors and further upgrade and expansion of our facilities may require additional regulatory approvals. In addition, it will be costly and time-consuming to install additional equipment, expand our facilities and recruit necessary additional personnel. For example, we are currently dependent on one supplier for our reactors. If we were unable to obtain additional reactors from our current supplier, we would incur additional costs and experience delays in connection with securing a new supplier. If we are unable to add reactors and expand our manufacturing capabilities in compliance with regulatory requirements or to hire additional necessary manufacturing personnel, we may encounter delays or additional costs in achieving our research, development and commercialization objectives, including obtaining regulatory approvals of ZS-9, which could materially damage our business and financial position.

Manufacture and supply of drug substance, drug product and finished drug product is a complex and technically challenging undertaking, and there is potential for failure at many points in the manufacturing, testing, quality assurance and distribution supply chain, as well as the potential for latent defects after a product has been manufactured and distributed.

Manufacture and supply of drug substance, drug product and finished drug product is technically challenging. Changes that may be made outside the purview of our direct control can have an impact on the success of our processes, on quality, and on successful delivery of product. Mistakes and mishandling could affect successful production and supply. Some of these risks include:

•	failure to follow cGMP requirements or mishandling of our product while in production or in preparation for transit;

•	delays in analytical results or failure of analytical techniques that we depend on for quality control and release of drug product;

•	natural disasters, labor disputes, lack of raw material supply, issues with facilities and equipment or other forms of disruption to business operations at our manufacturing facilities; and

•	latent defects that may become apparent after drug product has been released and which may result in recall or required destruction of drug product.

If any of these risks materialize it would have a material and adverse impact on our ability to develop, obtain regulatory approval for and market ZS-9, if approved.

We rely to some extent on third parties to conduct some of our nonclinical studies and our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain regulatory approval for or commercialize ZS-9 or any future product candidates.

We do not have the ability to independently conduct clinical trials and, in some cases, nonclinical studies. We rely on medical institutions, clinical investigators, contract laboratories and other third parties, such as CROs, to conduct clinical trials on our drug candidates. The third parties with whom we contract for execution of our clinical trials play a significant role in the conduct of these trials and the subsequent collection and analysis of data. However, these third parties are not our employees, and except for contractual duties and obligations, we have limited ability to control the amount or timing of resources that they devote to our programs. Although we rely on these third parties to conduct some of our nonclinical studies and all of our clinical trials, we remain responsible for ensuring that each of our nonclinical studies and clinical trials is conducted in accordance with its investigational plan and protocol. Moreover, the FDA and foreign regulatory authorities require us to comply with regulations and standards, including some regulations commonly referred to as good clinical practices, or cGCPs, for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate, and that the trial patients are adequately informed of the potential risks of participating in our clinical trials.

In addition, the execution of nonclinical studies and clinical trials, and the subsequent compilation and analysis of the data produced, requires coordination among various parties. In order for these functions to be carried out effectively and efficiently, it is imperative that these parties communicate and coordinate with one another. Moreover, these third parties may also have relationships with other commercial entities, some of which may compete with us. These third parties may terminate their agreements with us upon as little as 30 days’ prior written notice. Some of these agreements may also be terminated by such third parties under certain other circumstances. If the third parties conducting our clinical trials do not perform their contractual duties or obligations, experience work stoppages, do not meet expected deadlines, terminate their agreements with us or need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical trial protocols or GCPs, or for any other reason, we may need to enter into new arrangements with alternative third parties, which could be difficult, costly or impossible, and our clinical trials may be extended, delayed or terminated or may need to be repeated. If any of the foregoing were to occur, we may not be able to obtain regulatory approval for or commercialize ZS-9 or any future product candidate being tested in such trials.

ZS-9, if approved, may face significant competition and our failure to effectively compete may prevent us from achieving significant market penetration.

The pharmaceutical market is highly competitive and dynamic, and is characterized by rapid and substantial technological development and product innovations. We intend to seek regulatory approval of ZS-9 for the treatment of hyperkalemia. While current options for the chronic management of hyperkalemia are limited, we expect to compete against well-known treatment options, including sodium polystyrene sulfonate, which is generically available. In addition, Relypsa Inc., or Relypsa, is developing a hyperkalemia treatment, which we believe is currently in Phase III development. In order to compete successfully in this market, we will have to demonstrate that the treatment of hyperkalemia with ZS-9 is a superior alternative to existing or new therapies for hyperkalemia.

We may face significant competition from pharmaceutical and biotechnology companies that are also researching and selling products designed to address these markets. Many of our potential competitors have materially greater financial, manufacturing, marketing, research and drug development resources than we do. Large pharmaceutical companies, in particular, have extensive expertise in nonclinical testing and clinical trials, in obtaining regulatory approvals for drugs and in commercializing drugs following approval. In addition, academic institutions, government agencies and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products or technologies. These organizations may also establish exclusive collaborative or licensing relationships with our competitors.

Failure to effectively compete against established or future treatment options for hyperkalemia would harm our business, financial condition and results of operations.

We currently have no sales organization. If we are unable to establish sales capabilities on our own or through third parties, we may not be able to market and sell ZS-9, if approved, or any future product candidates or generate product revenue.

We currently do not have a sales organization. In order to commercialize ZS-9 in the United States, we intend to build our marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services, and we may not be successful in doing so. We expect to establish a specialty sales organization with technical expertise and distribution capabilities to commercialize ZS-9, if approved, which will be expensive and time consuming. There are significant risks involved in building and managing a sales organization, including our ability to hire, retain, and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel, and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products.

In both the United States and internationally, we may choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. If we are unable to enter into such arrangements on acceptable terms or at all, we may not be able to successfully commercialize ZS-9. If we are not successful in commercializing ZS-9 or any future product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we would incur significant additional losses.

If we fail to establish an effective packaging and distribution process for ZS-9, our business may be adversely affected.

Packaging and final drug product formation is currently performed by Sharp Packaging Services, or Sharp. We do not have a long term agreement with Sharp, or any other final drug product producer, to produce ZS-9 once approved by the FDA. Failure to secure an effective arrangement with Sharp or another final drug product producer, or the failure of Sharp or any other final drug product producer we may work with to perform as expected, could negatively impact the availability of ZS-9. If we are unable to effectively establish and manage the packaging process, the commercial launch and sale of ZS-9, if approved, will be delayed or severely compromised and our results of operations may be harmed.

Similarly, we do not currently have the infrastructure necessary for distributing pharmaceutical products to patients. We intend to contract with a third-party logistics company to warehouse these products and distribute them. This distribution network will require significant coordination with our manufacturing, sales and marketing and finance teams. Failure to secure an effective arrangement with a logistics company, or the failure of that logistics company to perform as expected, could negatively impact the distribution of ZS-9, and failure to coordinate financial systems could negatively impact our ability to accurately report product revenue. If we are unable to effectively establish and manage the distribution process, the commercial launch and sales of ZS-9, if approved, will be delayed or severely compromised and our results of operations may be harmed.

If we fail to obtain and sustain an adequate level of reimbursement for our products by third-party payors, sales would be adversely affected.

We expect patients who have hyperkalemia to need treatment throughout their lifetimes but anticipate that most patients would not be capable of paying for this treatment themselves absent reimbursement by third-party payors, including Medicare. Additionally, if the level of reimbursement is below our expectations, our revenue and gross margins would be adversely affected.

Obtaining formulary approval from third-party payors can be an expensive and time-consuming process. We cannot be certain if and when we will obtain formulary approval to allow us to sell ZS-9 or any future products into our target markets. Even if we do obtain formulary approval, third-party payors, such as government or private health care insurers, carefully review and increasingly question the coverage of, and challenge the prices charged for, drugs. Reimbursement rates from private health insurance companies vary depending on the company, the insurance plan and other factors. Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis. Cost containment has been an increasing trend in the U.S. health care industry. Large public and private payors, managed care organizations, group purchasing organizations and similar organizations are exerting increasing influence on decisions regarding the use of, and reimbursement levels for, particular treatments. Such third-party payors are questioning the coverage of, and challenging the prices charged for medical products and services, and many third-party payors limit coverage of, or reimbursement for, newly approved health care products.

Cost-control initiatives could decrease the price we might establish for products, which could result in product revenues being lower than anticipated. If the prices for our products decrease or if governmental and other third-party payors do not provide adequate coverage and reimbursement levels, our revenue and prospects for profitability will suffer.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit or cease commercialization of ZS-9 or any future product candidates.

We face an inherent risk of product liability as a result of the clinical testing of our product candidates and will face an even greater risk if we commercialize any products. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, or breach of warranty. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit or cease commercialization of ZS-9 or any future product candidates.

Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for ZS-9 or any future product candidates;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	costs to defend the related litigation;

•	a diversion of management’s time and our resources;

•	substantial monetary awards to trial participants or patients;

•	regulatory investigations, product recalls or withdrawals, or labeling, marketing or promotional restrictions;

•	loss of revenue; and

•	the inability to commercialize ZS-9 or any future product candidates.

Our inability to obtain and maintain sufficient product liability insurance at an acceptable cost and scope of coverage to protect against potential product liability claims could prevent or inhibit the commercialization of ZS-9 or any future products we develop. We currently carry product liability insurance covering use of ZS-9 in our clinical trials in the amount of $3.0 million in the aggregate. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions and deductibles, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Moreover, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses. If and when we obtain approval for marketing ZS-9, we intend to expand our insurance coverage to include the sale of ZS-9. However, we may be unable to obtain this liability insurance on commercially reasonable terms.

We will need to significantly increase the size of our organization, and we may experience difficulties in managing growth.

As of March 31, 2014, we had forty-one full-time employees. We will need to continue to expand our managerial, operational, finance and other resources in order to manage our operations, regulatory filings, manufacturing and supply activities, marketing and commercialization activities, and clinical trials, and commercialize ZS-9 or any future product candidates. Our management, personnel, systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively execute our growth strategy requires that we:

•	expand our general and administrative, manufacturing and sales and marketing organizations;

•	identify, recruit, retain, incentivize and integrate additional employees;

•	manage our internal development efforts effectively while carrying out our contractual obligations to third parties; and

•	continue to improve our operational, legal, financial and management controls, reporting systems and procedures.

If we fail to attract and keep senior management, we may be unable to successfully develop ZS-9 or any future product candidates, conduct our clinical trials and commercialize ZS-9 or any future product candidates.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified personnel. In particular, we are highly dependent upon our experienced senior management, including Dr. Alvaro Guillem and Dr. D. Jeffrey Keyser, who have substantial experience with our operations, clinical development program and manufacturing processes. The loss of services of any of our senior management could delay or prevent the successful development of our product pipeline, completion of our planned clinical trials or the commercialization of ZS-9 or any future product candidates.

Competition for qualified personnel in the biotechnology and pharmaceuticals field is intense due to the limited number of individuals who possess the skills and experience required by our industry. We will need to hire additional personnel as we expand our clinical development, manufacturing and commercial activities. We may not be able to attract and retain quality personnel on acceptable terms, or at all. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or that they have divulged proprietary or other confidential information, or that their former employers own their research output.

We will incur significant costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives. We may fail to comply with the rules that apply to public companies, including Section 404 of the Sarbanes-Oxley Act of 2002, which could result in sanctions or other penalties that would harm our business.

We will incur significant legal, accounting and other expenses as a public company, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and regulations regarding corporate governance practices. The listing requirements of The NASDAQ Global Market require that we satisfy certain corporate governance requirements relating to director independence, distributing annual and interim reports, stockholder meetings, approvals and voting, soliciting proxies, conflicts of interest and a code of conduct. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements. Moreover, the reporting requirements, rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. Any changes we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with an increase in potential litigation exposure associated with being a public company, could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.

After this offering, we will be subject to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, and the related rules of the Securities and Exchange Commission, or SEC, which generally require our management and independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting. Beginning with the second annual report that we will be required to file with the SEC, Section 404 requires an annual management assessment of the effectiveness of our internal controls over financial reporting. However, for so long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent registered public accounting firm on the effectiveness of our internal controls over financial reporting. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than an aggregate of $1.0 billion in non-convertible debt during the prior three-year period.

To date, we have never conducted a review of our internal controls for the purpose of providing the reports required by these rules. During the course of our review and testing, we may identify deficiencies and be unable to remediate them before we must provide the required reports. Furthermore, if we have a material weakness in our internal controls over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We or our independent registered public accounting firm may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting, which could harm our operating results, cause investors to lose confidence in our reported financial information and cause the trading price of our stock to fall. In addition, as a public company we will be required to file accurate and timely quarterly and annual reports with the SEC under the Exchange Act. Any failure to report our financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of our shares from The NASDAQ Global Market or other adverse consequences that would materially harm our business.

If we are not successful in discovering, developing, acquiring or commercializing additional product candidates, our ability to expand our business and achieve our strategic objectives would be impaired.

Although a substantial amount of our effort will focus on the continued clinical testing, potential approval and commercialization of ZS-9, a key element of our strategy is to discover, develop and commercialize a portfolio of products utilizing proprietary zirconium silicate technology. We are seeking to do so through our internal research programs and/or by selectively pursuing commercially synergistic in-licensing or acquisition of additional compounds that would be compatible with ZS-9 or any other future product candidates we may have. Research programs to identify product candidates require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including the following:

•	the research methodology used may not be successful in identifying potential product candidates;

•	competitors may develop alternatives that render our product candidates obsolete or less attractive;

•	product candidates we develop may be covered by third parties’ patents or other exclusive rights;

•	the market for a product candidate may change during our program so that it may become impractical or uneconomical to continue to develop such a product candidate;

•

a product candidate may on further study be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

•	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

•	a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors, if applicable.

If we fail to develop and successfully commercialize other product candidates, our business and future prospects may be harmed and our business will be more vulnerable to any problems that we encounter in developing and commercializing ZS-9.

Any partnership arrangements that we may enter into in the future may not be successful, which could adversely affect our ability to commercialize ZS-9, and potential future product candidates, outside the United States.

We may seek partnerships for the commercialization of ZS-9 or potential future product candidates outside the United States. We may enter into these arrangements on a selective basis depending on the merits of retaining commercialization rights for ourselves as compared to entering into selective partnership arrangements for our product candidates internationally. We will face significant competition in seeking appropriate partners. Moreover, partnership arrangements are complex and time consuming to negotiate, document and implement. We may not be successful in our efforts to establish and implement partnerships or other alternative arrangements should we choose to pursue such arrangements. The terms of any partnerships or other arrangements that we may establish may not be favorable to us. For example, we could grant exclusive rights to our partners which could prevent us from partnering with others.

Any future partnerships that we enter into may not be successful. The success of our partnership arrangements will depend heavily on the efforts and activities of our partners, who may have significant discretion in determining the efforts and resources that they apply to these partnerships. In addition, partners may not properly maintain or defend our intellectual property rights, may infringe third-party intellectual property rights, may misappropriate our trade secrets or may otherwise use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to litigation and potential liability.

Disagreements between parties to a partnership arrangement regarding commercialization matters and proprietary rights can lead to delays in commercialization of the applicable product candidate and, in some cases, termination of the partnership arrangement. These disagreements can be difficult to resolve if neither party has final decision-making authority.

Partnerships with third parties often are terminated or allowed to expire by the other party. Any such termination or expiration would adversely affect us financially and could harm our business reputation.

If we fail to comply with our obligations in the agreements under which we in-license or acquire development or commercialization rights to products or technology from third parties, we could lose commercial rights that are important to our business and could be prevented from commercializing our product candidates.

We are party to a license agreement with UOP LLC, or UOP, that we depend on for certain rights related to ZS-9. Under our license agreement with UOP, we are subject to various obligations, including royalty payment obligations on net sales of ZS-9 or other product candidates or related technologies made by us or our sublicensees to the extent they are covered by the agreement and indemnification obligations. In addition, we may, in the future, enter into other agreements, including license agreements, that may impose diligence, milestone payment, royalty, insurance and other obligations on us. If we fail to comply with these obligations or otherwise breach our license or other agreements, the counterparty may have the right to terminate the applicable agreement in whole or part, in which event we might not be able to market any product that is covered by these agreements, which could materially adversely affect the value of the product candidate being developed under any such license agreement. The loss of our license agreement with UOP could materially affect our ability to proceed with the development and commercialization of ZS-9, which could have a material adverse effect on our operating results and overall financial condition. Termination of these license agreements, or the reduction or elimination of our licensed rights thereunder, may result in our having to negotiate new or restated agreements that may contain less favorable terms or may not be available at all, or cause us to lose rights in important intellectual property or technology.

If we engage in acquisitions or in-licensing, we will incur a variety of costs and we may never realize the anticipated benefits of such acquisitions or in-licensing.

We may attempt to acquire businesses, technologies, services, products or product candidates that we believe are a strategic fit with our business. If we do undertake any acquisitions or in-licensing, the process of integrating an acquired business, technology, service, product or product candidates into our business may result in unforeseen operating difficulties and expenditures, including diversion of resources and management’s attention from our core business. In addition, we may fail to retain key executives and employees of the companies we acquire, which may reduce the value of the acquisition or give rise to additional integration costs. Future acquisitions could result in additional issuances of equity securities that would dilute the ownership of existing stockholders. Acquisitions and in-licensing could also result in the incurrence of debt, contingent liabilities or the amortization of expenses related to other intangible assets, any of which could adversely affect our operating results. In addition, we may fail to realize the anticipated benefits of any acquisition or in-license.

If we obtain approval to commercialize ZS-9 outside of the United States, a variety of risks associated with international operations could materially and adversely affect our business.

If ZS-9 is approved for commercialization outside the United States, we will be subject to additional risks related to entering into these international business relationships, including:

•	differing U.S. and foreign drug import and export rules;

•	reduced protection for intellectual property rights in certain foreign countries;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	different reimbursement systems, and different competitive drugs indicated to treat hyperkalemia;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign taxes, including income taxes, indirect taxes, payroll taxes and withholding taxes;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad;

•	potential liability resulting from development work conducted by these distributors; and

•	business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters.

Our business involves the use of hazardous materials and we and our third-party suppliers must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our research and development and manufacturing activities, as well as the activities of our third-party suppliers, involve the controlled storage, use and disposal of hazardous materials, including the components of our product and product candidates and other hazardous compounds. We and our suppliers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our manufacturing facilities pending their use and disposal. We cannot eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts and business operations or environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we believe that the safety procedures utilized by us and our third-party suppliers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. The recent global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn, such as the recent global financial crisis, could result in a variety of risks to our business, including reduced ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

We or the third parties upon whom we depend may be adversely affected by earthquakes, tornadoes, hurricanes or other natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Natural disasters could severely disrupt our operations, and have a material adverse effect on our business, results of operations, financial condition and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our offices, damaged critical infrastructure or disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business.

Furthermore, integral parties in our supply chain are operating from single sites, increasing their vulnerability to natural disasters or other sudden, unforeseen and severe adverse events. If such an event were to affect our supply chain, it could have a material adverse effect on our business.

Our internal computer systems, or those of our CROs or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our drug development programs.

Despite the implementation of security measures, our internal computer systems and those of our CROs and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we have not experienced any such system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed or ongoing clinical trials for any of our product candidates could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability, our competitive position could be adversely affected, our reputation could be harmed and the further development of our product candidates could be delayed.

Risks Related to Government Regulation

The regulatory approval process is highly uncertain and we may not obtain regulatory approval for the commercialization of ZS-9 or any future product candidates.

The research, testing, manufacturing, labeling, approval, selling, import, export, marketing and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, which regulations differ from country to country.

Neither we nor any future collaboration partner is permitted to market ZS-9 or any future product candidate in the United States until we receive approval of an NDA from the FDA. We have not submitted an application or obtained marketing approval for ZS-9 anywhere in the world. Obtaining regulatory approval of an NDA can be a lengthy, expensive and uncertain process. In addition, failure to comply with FDA and other applicable U.S. and foreign regulatory requirements may subject us to administrative or judicially imposed sanctions or other actions, including:

•	warning letters or an injunction;

•	civil and criminal penalties;

•	injunctions;

•	withdrawal of regulatory approval of products;

•	product recalls;

•	total or partial suspension of production;

•	refusal to approve pending NDAs or supplements to approved NDAs; and

•	restrictions on operations, including costly new manufacturing requirements.

Prior to obtaining approval to commercialize a drug candidate in the United States or abroad, we or our partners must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA or other foreign regulatory agencies, that such drug candidates are safe and effective for their intended uses. The number of nonclinical studies and clinical trials that will be required for FDA approval varies depending on the drug candidate, the disease or condition that the drug candidate is designed to address, and the regulations applicable to any particular drug candidate. Results from nonclinical studies and clinical trials can be interpreted in different ways. Even if we believe the nonclinical or clinical data for our drug candidates are promising, such data may not be sufficient to support approval by the FDA and other regulatory authorities. Administering drug candidates to humans may produce undesirable side effects, which could interrupt, delay or halt clinical trials and result in the FDA or other regulatory authorities denying approval of a drug candidate for any or all targeted indications.

Regulatory approval of an NDA or NDA supplement is not guaranteed, and the approval process is expensive and may take several years. The FDA also has substantial discretion in the approval process and we may encounter matters with the FDA that require us to expend additional time and resources and delay or prevent the approval of our product candidates. For example, the FDA may require us to conduct additional studies or trials for ZS-9 either prior to or post-approval, such as additional drug-drug interaction studies or safety or efficacy studies or trials, or it may object to elements of our clinical development program such as the number of patients in our current clinical trials from the United States. Further, there have been subject deaths in our clinical programs. While the incidence of subject deaths is not unexpected in view of the morbidity and mortality for the patient populations in our trials and have been determined by the study investigators and by us as unrelated to ZS-9, the FDA may require us to perform additional studies or otherwise delay regulatory approval of ZS-9. Despite the time and expense exerted, failure can occur at any stage. The FDA can delay, limit or deny approval of a drug candidate for many reasons, including, but not limited to, the following:

•	a drug candidate may not be deemed safe or effective;

•	FDA officials may not find the data from nonclinical studies and clinical trials sufficient;

•	the FDA might not approve our third-party manufacturers’ processes or facilities; or

•	the FDA may change its approval policies or adopt new regulations.

If ZS-9 or any future product candidate fails to demonstrate safety and efficacy in clinical trials or does not gain regulatory approval, our business and results of operations will be materially and adversely harmed. Additionally, if the FDA requires that we conduct additional clinical trials, places limitations on ZS-9 in our label, delays approval to market ZS-9 or limits the use of ZS-9, our business and results of operations may be harmed.

Even if we receive regulatory approval for ZS-9 or any future product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, ZS-9 or any future product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal, and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.

Even if a drug is approved by the FDA and/or non-U.S. regulatory authorities, regulatory authorities may still impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-marketing studies. Furthermore, any new legislation addressing drug safety issues could result in delays or increased costs to assure compliance.

If ZS-9 is approved it will be subject to ongoing regulatory requirements for labeling, packaging, storage, advertising, promotion, sampling, record-keeping and submission of safety and other post-market information, including both federal and state requirements in the United States and those of non-U.S. regulatory authorities. In addition, our manufacturing facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to cGMP. As such, we are subject to continual review and periodic inspections to assess compliance with cGMP. Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control. We will also be required to report certain adverse reactions and production problems, if any, to the FDA, and to comply with requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. As such, we may not promote our products for indications or uses for which they do not have FDA approval.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems at our manufacturing facilities, or disagrees with the promotion, marketing, or labeling of a product, a regulatory agency may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If we fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may:

•	issue warning letters;

•	impose civil or criminal penalties;

•	suspend or withdraw regulatory approval;

•	suspend any of our ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications submitted by us;

•	impose restrictions on our operations, including closing our contract manufacturers’ facilities; or

•	seize or detain products or require a product recall.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenues from ZS-9. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected. Additionally, if we are unable to generate revenues from the sale of ZS-9 our potential for achieving profitability will be diminished and the capital necessary to fund our operations will be increased.

Currently we plan to seek regulatory approval to market ZS-9 solely for the treatment of hyperkalemia and, unless we seek regulatory approval for additional indications, we will be prohibited from marketing ZS-9 for any other indication.

We intend to seek approval to market ZS-9 for the treatment of hyperkalemia. We do not have plans to seek approval of ZS-9 for any other indication at this time. Even if we obtain regulatory approval to market ZS-9 with an indication statement for the treatment of hyperkalemia, we will likely be prohibited from marketing ZS-9 using any promotional claims relating to maintaining more patients on, or enabling the introduction, increased or optimized usage of, RAAS inhibitors. The FDA strictly regulates the promotional claims that may be made about prescription products. While ZS-9 has been studied in patients who are on RAAS inhibitors, ZS-9 may not be promoted for uses that are not approved by the FDA as reflected in its approved labeling. Under applicable regulations, the ability of a company to make marketing statements about the effectiveness of its drug outside of the statements made in the label, referred to as “off-label” marketing, is prohibited. If we are found to have promoted such off-label uses, we may become subject to significant liability.

If we fail to comply or are found to have failed to comply with FDA and other regulations related to the promotion of ZS-9 for unapproved uses, we could be subject to criminal penalties, substantial fines or other sanctions and damage awards.

The regulations relating to the promotion of products for unapproved uses are complex and subject to substantial interpretation by the FDA and other government agencies. If we receive marketing approval for ZS-9, physicians may nevertheless prescribe it to their patients in a manner that is inconsistent with the approved label. We intend to implement compliance and training programs designed to ensure that our sales and marketing practices comply with applicable regulations. Notwithstanding these programs, the FDA or other government agencies may allege or find that our practices constitute prohibited promotion of ZS-9 for unapproved uses. We also cannot be sure that our employees will comply with company policies and applicable regulations regarding the promotion of products for unapproved uses.

Over the past several years, a significant number of pharmaceutical and biotechnology companies have been the target of inquiries and investigations by various federal and state regulatory, investigative, prosecutorial and administrative entities in connection with the promotion of products for unapproved uses and other sales practices, including the Department of Justice and various U.S. Attorneys’ Offices, the Office of Inspector General of the Department of Health and Human Services, the FDA, the Federal Trade Commission and various state Attorneys General offices. These investigations have alleged violations of various federal and state laws and regulations, including claims asserting antitrust violations, violations of the Food, Drug and Cosmetic Act, the False Claims Act, the Prescription Drug Marketing Act, anti-kickback laws, and other alleged violations in connection with the promotion of products for unapproved uses, pricing and Medicare and/or Medicaid reimbursement. Many of these investigations originate as “qui tam” actions under the False Claims Act. Under the False Claims Act, any individual can bring a claim on behalf of the government alleging that a person or entity has presented a false claim, or caused a false claim to be submitted, to the government for payment. The person bringing a qui tam suit is entitled to a share of any recovery or settlement. Qui tam suits, also commonly referred to as “whistleblower suits,” are often brought by current or former employees. In a qui tam suit, the government must decide whether to intervene and prosecute the case. If it declines, the individual may pursue the case alone.

If the FDA or any other governmental agency initiates an enforcement action against us or if we are the subject of a qui tam suit and it is determined that we violated prohibitions relating to the promotion of products for unapproved uses, we could be subject to substantial civil or criminal fines or damage awards and other sanctions such as consent decrees and corporate integrity agreements pursuant to which our activities would be subject to ongoing scrutiny and monitoring to ensure compliance with applicable laws and regulations. Any such fines, awards or other sanctions would have an adverse effect on our revenue, business, financial prospects and reputation.

If approved, ZS-9 or any future products may cause or contribute to adverse medical events that we are required to report to regulatory agencies and if we fail to do so we could be subject to sanctions that would materially harm our business.

Some participants in our trials have reported adverse effects after being treated with ZS-9. If we are successful in commercializing ZS-9 or any other products, the FDA and foreign regulatory agency regulations require that we report certain information about adverse medical events if those products may have caused or contributed to those adverse events. The timing of our obligation to report would be triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events we become aware of within the prescribed timeframe. We may also fail to appreciate that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of our products. If we fail to comply with our reporting obligations, the FDA or a foreign regulatory agency could take action, including criminal prosecution, the imposition of civil monetary penalties, seizure of our products or delay in approval or clearance of future products.

If we fail to comply with manufacturing regulations, our financial results and financial condition will be adversely affected.

Before we can begin commercial manufacture of ZS-9, we must obtain regulatory approval of our manufacturing facilities, processes and quality systems. In addition, pharmaceutical manufacturing facilities are continuously subject to inspection by the FDA and foreign regulatory authorities, before and after product approval. Due to the complexity of the processes used to manufacture pharmaceutical products and product candidates, we may be unable to continue to pass or initially pass federal, state or foreign regulatory inspections in a cost-effective manner.

If we are unable to comply with manufacturing regulations, ZS-9 may not be approved, or we may be subject to fines, unanticipated compliance expenses, recall or seizure of our products, total or partial suspension of production and/or enforcement actions, including injunctions, and criminal or civil prosecution. These possible sanctions would adversely affect our financial results and financial condition.

Our failure to obtain regulatory approvals in foreign jurisdictions for ZS-9 would prevent us from marketing our products internationally.

In order to market any product in the European Economic Area, or EEA (which is composed of the 27 member states of the European Union plus Norway, Iceland and Liechtenstein), and many other foreign jurisdictions, separate regulatory approvals are required. In the EEA, medicinal products can only be commercialized after obtaining a MAA. Before granting a MAA, the EMA or the competent authorities of the member states of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

The approval procedures vary among countries and can involve additional clinical testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one or more foreign regulatory authorities does not ensure approval by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval as well as other unknown risks. We may not be able to file for regulatory approvals or to do so on a timely basis, and even if we do file we may not receive necessary approvals to commercialize our products in any market.

We may be subject to healthcare laws, regulation and enforcement and our failure to comply with these laws could have a material adverse effect on our results of operations and financial conditions.

Although we do not currently have any products on the market, once we begin commercializing our products, we may be subject to additional healthcare statutory and regulatory requirements and enforcement by the federal government and the state and foreign governments in which we conduct our business. The laws that may affect our ability to operate as a commercial organization include:

•

the federal healthcare programs’ Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

•

federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent;

•	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

•

the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information;

•

state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers; and

•	U.S. and European reporting requirements detailing interactions with and payments to healthcare providers.

If our operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, the exclusion from participation in federal and state healthcare programs and imprisonment, any of which could adversely affect our ability to market our products and adversely impact our financial results. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Further, the Patient Protection and Affordable Care Act, or PPACA, among other things, amends the intent requirement of the federal anti-kickback and criminal health care fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the PPACA provides that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the false claims statutes. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

The PPACA also imposes new reporting and disclosure requirements on drug manufacturers for any “transfer of value” made or distributed to prescribers and other healthcare providers. In addition, drug manufacturers will also be required to report and disclose any investment interests held by physicians and their immediate family members during the preceding calendar year. Failure to submit required information may result in civil monetary penalties of up to an aggregate of $150,000 per year (and up to an aggregate of $1 million per year for “knowing failures”), for all payments, transfers of value or ownership or investment interests not reported in an annual submission. Manufacturers were required to begin data collection on August 1, 2013 and to report such data to the government by March 31, 2014 and by the 90th calendar day of each year thereafter.

In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians for marketing. Some states mandate implementation of compliance programs and/or the tracking and reporting of gifts, compensation, and other remuneration to physicians. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.

Healthcare reform measures could hinder or prevent our product candidates’ commercial success.

In the United States, there have been and we expect there will continue to be a number of legislative and regulatory changes to the healthcare system that could affect our future revenue and profitability and the future revenue and profitability of our potential customers. Federal and state lawmakers regularly propose and, at times, enact legislation that would result in significant changes to the healthcare system, some of which are intended to contain or reduce the costs of medical products and services. For example, the PPACA contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse measures, all of which will impact existing government healthcare programs and will result in the development of new programs. The PPACA, among other things:

•	imposes a non-deductible annual fee on pharmaceutical manufacturers or importers who sell “branded prescription drugs,” effective 2011;

•	increases the minimum level of Medicaid rebates payable by manufacturers of brand-name drugs from 15.1% to 23.1%, effective 2011;

•	could result in the imposition of injunctions;

•	requires collection of rebates for drugs paid by Medicaid managed care organizations;

•

requires manufacturers to participate in a coverage gap discount program, under which they must agree to offer 50% point-of-sale discounts off negotiated prices of applicable branded drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and

•	creates a process for approval of biologic therapies that are similar or identical to approved biologics.

While the U.S. Supreme Court upheld the constitutionality of most elements of the PPACA in June 2012, other legal challenges are still pending final adjudication in several jurisdictions. In addition, Congress has also proposed a number of legislative initiatives, including possible repeal of the PPACA. At this time, it remains unclear whether there will be any changes made to the PPACA, whether to certain provisions or its entirety. We cannot assure you that the PPACA, as currently enacted or as amended in the future, will not adversely affect our business and financial results and we cannot predict how future federal or state legislative or administrative changes relating to healthcare reform will affect our business.

In addition, other legislative changes have been proposed and adopted since the PPACA was enacted. For example, the Budget Control Act of 2011, among other things, created the Joint Select Committee on Deficit Reduction to recommend proposals for spending reductions to Congress. The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, which triggered the legislation’s automatic reduction to several government programs, including aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, starting in 2013. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, or the ATRA, which delayed for another two months the budget cuts mandated by the sequestration provisions of the Budget Control Act of 2011. The ATRA, among other things, also reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. In March 2013, the President signed an executive order implementing sequestration, and in April 2013, the 2% Medicare reductions went into effect. We cannot predict whether any additional legislative changes will affect our business.

There likely will continue to be legislative and regulatory proposals at the federal and state levels directed at containing or lowering the cost of health care. We cannot predict the initiatives that may be adopted in the future or their full impact. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of health care may adversely affect:

•	our ability to set a price that we believe is fair for our products;

•	our ability to generate revenue and achieve or maintain profitability; and

•	the availability of capital.

Legislative or regulatory healthcare reforms in the United States may make it more difficult and costly for us to obtain regulatory clearance or approval of ZS-9 or any future product candidates and to produce, market and distribute our products after clearance or approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory clearance or approval, manufacture, and marketing of regulated products or the reimbursement thereof. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of ZS-9 or any future product candidates. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require:

•	additional clinical trials to be conducted prior to obtaining approval;

•	changes to manufacturing methods;

•	recall, replacement, or discontinuance of one or more of our products; and

•	additional record keeping.

Each of these would likely entail substantial time and cost and could materially harm our business and our financial results. In addition, delays in receipt of or failure to receive regulatory clearances or approvals for any future products would harm our business, financial condition and results of operations.

Risks Related to Intellectual Property

We may become subject to claims alleging infringement of third parties’ patents or proprietary rights and/or claims seeking to invalidate our patents or other proprietary rights, which would be costly, time consuming and could delay or prevent the development and commercialization of ZS-9 or any future product candidates.

There is a significant amount of intellectual property litigation in the pharmaceutical and biotechnology industries, and we may become a party to, or threatened with litigation or other adversarial proceedings regarding intellectual property rights with respect to our technology or product candidates. Third parties may assert infringement claims against us based on existing or future intellectual property rights. We cannot assure you that ZS-9 or any future product candidates will not infringe existing or future third-party patents. Because patent applications can take many years to issue and may be confidential for 18 months or more after filing, there may be applications now pending of which we are unaware and which may later result in issued patents that we may infringe by commercializing ZS-9 or future product candidates. Moreover, we may face claims from non-practicing entities that have no relevant product revenue and against whom our own patent portfolio may have no deterrent effect. In addition, ZS-9 has a complex structure that makes it difficult to conduct a thorough search and review of all potentially relevant third-party patents that may impact our freedom to operate. We may be unaware of one or more issued patents that would be infringed by the manufacture, sale or use of ZS-9 or our other product candidates. There also may be prior art of which we are aware, but which we do not believe affects the validity or enforceability of our owned or licensed patents or patent applications, which may, nonetheless, ultimately be found to affect the validity or enforceability of such patents or patent applications.

We may be subject to third-party infringement claims in the future against us or our partners that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages, including treble damages and attorney’s fees if we are found to be willfully infringing a third-party’s patent or other intellectual property right. We may be required to indemnify present and future partners against such claims. We are currently required to indemnify UOP against such claims pursuant to the terms of our license agreement. If a patent infringement suit were brought against us or our partners, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit. As a result of patent infringement claims, or in order to avoid potential claims, we or our partners may choose to seek, or be required to seek, a license from the third-party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our partners were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property, and we may be required to make substantial licensing and royalty payments. Ultimately, we could be prevented from commercializing a product, or forced to redesign it, or to cease some aspect of our business operations if, as a result of actual or threatened patent infringement claims, we or our partners are unable to enter into licenses on acceptable terms. Even if we are successful in defending against such claims, such litigation can be expensive and time consuming and would divert management’s attention from our core business. Any of these events could harm our business and competitive position significantly. Claims that we have misappropriated the confidential information or trade secrets of third parties could expose us to similar liabilities and have a similar negative impact on our business.

In addition to infringement claims against us, if third parties prepare and file patent applications in the United States that also claim technology similar or identical to ours, we may have to participate in interference or derivation proceedings in the U.S. Patent and Trademark Office, or the USPTO, to determine which party is entitled to a patent on the disputed invention. We may also become involved in similar opposition proceedings in the European Patent Office or corresponding offices in other jurisdictions regarding our intellectual property rights with respect to our products and technology. Since patent applications are confidential for a period of time after filing, we cannot be certain that we were the first to file any patent application related to our product candidates. We may additionally become involved in additional proceedings regarding intellectual property rights with respect to our products and technology including re-examination, inter partes review, post-grant review, cancellation or similar proceedings before the USPTO or its foreign counterparts. The risks of being involved in such litigation or other proceedings may also increase as ZS-9 or our other product candidates near commercialization and as we gain greater visibility associated with being a public company.

We may be involved in lawsuits to protect or enforce our intellectual property rights, which could be expensive, time consuming and unsuccessful.

Competitors or other third parties may infringe or otherwise violate our patents, the patents of our licensors, or our other intellectual property rights. Even where laws provide protection, to counter such infringement or other violations, costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and the outcome of such litigation would be uncertain. If we or one of our present or future partners were to initiate legal proceedings against a third-party to enforce a patent covering ZS-9 or one of our future products or product candidates, the defendant could counterclaim that our patent is invalid and/or unenforceable. In patent litigation in the United States, counterclaims by defendants alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution of the relevant patent. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to validity, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. An adverse result in any litigation or defense proceeding could put one or more of our patents at risk of being invalidated, held unenforceable or interpreted narrowly, and could put any of our patent applications at risk of not yielding an issued patent. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability against our intellectual property related to ZS-9, we would lose at least part, and perhaps all, of the patent protection on ZS-9. Such a loss of patent protection would have a material adverse impact on our business. In addition, in an infringement proceeding a court may refuse to prevent the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. Moreover, our competitors or other third parties could counterclaim that we infringe their intellectual property, and some of our competitors have substantially greater intellectual property portfolios than we do. In any intellectual property litigation, even if we are successful, any award of monetary damages or other remedy that we may receive may not be commercially valuable. In addition, due to the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during such litigation.

The patent prosecution process is expensive and time-consuming, is highly uncertain and involves complex legal and factual questions. Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

Our success depends in large part on our and our licensors’ ability to obtain and maintain patent protection in the United States and other countries with respect to our proprietary technology and product candidates. We seek to protect our proprietary position by filing in the United States and in certain foreign jurisdictions patent applications related to our novel technologies and product candidates that are important to our business.

The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. In addition, we may not pursue or obtain patent protection in all major markets. Moreover, in some circumstances, we may not have the right to control the preparation, filing or prosecution of patent applications, or to maintain the patents, covering technology that we license from third parties. In some circumstances, our licensors may have the right to enforce the licensed patents without our involvement or consent, or to decide not to enforce or to allow us to enforce the licensed patents. Therefore, these patents and patent applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. For example, pursuant to our license agreement with UOP, UOP has retained responsibility for prosecuting and maintaining the patent rights they have licensed to us and has the first right to enforce the licensed patent rights against third-party infringement. If any of our licensors fail to maintain such patents, or lose rights to those patents, the rights that we have licensed may be reduced or eliminated and our right to develop and commercialize any of our product candidates that are the subject of such licensed rights could be adversely affected.

In addition, the laws of foreign jurisdictions may not protect our rights to the same extent as the laws of the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than United States law does. Publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we or our licensors were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we or our licensors were the first to file for patent protection of such inventions. Moreover, the USPTO might require that the term of a patent issuing from a pending patent application be disclaimed and limited to the term of another patent that is commonly owned or names a common inventor. As a result, the issuance, scope, validity, term, enforceability and commercial value of our patent rights are highly uncertain.

Our pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. In particular, during prosecution of any patent application, the issuance of any patents based on the application may depend upon our ability to generate additional nonclinical or clinical data that support the patentability of our proposed claims. We may not be able to generate sufficient additional data on a timely basis, or at all. Moreover, changes in either the patent laws or interpretation of the patent laws in the United States or other countries may diminish the value of our patents or narrow the scope of our patent protection.

Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents that we own or license. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art, may affect patent litigation and switch the United States patent system from a “first-to-invent” system to a “first-to-file” system. Under a first-to-file system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. The USPTO recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first-to-file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned and licensed patent applications and the enforcement or defense of issued patents that we own or license, all of which could have a material adverse effect on our business and financial condition.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the USPTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings or other patent office proceedings or litigation, in the United States or elsewhere, challenging our patent rights or the patent rights of others. An adverse determination in any such submission or proceeding could reduce the scope of, or invalidate, our patent rights; allow third parties to commercialize our technology or products and compete directly with us, without payment to us; or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our owned and licensed patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

If we are unable to obtain and maintain sufficient intellectual property protection for ZS-9 or any future product candidates or if the scope of the intellectual property protection is not sufficiently broad, our competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our product candidates may be adversely affected.

The patentability of inventions, and the validity, enforcement and scope of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. Consequently, the patent applications that we own or license may fail to result in issued patents in the United States or in foreign countries for many reasons. For example, there is no assurance that we were the first to invent or the first to file patent applications in respect of the inventions claimed in our patent applications. Even if patents have issued or do successfully issue, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. For example, patents granted by the European Patent Office may be opposed by any person within nine months from the publication of the grant. Similar proceedings are available in other jurisdictions, and in some jurisdictions third parties can raise questions of validity with a patent office even before a patent has granted. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims. For example, a third-party may develop a competitive product that provides therapeutic benefits similar to ZS-9 but has a sufficiently different composition to fall outside the scope of our patent protection. If the breadth or strength of protection provided by the patents and patent applications we hold, license or pursue with respect to ZS-9 or any future product candidates is successfully challenged, it could negatively affect our ability to commercialize ZS-9 or any future product candidates. As a result, we may also face unexpected competition that could have a material adverse impact on our business. Further, if we encounter delays in our clinical trials, the period of time during which we could market ZS-9 or any future product candidates under patent protection, if approved, would be reduced. The scope of our owned and licensed intellectual property rights may not be sufficient to prevent others from manufacturing or selling competing products. For example, our intellectual property position depends in part on patent rights that we have licensed from UOP. Certain of these licensed patents, including patents with composition-of-matter claims covering ZS-9 are expected to expire by 2017. Such expiration date is only shortly after the date by which we expect ZS-9 to be commercialized in the United States, assuming we obtain marketing approval, and may even be prior to such date. We have also licensed rights to a United States patent claiming a method of using ZS-9 to remove toxins from a fluid, including in the treatment of hyperkalemia, from UOP that is currently expected to expire in 2019. As a result, we may not be able to prevent competitors from commercializing products similar or identical to ZS-9 after these licensed patents expire.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions to maintain patent applications and issued patents. We and our licensors may fail to take the necessary actions and to pay the applicable fees to obtain or maintain our patents. Noncompliance with these requirements can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to use our technologies and enter the market earlier than would otherwise have been the case.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity. Therefore, obtaining and enforcing biopharmaceutical patents is costly, time consuming and inherently uncertain. In addition, the United States has recently enacted the Leahy-Smith Act and is currently implementing wide-ranging patent reform legislation. The United States Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents once obtained. Depending on future actions by the United States Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

We have not yet registered trademarks for a commercial trade name for ZS-9 in the United States or elsewhere and failure to secure such registrations could adversely affect our business.

We have not yet registered trademarks for a commercial trade name for ZS-9 in the United States or in any other foreign jurisdictions. During trademark registration proceedings, our trademark application may be rejected. Although we are given an opportunity to respond, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties can oppose pending trademark applications and seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we fail to secure trademark registration for ZS-9 and our future product candidates, our ability to market such product offerings and our business could be adversely affected. Moreover, any name we propose to use with our product candidates in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA objects to any of our proposed proprietary product names, we may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. The EMA will conduct a similar review process of the names we propose to use with our product candidates.

We may not be able to enforce our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on ZS-9 and all of our future product candidates throughout the world would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as in the United States. The laws of certain foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other forms of intellectual property protection, especially those relating to biopharmaceuticals. This could make it difficult for us to stop the infringement of our patents or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit.

Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business. Furthermore, while we intend to protect our intellectual property rights in our expected significant markets, we do not yet own or license rights to any issued patents covering ZS-9 in any jurisdiction other than the United States, and we cannot guarantee that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market ZS-9 or any future products. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain and enforce adequate intellectual property protection for our technology.

We may be subject to claims by third parties asserting that we or our employees have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Many of our employees were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees or consultants have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such employee’s or consultant’s former employer. We are not aware of any material threatened or pending claims related to these matters, but in the future, litigation may be necessary to defend against such claims.

In addition, while we typically require our employees, consultants and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. Moreover, because we acquired certain rights to our lead product candidate under our license with UOP, we must rely on UOP’s practices, and those of its predecessors, with regard to obtaining necessary assignments of intellectual property from UOP’s employees to UOP. Such assignment agreements may not be self-executing, may be insufficient in scope or may be breached, and we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property.

If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management.

If we are unable to protect the confidentiality of our trade secrets, the value of our technology could be materially adversely affected and our business could be harmed.

In addition to seeking patent protection, we also rely on trade secret protection and confidentiality agreements to protect proprietary know-how that may not be patentable, processes for which patents may be difficult to obtain and/or enforce, and other elements of our product development processes that involve proprietary know-how, information or technology that is not covered by patents. Any disclosure to or misappropriation by third parties of our confidential proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market. We seek to protect our confidential proprietary information, in part, by entering into confidentiality agreements and invention assignment agreements with all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology. However, we cannot be certain that we have executed such agreements with all parties who may have helped to develop our intellectual property or who had access to our proprietary information, nor can we be certain that our agreements will not be breached. Any party with whom we have executed such an agreement may breach that agreement and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. We cannot guarantee that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Detecting the disclosure or misappropriation of a trade secret and enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, time-consuming and could result in substantial costs and the outcome of such a claim is unpredictable. Further, the laws of certain foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent material disclosure of the intellectual property related to our technologies to third parties, or if our competitors independently develop any of our trade secrets we will not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, results of operations and financial condition.

Risks Related to Our Common Stock and This Offering

Our stock price may be volatile and you may not be able to resell shares of our common stock at or above the price you paid.

The trading price of our common stock following this offering could be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include those discussed in this “Risk Factors” section and others such as:

•

announcements of regulatory approval or a complete response letter relating to ZS-9, specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

•	announcements of therapeutic innovations, new product candidates or approved products by us or our competitors;

•	adverse actions taken by regulatory agencies with respect to our clinical trials, our manufacturing facilities, suppliers or sales and marketing activities;

•	changes or developments in laws or regulations applicable to ZS-9;

•	changes in existing tax laws, treaties or regulations or the interpretation or enforcement thereof, or the enactment or adoption of new tax laws, regulations or policies;

•	any adverse changes to our relationship with suppliers;

•	the success of our nonclinical studies and clinical trials;

•	the success of our efforts to acquire or license or discover additional product candidates;

•	any intellectual property infringement actions in which we may become involved;

•	announcements concerning our competitors or the pharmaceutical industry in general;

•	achievement of expected product sales and profitability;

•	manufacture, supply or distribution shortages;

•	actual or anticipated fluctuations in our operating results;

•	changes in financial estimates or recommendations by securities analysts;

•	trading volume of our common stock;

•	sales of our common stock by us, our executive officers and directors or our stockholders in the future;

•	general economic and market conditions and overall fluctuations in the U.S. equity markets; and

•	the loss of any of our key scientific or management personnel.

In addition, the stock markets in general, and the markets for pharmaceutical, biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility that may have been unrelated to the operating performance of the issuer. These broad market fluctuations may adversely affect the trading price or liquidity of our common stock. In the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business, which could seriously harm our financial position. Any adverse determination in litigation could also subject us to significant liabilities.

An active, liquid and orderly market for our common stock may not develop, and you may not be able to resell your common stock at or above the public offering price.

Prior to this offering, there has been no public market for shares of our common stock, and an active public market for our shares may not develop or be sustained after this offering. We and the representatives of the underwriters will determine the initial public offering price of our common stock through negotiation. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell our shares following this offering. In addition, an active trading market may not develop following the consummation of this offering or, if it is developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other businesses, applications or technologies using our shares as consideration.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our clinical trials and operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We are an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our common stock before giving effect to this offering. Accordingly, if you purchase our common stock in this offering, you will incur immediate substantial dilution of approximately $10.80 per share, based on the assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and our pro forma net tangible book value as of March 31, 2014. In addition, following this offering, purchasers in this offering will have contributed approximately 50% of the total gross consideration paid by stockholders to us to purchase shares of our common stock, through March 31, 2014, but will own only approximately 27% of the shares of common stock outstanding immediately after this offering. Furthermore, if the underwriters exercise their over-allotment option, or outstanding options and warrants are exercised, you could experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section titled “Dilution.”

Raising additional capital may restrict our operations or require us to relinquish rights to our technologies or product candidates, and if we sell shares of our common stock in future financings, stockholders may experience immediate dilution and, as a result, our stock price may decline.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings, partnerships and marketing, distribution or licensing arrangements. We do not have any committed external source of funds. We may also from time to time issue additional shares of common stock at a discount from the then current trading price of our common stock. As a result, our stockholders would experience immediate dilution upon the purchase of any shares of our common stock sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. If we issue common stock or securities convertible into common stock, our common stockholders would experience additional dilution and, as a result, our stock price may decline. Additional debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise additional funds through partnerships or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline. Based upon the number of shares outstanding as of May 31, 2014, upon the closing of this offering, we will have outstanding a total of 18,974,139 shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares. Of these shares, approximately 5,000,000 shares of our common stock, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable, without restriction, in the public market immediately following this offering. J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, however, may, in their sole discretion, permit our officers, directors and other stockholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements.

The lock-up agreements pertaining to this offering will expire 180 days from the date of this prospectus. After the lock-up agreements expire, as of May 31, 2014, up to an additional 13,974,139 shares of common stock will be eligible for sale in the public market, 5,859,653 of which shares are held by directors, executive officers and other affiliates and will be subject to Rule 144 under the Securities Act.

In addition, as of May 31, 2014, 5,015,868 shares of common stock that are either subject to outstanding options, reserved for future issuance under our equity incentive plans or subject to outstanding warrants will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

After this offering, the holders of up to approximately 15,032,513 shares of our common stock, or approximately 79% of our total outstanding common stock as of May 31, 2014, will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to vesting schedules and to the lock-up agreements described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Upon the closing of this offering, our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates will beneficially own approximately 53.0% of our outstanding voting stock. Therefore, these stockholders will have the ability to influence us through this ownership position. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

We will have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We currently intend to use substantially all of the net proceeds of this offering for development costs relating to the validation of our commercial manufacturing process for ZS-9, manufacturing commercial supply of ZS-9, costs related to our ongoing clinical program and the submission and support of our NDA and MAA for ZS-9 and pre-commercialization marketing activities for ZS-9, and the balance for working capital and general corporate purposes. However, our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.

Our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect immediately prior to the consummation of this offering will contain provisions that could significantly reduce the value of our shares to a potential acquirer or delay or prevent changes in control or changes in our management without the consent of our board of directors. The provisions in our charter documents will include the following:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•

the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•

the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•	the ability of our board of directors to alter our bylaws without obtaining stockholder approval;

•

the required approval of at least 66 2/3% of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•

the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•

advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

In addition, these provisions would apply even if we were to receive an offer that some stockholders may consider beneficial.

We are also subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction. For a description of our capital stock, see “Description of Capital Stock.”

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws to be effective immediately prior to the completion of this offering and our indemnification agreements that we have entered into with our directors and officers provide that:

•

we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•

we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•

we will not be obligated pursuant to our amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification;

•

the rights conferred in our amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•

we may not retroactively amend our amended and restated bylaw provisions to reduce or eliminate our indemnification obligations to directors, officers, or employees and agents serving at the request of such persons, after the occurrence of the civil, criminal, administrative or investigative act or omission for which indemnification is sought.

We do not currently intend to pay dividends on our common stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not currently intend to pay any cash dividends on our common stock for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future. Since we do not intend to pay dividends, your ability to receive a return on your investment will depend on any future appreciation in the market value of our common stock. There is no guarantee that our common stock will appreciate or even maintain the price at which our holders have purchased it.

Our ability to use our net operating loss carryforwards and certain other tax attributes is limited and may be further limited.

As of March 31, 2014, we had gross federal income tax net operating loss, or NOL, carryforwards of approximately $48.2 million and federal research tax credit carryforwards of approximately $2.9 million. These NOL carryforwards and research tax credit carryforwards, if not previously used, will begin to expire in 2029. The future utilization of our NOL carryforwards and research tax credit carryforwards will be subject to an annual limitation, pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, as a result of an ownership change that occurred at the time of the closing of the first tranche of Series C redeemable preferred stock in October 2012. We have not yet determined the amount of the annual limitations on our NOL or research credit carryforwards. Moreover, we may experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income in the future, the limitations on our ability to use our NOL carryforwards and research tax credit carryforwards to reduce U.S. federal tax liability could potentially result in increased future tax liability to us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

•	our expectations regarding the timing of reporting primary endpoint results from our ongoing Phase III clinical trials of ZS-9;

•	our expectations regarding the timing of submitting an NDA to the FDA and MAA to the EMA and the likelihood of regulatory approval for ZS-9;

•	the potential market opportunities for commercializing ZS-9;

•	our expectations regarding the potential market size and the size of the patient populations for ZS-9, if approved for commercial use;

•	our expectations regarding our ability to successfully commercialize ZS-9, if approved;

•	estimates of our expenses, future revenue, capital requirements and needs for additional financing;

•	our expectations regarding the number of nephrologists and cardiologists that we plan to target;

•	our ability to develop, acquire and advance product candidates into, and successfully complete, clinical trials;

•	the implementation of our business model and strategic plans for our business and technology;

•	our expectations regarding our future costs of goods;

•	the initiation, timing, progress and results of future nonclinical studies, clinical trials and research and development programs;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering ZS-9 and our other potential product candidates;

•	our ability to maintain and establish collaborations or obtain additional funding;

•	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	our use of proceeds from this offering;

•	our financial performance; and

•	developments and projections relating to our competitors and our industry.

These forward-looking statements are based on management’s current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management’s beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 5,000,000 shares of common stock in this offering will be approximately $71.9 million at an assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that net proceeds will be approximately $83.1 million after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $4.7 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $14.9 million, assuming the assumed initial public offering price stays the same. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

We currently expect to use our net proceeds from this offering as follows:

•	approximately $3.0 million to complete our ongoing Phase III (ZS004) clinical trial;

•	approximately $9.0 million to advance our planned long-term safety trial, ZS005, through the end of 2015;

•	approximately $5.0 million to seek FDA, EMA and other international approvals to market ZS-9 for the treatment of hyperkalemia;

•	approximately $18.0 million to fund the scale-up of our manufacturing facilities for ZS-9 for commercial launch;

•	approximately $29.0 million to build a specialty sales force infrastructure and to complete pre-commercialization marketing activities for ZS-9 in the United States; and

•	the balance for working capital and other general corporate purposes.

We may also use a portion of the net proceeds to in-license, acquire or invest in additional businesses, technologies, products, or assets. Although we have no specific agreements, commitments or understandings with respect to any in-license or acquisition, we evaluate such opportunities and engage in related discussions with other companies from time to time.

Due to the uncertainties inherent in the clinical development and regulatory approval process, it is difficult to estimate with certainty the exact amounts of the net proceeds from this offering that may be used for the above purposes. As such, our management will retain broad discretion over the use of the net proceeds from this offering. The amounts and timing of our expenditures will depend upon numerous factors, including: the results of our ongoing Phase III clinical trials for ZS-9, the timing of our NDA and MAA submission to the FDA and EMA, respectively, and unforeseen delays or problems in the development of our manufacturing capabilities and supply chain.

Pending the use of the proceeds from this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities, certificates of deposit or government securities.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our board of directors.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2014:

•	on an actual basis;

•	on a pro forma basis to give effect to:

•	the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 11,601,775 shares of common stock immediately prior to the consummation of this offering;

•

the net exercise, based on an assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, of our Series B Warrants (which will expire upon completion of this offering if not exercised) into 289,964 shares of our common stock upon conversion of Series B preferred stock issuable upon exercise of such warrants;

•

the net exercise, based on an assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, of our Common Stock Warrants (which will expire upon completion of this offering if not exercised) into 225,773 shares of our common stock; and

•	the filing and effectiveness of our seventh amended and restated certificate of incorporation, which will occur immediately prior to the consummation of this offering; and

•

on a pro forma as adjusted basis to give further effect to the issuance and sale by us of 5,000,000 shares of our common stock in this offering at an assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information together with our financial statements and related notes appearing elsewhere in this prospectus and the information set forth under the headings “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2014
	Actual	Pro Forma	Pro Forma As Adjusted
		(unaudited)
	(in thousands, except share and per share data)

Convertible stock warrant liability	$3,964	$—	$—
Series B Convertible preferred stock, $0.001 par value per share; 6,786,033 shares authorized, 2,261,506 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	8,389	—	—
Series C Convertible preferred stock, $0.001 par value per share; 17,692,308 shares authorized, 6,899,281 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	43,421	—	—
Series D Convertible preferred stock, $0.001 par value per share; 10,482,181 shares authorized, 1,858,012 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	24,759	—	—
Stockholders’ equity (deficit):
Series A Preferred stock, $0.001 par value per share; 1,494,966 shares authorized, 582,976 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	1,196	—	—
Preferred stock, par value of $0.001 per share: no shares authorized, issued or outstanding, actual; 5,000,000 shares authorized and no shares issued or outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, $0.001 par value per share; 58,000,000 shares authorized, 1,628,997 shares issued and outstanding, actual; 250,000,000 shares authorized, 13,746,508 shares issued and outstanding, pro forma; 250,000,000 shares authorized, 18,746,508 shares issued and outstanding, pro forma as adjusted	2	14	19
Additional paid-in capital	4,702	86,419	158,314
Accumulated other comprehensive income	—	—
Deficit accumulated during the development stage	(60,801)	(60,801)	(60,801)

Total stockholders’ equity (deficit)	(54,901)	25,632	97,532

Total capitalization	$25,632	$25,632	$97,532

Each $1.00 increase (decrease) in the assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) pro forma as adjusted additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $4.7 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) pro forma as adjusted additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $14.9 million, assuming the assumed initial public offering price per share, the midpoint of the price range as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

The outstanding share information in the table above excludes the following:

•	3,587,271 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2014, with a weighted-average exercise price of $2.36 per share;

•	490,386 shares of our common stock issuable upon the exercise of stock options granted after March 31, 2014, with an exercise price of $10.92 per share; and

•

1,949,797 shares of common stock under our 2014 Incentive Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan, which will become effective immediately prior to the consummation of this offering, consisting of:

•	549,586 shares of common stock reserved for future awards under of 2014 Incentive Plan, which will become effective immediately prior to the consummation of this offering; and

•

1,400,211 shares of common stock reserved for issuance pursuant to future awards under our Fourth Amended Stock Incentive Plan, as amended, which will become available for issuance under our 2014 Incentive Plan immediately prior to the consummation of this offering.

DILUTION

If you invest in our common stock in this offering, your interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock in this offering and the net tangible book value per share of our common stock after this offering. As of March 31, 2014, we had a historical net tangible book value of $25.6 million, or $15.73 per share of common stock. Our net tangible book value represents total tangible assets less total liabilities, all divided by the number of shares of common stock outstanding on March 31, 2014. Our pro forma net tangible book value at March 31, 2014, before giving effect to this offering, was $25.6 million, or $1.86 per share of our common stock. Pro forma net tangible book value, before the issuance and sale of shares in this offering, gives effect to:

•	the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 11,601,775 shares of common stock immediately prior to the consummation of this offering;

•

the net exercise, based on an assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, of our Series B Warrants (which will expire upon completion of this offering if not exercised) into 289,964 shares of our common stock upon conversion of Series B preferred stock issuable upon exercise of such warrants;

•

the net exercise, based on an assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, of our Common Stock Warrants (which will expire upon completion of this offering if not exercised) into 225,773 shares of our common stock; and

•	the filing and effectiveness of our seventh amended and restated certificate of incorporation, which will occur immediately prior to the consummation of this offering.

After giving effect to the sale of shares of common stock in this offering at an assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value at March 31, 2014 would have been approximately $97.5 million, or $5.20 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $3.34 per share to existing stockholders and an immediate dilution of $10.80 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$16.00
Historical net tangible book value per share as of March 31, 2014	$15.73
Pro forma decrease in net tangible book value per share	(13.87)
Pro forma net tangible book value per share as of March 31, 2014	1.86
Increase in pro forma net tangible book value per share attributable to new investors	3.34

Pro forma as adjusted net tangible book value per share after this offering		5.20

Dilution per share to new investors participating in this offering		$10.80

A $1.00 increase (decrease) in the assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value as of March 31, 2014 after this offering by approximately $4.7 million, or approximately $0.25 per share, and dilution to investors in this offering by approximately $0.75 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) our pro forma as adjusted net tangible book value as of March 31, 2014 after this offering by approximately $14.9 million, or approximately $0.49 per share, and would decrease (increase) dilution to investors in this offering by approximately $0.49 per share, assuming the assumed initial public offering price per share remains the same, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

If the underwriters fully exercise their option to purchase additional shares, pro forma as adjusted net tangible book value per share of our common stock, as adjusted to give effect to this offering would increase to approximately $5.57 per share, and there would be an immediate dilution of approximately $10.43 per share to new investors.

To the extent that outstanding options or warrants with an exercise price per share that is less than the pro forma as adjusted net tangible book value per share, before giving effect to the issuance and sale of shares in this offering, are exercised, new investors will experience further dilution. If all of our outstanding options and warrants described above were exercised, our pro forma net tangible book value as of March 31, 2014, before giving effect to the issuance and sale of shares in this offering, would have been approximately $34.1 million, or approximately $1.96 per share, and our pro forma as adjusted net tangible book value as of March 31, 2014 after this offering would have been approximately $106.0 million, or approximately $4.75 per share, causing dilution to new investors of approximately $11.25 per share.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The following table shows, as of March 31, 2014, on a pro forma as adjusted basis, after giving effect to the pro forma adjustments described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering at an assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	13,746,508	73%	$80,915,000	50%	$5.89
Investors participating in this offering	5,000,000	27	80,000,000	50	$16.00

Total	18,746,508	100%	$160,915,000	100%

The number of shares of common stock to be outstanding after this offering is based on 13,746,508 shares of our common stock (including our convertible preferred stock on an as-converted basis and net exercise of our Series B Warrants and Common Stock Warrants) outstanding on an as converted basis as of March 31, 2014 and excludes the following:

•	3,587,271 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2014, with a weighted-average exercise price of $2.36 per share;

•	490,386 shares of our common stock issuable upon the exercise of stock options granted after March 31, 2014, with an exercise price of $10.92 per share; and

•

1,949,797 shares of common stock under our 2014 Incentive Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan, which will become effective immediately prior to the consummation of this offering, consisting of:

•	549,586 shares of common stock reserved for future awards under of 2014 Incentive Plan, which will become effective immediately prior to the consummation of this offering; and

•

1,400,211 shares of common stock reserved for issuance pursuant to future awards under our Fourth Amended Stock Incentive Plan, as amended, which will become available for issuance under our 2014 Incentive Plan immediately prior to the consummation of this offering.

If the underwriters exercise their option to purchase additional shares of our common stock in full, our existing stockholders would own 71% and our new investors would own 29% of the total number of shares of our common stock outstanding upon completion of this offering. The total consideration paid by our existing stockholders would be approximately $81 million, or 47%, and the total consideration paid by our new investors would be $91 million, or 53%.

SELECTED FINANCIAL DATA

You should read the following selected financial data together with our financial statements, the related notes appearing at the end of this prospectus and the information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The selected financial data included in this section are not intended to replace the financial statements and the related notes included elsewhere in this prospectus.

We derived the selected statement of operations data for the years ended December 31, 2012 and 2013 and the balance sheet data as of December 31, 2012 and 2013 from our audited financial statements appearing elsewhere in this prospectus. We derived the statement of operations data for the three months ended March 31, 2013 and 2014 and the balance sheet data as of March 31, 2014 from our unaudited interim financial statements included elsewhere in this prospectus. The unaudited interim financial statements have been prepared on the same basis as the audited financial statements and reflect, in the opinion of our management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the unaudited interim financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future and our results for the three months ended March 31, 2014 are not necessarily indicative of results to be expected for the full year ended December 31, 2014.

	Year Ended December 31,		Three Months Ended March 31,
	2012	2013	2013	2014
	(in thousands, except share and per share data)
			(unaudited)
Statement of Operations Data:
Operating expenses:
Research and development	$6,989	$24,508	$4,409	$5,259
General and administrative	1,148	7,686	715	4,017

Total operating expenses	8,137	32,194	5,124	9,276

Loss from operations	(8,137)	(32,194)	(5,124)	(9,276)
Interest and other income (expense), net	(17)	(30)	(12)	(9)
Interest expense	2,099	9	5	3
Expense to mark warrants to market	62	1,424	109	1,297

Net loss	(10,281)	(33,597)	(5,226)	(10,567)
Preferred stock accretion	(174)	(689)	(170)	(181)

Net loss attributable to common stockholders	$(10,455)	$(34,286)	$(5,396)	$(10,748)

Per share information:
Net loss attributable to common stockholders, basic and diluted	$(6.74)	$(21.84)	$(3.46)	$(6.60)

Weighted-average common shares used to compute net loss per share attributable to common stockholders, basic and diluted(1)	1,552,276	1,569,583	1,557,661	1,628,997

Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)(1)		$(3.18)		$(0.75)

Weighted-average number of shares used in computing pro forma net loss per share of common stock, basic and diluted (unaudited)(1)		10,339,922		12,549,122

(1)

The pro forma net loss per share of common stock, basic and diluted, for the three months ended March 31, 2014 reflects the conversion of all outstanding shares of our convertible preferred stock into shares of common stock immediately prior to the consummation of this offering. The pro forma net loss per share of common stock, basic and diluted, does not give effect to the issuance of shares from the proposed initial public offering nor does it give effect to potential dilutive securities where the impact would be anti-dilutive. See Note 1 to our audited financial statements included elsewhere in this prospectus.

	As of December 31,		As of March 31,
	2012	2013	2014
	(in thousands)		(unaudited)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$24,401	$9,170	$23,833
Working capital	22,816	4,721	19,995
Total assets	25,615	14,046	30,642
Convertible preferred stock warrant liability	1,243	2,667	3,964
Convertible preferred stock	37,045	52,830	77,765
Deficit accumulated during development stage	(16,637)	(50,234)	(60,801)
Total stockholders’ equity (deficit)	(13,145)	(45,182)	(54,901)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the section entitled “Selected Financial Data” and our financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties, such as our plans, objectives, expectations, intentions and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors” included elsewhere in this prospectus.

Overview

We are a biopharmaceutical company focused on the development and commercialization of highly selective, non-absorbed drugs to treat renal, cardiovascular, liver and metabolic diseases. Our proprietary zirconium silicate technology allows us to create highly selective ion traps that can reduce toxic levels of specific electrolytes without disturbing the balance of other electrolytes. Our initial focus is on the development of ZS-9, our product candidate in Phase III development for the treatment of hyperkalemia, a life-threatening condition in which elevated levels of potassium increase the risk of muscle dysfunction, including cardiac arrhythmias and sudden cardiac death. We are advancing ZS-9 through clinical development with the goal of obtaining approval for the treatment of acute and chronic hyperkalemia, regardless of the underlying disease state. We have designed our development program based on input from the FDA and EMA and plan to submit our NDA in the United States and our MAA in Europe in the first half of 2015. If we receive regulatory approval, we intend to commercialize ZS-9 for the treatment of hyperkalemia in the United States with our own specialty sales force targeting nephrologists and cardiologists and intend to seek one or more partners for commercialization in markets outside of the United States.

We have completed two clinical studies with ZS-9 that together enrolled 843 patients with hyperkalemia, including patients with CKD, HF, diabetes and those on RAAS inhibitor therapy. Our first in man study, ZS002, was completed in May 2012 and our first Phase III study, ZS003, was completed in November 2013. Both trials met their pre-specified primary and secondary efficacy endpoints with clinically meaningful and statistically significant results. A second Phase III study, ZS004, began in the first quarter of 2014, and will initiate a long term safety study, ZS005, in the second quarter of 2014. Upon successful completion of ZS004, we expect to file our NDA with the FDA and our MAA with the EMA in the first half of 2015.

ZS-9 was developed utilizing proprietary zirconium silicate technology, the rights to which we currently have pursuant to a 2011 license agreement with UOP, which grants us an exclusive license under specified patent rights held by UOP to develop and commercialize pharmaceutical products for use in the field of removing toxins from bodily fluids and the GI tract of humans and animals, which includes ZS-9 and any other product covered by the terms of the license agreement. Under the terms of the license agreement, we will owe UOP royalties equal to 5% of worldwide net sales of ZS-9 made by us or our sublicensees, and we are obligated to make a minimum annual royalty payment to UOP, which commenced with payments of $25,000 and $50,000 in 2010 and 2011, respectively, increasing to $100,000 for 2012 and years thereafter.

We have never been profitable and, as of March 31, 2014, had an accumulated deficit of $60.8 million. We incurred net losses of approximately $5.2 million and $10.6 million in the three months ended March 31, 2013 and 2014, respectively. We expect to continue to incur net losses as we advance ZS-9 through clinical development, seek regulatory approval, expand our manufacturing capabilities and prepare for and, if approved, proceed to commercialization.

We manufacture clinical trial quantities of ZS-9 in-house in two facilities from readily available starting materials using specialized equipment. We are currently in the process of increasing our manufacturing capabilities to support anticipated commercial demand. Additionally, we have established a supply chain to provide us with the materials required to manufacture ZS-9. We expect to significantly increase our investment in our commercial manufacturing process and inventory of ZS-9, and in our commercialization and marketing related activities as we prepare for a possible commercial launch of ZS-9. We do not have a sales organization, and we will need substantial additional funding to support our operating activities. Adequate funding may not be available to us on acceptable terms, or at all. Our failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on our business, results of operations and financial condition.

In February 2014, certain of our investors agreed to invest $55.0 million in consideration of the issuance of shares of our Series D preferred stock, subject to certain conditions. We closed the first $25.0 million tranche of our Series D preferred stock financing on February 28, 2014. We have commitments from the Series D investors to invest an additional $30.0 million in a second tranche of Series D preferred stock at our option, subject to approval by our board of directors and the holders of 65% of our Series C and Series D preferred stock, voting as a single class. Subject to receipt of such approvals, we expect the second tranche of the Series D preferred stock offering to close between June 1 and August 15, 2014.

Financial Overview

Revenue

To date, we have not generated any revenues. Our ability to generate product revenues, which we do not expect will occur before 2016, at the earliest, will depend heavily on our obtaining marketing approval from the FDA and EMA for, and, subsequent to that, our successful commercialization of ZS-9. If we fail to complete the development of ZS-9 in a timely manner or to obtain regulatory approval, our ability to generate future revenue, and our results of operations and financial position, would be materially adversely effected.

Research and Development Expenses

Our research and development expenses consist primarily of:

•	salaries and related costs, including stock-based compensation expense, for personnel in our research and development functions;

•	costs related to nonclinical studies in animal models;

•

fees paid to clinical consultants, clinical trial sites and vendors in conjunction with implementing and monitoring our clinical trials and acquiring and evaluating clinical trial data, including all related fees, such as for investigator grants, patient screening fees, laboratory work and statistical compilation and analysis;

•	costs related to production of clinical supplies, including fees paid to contract packagers;

•	costs related to compliance with drug development regulatory requirements;

•	annual minimum royalty payments to UOP pursuant to a license agreement; and

•	depreciation and other allocated facility-related and overhead expenses.

We expense both internal and external research and development costs in the periods in which they are incurred. To date, we have focused substantially all of our resources and development efforts on the development of ZS-9. In the three months ended March 31, 2013 and 2014 we incurred costs of $4.4 million and $5.3 million, respectively, on research and development expenses. Since inception through March 31, 2014, we have incurred approximately $40.7 million on research and development expenses related to the development of ZS-9, including cash and stock-based compensation expenses.

We expect our research and development expenses to increase during the next few years as we seek to complete our clinical program, pursue regulatory approval of ZS-9 in the United States and internationally and prepare for a possible commercial launch of ZS-9, which, if approved, will require significant investment to increase our manufacturing capabilities to support anticipated commercial demand. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages, primarily due to increased size and greater duration of the related clinical trials, which we expect to be the case for our ZS004 and ZS005 clinical trials. Predicting the timing or the final cost to complete our clinical program and/or validation of our commercial manufacturing and supply processes is difficult and delays or unexpected costs may occur because of many factors, including factors outside of our control. Furthermore, we are unable to predict when or if ZS-9 will receive regulatory approval in the United States or in any other countries with any certainty.

General and Administrative Expenses

Our general and administrative expenses consist primarily of personnel costs, including salaries, benefits and stock-based compensation expense, associated with our executive, finance, business and corporate development and other administrative functions. Other general and administrative expenses include allocated depreciation and facility-related costs, legal costs of pursuing patent protection of our intellectual property and professional fees for consulting, auditing, tax and legal services. For the three months ended March 31, 2013 and 2014 our general and administrative expenses totaled approximately $0.7 million and $4.0 million, respectively.

We expect our general and administrative expenses will increase as we expand our operating activities and increase our headcount as we begin to prepare for a potential commercial launch of ZS-9 and to support our operations as a public company. Additionally, we anticipate increased expenses related to audit, legal, regulatory and tax-related services associated with maintaining compliance with exchange listing and SEC requirements, director and officer insurance premiums and investor relations costs associated with being a public company.

Interest Income

Interest income consists primarily of interest received or earned on our cash and cash equivalents and marketable securities. We expect interest income to vary each reporting period depending on our average cash and cash equivalents and marketable securities balances during the period and applicable interest rates. To date, our interest income has not been significant in any individual period.

Interest Expense

Interest expense consists of cash and noncash interest costs related to our borrowings. The noncash interest costs consist of the fair value of shares issued for interest earned on convertible notes during the period the notes were outstanding, the amortization of the beneficial conversion feature of the convertible notes over the period the notes were outstanding, the amortization of the fair value of warrants that were issued in connection with our borrowings, with the initial fair value of the warrants being amortized to interest expense over the term of the governing agreements, and the amortization of other debt issuance costs, primarily legal and banker fees, over the period the notes were outstanding. In October 2012, the convertible notes, plus accrued interest, were converted into shares of Series B preferred stock.

Expense to Mark Warrants to Market

Expense to mark warrants to market includes gains and losses from the re-measurement of our liabilities related to our Series B Warrants. We will continue to record adjustments to the estimated fair value of the convertible preferred stock warrants until such time as these instruments are exercised, expire or convert into warrants to purchase shares of our common stock, which would occur in connection with the consummation of this offering. At that time, the convertible preferred stock warrant liability will be reclassified to additional paid-in capital, a component of stockholders’ equity (deficit), and we will no longer record any related periodic fair value adjustments.

Critical Accounting Polices and Significant Estimates

Our financial statements are prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. In many instances, we could have reasonably used different accounting estimates, and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from management’s estimates. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. While our significant accounting policies are described in the Notes to our financial statements, we believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Clinical Trial Accruals

Clinical trial costs are a component of research and development expenses. We accrue and expense clinical trial activities performed by third parties based upon actual patient enrollment in accordance with agreements established with third-party vendors and clinical sites. We determine the actual expense accrual through review of patient enrollment databases and the agreed-upon fee to be paid for each patient enrolled less any payments made. During the course of a clinical trial, we may adjust our rate of clinical expense recognition if actual results differ from our estimates. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on the facts and circumstances known to us at that time. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in us reporting amounts that are too high or too low for any particular period. Our clinical trial accrual is dependent, in part, upon the receipt of timely and accurate reporting from clinical sites and other third-party vendors. Through March 31, 2014, there have been no material adjustments to our prior period estimates of accrued expenses for clinical trials.

Stock-Based Compensation

We measure and recognize compensation expense for stock options granted to our employees and directors, based on the estimated fair value of the award on the grant date. Historically, for all periods prior to this initial public offering, the fair values of the shares of common stock underlying our stock-based awards were estimated on each grant date by our board of directors. In order to determine the fair value of our common stock underlying option grants, our board of directors considered, among other things, contemporaneous valuations of our common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2004 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

We use the Black-Scholes valuation model to estimate the fair value of stock option awards. The fair value is recognized as expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award on a straight-line basis. We believe that the fair value of stock options granted to non-employees is more reliably measured than the fair value of the services received. As such, the fair value of the unvested portion of the options granted to non-employees is re-measured each period. The resulting increase in value, if any, is recognized as expense during the period the related services are rendered. The determination of the grant date fair value of options using an option-pricing model is affected by our estimated common stock fair value, as well as assumptions regarding a number of other complex and subjective variables. Vesting terms for certain employee grant agreements did not initially match the terms approved by our board of directors. Accordingly, these options were not considered granted for accounting purposes until a mutual understanding of the terms was obtained through amendment of the grant agreements in January 2014. Certain of these options were considered to have service inception dates in 2013, which resulted in the vested portion of these options being re-measured to fair value throughout 2013.

Given the absence of a public trading market of our common stock, our board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of our common stock, including:

•	contemporaneous valuations of our common stock performed by unrelated third-party valuation firms;

•	our stage of development;

•	our operational and financial performance;

•	the nature of our services and our competitive position in the marketplace;

•	the value of companies that we consider peers based on a number of factors, including similarity to us with respect to industry and business model;

•	the likelihood of achieving a liquidity event, such as an initial public offering or sale given prevailing market conditions, and the nature and history of our business;

•	issuances of preferred stock and the rights, preferences and privileges of our preferred stock relative to those of our common stock;

•	business conditions and projections;

•	the history of our company and progress of our research and development efforts and clinical trials; and

•	the lack of marketability of our common stock.

For valuations after the completion of this initial public offering, our board of directors will determine the fair value of each share of underlying common stock based on the closing price of our common stock as reported by the The NASDAQ Global Market on the date of grant.

Convertible Preferred Stock Warrant Liability

Freestanding warrants for shares that are redeemable are classified as liabilities on the balance sheet at their estimated fair value. At the end of each reporting period, changes in estimated fair value during the period are recorded as expense to mark warrants to market. We will continue to adjust the carrying value of these warrants until such time as these instruments are exercised, expire or convert into warrants to purchase shares of our Series B preferred stock, which will convert into shares of our common stock upon the consummation of this offering. At that time, the liabilities will be reclassified to additional paid-in capital, a component of stockholders’ deficit.

In connection with the convertible note financing that closed in November 2011, we issued warrants to purchase 11,766 shares of Series B preferred stock at an exercise price of $3.72 per share on November 18, 2011 and warrants to purchase 365,986 shares of Series B preferred stock at an exercise price of $3.72 per share issued on October 9, 2012, when the notes were converted into Series B preferred stock.

The fair value of the outstanding Series B preferred stock warrants is measured using the Black-Scholes option-pricing model. Inputs used to determine the fair value of the warrants include the fair value of the underlying stock relative to the warrant exercise price at the valuation measurement date, volatility of the price of the underlying Series B preferred stock, the remaining contractual term of the warrants, risk-free interest rates and expected dividends.

In order to determine the fair value of our Series B preferred stock underlying the Series B Warrants, our board of directors considered, among other things, contemporaneous valuations of our Series B preferred stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2004 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Net Operating Loss Carryforwards and Research Tax Credit Carryforwards

As of March 31, 2014, we had gross federal income tax net operating loss, or NOL, carryforwards of approximately $48.2 million and federal research tax credit carryforwards of approximately $2.9 million. These NOL carryforwards and research tax credit carryforwards, if not previously used, will begin to expire in 2029. The future utilization of our NOL carryforwards and research tax credit carryforwards will be subject to an annual limitation, pursuant to Section 382 of the Code, as a result of an ownership change that occurred at the time of the closing of the first tranche of Series C redeemable preferred stock in October 2012. Moreover, we may experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income in the future, the limitations on our ability to use our NOL carryforwards and research tax credit carryforwards to reduce U.S. federal tax liability could potentially result in increased future tax liability to us.

JOBS Act

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other companies.

Results of Operations

Comparison of the Three Months Ended March 31, 2013 and 2014

	Three Months Ended March 31,		Change
	2013	2014	$	%
	(unaudited)
	(in thousands, except percentages)
Operating expenses:
Research and development	$4,409	$5,259	$850	19%
General and administrative	715	4,017	3,302	462%

Total operating expenses	5,124	9,276	4,152	81%

Loss from operations	(5,124)	(9,276)	(4,152)	81%
Interest income	(12)	(6)	6	(50%	)
Interest expense	5	3	(2)	(40%	)
Expense to mark warrants to market	109	1,297	1,188	1,090%
Other	—	(3)	(3)

Net loss	$(5,226)	$(10,567)	$(5,341)	102%

Research and Development.    Research and development expenses increased $0.9 million, or 19%, from $4.4 million for the three months ended March 31, 2013 to $5.3 million for the three months ended March 31, 2014. The increase was primarily due to an increase in personnel costs of $1.5 million and in certain other costs by $0.4 million in connection with our expanded clinical and manufacturing activities, offset in part by a decrease in clinical trial related expenses of $1.0 million attributable to conducting and supporting our Phase III pivotal trial.

General and Administrative.    General and administrative expenses increased $3.3 million, or 462%, from $0.7 million for the three months ended March 31, 2013 to $4.0 million for the three months ended March 31, 2014. The increase was primarily due to increases of $0.6 million in personnel costs as a result of an increase in headcount to support growth in our operations, $1.8 million in consulting fees related to medical affairs and medical education and $0.9 million in legal and accounting professional fees and other miscellaneous costs associated with our increased activity and preparations for a potential initial public offering.

Expense to mark warrants to market.    Expense to mark warrants to market increased $1.2 million, or 1090%, from $0.1 million for the three months ended March 31, 2013 to $1.3 million for the three months ended March 31, 2014. The increase was due to the increased value of warrants to acquire Series B preferred stock that were previously issued in connection with our convertible note financings.

Comparison of the Years Ended December 31, 2012 and 2013

	Year Ended December 31,		Change
	2012	2013	$	%
	(in thousands, except percentages)
Operating expenses:
Research and development	$6,989	$24,508	$17,519	251%
General and administrative	1,148	7,686	6,538	570%

Total operating expenses	8,137	32,194	24,057	296%

Loss from operations	(8,137)	(32,194)	(24,057)	(296%	)
Interest income	(17)	(31)	(14)	82%
Interest expense	2,099	9	(2,090)	(100%	)
Expense to mark warrants to market	62	1,424	1,362	2,197%
Other	—	1	1

Net loss	$(10,281)	$(33,597)	$(23,316)	227%

Research and Development.    Research and development expenses increased $17.5 million, or 251%, from $7.0 million for the year ended December 31, 2012 to $24.5 million for the year ended December 31, 2013. The increase was primarily due to increases in clinical trial related expenses of $11.1 million attributable to conducting and supporting our Phase III pivotal trial. In addition, personnel costs increased by $3.5 million and certain other costs increased by $2.9 million in connection with our expanded clinical and manufacturing activities.

General and Administrative.    General and administrative expenses increased $6.5 million, or 570%, from $1.2 million for the year ended December 31, 2012 to $7.7 million for the year ended December 31, 2013. The increase was primarily due to increases of $2.4 million in personnel costs as a result of an increase in headcount to support growth in our operations, $2.0 million in consulting fees related to medical affairs and medical education and $2.1 million in legal and accounting professional fees and other miscellaneous costs associated with our increased activity and preparations for a potential initial public offering.

Expense to mark warrants to market.    Expense to mark warrants to market expense increased $1.4 million in 2013 due to the increased value of warrants to acquire Series B preferred stock that were issued in connection with our convertible note financing.

Interest Expense.    Interest expense decreased $2.1 million for the year ended December 31, 2013 due to the amortization of debt discount and deferred debt issuance costs in 2012 related to the convertible note financing, which were fully amortized in October 2012 when the notes were converted into Series B preferred stock.

Liquidity and Capital Resources

From inception through March 31, 2014, our operations have been financed primarily through net proceeds of $77.0 million pursuant to sales of shares of our convertible preferred stock and the issuance of promissory notes, which have subsequently been converted into shares of our convertible preferred stock. In addition, we have received financing through our equipment lines of credit and through notes issued by the State of Texas. As of March 31, 2013 and 2014, we had $19.5 million and $23.8 million of cash, cash equivalents and short-term investments, respectively. Our cash, cash equivalents and short-term investments are primarily held in savings accounts. Cash in excess of immediate requirements is invested with a view toward liquidity and capital preservation.

Our primary uses of cash are to fund operating expenses, which have historically been primarily research and development related expenditures. From inception through March 31, 2014, we have incurred net losses and negative cash flows from our operations. We have incurred net losses of $5.2 million and $10.6 million and used $4.0 million and $9.0 million of cash flows for our operating activities for the three months ended March 31, 2013 and March 31, 2014, respectively. At March 31, 2014, we had an accumulated deficit of $60.8 million. Management expects to incur additional losses in the future to conduct product research and development, pre-commercialization and marketing activities and, if approved, commercialization activities.

Our recurring operating losses from operations and our need for additional sources of capital to fund our ongoing operations raise substantial doubt about our ability to continue as a going concern. We have no current source of revenue to sustain our present activities, and we do not expect to generate revenue for the foreseeable future. Accordingly, our ability to continue as a going concern will require us to obtain additional financing to fund our operations and there can be no assurance that additional financing will be available to us or that such financing, if available, will be available on terms favorable to us. We consummated a $55.0 million Series D preferred stock financing on February 28, 2014, which consisted of two tranches. The first $25.0 million tranche was funded on February 28, 2014, and the investors in the Series D financing have agreed to invest an additional $30.0 million in consideration of the issuance of shares of our Series D preferred stock, subject to approval by our board of directors and the holders of 65% of the Series C and Series D preferred stock, voting as a single class. Subject to such approvals, we currently anticipate closing the second tranche of this Series D preferred stock financing in the second or third quarter of 2014.

Summary Statement of Cash Flows

The following table shows a summary of our cash flows for each of the years ended December 31, 2012 and 2013 and for the three months ended March 31, 2013 and 2014.

	Years Ended December 31,		Three Months Ended March 31,
	2012	2013	2013	2014
			(unaudited)
	(in thousands)
Net cash (used in) provided by
Operating activities	$(7,174)	$(26,529)	$(3,977)	$(8,992)
Investing activities	(706)	(3,771)	(888)	(1,061)
Financing activities	28,633	15,069	(35)	24,716

Net increase (decrease) increase in cash and cash equivalents	$20,753	$(15,231)	$(4,900)	$14,663

Cash Flows from Operating Activities.    Net cash used in operating activities was $4.0 million for the three months ended March 31, 2013 and consisted primarily of our net loss of $5.2 million, less noncash charges such as stock-based compensation expense of $42,000 and $0.1 million related to the revaluation of warrants to purchase convertible preferred stock. The significant items in the change in operating assets and liabilities include increases in accrued liabilities of $0.5 million and accounts payable of $0.6 million.

Net cash used in operating activities was $9.0 million for the three months ended March 31, 2014 and consisted primarily of our net loss of $10.6 million, less noncash charges such as stock-based compensation expense of $0.9 million and $1.3 million related to the revaluation of warrants to purchase convertible preferred stock. The significant items in the change in operating assets and liabilities include an increase in accounts payable of $0.6 million and a decrease in accrued liabilities of $0.6 million.

Net cash used in operating activities was $7.2 million for the year ended December 31, 2012 and consisted primarily of our net loss of $10.3 million, less noncash charges such as stock-based compensation expense of $0.2 million, depreciation expense and amortization of certain debt related costs of $1.9 million and interest expense relating to our Series B preferred stock of $0.3 million. The significant items in the change in operating assets and liabilities include an increase in accounts payable of $0.5 million and an increase in accrued liabilities of $0.1 million.

Net cash used in operating activities was $26.5 million for the year ended December 31, 2013 and consisted primarily of our net loss of $33.6 million, less noncash charges such as stock-based compensation expense of $2.1 million and $1.4 million related to the revaluation of warrants to purchase convertible preferred stock. The significant items in the change in operating assets and liabilities include increases in accrued liabilities of $2.3 million and accounts payable of $0.5 million.

Cash Flows from Investing Activities.    Net cash used in investing activities for the three months ended March 31, 2013 and 2014 was $0.9 million and $1.1 million, respectively, and for the years ended December 31,

2012 and 2013 was $0.7 million and $3.8 million, respectively, with the use in each period consisting primarily of purchases of property and equipment.

Cash Flows from Financing Activities.    Net cash used in financing activities for the three months ended March 31, 2013 was $35,000 and net cash provided by financing activities for the three months ended March 31, 2014 was $24.7 million. For the three months ended March 31, 2013, net cash used in financing activities consisted mainly of payments on our capital lease obligations. For the three months ended March 31, 2014, net cash provided by financing activities consisted mainly of the net proceeds from the issuance of the first tranche of our Series D preferred stock of $24.8 million.

Net cash provided by financing activities for the years ended December 2012 and 2013 was $28.6 million and $15.1 million, respectively. For the year ended December 31, 2012, net cash provided by financing activities consisted mainly of the net proceeds from the issuance of the second tranche of our convertible notes of $0.9 million and the net proceeds from the issuance of the first tranche of our Series C preferred stock of $27.8 million. For the year ended December 31, 2013, net cash provided by financing activities consisted mainly of the net proceeds from the issuance of the second tranche of our Series C preferred stock of $15.1 million.

Operating and Capital Expenditure Requirements

We have not achieved profitability on a quarterly or annual basis since our inception and we expect to continue to incur net losses for the foreseeable future. We expect our cash expenditures to increase in the near term as we work to complete our Phase III clinical program, pursue regulatory approval of ZS-9 in the United States and prepare for a possible commercial launch of ZS-9. In particular, our pre-commercialization activities for ZS-9, including development costs relating to the expansion and validation of our commercial manufacturing process and inventory supply and the hiring and training of a sales force, will require significant investment in our manufacturing facilities, personnel and other commercial launch related costs. We currently anticipate utilizing a significant portion of the proceeds from this offering to support these activities. Additionally, as a public company, we will incur significant audit, legal and other expenses that we did not incur as a private company. We believe that our existing capital resources, together with the net proceeds from our Series D preferred stock offering and this offering, will be sufficient to fund our operations for at least the next 12 months. However, we anticipate that we will need to raise substantial additional financing in the future to fund our operations. In order to meet these additional cash requirements, we may seek to sell additional equity or convertible debt securities that may result in dilution to our stockholders. If we raise additional funds through the issuance of convertible debt securities, these securities could have rights senior to those of our common stock and could contain covenants that restrict our operations. Debt financing, if available, would result in increased fixed payment obligations and may involve arrangements that include covenants limiting or restricting our ability to take specific actions such as incurring debt, making capital expenditures or declaring dividends. There can be no assurance that we will be able to obtain additional equity or debt financing on terms acceptable to us, if at all. Our failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on our business, results of operations and financial condition.

Our future capital requirements will depend on many factors, including:

•	the results of our Phase III clinical trials for ZS-9;

•	the time and cost necessary to obtain regulatory approvals for ZS-9 and the costs of post-marketing studies that could be required by regulatory authorities;

•

the progress, timing, scope and costs of our nonclinical studies and clinical trials for ZS-9 and any other product candidates we may have, including the ability to enroll patients in a timely manner for potential future clinical trials;

•

the costs of commercialization activities for ZS-9 if we receive marketing approval, including the costs and timing of expanding our manufacturing activities and other costs of manufacturing ZS-9 and establishing product sales, marketing and distribution capabilities;

•	subject to receipt of marketing approval, the amount of sales and other revenues from ZS-9, including the sales price and the availability of adequate third-party reimbursement;

•	the expenses needed to attract and retain skilled personnel;

•	the costs associated with being a public company; and

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing any patent claims and other intellectual property rights.

Please see “Risk Factors” for additional risks associated with our substantial capital requirements.

Contractual Obligations and Other Commitments

The following table summarizes our contractual obligations as of December 31, 2013:

	Payments Due by Period
	Less than One Year	1-3 Years	3-5 Years	More than 5 Years	Total
	(in thousands)
Operating lease obligations(1)	$401	$865	$321	$627	$2,214
Capital lease obligations(2)	79	—	—	—	79
Minimum royalty due to UOP(3)	100	300	200	—	600

Total contractual obligations(4)	$580	$1,165	$521	$627	$2,893

(1)	Operating leases include total future minimum rent payments under non-cancelable operating lease agreements.

(2)	Capital leases equal the total minimum lease payments due under non-cancelable capital lease agreements.

(3)

Represents minimum annual royalty payment due to UOP under a license agreement with UOP. This table does not include minimum royalty amounts due to UOP beyond the minimum amount, which is equal to 5% of worldwide net sales, as these amounts are not currently determinable. This table reflects no annual minimum royalty payments after five years because this amount is not currently determinable.

(4)

This table does not include (a) contracts that are entered into in the ordinary course of business which are not material in the aggregate in any period presented above and (b) the royalty payments due to UOP of 5% of worldwide net sales of ZS-9 in excess of the minimum royalty of $100,000 per year, as these amounts are not currently determinable.

Capital and Operating Leases

In July 2012, we entered into a capital lease agreement with GL Filtration, Ltd. to lease production equipment, which was recorded on our balance sheet at $0.3 million. The term of the lease is for 24 months, with equal monthly installments in the amount of $13,185. Expense related to the amortization of this asset is included in depreciation expense.

In August 2012, we entered into a lease agreement with the University of North Texas Health Science Center at Fort Worth for the lease of laboratory space within the Health Science Center in Fort Worth, Texas. The term of the lease was for 12 months, commencing on August 1, 2012, with the provision that either party may cancel the lease upon providing 30 days’ advance notice. In August 2013, we entered into a new lease agreement with the University of North Texas Health Science Center at Fort Worth to lease the same space under substantially the same lease terms. The term of the lease is for 12 months, commencing on August 1, 2013, with the provision that either party may cancel the lease upon providing 30 days’ advance notice.

In February 2013, we entered into a lease agreement with PW Commerce Center LP for the lease of 25,682 square feet of space to house our corporate offices and production facility in Coppell, Texas. The term of the lease is for 125 months, commencing on April 15, 2013, with an option to renew the lease for one five-year period at the then market rate. Under the terms of the lease, rent was abated for the first five months of the lease term and the rent for the sixth month was paid at the time the lease was executed. Thereafter, rent is due and payable on the first day of each month of the lease term.

In April 2013, we entered into a lease agreement with Renault & Handley Oakmead Solar Joint Venture LP for the lease of 1,172 square feet of office space in Menlo Park, California for executive use. The term of the lease is for 24 months, commencing on May 1, 2013, with an option to extend the lease for an additional period of 24 months at a rental rate equal to 95% of the then fair market rental value. Rent is due and payable on the first day of each month of the lease term.

In October 2013, we entered into a sublease agreement with InB: Hauser Pharmaceutical Services, Inc., or Hauser, to sublease Hauser’s production facility in Denver, Colorado and assume operation of the facility and ownership of certain equipment and fixtures located in the facility. At the same time, we entered into an additional agreement with Hauser to allow us to hire the Hauser employees at the facility and obtain all of the documentation and permits necessary for us to operate the facility. The term of the sublease is for 38.4 months, commencing on October 18, 2013, with an option to extend the lease for an additional period of 36 months at a rental rate equal to the amount Hauser is obligated to pay to its landlord. Rent is due and payable on the first day of each month of the lease term.

Indemnification

In the normal course of business, we enter into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. Our exposure under these agreements is unknown because it involves claims that may be made against us in the future, but have not yet been made. To date, we have not paid any claims or been required to defend any action related to our indemnification obligations. However, we may record charges in the future as a result of these indemnification obligations.

In accordance with our certificate of incorporation and bylaws, we have indemnification obligations to our officers and directors for specified events or occurrences, subject to some limits, while they are serving at our request in such capacities. There have been no claims to date, and we have director and officer insurance that may enable us to recover a portion of any amounts paid for future potential claims.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under SEC rules.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate and foreign exchange sensitivities as follows:

Interest Rate Risk

As of December 31, 2013 and March 31, 2014, we had cash, cash equivalents and short-term investments of $9.2 million and $23.8 million, respectively, which consist of non-interest-bearing and interest-bearing bank deposits. Such interest-earning instruments carry a degree of interest rate risk; however, historical fluctuations in interest income have not been significant.

We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure. We do not currently have material exposure to interest rate risks as we do not have any indebtedness with floating interest rates nor do we have substantial investments subject to interest rate fluctuations.

Foreign Exchange Risk

We are exposed to some degree of foreign exchange risk as a result of entering into transactions denominated in currencies other than U.S. dollars, particularly in Euros. In particular, we pay our research sites outside of the United States in the currencies of their respective jurisdictions. Due to the uncertain timing of expected payments in foreign currencies, we do not utilize any forward foreign exchange contracts. All foreign transactions settle on the applicable spot exchange basis at the time such payments are made.

BUSINESS

Overview

We are a biopharmaceutical company focused on the development and commercialization of highly selective, non-absorbed drugs to treat renal, cardiovascular, liver and metabolic diseases. Our proprietary zirconium silicate technology allows us to create highly selective ion traps that can reduce toxic levels of specific electrolytes without disturbing the balance of other electrolytes. Our initial focus is on the development of ZS-9, our product candidate in Phase III development for the treatment of hyperkalemia, a life-threatening condition in which elevated levels of potassium in the blood (greater than 5.0 mEq/L) increase the risk of muscle dysfunction, including cardiac arrhythmias and sudden cardiac death. We are advancing ZS-9 through clinical development with the goal of obtaining approval for the treatment of acute and chronic hyperkalemia, regardless of the underlying disease state. We have designed our development program based on input from the FDA and EMA and plan to submit our NDA in the United States and our MAA in Europe in the first half of 2015. If we receive regulatory approval, we intend to commercialize ZS-9 for the treatment of hyperkalemia in the United States with our own specialty sales force targeting nephrologists and cardiologists and intend to seek one or more partners for commercialization in markets outside of the United States.

We have completed two clinical studies with ZS-9 that together enrolled 843 patients with hyperkalemia, including patients with CKD, HF, diabetes and those on RAAS inhibitor therapy. Our first in man study, ZS002, was completed in May 2012 and our first Phase III study, ZS003, was completed in November 2013. Both trials met their pre-specified primary and secondary efficacy endpoints with clinically meaningful and statistically significant results. We initiated a second Phase III study, ZS004, in the first quarter of 2014, and will initiate a long term safety study, ZS005, in the second quarter of 2014. Upon successful completion of ZS004, we expect to file our NDA with the FDA and our MAA with the EMA.

ZS-9 is an insoluble, non-absorbed zirconium silicate with a clearly defined three dimensional crystalline lattice structure that was designed and engineered to preferentially trap potassium ions. SPS (e.g., Kayexalate), the current standard of care for hyperkalemia in the United States, is a nonselective polymer resin. In contrast to nonselective polymer resins, the potassium selectivity of ZS-9 enables high in-vitro binding capacity for potassium ions even in the presence of other ions. Head-to-head in-vitro experiments demonstrate that ZS-9 has roughly ten times the potassium binding capacity of SPS. In our clinical studies, this selectivity has resulted in the following important differentiating characteristics for ZS-9 that we believe support its potential use to treat acute and chronic hyperkalemia:

•

high efficacy, with 99% of patients from our completed clinical trials receiving a 10 gram dose returning to a normal level of potassium (between 3.5 and 5.0 mEq/L) in their blood, which is referred to as normokalemia, within 48 hours;

•	rapid onset of action, with statistically significant reductions in potassium observed at one hour in patients receiving a 10 gram dose in our completed clinical trial;

•

demonstrated ability in our studies to date to safely and effectively maintain normokalemia, with a low risk of reducing the level of potassium in the blood below 3.5 mEq/L, which is referred to as hypokalemia;

•	potential suitability for chronic once daily administration;

•	easily taken as a convenient oral suspension powder or dissolvable tablets;

•	well-tolerated in our studies to date, with an incidence of adverse events similar to placebo;

•	no effect on other electrolytes that are critical for normal physiological functioning, including sodium, calcium and magnesium; and

•	stability at room temperature with a long shelf-life, which we expect will simplify distribution, physician sampling and storage for both physicians and patients.

Hyperkalemia occurs frequently in patients with CKD, HF and diabetes, each of which has a high and increasing incidence rate worldwide. We estimate the number of patients in the United States with CKD will increase from approximately 26 million in 2009 to approximately 46 million by 2022. Hyperkalemia can also arise from the use of RAAS inhibitors, which cause the kidney to retain potassium, thereby increasing serum potassium levels. RAAS inhibitors (such as ACE inhibitors or ARBs) are commonly prescribed for patients with hypertension, HF and CKD, and have been proven in large outcomes studies to reduce morbidity, mortality and progression of disease in these patients. As a result of these studies, RAAS inhibitors are the third most commonly prescribed class of medication in the United States. However, RAAS inhibitors’ mechanism of action results in the retention of potassium, often forcing physicians to choose between the risk of hyperkalemia and the benefits of RAAS therapy.

The current standard of care for hyperkalemia is SPS, which was approved in 1958 as a DESI drug. The safety and efficacy of SPS have never been proven in randomized, controlled trials. SPS is poorly tolerated by most patients and causes a high incidence of GI side effects, including nausea, vomiting, constipation, intestinal necrosis and diarrhea, which leads to poor compliance and renders the drug unsuitable for chronic use. We believe ZS-9 presents an alternative to SPS and may allow physicians to avoid reducing the use of RAAS inhibitors for those with hyperkalemia by offering an effective and well tolerated treatment that can rapidly lower and maintain serum potassium at normal levels.

We believe a significant commercial opportunity exists for ZS-9 in the United States and internationally. If approved, we plan to commercialize ZS-9 in the United States with a specialty sales force focused on a subset of the approximately 5,000 practicing nephrologists and approximately 15,000 practicing non-interventional cardiologists currently treating our target patient populations. In addition, we intend to make ZS-9 available as a safe and effective therapy in the hospital setting for the rapid treatment of acute hyperkalemia. We believe that ZS-9 will be a useful therapy to treat hyperkalemia, regardless of the underlying cause, and will allow patients to benefit from the cardio-renal protective effect of RAAS therapies. We also believe there is a significant commercial opportunity for the treatment of hyperkalemia outside the United States, and plan to commercialize ZS-9 internationally with one or more partners. Over time, we intend to build a pipeline of product candidates using our proprietary zirconium silicate technology, which provides the opportunity to target indications susceptible to treatment by non-absorbed binders in the GI tract. We are in nonclinical development with an ammonium binding candidate, ZS-1, which is currently being evaluated as a treatment for patients suffering from disorders associated with high blood ammonia levels.

We have assembled an experienced management team with extensive pharmaceutical development, manufacturing, reimbursement and commercialization expertise from pharmaceutical and biotechnology companies, including, among others, Merck and Co., Affymax, Genentech, Adams Respiratory Therapeutics, Bone Care International, Novo Nordisk and Encysive. Members of our team have led the discovery, development, manufacturing and commercialization of several therapeutics in the renal field, including Omontys, Hectorol and Phoslo. We have raised approximately $80 million in equity financing to date from a variety of investors, including Alta Partners, Devon Park Bioventures, 3x5 Special Opportunity Partners, Salem Partners, RiverVest Partners, Novo A/S, RA Capital Healthcare, Adage Capital Partners and Sofinnova Ventures.

Our Strategy

Our strategy is to develop and commercialize a product portfolio of novel therapeutics to treat renal, cardiovascular, liver and metabolic diseases. The key elements of our strategy are to:

•

Obtain FDA, EMA and other international approvals to market our lead product candidate, ZS-9, for the treatment of hyperkalemia.    We have completed our pivotal Phase II study and two-part Phase III trial. We are also conducting a second Phase III study and a long term safety and efficacy study. We believe our completed Phase II (ZS002) and III (ZS003) studies and our ongoing Phase III study (ZS004), if positive, will serve as the basis for demonstrating safety and efficacy in our NDA and MAA submissions, which we plan to file in the first half of 2015.

•

Commercialize ZS-9 in the United States.    If approved, we plan to commercialize ZS-9 in the United States with our own specialty sales force focused on a subset of the approximately 5,000 practicing nephrologists and approximately 15,000 practicing non-interventional cardiologists treating our target patient populations. Based on average annual disease prevalence rates from multi-year surveys conducted between 1999 and 2004 for CKD and between 2005 and 2008 for HF, when applied to 2010 U.S. Census Data, we estimate there are approximately 19 million stage 3 or 4 CKD patients and 5.7 million HF patients in the United States. Based on the medical literature, nearly 4 million patients have hyperkalemia due to their compromised kidney function, diabetes, and/or use of cardio-renal protective RAAS inhibitors. We believe that ZS-9 will address an unmet need for a well-tolerated, effective treatment for hyperkalemia and believe a significant commercial opportunity exists for ZS-9 in the United States.

•

Commercialize ZS-9 outside of the United States with one or more partners.    We believe the prevalence of CKD and HF in Europe and Japan is similar to that of the United States and is growing rapidly. As a result of the increasing global prevalence of CKD, HF and diabetes, and wide use of RAAS inhibitors, we believe attractive opportunities exist for ZS-9 for the treatment of hyperkalemia in international markets. Outside of the United States, we plan to seek partners with international sales expertise who can sell ZS-9 in target markets. These partnerships could be structured to provide us with an opportunity to receive milestone or other one-time payments as well as royalties on product sales.

•

Manufacture in-house.    We believe that the proprietary manufacturing processes and know-how that we have developed to manufacture zirconium silicates will provide us with a competitive advantage. We currently manufacture ZS-9 in-house in two facilities from readily available starting materials under carefully optimized conditions using specialized equipment. We are in the process of increasing our manufacturing capacity to support anticipated commercial scale quantities. We believe our in-house manufacturing will better ensure our ability to meet market demand and will allow us to achieve attractive cost of goods if ZS-9 is approved.

•

Leverage our proprietary technology to build our pipeline over time.    Over time, we intend to build a pipeline of products using our proprietary zirconium silicate technology, which provides the opportunity to target indications susceptible to treatment by non-absorbed binders in the GI tract. We are in nonclinical development with an ammonium binding candidate, ZS-1, which is currently being evaluated as a treatment for patients suffering from disorders associated with high blood ammonia levels, and we plan to continue to evaluate our zirconium silicate technology for other indications.

•

Acquire or in-license additional specialty products.    If we are able to successfully launch ZS-9, we intend to leverage our commercial infrastructure by acquiring or licensing rights to products prescribed by the physicians targeted by our specialty sales force.

Hyperkalemia Background

Potassium’s Role in the Body

Potassium plays a critical role in human physiology. It is needed for membrane activation (in order to propagate electrochemical signals between neurons), ion and solute transport and the regulation of cell volume. Potassium is absorbed from the diet passively, while excretion of potassium is mainly a regulated active process through the kidneys. Due to fluctuations in dietary potassium intake, the body has developed methods to retain potassium when intake is low and to increase potassium excretion when potassium intake is high. Under normal conditions, serum potassium levels are maintained in the range of 3.5 to 5.0 mEq/L by hormones such as insulin, which acts to shift potassium into cells, and aldosterone, which acts on the kidneys and the colon to stimulate the secretion of excess potassium. In healthy individuals, the kidneys excrete 90% to 95% of the absorbed dietary potassium, with the remaining 5% to 10% excreted in the colon. Elevated potassium levels in the body can disrupt the membrane activation in cardiac cells that regulate the electrical impulses that cause the heart muscles to contract. Decreased contraction of the cardiac tissue may cause fatal heart arrhythmias and is the main risk for patients with hyperkalemia.

Causes of Hyperkalemia

There are several possible causes of hyperkalemia, including:

•	decreased excretion of potassium by the kidneys, which is common in patients with CKD and HF because the kidney is the primary organ involved in potassium removal;

•

imbalances of potassium between the extracellular and intracellular fluid compartments, which is common in patients with diabetes, due to insulin’s role in shifting potassium into the intracellular compartments; and

•	use of a number of commonly used drugs that cause elevated potassium levels, including RAAS inhibitors, transplant medicines and nonsteroidal anti-inflammatory drugs.

Consequences of Hyperkalemia

The impact of hyperkalemia on mortality is well documented and is a result of potassium’s importance in regulating electrochemical signals in nerve and muscle cells. Cardiac arrhythmias are the leading cause of mortality in hyperkalemia patients, and the condition can develop with few symptoms until cardiac arrhythmias manifest and hospitalization is required. Several studies have independently documented the risk of death or cardiac events associated with hyperkalemia in many different patient populations, including those with previous acute myocardial infarctions, previously hospitalized veterans, intensive care patients, dialysis patients and veterans with HF on medication for hypertension.

The morbidity and mortality impact of hyperkalemia is significant. Hyperkalemia is detected in between 1% and 10% of all hospitalized patients. In a 2009 study published in the Archives of Internal Medicine, the one-day mortality rate was up to 17 times higher for admitted patients with serum potassium above 6.0 mEq/L versus those with serum potassium less than 5.5 mEq/L. Even patients with between 5.5 and 6.0 mEq/L of serum potassium had a one-day mortality rate six times higher than those with less than 5.5 mEq/L.

Another study published in the Journal of the American Medical Association in 2012 showed that sudden death and serious cardiac events increased as serum potassium levels rose above 4.5 mEq/L. This retrospective study was the largest of its kind and examined 38,689 patients from 67 hospitals over a nine-year period. The percentage of patients with in-hospital mortality or in-hospital ventricular fibrillation or cardiac arrest was determined across several ranges of post-admission serum potassium. Although hyperkalemia patients represented only 3.2% of the total patient population, they accounted for 16% of the total hospital deaths. The results demonstrate that high serum potassium levels are a risk factor for cardiac events and mortality. We believe that a well-tolerated treatment that effectively lowers and maintains normal levels of serum potassium would provide significant clinical benefits to these patients and reduce their risk of mortality and cardiac events.

Additional studies have provided further evidence that reducing excess serum potassium levels in hyperkalemia patients reduces mortality risk. One study found reduced serum potassium levels resulting from common therapies led to a statistically significant increase in survival rates. Another study, in hospitalized patients receiving critical care, showed that the reduction of serum potassium by more than 1 mEq/L 48 hours after hospitalization decreases the risk of patient mortality. These studies suggest that treating hyperkalemia in the acute and chronic settings can have a significant impact on patient outcomes by reducing the risk of death.

Cardio-Renal Protective RAAS Inhibitor Therapy is Limited by Hyperkalemia

Maximum doses of RAAS inhibitors are widely recommended for patients with hypertension, HF, CKD and diabetes in order to regulate blood pressure. Large outcomes studies have shown that RAAS inhibitors can significantly decrease hospitalization, morbidity and mortality in these patients. However, inhibition of the RAAS pathway also promotes potassium retention by reducing aldosterone, a hormone involved in potassium secretion, leading to hyperkalemia. As a consequence, physicians are often forced to make the choice between the risk of hyperkalemia and the benefits of RAAS inhibitor therapy.

Outcomes Studies Demonstrate the Importance of RAAS Inhibitor Therapy

Large outcomes studies have demonstrated that RAAS inhibitors significantly improve the health of patients. RAAS inhibitors reduce mortality and hospitalization rates in HF patients by improving heart function. The inhibitors also reduce all-cause mortality by minimizing damage to secondary organs such as the kidneys and delaying the progression of diabetes. A prominent study, the Randomized Aldactone Evaluation Study, or RALES, in HF patients showed a significant reduction in death and hospitalization with the aldosterone inhibitor spironolactone and demonstrated that dose optimization plays a significant role in the efficacy of these drugs. Patients receiving spironolactone had a much higher probability of survival, especially at later time points after treatment began. Overall the risk of death was 30% lower in the spironolactone group compared to the placebo group.

Both the rate of admission for hyperkalemia and the rate of in-hospital death attributed to hyperkalemia increased following the publication of RALES. The rate of hospital admission due to hyperkalemia increased dramatically from a rate of 2.4 per 1000 patients prior to RALES to approximately 11 per 1000 in the two years following RALES publication (p<0.001). Furthermore, the rate of in-hospital death from hyperkalemia increased from approximately 0.3 per 1000 patients to 2 per 1000 patients after RALES (p<0.001). These data are not surprising given the effect of RAAS inhibitors, such as spironolactone, on potassium retention and the association of hyperkalemia with mortality.

The Eplerenone Post-Acute Myocardial Infarction Heart Failure Efficacy and Survival Study, or EPHESUS, a 6,632 patient randomized, placebo-controlled study published in 2003 described the benefit of eplerenone, an aldosterone blocker, on mortality and morbidity in patients with HF who had a previous myocardial infarction. Another study, the Reduction of Endpoints in Non-Insulin-Dependent Diabetes Mellitus (or adult-onset diabetes) with the Angiotension II Antagonist Losartan, which is referred to as the RENAAL study, demonstrated that the use of the angiotensin receptor blocker losartan resulted in a 28% reduction in progression to end-stage renal disease, corresponding to a two year delay in reaching end-stage renal disease and reduced hospitalization in type 2 diabetics. This trial specifically highlights the benefits of RAAS inhibition on non-heart conditions.

As a result of these compelling outcomes studies, high dose RAAS therapy is guideline recommended by the American Heart Association, the Kidney Disease Outcomes Quality Initiative, American Association of Family Physicians, and the American Diabetes Association, making it the third most commonly prescribed class of medication in the United States. The guidelines recommend monitoring serum potassium levels while utilizing RAAS therapy and reducing use of RAAS therapy if serum potassium levels near or exceed 5 mEq/L.

Hyperkalemia Predicts Mortality for Patients on RAAS Inhibitors

A 2012 study published in the American Journal of Cardiology in 2012 found that hyperkalemia is the top predictor of all-cause mortality in cardiovascular patients with CKD on anti-hypertensive drugs. Historically, hyperkalemia has been seen as secondary to more serious conditions such as CKD or HF. However, as illustrated in the graph below, hyperkalemia was found to be more likely than factors such as age, hospitalization or CKD stage to predict mortality in cardiovascular disease patients with CKD receiving antihypertensive drugs, indicating that hyperkalemia is an independent predictor of mortality separate from other conditions such as CKD or HF. In the graph below, an odds ratio in excess of 1 illustrates a positive correlation between the underlying risk factor and the resulting co-morbidity, or mortality in this case. Generally, a higher odds ratio signifies an increased risk of mortality due to the corresponding underlying risk.

Predictors of All-cause Mortality in Cardiovascular Disease Patients with CKD Receiving Antihypertensive Drugs

Source: Jain et al. American Journal Cardiology. 2012 May 15;109(10):1510-3

Full Benefits of RAAS Inhibitors are Not Realized Due to Hyperkalemia

Due to the risk of hyperkalemia, a large percentage of patients are either not treated with RAAS inhibitor therapy, or are undertreated, despite clear guideline recommendations and proven patient benefit. According to articles in the American Heart Journal and the European Heart Journal, over 50% of HF patients are on suboptimal RAAS inhibitor doses and up to 15% of HF patients are not on RAAS inhibitor treatment at all. In CKD patients with diabetes, over 70% are not treated or are being treated below the recommended dose. The 2012 U.S. Renal Data Survey shows that RAAS inhibitor usage in the Medicare population declines as CKD stage progresses and suggests this decline is likely due to the impact of hyperkalemia. The graph below shows the percentage of patients on ACE inhibitors or ARBs for 2007 and 2010. Although the percentage of patients using ACE inhibitors or ARBs, a RAAS inhibitor, increased from 2007 to 2010, there was an approximate 20% decline in the patients with stage 4 or 5 CKD who were taking ACE inhibitors or ARBs as compared to patients in earlier stages of the disease. We believe a well-tolerated and effective potassium-reducing agent would allow patients to avoid the hyperkalemia associated with RAAS therapy while receiving the full benefit of these medications, including reduced mortality and slowed progression to end stage renal disease.

ACE and ARB Inhibitor Utilization in Patients with Advancing Cardiovascular Disease

Current Treatments for Hyperkalemia

In the hospital setting, hyperkalemia is currently treated with drugs that support heart function and temporarily reduce serum potassium for up to 4 hours by shifting potassium into the cells. However, no treatment is currently available to effectively and safely remove excess potassium and maintain normal levels of serum potassium. SPS (e.g., Kayexalate), which was approved in 1958 as a DESI drug, is the current standard of care for potassium reduction, but its safety and efficacy have never been proven in randomized, controlled trials. SPS is poorly tolerated by most patients and causes a high incidence of GI side effects, including nausea, vomiting, constipation, intestinal necrosis and diarrhea, which leads to poor compliance and renders the drug unsuitable for chronic use. In addition, in 2009, the FDA issued a warning for colonic necrosis that sparked a debate in the medical community on whether SPS should ever be used. Low potassium diets are widely prescribed, but enforcing compliance is difficult and, as the underlying disease biology progresses, dietary restrictions become ineffective. For patients on RAAS inhibitors, limiting or removing RAAS medications decreases potassium, but puts patients at a higher risk of mortality and/or more rapid disease progression due to uncontrolled hypertension. Given the widely recognized limitations of existing therapies, we believe that there is a significant unmet need and market for a well-tolerated, effective treatment for hyperkalemia.

Key Properties of ZS-9

ZS-9 is a highly stable, non-absorbed zirconium silicate with a defined three dimensional crystalline lattice that was designed and engineered to preferentially trap potassium ions throughout the GI tract. We are developing ZS-9 to be administered orally at doses of 10 grams given three times per day to treat hyperkalemia and at doses of 5 to 15 grams given once per day to prevent the reoccurrence of hyperkalemia. The compound is made via a two-step, proprietary manufacturing process using readily available starting materials. ZS-9 is formulated as a room temperature stable, dry, odorless powder that is filled into packets or bottles or pressed into a dissolvable tablet and is easily suspendable in small amounts of water. Another formulation of ZS-9 that we are developing is an enema for pediatric and hospital use. In our clinical studies to date, we have observed that ZS-9 acts as soon as one hour after administration of the 10 gram dose and that daily administration maintains normal potassium levels for two weeks in our Phase III study.

ZS-9 Crystal Structure is Specific for Potassium

We have designed ZS-9 to efficiently bind and remove potassium thereby reducing serum potassium levels and treating hyperkalemia. ZS-9 is a microporous zirconium silicate compound comprised of zirconium, silicon and oxygen atoms arranged to form ion binding pores that exchange hydrogen and sodium for potassium. The figure below shows an atomic depiction of the ion binding pores as well as the ionic diameter of some common ions, with each image in the figure depicting a reduction in scale.

Cubic Lattice Structure is Comprised of Pores

The oxygen atoms in the crystal structure are arranged in a way that disfavors the binding of smaller and larger ions such as magnesium, calcium and sodium, and thus the compound can preferentially trap potassium even in the presence of other positive ions. In contrast, organic polymers like SPS are non-selective and bind potassium only in areas of high potassium concentration like the colon. This inherent difference in selectivity was demonstrated in-vitro by comparing the binding of ZS-9 and SPS in the presence of potassium (K+), calcium (Ca2+) and magnesium (Mg2+) ions at a 1:1:1 ratio. Whereas SPS shows a preference for Ca2+ over K+ or Mg2+, ZS-9 is nearly 100% selective for K+ (depicted in the figure below). Based on these in vitro studies, ZS-9 has approximately ten times the total potassium binding capacity of SPS.

We believe ZS-9’s high selectivity for potassium enables ZS-9 to absorb potassium immediately on ingestion and throughout the GI tract, even in locations where potassium is not the most abundant ion. In our clinical studies to date this selectivity has resulted in the following important differentiating characteristics for ZS-9: high efficacy in patients treated in our studies to date at modest dose amounts; a rapid onset of action as soon as one hour after a 10 gram dose by acting early in the GI tract where potassium is not the most abundant ion; and well tolerated with no material effect on other important electrolytes that are critical for normal human function.

Absorption, Distribution, Metabolism and Excretion, or ADME, and Physical Properties of ZS-9

ZS-9 is a non-absorbed, odorless, tasteless substance that has been formulated as a powder and tablet. ZS-9 is insoluble in typical solvents and passes through the GI tract without degradation. The compound does not swell in the presence of water, enabling it to be effectively eliminated from the body without the need for a laxative to induce diarrhea as is often required with SPS. ZS-9 is thermally stable and does not require refrigeration or any special handling.

To date, we have not observed evidence of ZS-9 absorption in humans. ZS-9 is substantially in a spherical form, having an average diameter of approximately 20 to 30 micrometers, which is too large to be absorbed into the body. We conducted in-vivo recovery studies in rats which recovered greater than 98% of the dosage of ZS-9 administered, similar to the level of recovery of other non-absorbed control compounds. We believe these studies provide evidence that ZS-9 is excreted in feces and is not systemically absorbed. In addition, we believe ZS-9 is essentially insoluble under physiologic conditions. Exposure of the powder form of ZS-9 to simulated gastric and intestinal fluids for an extended period of time resulted in negligible increases in the levels of zirconium, silicon and oxygen in solution. These experiments suggest that the amount of zirconium available for absorption from a 10 gram dose of ZS-9 would be 0.00028 mg. Compared to the average range of between 1.0 and 9.0 mg of zirconium found in the average daily human diet, ZS-9 is not expected to be a significant source of dietary zirconium intake.

In addition, zirconium has a long safety history in biomedical applications including hip and knee implants and nephrology applications such as hemofiltration, hemodialysis, peritoneal dialysis, and in the design and construction of wearable artificial kidneys. Notably zirconium containing sorbent columns have been used in over 6,000,000 dialysis sessions since the 1970’s without safety issues and zirconium containing sorbent columns are currently being developed by Fresenius, a leading dialysis provider. In sorbent hemodialysis sessions, patients with CKD with little or no kidney function have their blood exposed directly to zirconium containing columns. The amount of zirconium directly released into the blood of patients during each session has been quantified to be 0.758 mg, or almost 3,000 times that of a 10 gram dose of ZS-9. Given experience with zirconium compounds in biomedical applications for over 40 years and the non-absorbed nature of ZS-9, and other zirconium salts, we expect ZS-9 will be well tolerated and safe in man. Zirconium is commonly found in quantities much higher than the amount of zirconium released from a 10 gram dose of ZS-9 as shown in the table below.

Relative Zirconium Levels

Product	Amount	Relative to ZS-9
85 gram Antiperspirant Stick	2,295 mg	8,196,429x
Soil	300 mg/L	1,071,429x
Human Body Content	300 mg	1,071,429x
Daily Food Content	3.65 mg	13,036x
Zirconium from 4 Hour Sorbent Hemodialysis	0.758 mg	2,707x
Daily Drinking Water Content	0.65 mg	2,321x
Sea Water	0.004 mg/L	14x
Soluble Zirconium from 10 grams of ZS-9*	0.00028 mg	1.0x

*	Amount of zirconium in solution after exposing to simulated gastric and simulated intestinal fluids for a period of 24 hours.

ZS-9 Clinical Development Program and Regulatory Pathway

Overview

We submitted an Investigational New Drug, or IND, application for ZS-9 as a treatment for hyperkalemia with, and such application was acknowledged by, the FDA in December 2010. We are advancing ZS-9 through a clinical development program with the goal of obtaining approval for the treatment of acute and chronic hyperkalemia, regardless of the underlying cause. Our clinical program has enrolled a representative hyperkalemia population, including patients with CKD, HF, diabetes and those on RAAS inhibitor therapy. We have completed ZS002 and ZS003, which resulted in positive Phase II and Phase III data, respectively. A second Phase III study (ZS004) began in the first quarter of 2014 and we expect to initiate a long term safety study (ZS005) in the second quarter of 2014. We have submitted our suggested protocols, and received guidance from the FDA on protocols for the development of ZS002, ZS003, and ZS004, and we believe that we have incorporated this guidance into our development program. In addition, we have submitted our suggested protocols for, and are awaiting guidance from the FDA on protocols for the development of ZS005. As is typically the case, the FDA may provide additional guidance or change its guidance as our drug candidates move through development, clinical trials and the regulatory approval process. We plan to submit our NDA and MAA in the first half of 2015.

To date, daily administration of ZS-9 has been observed to lower, and maintain control of, serum potassium levels while maintaining a favorable tolerability profile. The acute portion of our pivotal Phase III trial showed clinically meaningful reductions in serum potassium that were statistically significant, with 99% of subjects becoming normokalemic after receiving 10 grams of ZS-9 three times a day for 48 hours. In addition, the extended portion of this trial demonstrated that the reductions achieved in the acute phase could be maintained using 5 grams or 10 grams of ZS-9 administered once daily. These results were statistically significant when compared to patients randomized to placebo who had their potassium level revert to near pretreatment levels.

These positive Phase III results are supported by results from our Phase II study, ZS002, which also showed statistically significant reductions in serum potassium levels, with 100% of patients becoming normokalemic after receiving 10 grams of ZS-9 given three times a day for 48 hours.

In our clinical program, ZS-9 was observed to have a favorable safety profile and was well-tolerated across trial populations, including CKD, HF and diabetes subjects and patients that are taking RAAS therapy. In the completed trials, the most common adverse events were mild-to-moderate GI symptoms, including nausea, vomiting, constipation and diarrhea. These events occurred at a similar rate and severity as placebo treated patients. No serious adverse events were deemed attributable to ZS-9. In contrast, the product labels of approved potassium-binding treatment options, such as SPS, include warnings of severe GI side effects which can be fatal, including GI necrosis, bleeding and perforation.

We expect that the NDA and MAA will include the results from the Phase II trial (ZS002), the recently completed pivotal Phase III trial (ZS003) and the ongoing Phase III one month randomized withdrawal study (ZS004). If all of the planned studies are completed (ZS002, ZS003, ZS004 and ZS005), approximately 1,500 patients will have been exposed to ZS-9. We discussed the design of these studies and the adequacy of our proposed clinical package with the FDA in our end of Phase II meeting as well as ahead of the initiation of ZS004. We have reported positive primary and secondary efficacy endpoint results in January 2014 from ZS003 and expect to announce the results of ZS004 in the fourth quarter of 2014. We expect to include safety data, as well as efficacy data, if available, from the long term study ZS005 as part of our submission package, which would be updated at regular intervals during FDA review.

Clinical Program

The table below summarizes our clinical development program for ZS-9, which began with ZS002, a dose escalating, double-blind, randomized, placebo-controlled Phase II study in hyperkalemic patients with CKD, including those on RAAS inhibitor therapy, in November 2011. Following the positive results of this trial, we conducted ZS003, a double-blind, randomized, placebo-controlled Phase III study in a representative population of hyperkalemic patients including those with CKD, HF, diabetes and those on RAAS therapy. The goal of this study was to confirm the acute findings observed in our ZS002 Phase II study and explore ZS-9’s ability to maintain normal levels of serum potassium for an extended period regardless of etiology. We recently reported clinically meaningful and statistically significant results from this Phase III study and have initiated two additional studies to explore long term treatment with ZS-9. The first study, ZS004, was initiated in March of 2014 and will explore the effectiveness of ZS-9 in maintaining normal serum potassium levels in patients with hyperkalemia over three months of therapy. The second study, ZS005, is designed as a 52 week exposure study designed to establish long-term safety and efficacy.

Trial (Phase)	Trial Design	Patient Population	Treatment Duration	Objective	Key Results
ZS002 (II)	Double-blind RCT	N=90 Hyperkalemia, CKD 5.0 to 6.0 mEq/L	48 hours	Proof of concept for ZS-9 rapidly lowering K+ levels	Met primary endpoint for the 3 and 10 g doses
ZS003 (III)	Double-blind RCT	N=753 Hyperkalemia, regardless of etiology, 5.0 to 6.5 mEq/L	14 days	Confirm dose for rapid K+ control and proof of concept for maintenance dosing	Met primary endpoint for the 2.5, 5 and 10 g doses, and met secondary endpoint for 5 and 10 g doses in the maintenance phase
ZS004 (III)	Double-blind RCT	N=230 Hyperkalemia, regardless of etiology, >5.0 mEq/L	1 month + extension	Establish a maintenance dose	Ongoing; results expected in fourth quarter of 2014
ZS005 (III)	Open label safety	N=500 Hyperkalemia, regardless of etiology, >5.0 mEq/L	Up to 12 months	Establish long-term safety and efficacy	Expect to initiate second quarter of 2014

Safety and tolerability data from the completed trials suggests that ZS-9 is safe and well-tolerated. Adverse events potentially related to ZS-9 have primarily been mild-to-moderate transient GI symptoms in approximately 5% of subjects, a rate comparable to placebo. Only one serious adverse event was assessed as being possibly related to study drug (a case of gastroenteritis in ZS003), but when the study was unblinded, the patient who experienced the serious adverse event was found to have received placebo. All other serious adverse events reported to date have been assessed as unrelated to ZS-9.

Phase II Study

ZS002 First-In-Man Proof-of-Concept Trial (Completed)

In this first trial, we conducted a double-blind, randomized, placebo-controlled study that tested three doses of ZS-9 in 90 patients with CKD (as measured by estimated glomerular filtration rate (a measurement of overall renal function), or eGFR, of 30-60 mL/min, which corresponds to Stage 3 CKD) and with mild to moderate hyperkalemia (5.0-6.0 mEq/L). For patient safety reasons, patients with serum potassium levels over 6.0 mEq/L were not allowed to participate in the study due to the potential that such patients would receive placebo. The study was designed to explore ZS-9’s ability to rapidly treat hyperkalemia. Patients received 0.3, 3 or 10 grams of ZS-9 or placebo three times daily with meals for 48 hours. Potassium levels were measured at multiple time points during the 48 hour treatment phase as well as once daily during the five day follow up period. The primary endpoint of the study was the rate of change in serum potassium over 48 hours. The study design is illustrated in the figure below.

Study ZS002: Trial Design

As shown below, we observed a dose dependent relationship between ZS-9 and serum potassium levels, with the study meeting the primary endpoint for the 3 gram (p=0.048) and 10 gram (p<0.0001) doses of ZS-9. Of particular note, the 10 gram dose produced a significant decrease in serum potassium, reducing levels by a mean of 0.92 mEq/L in only 38 hours. The onset of action was rapid, and patients receiving the 10 gram dose achieved statistically significant efficacy one hour after the first dose of ZS-9.

Study ZS002: Results

Study ZS002: ZS-9 Demonstrates Dose Dependent Efficacy Over 48 Hours

*	p-value <0.05

Statistically significant results at various levels are denoted by p-values in the figures above and below. The p-value is the probability that the reported result was achieved purely by chance (e.g., a p-value of less than or equal to 0.01 means that there is a 1% chance that the difference between the placebo group and the treatment group is purely due to chance). A p-value of less than or equal to 0.05 is a commonly used criterion for statistical significance. The symbol “n” is used to denote sample size per group.

Within 38 hours, 100% of patients receiving the 10 gram dose had serum potassium levels less than 5.0 mEq/L and approximately 88% had serum potassium levels less than or equal to 4.5 mEq/L. The percentage of patients with serum potassium levels less than or equal to 4.5 mEq/L during the 48 hour treatment period is displayed in the graph below. Furthermore, patients on RAAS inhibitor therapy showed similar responses to those not on RAAS inhibitor therapy. The data suggests that ZS-9 can treat hyperkalemia caused by RAAS inhibitor therapy.

Study ZS002: Percentage of Patients Below 4.5 mEq/L

*	p-value <0.05

In this study, potassium levels rose in patients after ZS-9 therapy was halted, reverting to near baseline levels after only a few days without therapy. This rapid rebound shows that patients with a hyperkalemic episode will rapidly return to an elevated risk state if therapy is not maintained. We will continue to explore these findings in ZS004 and ZS005.

The adverse event profile of ZS-9 was favorable. Transient minimal to mild GI adverse events, including nausea, vomiting, constipation and diarrhea, were the most frequent adverse events reported. There were no discontinuations, no treatment related serious adverse events, no clinically significant changes in non-potassium serum electrolytes and no cases of significant hypokalemia.

Phase III Studies

ZS003 (Complete)

ZS003 was a two part double-blind, randomized, placebo-controlled, pivotal Phase III clinical trial that enrolled 753 patients with hyperkalemia (indicated by potassium levels between 5.0 and 6.5 mEq/L), and included patients with CKD, HF, diabetes and those on RAAS inhibitor therapy. The study was designed to confirm ZS-9’s ability to rapidly treat hyperkalemia in the induction phase and to maintain normokalemia in the maintenance phase. Patients were randomized to receive one of four doses of ZS-9 (1.25, 2.5, 5 or 10 grams) or placebo, administered three times daily for the initial 48 hours, or the induction phase. The primary endpoint was the rate of change in serum potassium from baseline throughout the 48 hour induction phase, which was the same primary endpoint used in the ZS002 study. Patients that normalized at a potassium level between 3.5 and 5.0 mEq/L in the induction phase were then randomized to active drug (1.25, 2.5, 5 or 10 grams) or placebo administered once-daily for 12 days during the maintenance phase. The endpoint for the randomized withdrawal maintenance phase was the rate of change in serum potassium during the 12-day dosing period. The study design is illustrated in the figure below.

Study ZS003: Trial Design

Phase III Demographics

Demographics of the patient population enrolled in the pivotal Phase III trial were substantially the same as that studied in the Phase II trial and the patient population being enrolled in our ongoing studies. We have tested a representative population of patients with hyperkalemia, representative of the patient population we are seeking to treat. Patients were eligible for enrollment if they had elevated potassium levels, defined as serum potassium greater than 5.0 mEq/L. Although not a criteria for entry, most patients had one of the following conditions which predisposed them to hyperkalemia: CKD, HF, diabetes and/or were taking RAAS inhibitor therapy. The pivotal Phase III trial was conducted with clinical sites in the United States, Australia and South Africa. Enrollment was completed within 10 months, suggesting the high prevalence of hyperkalemia, and approximately 94% of patients were from the United States.

Study ZS003: Patient Demographics

	Placebo (n=158)	1.25g (n=154)	2.5g (n=141)	5g (n=157)	10g (n=143)
Age (years) at Screening	65.6	65.4	65.9	65.2	66.2
Male (%)	62.0	53.9	64.5	61.1	55.9
Female (%)	38.0	46.1	35.5	38.9	44.1
White (%)	86.1	85.1	88.7	84.1	83.9
Black or African American (%)	10.8	13.0	7.8	12.7	13.3
Asian (%)	1.3	0.0	3.5	1.9	1.4
American Indian or Alaska Native (%)	1.3	0.0	0.0	0.6	0.7
Native Hawaiian or other Pacific Islander (%)	0.6	1.9	0.0	0.0	0.7
Other (%)	0.0	0.0	0.7	0.6	0.0
Multiple Races Checked (%)	0.0	0.0	0.7	0.0	0.0
Weight (kg) at Baseline	87.6	87.6	83.1	89.5	87.0

Phase III Induction Phase Results

The trial met the primary efficacy endpoint for the induction phase at the 2.5, 5 and 10 gram doses compared to placebo. ZS-9 showed significant, rapid and dose-dependent reductions in serum potassium at the 2.5, 5 and 10 gram doses within hours of administration of the first dose. At the highest dose tested, 10 grams, mean serum potassium reduction was -0.73 mEq/L and 99% of patients had normal potassium values within 48 hours. Similar to the results seen in our Phase II study, ZS002, statistically significant reductions in potassium were observed one hour after the first 10 gram dose of ZS-9.

Study ZS003: Primary Endpoint Rate of

Change of Serum Potassium Over 48 Hours

	Placebo	1.25g 3x/day	2.5g 3x/day	5g 3x/day	10g 3x/day
p-Value of Primary Endpoint	N/A	0.5	0.0009	<0.0001	<0.0001
Mean K+ Change at 48 hours (14 hours post last dose) (mEq/L)	-0.25	-0.30	-0.46	-0.54	-0.73

Study ZS003: Primary Efficacy Endpoint

*	p-value <0.05
**	p-value <0.0001

ZS-9 was equally efficacious across patient subsets. Patients with CKD, HF, diabetes and those taking RAAS inhibitor therapy all received the same magnitude of potassium lowering as the entire intent to treat, or ITT, population. In contrast, subjects with higher starting potassium levels had a higher response to ZS-9. Patients with pretreatment potassium levels in excess of 5.5 mEq/L (average baseline 5.84 mEq/L) saw an average decrease of 1.1 mEq/L while those with starting potassium levels at or below 5.3 mEq/L had an average decrease of 0.6 mEq/L at the highest dose. We believe that ZS-9 works in conjunction with normal potassium excretion mechanisms to remove potassium when it is above 5.0 mEq/L, but as serum potassium drops below 5.0 mEq/L, the body lowers physiologic excretion to avoid hypokalemia, defined as serum potassium level below 3.5 mEq/L. This may explain why hypokalemia has been rare within the dose range administered despite ZS-9’s rapid and potent ability to remove potassium. In study ZS003, hypokalemia occurred in only two patients (0.3% of all enrolled patients) in the induction and maintenance phases. Even in those two cases, the hypokalemia was mild (3.1 and 3.4 mEq/L, respectively), transient and did not require any treatment.

Study ZS003: Reduction in Serum Potassium Levels Across Patient Subgroups

	Placebo	1.25g	2.5g	5.0g	10.0g
Overall ITT Populations	-0.25	-0.30	-0.46	-0.54	-0.73
Disease Subsets (n; %)
CKD (463; 61.5%)	-0.22	-0.31	-0.43	-0.58	-0.83
Diabetes (451; 60%)	-0.25	-0.25	-0.47	-0.52	-0.74
HF (300; 39.8%)	-0.24	-0.27	-0.46	-0.52	-0.78
RAAS inhibitors (491; 65.2%)	-0.24	-0.28	-0.48	-0.53	-0.73
Starting Serum K+ (or S-K)
Baseline S-K < 5.3 (n=427)	-0.15	-0.23	-0.39	-0.39	-0.57
Baseline S-K 5.4-5.5 (n=152)	-0.37	-0.37	-0.49	-0.65	-0.99
Baseline S-K > 5.5 (n=174)	-0.42	-0.34	-0.55	-0.87	-1.10
eGFR (mL/min/1.73m2)
eGFR <15 (n=56)	-0.17	-0.15	-0.49	-0.70	-1.03
eGFR 15-29 (n=209)	-0.25	-0.27	-0.41	-0.63	-0.87
eGFR 30-60 (n=296)	-0.22	-0.30	-0.43	-0.54	-0.79
eGFR >60 (n=183)	-0.34	-0.40	-0.53	-0.44	-0.47

Phase III Extended Phase Results

The maintenance portion of our Phase III study was a randomized withdrawal design. Patients that became normokalemic after receiving ZS-9 during the induction phase were re-randomized to receive once daily placebo or once daily ZS-9 at the same dose level as they had received three times daily during the induction phase. Thus, patients who had received 10 grams three times per day in the induction phase were randomized to receive 10 grams of ZS-9 once per day or 10 grams of placebo once per day. Results from the maintenance portion of the Phase III study were released in January 2014. The results from this portion of the study met the predefined efficacy endpoints at the 5 and 10 gram doses when compared with their respective placebo groups (p=0.0075 and <0.0001). Patients who received 5 grams of ZS-9 once daily during the maintenance portion had an increase of 0.11 mEq/L compared to a placebo increase of serum potassium levels of 0.25 mEq/L. Patients who received 10 grams of ZS-9 once daily during the maintenance portion had an increase in average potassium levels of 0.06 mEq/L compared to an average increase in placebo patients of 0.58 mEq/L. Additionally at the end of the maintenance period, 82% of patients who had received 10 grams of ZS-9 once daily maintained serum potassium levels in the normal range. At the end of the maintenance period, when ZS-9 was no longer administered, average potassium levels increased to near baseline levels, similar to the levels in those patients that received placebo during the maintenance portion.

Normokalemia Maintained in Extended Phase at 5 grams and 10 grams Once Daily

*	p <0.05
**	p <0.0001

Study ZS003: 10 gram ZS-9 Maintains Potassium Levels

*	p-value <0.05

Bars indicate 95% confidence level

Phase III Adverse Events

In study ZS003, the incidence of adverse events in patients taking ZS-9 was similar to placebo. Given the high rate of GI adverse events seen with SPS, we believe the low incidence of reported GI adverse events in the study is of particular note. For example, the highest dose tested during the dose intensive induction phase, 10 grams of ZS-9 given three times per day (30 grams per day), displayed a GI event rate of 3.5% relative to a placebo rate of 5%. Urinary tract infections, or UTIs, were observed more frequently in ZS-9 treated patients than those receiving placebo, however the UTIs did not appear to be dose related and the overall incidence was consistent with what would be expected in a patient population with significant co-morbidities such as CKD, diabetes, and HF. Additionally, more ZS-9 treated patients had urinary tract infections at the initiation of the study than the patients receiving placebo; which may explain this finding. UTIs will be monitored in longer-term studies, which should better define any possible increased risk.

Study ZS003: Percentage (Number) of Patients with Treatment Emergent Adverse Events

	Induction Phase		Maintenance Phase
	Placebo (n=158)	ZS-9 (n=595)	Placebo (n=216)	ZS-9 (n=327)
All Adverse Events	10.8%	12.9%	24.5%	25.1%
	(17)	(77)	(53)	(82)
Gastrointestinal Events	5.2%	3.5%	3.7%	5.5%
	(8)	(21)	(8)	(18)

In general, there were no clinically meaningful treatment-related changes in most laboratory parameters. Hypokalemia (defined in this trial as a serum potassium level less than 3.5 mEq/L) occurred in two subjects out of the 753 subjects in the study (0.3% of all enrolled patients), none of whom had any complications related to hypokalemia. In both cases, hypokalemia was mild (3.4 and 3.1 mEq/L, respectively), transient and did not require any treatment. No statistically significant changes in serum sodium or magnesium levels were observed. There was a small decrease in the average serum calcium levels in the ZS-9 group that was statistically different to the mean change from baseline in the placebo group at the highest doses tested. These changes were deemed not to be clinically significant and all patients remained in the normal range.

Adverse events were generally mild or moderate and transient in nature. There were a total of 16 serious adverse events reported in the study, 15 of which were assessed by the study investigators and by us as not related to ZS-9. Only one serious adverse event, a case of gastroenteritis, was classified as being possibly related to study drug; however, when the data was unblinded, this event occurred in a patient treated with placebo. The remaining 15 non-related serious adverse events were well distributed between ZS-9 and placebo, and there was no dose dependent relationship within the four ZS treatment groups.

Ongoing Studies

ZS004 (Ongoing)

ZS004 is a one-month randomized double-blind withdrawal study designed to confirm the dosing for chronic administration of ZS-9. The trial consists of an open label induction phase followed by a randomized, double-blind, placebo-controlled withdrawal phase. In the open label induction portion, patients with hyperkalemia (defined as potassium levels greater than 5.0 mEq/L) regardless of cause will be given 10 grams of ZS-9 three times per day for 48 hours. Patients achieving normokalemia at the end of the induction phase will be eligible to enter the randomized withdrawal portion of the study where they will receive 5 grams, 10 grams or 15 grams of ZS-9 or placebo once daily for 28 days. The primary endpoint for the trial is a comparison of the average serum potassium levels in the ZS-9 and placebo groups. After completion of the four week randomized withdrawal phase, patients will be eligible to continue receiving ZS-9 for an additional two months in an open label extension phase. This study is ongoing, and to date there have been no serious adverse events reported related to ZS-9.

Study ZS004: Trial Design

ZS005 (Planned)

ZS005 is an open label safety exposure study designed to demonstrate that chronic administration of ZS-9 is safe and well-tolerated and maintains control of serum potassium levels over 12 months. The trial consists of an open label 48-72 hour induction phase and twelve month open-label treatment phase. In the open label induction portion, patients with hyperkalemia (defined as potassium levels greater than 5.0 mEq/L) regardless of cause will be given 10 grams of ZS-9 three times per day for 48-72 hours, depending on serum potassium response. Patients that become normokalemic at the end of the induction phase will be eligible to enroll in the open label treatment phase where they will receive once daily dosing of ZS-9. Patients will initially receive 5 grams once daily of ZS-9 but will be allowed to increase or decrease their dose in 5 gram increments to a maximum of 15 grams once daily or minimum of 5 grams every other day. The primary goal of the 12 month portion of the study will be to demonstrate the safety and tolerability of ZS-9, but control of serum potassium levels will be an important secondary endpoint. We expect to initiate this study in the second quarter of 2014.

Study ZS005: Trial Design

Nonclinical and Toxicology Studies

Nonclinical pharmacology studies have shown that ZS-9 binds potassium in solution as well as in complex environments, such as in vivo animal models. Nonclinical safety data showed that ZS-9 was not genotoxic and was not associated with adverse effects in cardiovascular, central nervous system or gastrointestinal motility safety pharmacology studies. We conducted single dose in-vivo recovery studies in rats which recovered greater than 98% of the dosage of ZS-9 administered, similar to the level of recovery of non-absorbed control compounds. These studies support that ZS-9 is excreted in feces and is not systemically absorbed. Single-dose and multi-dose rat absorption studies are now underway and we anticipate having results from the multi-dose study in the third quarter of 2014. Results of preliminary nonclinical drug-to-drug interaction studies indicated

that ZS-9 did not interfere with the absorption of common drugs used in our target patient population when evaluated in-vitro. To date, the only drug that interacted with ZS-9 is lithium. We are currently conducting additional nonclinical drug-to-drug interaction studies and long-term chronic exposure toxicology studies with ZS-9 are ongoing.

ZS-1

Utilizing our proprietary drug discovery technology, we have a non-absorbed product candidate, ZS-1, in the nonclinical stage of development. ZS-1 has been designed to trap ammonium ions and is currently being evaluated as a treatment for disorders where elevated ammonium levels are thought to play a role. We have developed a nonclinical and clinical plan, but we have not yet initiated IND-enabling clinical studies for ZS-1. We intend to focus substantially all of our resources on the advancement of ZS-9 through NDA submission and commercialization.

Commercial Opportunity

Individuals with CKD and HF are the major populations at risk for chronic hyperkalemia due to poor renal function and/or the need for treatment with RAAS inhibitors. Together, there are over 30 million CKD and HF patients in the United States, which number is expected to grow to nearly 50 million patients by 2022. We believe a significant commercial opportunity exists for ZS-9, and, subject to FDA approval, we plan to initially market ZS-9 in the United States to a subset of the approximately 5,000 practicing nephrologists and approximately 15,000 practicing non-interventional cardiologists, who treat patients in one or more of the following categories:

•

CKD patients with moderate to severe hyperkalemia.    We believe the prevalence of moderate-to-severe hyperkalemia (serum potassium level greater than or equal to 5.5 mEq/L) is 20% and 40% in stage 3 and stage 4 CKD patients, respectively. Therefore, we estimate that there are approximately 2.4 million CKD patients in the United States with moderate-to-severe hyperkalemia being treated by a nephrologist or cardiologist. Based on our market research, approximately 80% of physicians surveyed indicated that they are likely to intervene with some form of treatment for hyperkalemia when a patient’s serum potassium level reaches 5.5 mEq/L. Accordingly, we view these patients as a readily identifiable initial patient population likely to be prescribed ZS-9. We believe that a safe, effective and well-tolerated daily use chronic therapy such as ZS-9 would be useful for patients in this category, in particular for those patients who have a history of recurrent episodes of hyperkalemia.

•

CKD and HF patients not currently taking a RAAS inhibitor or who have had their RAAS inhibitor dose reduced to address their hyperkalemia.    Based on average annual disease prevalence rates from multi-year surveys conducted between 1999 and 2004 for CKD and between 2005 and 2008 for HF, when applied to 2010 U.S. Census Data, we estimate there are approximately 19 million stage 3 or 4 CKD patients and approximately 5.7 million HF patients in the United States. Based on our market research and the medical literature, 80% of these patients who are under the care of a nephrologist or cardiologist are indicated for RAAS therapy, yet nearly half of these patients are not receiving RAAS inhibitors or are receiving sub-optimal RAAS inhibitor dosing, in large part because they have developed, or physicians fear that they will develop, hyperkalemia from these treatments. Current CKD and HF treatment guidelines recommend the use of RAAS inhibitors to preserve kidney function and delay time to dialysis in CKD patients and decrease morbidity and mortality in HF patients. We believe that, with the introduction of a safe, effective and well-tolerated daily use chronic treatment option for hyperkalemia, some physicians may increase their RAAS inhibitor usage in patients who have hyperkalemia by either maintaining their RAAS inhibitor therapy, increasing the doses of RAAS inhibitor where indicated or by reinitiating RAAS inhibitor medications. We believe that ZS-9 would provide physicians with an important tool to treat such hyperkalemia in this patient population.

•

Patients with acute or episodic hyperkalemia.    According to the medical literature, between 1% and 10% of all patients hospitalized in the United States are hyperkalemic at admission. The medical literature suggests that many end-stage renal disease patients have potassium levels that are not adequately controlled between dialysis sessions, often resulting in hospitalization. Approximately 200 million grams of SPS (e.g., Kayexalate) are prescribed annually in the hospital setting to manage hyperkalemia, despite its poor tolerability and unproven efficacy. Given the predictable efficacy and rapid-acting nature of ZS-9 suggested by our clinical trials, we believe ZS-9 would be a desirable alternative to existing therapy in these acute and episodic use settings.

We believe there are opportunities for expanding ZS-9 usage beyond physician specialists in the United States, including as follows:

•

Treating patients in the United States who are outside of our currently targeted specialty care market.    Although our marketing effort will be focused initially on a nephrology and cardiology audience, we believe that a significant number of patients with hyperkalemia are under the care of endocrinologists, diabetologists and/or primary care physicians. We may address these patients in the future by expanding our sales and marketing efforts or initiating a partnership to address hyperkalemia in the diabetes and primary care markets.

•

Clinical need outside of the United States.    The need for an improved hyperkalemia treatment also exists outside of the United States. We are currently in the process of evaluating the opportunities for ZS-9 outside the United States. We intend to seek one or more partners to commercialize ZS-9 in these markets.

Competition

Other companies are developing drugs for the treatment of hyperkalemia. We are aware of one other company, Relypsa, which is developing a potassium removal drug that is currently in Phase III clinical development. We do not know whether these drugs will be introduced to the market and if so, the timing or success of such introduction. However, in the event that Relypsa, or other companies developing treatment options for hyperkalemia, are successful, we will face additional competition for ZS-9.

In the United States, current treatment options for the chronic management of hyperkalemia are limited. These options include dietary potassium restriction, potassium-wasting diuretics or SPS. Dietary potassium restriction is difficult due to the ubiquitous presence of potassium in foods. Because fat, carbohydrates (in diabetics), sodium and phosphorus tend to be restricted in CKD patients, the addition of potassium restriction severely limits food options for these patients, which results in significant patient compliance issues. Diuretics, a mainstay for managing sodium, water balance and hypertension, are highly efficient at removing potassium in patients with normal renal function; however, the effectiveness of these drugs is greatly diminished in patients with CKD. SPS’ efficacy is unproven in large randomized controlled trials and its product labeling includes warnings of serious and potentially fatal GI side effects, and therefore, we believe that its use as a daily treatment option over the long-term is limited.

We compete in the segments of the pharmaceutical, biotechnology and other related markets that address CKD, HF and metabolic diseases. While we are not aware of any direct competition from pharmaceutical and biotechnology companies that are actively engaged in development of drugs to treat hyperkalemia, other than Relypsa, we face significant competition from many pharmaceutical and biotechnology companies that are researching and selling products to treat CKD, HF and metabolic diseases. Many of our competitors have materially greater financial, manufacturing, marketing, research and drug development resources than we do. Large pharmaceutical companies in particular have extensive expertise in nonclinical and clinical testing and in obtaining regulatory approvals for drugs and commercializing drugs upon approval. In addition, academic institutions, government agencies and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products or technologies. These organizations may also establish exclusive collaborative or licensing relationships with our competitors.

Manufacturing and Distribution

ZS-9 is stable at room temperature and does not absorb or attract high levels of moisture from the air. ZS-9 does not require any special handling. The ongoing 36-month stability studies are expected to provide 24 months of data to support the NDA filing. We expect that these data will support the storage of ZS-9 for 36 months at 25°C. ZS-9 tablets are also being tested in 36 month stability studies, and we believe that these studies will support storage of ZS-9 tablets for 24 to 36 months at 25°C.

ZS-9 is manufactured at our two manufacturing facilities located in Coppell, Texas and in Denver, Colorado. ZS-9, the drug product, is a dry, odorless powder or tablet formulation of the active pharmaceutical ingredient, or API. The API is manufactured in a straightforward two-step process from readily available starting materials. The initial phase involves mixing silicate solution, zirconium acetate and sodium hydroxide in water at high temperature and at elevated pressures. By carefully selecting the reaction conditions we are able to form ZS-9 with the appropriate particle size and particle size distribution. The resulting crystalline material is then washed with an acidic solution to improve the potassium exchange kinetics and reduce the API’s pH. For powder drug product, the resulting API is filled into packets, a well-established configuration for oral suspension. For the tablet formulation, the API is blended with binding agents and pressed into tablets.

We completed manufacturing of registration batches of ZS-9 with a reactor that has approximately one fourth the capacity of the anticipated commercial scale reactor. Registration batches are being used for our pivotal Phase III trial and ongoing stability studies. We expect that our next manufacturing campaign will involve validation lots at anticipated commercial scale. We have completed development of most analytical methods for impurities and commercial release testing, and we are now validating those methods. We have completed testing for impurities in drug substance registration stability batches and clinical batches using analytical procedures developed in-house and have found that the purity of our drug substance is high. We believe the levels of impurities, including the levels of special toxicological concern impurities that damage DNA molecules in genes causing mutations, are below the suggested guidance recommendations. Control of impurities during API and drug product manufacturing will be confirmed through process validation; we are using the maximum daily dose to establish the allowable levels of genotoxic impurities, impurities of special toxicological concern and residual solvents.

We plan to continue to manufacture ZS-9 API in our two manufacturing sites to establish a diverse and volume appropriate supply. This material will then be sent to finished product manufacturers for further processing and drug product completion. Our current manufacturing capacity is insufficient to meet peak anticipated market demand; however we plan to produce quantities sufficient for launch and increase production capacity post approval. We believe our strategy to build in-house API manufacturing will allow us to ensure adequate supply of the API and attain an attractive cost of goods structure from the time of launch if ZS-9 is approved.

Currently, packaging and drug product formation is performed by Sharp. We plan to enter into in a long term agreement with Sharp, or another drug product producer, to produce ZS-9 once approved by the FDA. A number of contractors are available, and we may establish two drug product manufacturers to reduce supply risk for ZS-9.

Our manufacturing facilities, as well as third-party drug product manufacturers, their facilities and all lots of drug substance and drug products used in our clinical trials, are required to be in compliance with cGMP. The cGMP regulations include requirements relating to organization of personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, records and reports, and returned or salvaged products. The manufacturing facilities for our products must meet cGMP requirements and FDA satisfaction before any product is approved and we can manufacture commercial products. We and our third-party manufacturers are also subject to periodic inspections of facilities by the FDA and other authorities, including procedures and operations used in the testing and manufacture of our products to assess our compliance with applicable regulations. Failure to comply with statutory and regulatory requirements subjects a manufacturer to possible legal or regulatory action, including warning letters, the seizure or recall of products, injunctions, consent decrees placing significant restrictions on or suspending manufacturing operations and civil and criminal penalties. These actions could have a material impact on the availability of our products. Contract manufacturers at times encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel.

Intellectual Property

ZS-9 has been developed utilizing our proprietary ion trap drug discovery technology, which targets indications susceptible to treatment by non-absorbed ion binders in the GI tract. The initial zirconium silicates were discovered by UOP. We have licensed certain patent rights relating to zirconium silicates from UOP. These patents include claims covering ZS-9 and methods of oral administration of ZS-9. During our development of ZS-9, we have made certain improvements to the ZS-9 composition. For example, we found that reducing the level of ZS-9 particles with a particle size below 3 microns that are contained in a composition was advantageous for avoiding systemic exposure during oral administration. We also found that the ZS-9 production method can be controlled to reduce the levels of more soluble forms of zirconium silicate impurities, such as ZS-8, in the composition. We have filed several non-provisional and provisional patent applications directed to these improvements and other novel zirconium silicate compositions, methods of treating various indications with ZS-9, and methods of manufacturing ZS-9.

UOP License Agreement

In December 2011, we entered into a license agreement with UOP. Under the agreement, UOP granted us a worldwide, exclusive license, with the right to sublicense, under certain UOP patent rights to develop, make and sell products in the field of the removal of toxins from bodily fluids and the gastrointestinal tract of humans and animals. We are required to pay UOP a 5% royalty based on annual worldwide net sales of licensed products made by us and by our sublicensees, provided that we are obligated to pay UOP an annual minimum royalty payment of $100,000. We are obligated to indemnify UOP against all claims arising out of the use of the licensed products, processes and the suitability of the licensed patents in connection therewith, as well as claims of intellectual property infringement in connection therewith, and must carry certain levels of insurance to cover our indemnity obligations under the agreement. Our license agreement with UOP, unless earlier terminated by us or UOP, will continue until the expiration or invalidation of all licensed UOP patent rights. Either party may terminate the agreement if the other party materially breaches the agreement and the breach remains uncured for a specified period. UOP may terminate the agreement at any time if it determines that our financial condition materially changes in such a way that materially impairs our ability to meet our indemnification and insurance obligations, or if the number of claims that are subject to our indemnification obligations that are reasonably anticipated by UOP materially impairs our ability to meet our indemnification obligations. We may also terminate the agreement at the end of a specified period following written notice to UOP if we determine that the use of the licensed patents is not technically or commercially feasible, or if we determine that we no longer desire to use the licensed patent rights in the licensed field.

In December 2011, we also entered into a sublicense agreement with HemoCleanse, Inc., or HemoCleanse. Under the sublicense agreement, we granted HemoCleanse a worldwide, exclusive sub-license under the licensed UOP patent rights to research, develop, make, have made, use, sell, have sold, offer for sale, import, export, market, commercialize and to otherwise exploit products and to practice processes covered by the UOP patent rights within the sub-field of removing toxins from bodily fluids outside the body of humans and animals. HemoCleanse is required to pay us a 5% royalty based on worldwide annual net sales of licensed products, which we must in turn pay to UOP. The sublicense agreement, unless earlier terminated by us or HemoCleanse, will continue until the expiration or invalidation of all of the sublicensed UOP patent rights. The sublicense agreement will terminate automatically upon termination of the UOP license agreement with us. Either party may terminate the agreement if the other party materially breaches the agreement and the breach remains uncured for a specified period. In addition, either party may terminate the sublicense agreement immediately if the other party is dissolved or undergoes certain insolvency events. We have the right to terminate the sub-license on a country-by-country basis if HemoCleanse fails to use commercially reasonable efforts to develop, make, market and sell the licensed products.

Proprietary Protection

Our commercial success depends in part on our ability to obtain and maintain proprietary protection for our drug candidates, manufacturing and process discoveries, and other know-how, to operate without infringing the proprietary rights of others and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing United States and certain foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We also intend to rely on trade secrets, know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain our proprietary position.

Other Patent Rights and Strategy

With regard to the pharmaceutical products we may develop, we intend to pursue composition-of-matter patents, where possible, and dosage and formulation patents, as well as method-of-use patents on novel indications for known compounds. We also intend to seek patent protection for manufacturing discoveries, including new in-process controls and starting materials.

The patents under license from UOP include claims directed to compositions and methods for oral administration of ZS-9. If ZS-9 receives FDA approval, we intend to list patents licensed from UOP in the Orange Book, including two composition of matter patents that, if the appropriate maintenance fees are paid, are expected to expire in 2017, and a method of treatment patent that, if the appropriate maintenance fees are paid, is expected to expire in 2019. The UOP license grants worldwide rights; however, UOP does not have any issued patents or pending patent applications outside the United States that are subject to the license agreement. The term of individual patents depends upon the legal term for patents in the countries in which they are granted. In most countries, including the United States, the patent term is generally 20 years from the earliest claimed filing date of a non-provisional patent application in the applicable country. In the United States, a patent’s term may, in certain cases, be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office in examining and granting a patent, or may be shortened if a patent is terminally disclaimed over a commonly owned patent or a patent naming a common inventor and having an earlier expiration date. In the United States, we believe that a patent term extension will be available under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act, for one of the patents we intend to list in the Orange Book if ZS-9 receives FDA approval and if certain eligibility requirements are met, as ZS-9 is a new chemical entity (NCE) that the FDA has not previously approved. The Hatch-Waxman Act allows for a maximum patent term extension of five years from the expiration date of the subject patent as compensation for patent term lost in the product development and regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond 14-years from the approval date and only one patent applicable to a regulatory review period for a product may be extended. If all regulatory requirements are met and maintenance fees are paid, the maximum patent term extension available for the method of treatment patent would result in a term expiring in 2024.

We have filed several patent applications directed to improved zirconium silicate compositions, methods of treatment, including treatment of hyperkalemia and other conditions, and methods of manufacturing zirconium silicate compositions. These patent applications include United States applications, and corresponding foreign national and regional patent applications in Australia, Brazil, Canada, China, Chile, Colombia, Europe, Hong Kong, India, Israel, Japan, Mexico, Philippines, South Africa, and South Korea. If patents issue from these applications, and if the appropriate maintenance fees are paid, these patents are currently expected to begin to expire in 2031.

Trade Secrets and Other Protection

We also rely on trade secrets to protect certain aspects of our technology. However, trade secrets can be difficult to protect. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. We also protect our proprietary technology and processes, in part, by entering into confidentiality and invention assignment agreements with our employees, consultants, scientific advisors and other contractors. These agreements may be breached, and we may not have adequate remedies for any breach. To the extent that our employees, consultants, scientific advisors or other contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Our commercial success will also depend in part on not infringing the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies, alter our drugs or processes, obtain licenses or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future drugs may have a material adverse impact on us. If third parties prepare and file patent applications in the United States or in other jurisdictions that also claim technology to which we have rights, we may have to participate in interference or derivation proceedings in the United States Patent and Trademark Office determine priority of invention or inventorship and may also become involved in similar proceedings in other jurisdictions.

Third-Party Reimbursement

Sales of pharmaceutical products depend significantly on the availability of coverage and adequate reimbursement by third-party payors, such as state and federal governments, including Medicare and Medicaid, and commercial managed care providers. Decisions regarding the extent of coverage and amount of reimbursement to be provided for ZS-9 will be made on a plan by plan basis. We anticipate that a significant proportion of patients eligible for ZS-9 will be covered by Medicare. Within the Medicare program, as a self-administered drug, we expect that ZS-9 will be reimbursed under the expanded prescription drug benefit, known as Medicare Part D.

Government Regulation

The FDA and comparable regulatory authorities in state and local jurisdictions and in other countries impose substantial and burdensome requirements upon companies involved in the clinical development, manufacture, marketing and distribution of drugs. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion, distribution, post-approval monitoring and reporting, sampling and export and import of our product candidates.

In the United States, the FDA regulates drug products under the Federal Food, Drug, and Cosmetic Act, or FFDCA, and the FDA’s implementing regulations. If we fail to comply with applicable FDA or other requirements at any time during the drug development process, clinical testing, the approval process or after approval, we may become subject to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties or criminal prosecution. Any FDA enforcement action could have a material adverse effect on us. FDA approval is required before any new unapproved drug or dosage form, including a new use of a previously approved drug, can be marketed in the United States.

The process required by the FDA before a drug may be marketed in the United States generally involves:

•

completion of extensive nonclinical laboratory tests, nonclinical animal studies and formulation studies some performed in accordance with the FDA’s current Good Laboratory Practice, or cGLP, regulations;

•	submission to the FDA of an IND application which must become effective before human clinical trials in the United States may begin;

•	approval by an independent institutional review board, or IRB, or ethics committee at each clinical trial site before each trial may be initiated;

•	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug candidate for each proposed indication;

•	submission to the FDA of an NDA;

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with cGMP regulations;

•	satisfactory completion of a potential review by an FDA advisory committee, if applicable; and

•	FDA review and approval of the NDA prior to any commercial marketing, sale or commercial shipment of the drug.

The nonclinical and clinical testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all. Nonclinical tests include laboratory evaluation of product chemistry, formulation, stability and toxicity, as well as animal studies to assess the characteristics and potential safety and efficacy of the product. The results of nonclinical tests, together with manufacturing information, analytical data and a proposed clinical trial protocol and other information, are submitted as part of an IND to the FDA. Some nonclinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions relating to one or more proposed clinical trials and places the clinical trial on a clinical hold, including concerns that human research subjects will be exposed to unreasonable health risks. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be used. Each protocol must be submitted to the FDA as part of the IND. An independent institutional review board, or IRB, or ethics committee for each medical center proposing to conduct a clinical trial must also review and approve a plan for any clinical trial before it can begin at that center and the IRB must monitor the clinical trial until it is completed. The FDA, the IRB, or the sponsor may suspend or discontinue a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive Good Clinical Practice, or GCP, requirements, including the requirements for informed consent.

All clinical research performed in the United States in support of an NDA must be authorized in advance by the FDA under the IND regulations and procedures described above. However, a sponsor who wishes to conduct a clinical trial outside the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of an NDA so long as the clinical trial is conducted in compliance with an international guideline for the ethical conduct of clinical research known as the Declaration of Helsinki and/or the laws and regulations of the country or countries in which the clinical trial is performed, whichever provides the greater protection to the participants in the clinical trial.

Within the European Union, approval of clinical trials as well as marketing authorization of all new drugs is regulated by the EMA. The requirements for granting approval of a MAA, the European equivalent of an NDA, are very similar to the FDA requirements and include demonstration of efficacy and safety in a sufficiently large number of subjects. We have been in contact with the EMA throughout the development process and have incorporated European requirements into our clinical development programs.

Clinical Trials

For purposes of NDA and MAA submission and approval, clinical trials are typically conducted in three or four phases, which may overlap or be combined.

•

Phase I:    Clinical trials are initially conducted in a limited population of subjects to test the drug candidate for safety, dose tolerance, absorption, metabolism, distribution and excretion in healthy humans or, on occasion, in patients with severe problems or life-threatening diseases to gain an early indication of its effectiveness.

•

Phase II:    Clinical trials are generally conducted in a limited patient population to evaluate dosage tolerance and appropriate dosage, identify possible adverse effects and safety risks and evaluate preliminarily the efficacy of the drug for specific targeted indications in patients with the disease or condition under study.

•

Phase III:    Clinical trials are typically conducted when Phase II clinical trials demonstrate that a dose range of the product candidate is effective and has an acceptable safety profile. Phase III clinical trials are commonly referred to as “pivotal” studies, which typically denotes a study which presents the data that the FDA, EMA or other relevant regulatory agency will use to determine whether or not to approve a drug. Phase III clinical trials are generally undertaken with large numbers of patients, such as groups of several hundred to several thousand, to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety in an expanded and diverse patient population at multiple, geographically-dispersed clinical trial sites.

•

Phase IV:    In some cases, FDA may condition approval of an NDA for a product candidate on the sponsor’s agreement to conduct additional clinical trials after NDA approval. In other cases, a sponsor may voluntarily conduct additional clinical trials post approval to gain more information about the drug. Such post approval trials are typically referred to as Phase IV clinical trials.

Concurrent with clinical trials, companies usually complete additional animal trials and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the drug in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

New Drug Applications

The results of nonclinical studies and of the clinical trials, together with other detailed information, including extensive manufacturing information and information on the composition of the drug, are submitted to the FDA in the form of an NDA requesting approval to market the drug for one or more specified indications. The FDA reviews an NDA to determine, among other things, whether a drug is safe and effective for its intended use.

Under the Prescription Drug User Fee Act, the FDA has a goal of responding to standard review NDAs within ten months after the 60 day filing review period, but this timeframe is often extended. The first indication of the FDA’s review progress is provided at the mid-cycle review. This typically occurs five months after the NDA is submitted. However, the review process is often significantly extended by FDA requests for additional information or clarification. The FDA may refer the application to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. The FDA may deny approval of an NDA if the applicable statutory and regulatory criteria are not satisfied, or it may require additional clinical data or an additional Phase III clinical trial. Even if such data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret data. Once the FDA approves an NDA, or supplement thereto, the FDA may withdraw the approval if ongoing regulatory requirements are not met or if safety problems are identified after the drug reaches the market. Where a withdrawal may not be appropriate, the FDA still may seize existing inventory of such drug or require a recall of any drug already on the market. In addition, the FDA may require testing, including Phase IV clinical trials and surveillance programs to monitor the effect of approved drugs which have been commercialized. The FDA has the authority to prevent or limit further marketing of a drug based on the results of these post-marketing programs.

Drugs may be marketed only for the FDA approved indications and in accordance with the provisions of the approved labeling. Further, if there are any modifications to the drug, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA or NDA supplement, which may require the applicant to develop additional data or conduct additional nonclinical studies and clinical trials.

Before approving an application, the FDA will inspect the facility or the facilities at which the finished drug product, and sometimes the active drug ingredient, is manufactured and will not approve the drug unless cGMP compliance is satisfactory. The FDA may also inspect the sites at which the clinical trials were conducted to assess their compliance and will not approve the drug unless compliance with GCP requirements is satisfactory.

The testing and approval processes require substantial time, effort and financial resources, and each may take several years to complete. The FDA may not grant approval on a timely basis, or at all. Even if we believe a clinical trial has demonstrated safety and efficacy of one of our drug candidates for the treatment of a disease, the results may not be satisfactory to the FDA. Nonclinical and clinical data may be interpreted by the FDA in different ways, which could delay, limit or prevent regulatory approval. We may encounter difficulties or unanticipated costs in our efforts to secure necessary governmental approvals which could delay or preclude us from marketing drugs. The FDA may limit the indications for use or place other conditions on any approvals that could restrict the commercial application of the drugs. After approval, certain changes to the approved drug, such as adding new indications, manufacturing changes or additional labeling claims are subject to further FDA review and approval. Depending on the nature of the change proposed, an NDA supplement must be filed and approved before the change may be implemented. For many proposed post-approval changes to an NDA, but excluding efficacy supplements to an NDA, the FDA has up to 180 days to review the application. As with new NDAs, the review process is often significantly extended by the FDA requests for additional information or clarification.

Other Regulatory Requirements

Any drugs manufactured or distributed by us or our collaborators pursuant to FDA approvals would be subject to continuing regulation by the FDA, including recordkeeping requirements and reporting of adverse experiences associated with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMP, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Failure to comply with the statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, seizure of product, injunctive action or possible civil penalties. We cannot be certain that we or our present or future third-party manufacturers or suppliers will be able to comply with the cGMP regulations and other ongoing FDA regulatory requirements. If we or our present or future third-party manufacturers or suppliers are not able to comply with these requirements, the FDA may halt our clinical trials, require us to recall a drug from distribution or withdraw approval of the NDA for that drug.

The FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available drugs for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, impose stringent restrictions on manufacturers’ communications regarding off-label use.

Healthcare Reform

In March 2010, the President signed one of the most significant healthcare reform measures in decades. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, collectively known as the Affordable Care Act, substantially changes the way healthcare will be financed by both governmental and private insurers, and significantly impacts the pharmaceutical industry. The comprehensive $940 billion dollar overhaul is expected to extend coverage to approximately 32 million previously uninsured Americans. The Affordable Care Act contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse, which will impact existing government healthcare programs and will result in the development of new programs, including Medicare payment for performance initiatives and improvements to the physician quality reporting system and feedback program. Additionally, the Affordable Care Act:

•	mandates a further shift in the burden of Medicaid payments to the states;

•	increases the minimum level of Medicaid rebates payable by manufacturers of brand-name drugs from 15.1% to 23.1%;

•	requires collection of rebates for drugs paid by Medicaid managed care organizations;

•

requires manufacturers to participate in a coverage gap discount program, under which they must agree to offer 50 percent point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D, beginning January 2011; and

•	imposes a non-deductible annual fee on pharmaceutical manufacturers or importers who sell “branded prescription drugs” to specified federal government programs.

Anti-Kickback and False Claims Laws

In the United States, the research, manufacturing, distribution, sale and promotion of drug products and medical devices are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including the Centers for Medicare & Medicaid Services, other divisions of the United States Department of Health and Human Services (e.g., the Office of Inspector General), the United States Department of Justice, state Attorneys General and other state and local government agencies. For example, sales, marketing and scientific/educational grant programs must comply with the Medicare-Medicaid Anti-Fraud and Abuse Act, as amended, or the Anti-Kickback Statute, the False Claims Act, as amended, the privacy regulations promulgated under the Health Insurance Portability and Accountability Act, or HIPAA and similar state laws. Pricing and rebate programs must comply with the Medicaid Drug Rebate Program requirements of the Omnibus Budget Reconciliation Act of 1990, as amended, and the Veterans Health Care Act of 1992, as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws.

As noted above, in the United States, we are subject to complex laws and regulations pertaining to healthcare “fraud and abuse,” including, but not limited to, the Anti-Kickback Statute, the federal False Claims Act and other state and federal laws and regulations. The Anti-Kickback Statute makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf) to knowingly and willfully solicit, receive, offer or pay any remuneration that is intended to induce the referral of business, including the purchase, order or prescription of a particular drug, for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. Violations of this law are punishable by up to five years in prison, criminal fines, administrative civil money penalties and exclusion from participation in federal healthcare programs. In addition, many states have adopted laws similar to the Anti-Kickback Statute. Some of these state prohibitions apply to the referral of patients for healthcare services reimbursed by any insurer, not just federal healthcare programs such as Medicare and Medicaid. Due to the breadth of these federal and state anti-kickback laws, the absence of guidance in the form of regulations or court decisions, and the potential for additional legal or regulatory change in this area, it is possible that our future sales and marketing practices and/or our future relationships with physicians might be challenged under anti-kickback laws, which could harm us. Because we intend to commercialize products that could be reimbursed under a federal healthcare program and other governmental healthcare programs, we plan to develop a comprehensive compliance program that establishes internal controls to facilitate adherence to the rules and program requirements to which we will or may become subject.

The federal False Claims Act prohibits anyone from knowingly presenting, or causing to be presented, for payment to federal programs (including Medicare and Medicaid) claims for items or services, including drugs, that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Although we would not submit claims directly to payors, manufacturers can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. In addition, our future activities relating to the reporting of wholesaler or estimated retail prices for our products, the reporting of prices used to calculate Medicaid rebate information and other information affecting federal, state and third-party reimbursement for our products, and the sale and marketing of our products, are subject to scrutiny under this law. For example, pharmaceutical companies have been prosecuted under the federal False Claims Act in connection with their off-label promotion of drugs. Penalties for a False Claims Act violation include three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim, the potential for exclusion from participation in federal healthcare programs, and, although the federal False Claims Act is a civil statute, conduct that results in a False Claims Act violation may also implicate various federal criminal statutes. If the government were to allege that we were, or convict us of, violating these false claims laws, we could be subject to a substantial fine and may suffer a decline in our stock price. In addition, private individuals have the ability to bring actions under the federal False Claims Act and certain states have enacted laws modeled after the federal False Claims Act.

There are also an increasing number of state laws that require manufacturers to make reports to states on pricing and marketing information. Many of these laws contain ambiguities as to what is required to comply with the laws. In addition, as discussed below, a similar federal requirement requires manufacturers to track and report to the federal government certain payments made to physicians and teaching hospitals made in the previous calendar year. These laws may affect our sales, marketing, and other promotional activities by imposing administrative and compliance burdens on us. In addition, given the lack of clarity with respect to these laws and their implementation, our reporting actions could be subject to the penalty provisions of the pertinent state, and soon federal, authorities.

Patient Protection and Affordable Health Care Act

In March 2010, the Patient Protection and Affordable Health Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively PPACA, was enacted, which includes measures that have or will significantly change the way health care is financed by both governmental and private insurers. Among the provisions of PPACA of greatest importance to the pharmaceutical industry are the following:

•

The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the Department of Health and Human Services a condition for states to receive federal matching funds for the manufacturer’s outpatient drugs furnished to Medicaid patients. Effective in 2010, PPACA made several changes to the Medicaid Drug Rebate Program, including increasing pharmaceutical manufacturers’ rebate liability by raising the minimum basic Medicaid rebate on most branded prescription drugs and biologic agents from 15.1% of average manufacturer price, or AMP, to 23.1% of AMP and adding a new rebate calculation for “line extensions” (i.e., new formulations, such as extended release formulations) of solid oral dosage forms of branded products, as well as potentially impacting their rebate liability by modifying the statutory definition of AMP. PPACA raised the methodology by which rebates owed by manufacturers to the state and federal government for outpatient drugs are calculated under the Medicaid Drug Rebate Program and extended the Medicaid Drug Rebate Program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations. The Centers for Medicare and Medicaid Services, or CMS, have proposed to expand Medicaid rebate liability to the territories of the United States as well. In addition, PPACA provides for the public availability of retail survey prices and certain weighted average AMPs under the Medicaid program. The implementation of this requirement by the CMS may also provide for the public availability of pharmacy acquisition cost data, which could negatively impact our sales.

•

In order for a pharmaceutical product to receive federal reimbursement under the Medicare and Medicaid programs or to be sold directly to United States government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program. The required 340B discount on a given product is calculated based on the AMP and Medicaid rebate amounts reported by the manufacturer. Effective in 2010, PPACA expanded the types of entities eligible to receive discounted 340B pricing, although, under the current state of the law, with the exception of children’s hospitals, these newly eligible entities will not be eligible to receive discounted 340B pricing on orphan drugs when used for the orphan indication. In addition, as 340B drug pricing is determined based on AMP and Medicaid rebate data, the revisions to the Medicaid rebate formula and AMP definition described above could cause the required 340B discount to increase.

•

Effective in 2011, PPACA imposed a requirement on manufacturers of branded drugs and biologic agents to provide a 50% discount off the negotiated price of branded drugs dispensed to Medicare Part D patients in the coverage gap (i.e., “donut hole”).

•

Effective in 2011, PPACA imposed an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs, although this fee would not apply to sales of certain products approved exclusively for orphan indications.

•

Effective in 2012, PPACA required pharmaceutical manufacturers to track certain financial arrangements with physicians and teaching hospitals, including any “transfer of value” made or distributed to such entities, as well as any investment interests held by physicians and their immediate family members. Manufacturers were required to report this information beginning in 2013.

•

As of 2010, a new Patient-Centered Outcomes Research Institute was established pursuant to PPACA to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research. The research conducted by the Patient-Centered Outcomes Research Institute may affect the market for certain pharmaceutical products.

•

PPACA created the Independent Payment Advisory Board which, beginning in 2014, has authority to recommend certain changes to the Medicare program to reduce expenditures by the program that could result in reduced payments for prescription drugs. Under certain circumstances, these recommendations will become law unless Congress enacts legislation that will achieve the same or greater Medicare cost savings.

•

PPACA established the Center for Medicare and Medicaid Innovation within CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending. Funding has been allocated to support the mission of the Center for Medicare and Medicaid Innovation from 2011 to 2019.

Many of the details regarding the implementation of PPACA are yet to be determined, and at this time, it remains unclear the full effect that PPACA would have on our business.

Other Regulations

We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future.

Employees

As of March 31, 2014, we had 41 full-time employees, including a total of seven employees with M.D. or Ph.D. degrees. Within our workforce, 31 employees are engaged in research and development and the remaining 10 in general management and administration, including finance, legal, human resources, facilities and information technology. None of our employees is represented by a labor union or covered by a collective bargaining agreement.

We believe that we maintain good relations with our employees.

Property and Facilities

Our headquarters is currently located in Coppell, Texas, and consists of 25,682 square feet of leased office, manufacturing and laboratory space under a lease that expires on January 1, 2022. We also have 19,145 square feet of manufacturing space in Denver, Colorado and 1,172 square feet of office space in Menlo Park, California. We believe that our existing facilities are adequate for our current needs; however, we may require additional space and facilities as our business expands.

Legal Proceedings

We are not currently subject to any material legal proceedings.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers, directors and director nominees as of June 1, 2014:

Name	Age	Position(s)
Executive Officers
Robert Alexander	44	Chief Executive Officer, Director
Alvaro Guillem	57	President, Director
D. Jeffrey Keyser	61	Chief Operating Officer and Secretary, Director
Todd A. Creech	46	Chief Financial Officer and Treasurer
Henrik S. Rasmussen	55	Chief Medical Officer and Chief Scientific Officer
Cynthia Smith	45	Chief Commercial Officer

Non-Employee Directors
Marc Ostro	64	Director
Guy Nohra	54	Director
John Whiting	59	Director Nominee*
Srinivas Akkaraju	46	Director Nominee**

*	Has been appointed to our board of directors contingent upon the closing of this offering.
**	Anticipated to be appointed to our board of directors immediately following the closing of this offering.

Executive Officers

Robert Alexander, Ph.D., has served as a member of our board of directors since October 2012 and has served as our Chief Executive Officer since December 2013. From March 2013 to March 2014, Dr. Alexander served as Chairman of our board of directors. From November 2005 to March 2013, Dr. Alexander served as a Director at Alta Partners, a venture capital firm in life sciences. In addition, he acted as Executive Chairman and interim Chief Executive Officer of SARcode Biosciences (acquired by Shire plc in April 2013), a biopharmaceutical company. During his time at Alta, he led investments in SARcode Biosciences, Sonexa Therapeutics, Allakos, Lumena Pharmaceuticals, and ZS Pharma. From April 2004 to November 2005, Dr. Alexander was a Principal in MPM Capital’s BioEquities fund where he sourced opportunities and led due diligence efforts for both public and private investments. From December 2000 to April 2004, Dr. Alexander worked in the Business Development group at Genentech, Inc. (now a member of the Roche Group), a biotechnology company, where he was responsible for sourcing and screening product opportunities based on scientific merit and strategic fit, leading diligence teams and negotiating terms and definitive agreements. Dr. Alexander joined Genentech after completing his post-doctoral fellowship at Stanford University in the Pathology department. He also holds a Ph.D. in Immunology from the University of North Carolina and a B.A. in Zoology from Miami University of Ohio. We believe Dr. Alexander is qualified to serve on our board of directors based on his background and experience in the life sciences sector.

Alvaro Guillem, Ph.D., is our co-founder and has served as our President and a member of our board of directors since 2008. From February 2008 to December 2013, Dr. Guillem served as our Chief Executive Officer. Dr. Guillem is a veteran of the pharmaceutical industry with over thirty years of leadership experience in bringing new therapies to market at both well-established and start-up companies. From September 2006 to December 2009, Dr. Guillem held the role of Vice President of Quality and Scientific Affairs at Ash Access Technology and helped develop a catheter lock for patients with end stage renal disease on dialysis. From October 2005 to November 2006, Dr. Guillem held senior positions at Genzyme/Bone Care. From October 1998 to September 2005, Dr. Guillem worked at Adams Respiratory Therapeutics. Dr. Guillem holds a B.S. in Chemistry from Mary Washington University and a Ph.D. in Chemistry from Virginia Commonwealth University. We believe Dr. Guillem is qualified to serve on our board of directors based on his extensive experience in senior positions at various pharmaceutical companies and his tremendous experience in the life sciences field for over thirty years.

D. Jeffrey Keyser, RPh, J.D., MPA, Ph.D., is our co-founder and has served as our Secretary, Chief Operating Officer, and member of our board of directors since 2008. Dr. Keyser has over thirty years of experience in the pharmaceutical industry. From 2004 to 2008, Dr. Keyser served as the Chief Compliance Officer and Vice President of Regulatory Affairs at Encysive Pharmaceuticals. In addition, he served as Vice President of Development and Regulatory Affairs at Adams Respiratory Therapeutics from 1998 to 2004, and previously held senior management positions at Medeva Americas, Marion Merrell Dow, Marion Laboratories and Abbott Laboratories. Dr. Keyser has experience in regulatory, medical, clinical and product development and has directed efforts to develop, prepare and secure approvals of numerous INDs and NDAs in the United States, Canada, Australia and Europe. Dr. Keyser received his B.S. in Pharmacy and J.D. from Creighton University. He also holds an MPA from the University of Missouri at Kansas City and a Ph.D. in Economics from the University of Texas at Dallas. We believe Dr. Keyser is qualified to serve on our board of directors based on the expertise he holds from over thirty years in the pharmaceutical industry and extensive senior management experience in the life sciences industry.

Todd A. Creech, MBA, has served as our Chief Financial Officer since August 2013 and as our Treasurer since February 2014. From October 2010 to April 2013, Mr. Creech was Chief Financial Officer and Vice-President of Business Development at SARcode Biosciences (acquired by Shire plc in April 2013), where he led all financing, legal, accounting and corporate development activities. From September 2006 to September 2010, Mr. Creech was Chief Financial Officer of Sirion Therapeutics, an ophthalmic pharmaceutical company. During his tenure there, he raised $100 million in debt and equity financing to support the development of six late-stage clinical programs and two NDA approvals and led the sale of Sirion’s drug assets to Alcon and Bausch and Lomb. From May 2005 to September 2006, Mr. Creech worked with NovaQuest, the investment group within Quintiles, Inc., where he structured, placed and managed capital investments in emerging U.S. biotechnology and specialty pharmaceutical companies. In 2003, Mr. Creech co-founded Centice, an optical sensor spin out from Duke University. Mr. Creech also brings an additional ten years of biotech- and high-tech-specific consulting experience from his time at SRI International and Anderson Consulting. Mr. Creech holds undergraduate degrees in Finance and Accounting from Miami University of Ohio and an MBA from Duke University.

Henrik Sandvad Rasmussen, M.D., Ph.D., has served as our Chief Medical Officer and Chief Scientific Officer since October 2012. From August 2009 to October 2012, Dr. Rasmussen served as President and Chief Executive Officer of Rasmussen Biotech and Pharma Consulting. From March 2007 to July 2009, Dr. Rasmussen held the positions of Corporate Vice President and Head of Clinical Development and Medical and Regulatory Affairs at Novo Nordisk. He also served as Chief Medical Officer for Nabi Biopharmaceuticals from March 2003 to February 2007 and for Genvec from March 1999 to February 2003. He was Vice President for Clinical Research and Senior Vice President for Clinical Research and Regulatory Affairs at British Biotech from January 1995 to February 1999, and International Clinical Project Manager and Global Study Director for cardiovascular drug development at Pfizer Central Research from January 1989 to December 1994. Dr. Rasmussen has led numerous global development programs and regulatory filings worldwide, including NDAs. He has over 150 published peer-reviewed papers in therapeutic areas including nephrology, cardiology and diabetes. Dr. Rasmussen received his M.D. and Ph.D. from the University of Copenhagen in Denmark and is trained in internal medicine and cardiology.

Cynthia Smith, MS, MBA, has served as our Chief Commercial Officer since June 2013. From October 2008 to March 2013, Ms. Smith was at Affymax Inc., a biotechnology company focused on the development and commercialization of novel renal therapies, most recently in the position of Vice President of Market Access and Commercial Development. From July 2000 to October 2008, Ms. Smith was at Merck and Co., Inc., where she held various leadership positions in managed markets, corporate strategy, and public affairs, most recently as Executive Director of Healthcare System and Medicare Strategy. From June 1995 to July 2000, Ms. Smith served in the White House Office of Management and Budget under the Clinton Administration. Ms. Smith earned her B.A. from the University of North Carolina at Chapel Hill, her M.S. in Public Policy from the Eagleton Institute at Rutgers University and her MBA from the Wharton School at the University of Pennsylvania.

Non-Employee Directors

Marc Ostro, Ph.D., has served as a member of our board of directors since November 2011. Dr. Ostro is a General Partner at Devon Park Bioventures, a venture capital fund targeting investments in therapeutics companies and, in certain cases, medical device, diagnostic and drug discovery technology companies. Previously, from January 2002 to February 2006, Dr. Ostro was a managing partner at TL Ventures, L.P., a Pennsylvania-based venture capital firm. From 1997 to 2002, he was Senior Managing Director and Head of KPMG’s Life Science Group (Mergers and Acquisitions) and he was Senior Vice President of Ross Financial Corporation from August 1997 to December 1997. Dr. Ostro was a Managing Director of UBS Securities from 1994 to 1997, where he was involved with numerous IPOs and secondary offerings and was with Mabon Securities from 1993 to 1994, where he initiated and grew the firm’s biotechnology practice. In 1981, Dr. Ostro co-founded The Liposome Company, a biotechnology company, and served as President, Vice Chairman, and Chief Science Officer. He also founded the Journal of Liposome Research. To date, Dr. Ostro has served on the boards of directors of seventeen biotechnology companies. Dr. Ostro received a B.S. in Biology from Lehigh University, a Ph.D. in Biochemistry from Syracuse University, and was a Postdoctoral Fellow and Assistant Professor at the University of Illinois Medical School. We believe Dr. Ostro is qualified to serve on our board of directors due to his investment and industry experience and extensive service on other biotechnology companies’ boards of directors.

Guy Nohra, MBA, has served as a member of our board of directors since June 2013. Mr. Nohra is a co-founder of Alta Partners since 1996, and was also a partner at Burr, Egan, Deleage & Co. from 1989 to 1997. He has been involved in the funding and development of notable medical technology and life science companies including AcelRx Pharmaceuticals, ATS Medical, Cutera, Innerdyne, R2 Technology, deCODE genetics, and Vesica. From November 1983 to June 1987, Mr. Nohra was Product Manager of Medical Products with Security Pacific Trading Corporation. He was responsible for a multi-million dollar product line and traveled extensively in Korea, Taiwan, Hong Kong, China and Southeast Asia. Currently, Mr. Nohra serves on the board of directors of several companies, including Bioventus, Carbylan Biosurgery, Cerenis Therapeutics, PneumRx and Vertiflex, and is the Chairman of the Board of USGI Medical. He also served on the board of directors of the Medical Device Manufacturing Association from June 2003 to June 2013. Mr. Nohra served as the President of the Silicon Valley chapter of The Leukemia and Lymphoma Society from April 2010 to December 2013. He has a B.A. in History from Stanford University and an MBA from the University of Chicago. We believe Mr. Nohra is qualified to serve on our board of directors due to his longtime involvement in the development of life science companies and extensive service on other boards of directors for similar pharmaceutical companies.

John Whiting, MBA, will be appointed to our board of directors contingent upon the closing of this offering. From October 2010 to present, Mr. Whiting has been at Gladstone Institutes, most recently in the position of Vice President, Chief Financial and Administrative Officer. Mr. Whiting provides overall direction and leadership to a wide range of Gladstone’s finance and administrative functions, including finance and accounting, extramural funding and grants and contracts, human resources, information technology, operations and facilities management, and purchasing. Prior to joining Gladstone Institutes, Mr. Whiting was at Genentech, Inc. (now a member of the Roche Group) from March 1989 to July 2009, most recently as Deputy Chief Financial Officer from February 2009 to July 2009. Mr. Whiting’s responsibilities at Genentech, included accounting and financial reporting, financial planning, treasury, divisional controllerships, mergers and acquisitions and strategic planning. Mr. Whiting has served on the board of directors for the non-profit Larkin Street Youth Services since October 2010, and has served as chair of their finance committee since September 2012. Mr. Whiting has also served on the board of directors for MacPherson’s, an art supply and distribution company, since August 2011. He has served as chair of MacPherson’s audit committee since August 2011. Mr. Whiting earned both a bachelor’s degree in biology and an MBA at the University of Oregon. He is an inactive certified public accountant licensed in California. We believe Mr. Whiting is qualified to serve on our board of directors due to his longtime experience in the industry and strong record of service on other companies’ boards of directors as chair of both a finance and an audit committee.

Srinivas Akkaraju, M.D., Ph.D., is expected to be appointed to our board of directors immediately following the closing of this offering. Dr. Akkaraju has over 16 years of investment and operational experience in the life sciences sector. Dr. Akkaraju has served as a General Partner, concentrating on biopharmaceutical investments, of Sofinnova Ventures since April 2013. Prior to Sofinnova Ventures, Dr. Akkaraju served as a Managing Director at New Leaf Venture Partners from January 2009 to April 2013. Prior to New Leaf Venture Partners, Dr. Akkaraju was a founding Managing Director at Panorama Capital, the venture spin-out from the arm of J.P. Morgan Partners that specialized in biotech and information technology investments. Before forming Panorama Capital, he was a part of the biotech investment team of J.P. Morgan Partners from April 2001 to July 2006, most recently serving as Partner. Prior to J.P. Morgan Partners, Dr. Akkaraju held business and corporate development positions at Genentech, Inc. (now a member of the Roche Group), from October 1998 to March 2001. Dr. Akkaraju’s past board memberships have included Piramed Ltd. (acquired by Roche), Eyetech Pharmaceuticals, Inc. and Synageva BioPharma Corp. He currently serves on the boards of Seattle Genetics, Inc., Intercept Pharmaceuticals, Inc., and Versartis, Inc. Dr. Akkaraju received his B.A. degrees in both Biochemistry and Computer Science from Rice University and M.D. and Ph.D. degrees in Immunology from Stanford University School of Medicine. We believe Dr. Akkaraju is qualified to serve on our board of directors due to his investment and industry experience and service on other boards of directors of life science companies.

Board Composition

We currently have five directors, each of whom was elected pursuant to the board composition provisions of our amended and restated voting agreement. These board composition provisions will terminate upon the completion of this offering. Upon the termination of these provisions, there will be no further contractual obligations regarding the election of our directors. Mr. Whiting will be appointed to our board of directors contingent upon the closing of this offering, and we anticipate that Dr. Akkaraju will be appointed to our board of directors immediately following this offering. Our directors hold office until their successors have been elected and qualified or, if earlier, until their death, resignation or removal.

Director Independence

Under applicable rules of The NASDAQ Global Market, or the NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that all of our directors, other than Dr. Alexander, Dr. Guillem and Dr. Keyser, are independent directors, as defined by the applicable NASDAQ rules. In making such determination, the board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances that the board of directors deemed relevant in determining their independence. In particular, in considering the independence of our directors, our board of directors considered the association of certain of our directors with the holders of more than 5% of our common stock as well as the effect of each of the transactions described in the “Certain Relationships and Related Party Transactions” section of this prospectus.

There are no family relationships among any of our directors or executive officers.

Classified Board of Directors

In accordance with our seventh amended and restated certificate of incorporation to be in effect immediately prior to the consummation of this offering, our board of directors will be divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Effective upon the consummation of this offering, our directors will be divided among the three classes as follows:

•	the Class I directors will be Drs. Guillem and Keyser, and their terms will expire at the annual meeting of stockholders to be held in 2014;

•	the Class II directors will be Mr. Nohra and Dr. Ostro, and their terms will expire at the annual meeting of stockholders to be held in 2015; and

•	the Class III directors will be Dr. Alexander and Mr. Whiting, and their terms will expire at the annual meeting of stockholders to be held in 2016.

Our seventh amended and restated certificate of incorporation will provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Leadership Structure of the Board

Our amended and restated bylaws and corporate governance guidelines, which will become effective immediately prior to the consummation of this offering, will provide our board of directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our company.

Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines and considers and approves or disapproves any related-persons transactions. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Audit Committee

Effective upon the completion of this offering, our audit committee will consist of Mr. Nohra, Dr. Ostro and Mr. Whiting, with Mr. Whiting serving as chairman of the committee. Our board of directors has determined that Mr. Whiting meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of The NASDAQ Global Market while Mr. Nohra and Dr. Ostro do not meet such requirements and standards. Mr. Nohra and Dr. Ostro will serve as members of the audit committee and will be replaced by directors meeting the requirements under the Exchange Act and the standards of The NASDAQ Global Market in accordance with the phase-in exception schedule found in Rule 10A-3 of the Exchange Act, with the first being replaced within 90 days after the effectiveness of the registration statement to which this prospectus is a part and the second within one year of that date. Our board of directors has determined that Mr. Whiting is an “audit committee financial expert” within the meaning of the SEC regulations and applicable listing standards of The NASDAQ Global Market. The audit committee’s responsibilities upon completion of this offering will include:

•	appointing our independent registered public accounting firm;

•	evaluating the independent registered public accounting firm’s qualifications, independence and performance;

•	determining the engagement of the independent registered public accounting firm;

•	reviewing and approving the scope of the annual audit and the audit fee;

•	discussing with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approving the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitoring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•

reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviewing our critical accounting policies and estimates; and

•	annually reviewing the audit committee charter and the committee’s performance.

Compensation Committee

Effective upon the completion of this offering, our compensation committee will consist of Mr. Nohra and Dr. Ostro, with Dr. Ostro serving as chairman of the committee. Our board of directors has determined each member of the compensation committee is “independent” as defined under the applicable listing standards of The NASDAQ Global Market. The compensation committee’s responsibilities upon completion of this offering will include:

•	annually reviewing and approving individual and corporate goals and objectives relevant to the compensation of our executive officers;

•	evaluating the performance of our executive officers in light of such individual and corporate goals and objectives and determining the compensation of our executive officers;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	conducting the independence assessment outlined in NASDAQ rules with respect to any compensation consultant, legal counsel, or other advisor retained by the compensation committee;

•	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of The NASDAQ Global Market;

•	overseeing and administering our compensation and similar plans;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the board of directors with respect to director compensation;

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;

•	preparing the compensation committee report required by the rules of the SEC to be included in our annual proxy statement;

•	reviewing and discussing with the board of directors corporate succession plans for the chief executive officer and other senior management positions; and

•	periodically reviewing our Company’s overall policies, practices, and plans.

Nominating and Corporate Governance Committee

Effective upon the completion of this offering, our nominating and corporate governance committee will consist of Mr. Nohra and Dr. Ostro, with Mr. Nohra serving as chairman of the committee. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined under the applicable listing standards of The NASDAQ Global Market. The nominating and corporate governance committee’s responsibilities upon completion of this offering will include:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees; and

•	developing and recommending to the board of directors a set of corporate governance principles and guidelines.

Our board of directors may establish other committees from time to time.

Compensation Committee Interlocks and Insider Participation

From December 2012 through April 2013, our compensation committee consisted of Dr. McKearn, Dr. Ostro, Mr. Truitt and Dr. Alexander, our current Chief Executive Officer, who prior to March 2013, was not employed by us. None of the members of our compensation committee has at any time been one of our officers or employees other than Dr. Alexander. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

Board Diversity

Upon consummation of this offering, our nominating and corporate governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Currently, our board of directors evaluates, and following the consummation of this offering will evaluate, each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Code of Business Conduct and Ethics

Upon the completion of this offering, we will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Following the consummation of this offering, the code of business conduct and ethics will be available on our website. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website following this offering.

Limitation on Liability and Indemnification Matters

Our seventh amended and restated certificate of incorporation, which will become effective immediately prior to the consummation of this offering, contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our seventh amended and restated certificate of incorporation and amended and restated bylaws, which will become effective immediately prior to the consummation of this offering, provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors. We will also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our seventh amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement or damages.

Director Compensation

Dr. Alexander, our chief executive officer, Dr. Guillem, our President, and Dr. Keyser, our Chief Operating Officer and Secretary, receive no compensation for their service as directors. None of our non-employee directors received compensation for their service on the board or otherwise during fiscal 2013. As of December 31, 2013, Dr. Alexander, Dr. Guillem, Dr. Keyser and Mr. Truitt held options to purchase 448,453, 428,955, 397,759 and 68,243 shares of our common stock, respectively. As of December 31, 2013, Mr. Nohra, Dr. McKearn and Dr. Ostro held no option grants. As of December 31, 2013, Dr. Ostro and Dr. Truitt each held warrants to purchase 9,749 shares of our common stock.

Our board of directors plans to adopt a non-employee director compensation policy, effective as of the closing of this offering, that will be designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber non-employee directors. Under the policy, all non-employee directors will be paid cash compensation from and after the completion of this offering, as set forth below:

	Annual Retainer
Board of Directors:
All non-employee members	$35,000	(1)
Additional retainer for Non-Executive Chairmen of the Board	$20,000	(1)

Audit Committee:
Chairman	$7,500	(1)

Compensation Committee:
Chairman	$5,000	(1)

Nominating and Corporate Governance Committee:
Chairman	$5,000	(1)

Stock Options
All non-employee members	12,000	(2) (3)

(1)	Payable quarterly in arrears.
(2)	Options for shares of our common stock under the 2014 Incentive Plan.
(3)

On the date of the annual meeting of stockholders, each continuing non-employee director will be eligible to receive an annual option grant to purchase up to 12,000 shares of our common stock, which terms will be determined by our compensation committee at the time of the grant. All options will be granted at fair market value on the date of grant.

EXECUTIVE COMPENSATION

This section describes the material elements of compensation of our named executive officers, or NEOs. Our NEOs for the year ended December 31, 2013 were Robert Alexander, Ph.D., our Chief Executive Officer, Alvaro Guillem, Ph.D., our President, Todd Creech, our Chief Financial Officer and Henrik Rasmussen, M.D., Ph.D., our Chief Medical Officer and Chief Scientific Officer. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to or earned by our NEOs during the year ended December 31, 2013.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert Alexander	2013	291,667	(4)	87,740	799,710	26,397	1,205,466
Chief Executive Officer
Alvaro Guillem	2013	325,000		113,750	278,160	27,065	743,959
President
Todd Creech	2013	113,144	(5)	31,940	499,392	10,717	655,227
Chief Financial Officer
Henrik Rasmussen	2013	300,000		90,000	173,850	34,318	598,158
Chief Scientific Officer and Chief Medical Officer

(1)

The amounts reported in the Bonus column represent annual cash bonus payments awarded upon the achievement of certain Company and individual performance targets, as established by the board of directors, which the NEOs earned during 2013.

(2)

The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to our NEOs during 2013 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 7 to the audited financial statements included in this prospectus. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the NEOs from the options.

(3)

The amounts reported in the All Other Compensation column consist of premiums we paid with respect to each of our NEOs for medical, dental, vision, and term life insurance, pursuant to the terms of each NEO’s employment agreement with us.

(4)

Dr. Alexander’s employment with us began in March 2013. We accepted Dr. Alexander’s voluntary resignation as our Chairman on March 21, 2014. Dr. Alexander continues to serve as the Chief Executive Officer and as a member of our board of directors.

(5)	Mr. Creech’s employment with us began in August 2013.

Narrative Disclosure to 2013 Summary Compensation Table

Employment Agreements with our NEOs

We have entered into agreements with each of our NEOs in connection with his employment with us. With the exception of his own arrangement, each of these employment agreements was negotiated on our behalf by Dr. Guillem, with the oversight and approval of our board of directors. Dr. Guillem’s agreement was negotiated directly with the Chairman of our compensation committee.

These agreements provide for “at will” employment and set forth the terms and conditions of employment of each NEO, including base salary, target annual bonus opportunity, stock option grants, welfare and fringe benefits, non-competition, non-solicitation, confidentiality, invention assignment and severance. Our board of directors or the compensation committee reviews each NEO’s base salary and target bonus opportunity from time to time to ensure compensation adequately reflects the NEO’s qualifications, experience, role and responsibilities. For fiscal year 2013, Dr. Alexander’s base salary was $350,000, Dr. Guillem’s base salary was $325,000, Mr. Creech’s base salary was $290,000, and Dr. Rasmussen’s base salary was $300,000. In addition, for fiscal year 2013, Dr. Alexander, Dr. Guillem, Mr. Creech, and Dr. Rasmussen each had an annual bonus target of up to 30%, 35%, 30% and 30%, respectively, of base salary awarded based on the achievement of annual performance targets established by the respective NEO and the board of directors. Please see “Terms and Conditions of Annual Bonuses” for a further description of the annual bonuses awarded to our NEOs.

Additionally, Dr. Alexander, Dr. Guillem, Mr. Creech, and Dr. Rasmussen were granted options to purchase 448,453, 155,984, 280,771 and 97,490 shares of our common stock, respectively, in the last fiscal year. Please see “Terms and Conditions of Equity Award Grants” for a further description of the options awarded to our NEOs.

In addition, pursuant to the terms of each NEO’s employment agreement, we agreed to reimburse each NEO for his share of any medical, dental, vision and term life benefits available to our officers. For the fiscal year 2013, we paid the following amounts for Dr. Alexander, Dr. Guillem, Mr. Creech, and Dr. Keyser, respectively, for such benefits: $26,351, $27,065, $10,717, and $34,318. Pursuant to the terms of each employment agreement with our NEOs, each NEO is restricted while he is employed by us and for a period of one year after his termination from directly or indirectly competing with the business of ZS or recruiting or soliciting any employee of ZS. Each employment agreement with our NEOs contains standard confidential information and invention assignment provisions.

We may terminate the employment of our NEOs under these employment agreements at any time and for any reason; provided, each NEO must be given 10 days notice of a termination because of disability. Each NEO may terminate his employment under his employment agreement at any time and for any reason. In certain circumstances, the employment agreements with our NEOs provide for a lump sum payment of severance. Please see “Terms and Conditions of Executive Severance” for a further description of our severance obligations to our NEOs.

Terms and Conditions of Executive Severance

Each of our NEO’s employment agreements provides for certain severance benefits. Under these agreements, in the event that the executive is terminated without cause or resigns for good reason (each as defined below) and subject to such executive executing and not revoking a general release of all claims against us, then such executive is entitled to receive (i) his base salary earned through his last day of employment, (ii) on the first business day following the 75-day period following the executive’s termination, a lump sum cash severance payment equal to twelve months of the executive’s base salary and (iii) payment by us of an amount equal to the product of (a) 24 times (b) the amount that was paid by, allocated to or otherwise attributed to us as our employer premium contribution of our welfare and fringe benefit plans with respect to such executive and his dependents. In the event the executive is terminated without cause or resigns for good reason, such executive’s stock options will become fully vested and exercisable upon the date of his termination.

Under the NEO employment agreements, in the event the executive is terminated for cause, resigns without good reason or leaves because of death or disability (as defined below), then such executive is entitled to receive (i) his base salary earned through his last day of employment and (ii) benefits under the stock option plan and welfare and fringe benefit plans in accordance with the respective terms of those plans.

For purposes of the agreements, “cause” means the occurrence of any of the following events, as determined by our board of directors, in its sole discretion: (i) the NEO’s willful and continued failure to perform substantially the duties of the NEO’s position or to follow lawful instructions of a senior executive or the board of directors, if such failure continues for a period of five days after we delivered such NEO written notice identifying such failure; (ii) the NEO’s conviction of a felony or of another crime that reflects adversely on us; (iii) the NEO’s engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to us, or any misconduct that involves moral turpitude; (iv) the NEO’s material breach of his obligations under his employment agreement or under his nondisclosure or noncompete agreement with us; (v) alcohol or substance abuse that has impaired or could reasonably be expected to impair the ability of the NEO to perform his duties to us; (vi) failure to comply with our policies in any material respect, including those regarding harassment or discrimination in employment; or (vii) excessive absenteeism, willful or persistent neglect of, or abandonment of the NEO’s duties (other than due to illness or any other physical condition that could reasonably be expected to result in disability), which has not been cured after reasonable notice from us. “Good reason” means the occurrence of any of the following events: (i) a material adverse change in the nature or scope of the NEO’s responsibilities; (ii) a reduction in the NEO’s salary rate or target bonus; (iii) a reduction of ten percent or more in the aggregate benefits provided to the NEO and his dependents under our employee benefit plans; or (iv) failure by us to obtain any assumption agreement from any successor as contemplated in the NEO’s employment agreement. “Disability” means when the NEO is unable to perform the essential functions of his job, with or without reasonable accommodation in accordance with the Americans with Disabilities Act, as determined by the board of directors in good faith for (i) a period of 120 consecutive days or (ii) periods greater than 150 days in the aggregate during any 12-month period.

Pension Benefits and Nonqualified Preferred Compensation

We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth specified information concerning unexercised stock options for each of the named executive officers outstanding as of December 31, 2013.

			Option Awards
Name	Vesting Commencement Date(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price (2)	Option Expiration Date
Robert Alexander	3/1/2013		448,453	—	$2.13	2/28/2023
Alvaro Guillem	6/5/2009	(3)	—	37,046	$1.03	6/4/2019
	1/1/2012	(4)	33,797	16,898	$2.56	12/31/2021
	10/15/2012		131,206	54,025	$2.13	10/24/2022
	3/1/2013		155,984	—	$2.13	2/28/2023
Todd Creech	8/12/2013		280,771	—	$2.13	8/11/2023
Henrik Rasmussen	1/1/2010	(3)	—	77,992	$1.03	4/16/2020
	10/15/2012		82,867	34,121	$2.13	10/24/2022
	3/1/2013		97,490	—	$2.13	2/28/2023

(1)

Except as otherwise indicated, the options vest as to 25% of the shares subject to such option on the first anniversary of the vesting commencement date with the remaining 75% of the shares vesting monthly in substantially equal installments over the following 36 months, subject to the holder continuing to provide services to us through each vesting date.

(2)	This column represents the fair value of our common stock on the date of grant, as determined by our board of directors.

(3)	The shares subject to this option are fully vested.

(4)	These options vest annually over three years in substantially equal installments, subject to the holder continuing to provide services to us through each vesting date.

Equity Compensation Plans and Other Benefit Plans

2014 Incentive Plan

Prior to the effective date of this offering, our board of directors plans to adopt and have approved by our stockholders an incentive plan, the 2014 Incentive Plan or the 2014 Plan, for the benefit of the employees, non-employee directors and consultants who perform services for us. We intend for the 2014 Plan to be effective on the closing of this offering, or the effective date. The principal purpose of the 2014 Plan is to attract, retain and motivate selected employees, consultants and non-employee directors through the granting of stock-based compensation and cash-based performance bonus awards. The material terms of the 2014 Plan are summarized below.

Share Reserve.    Under the 2014 Plan, 1,949,797 shares of our common stock will be initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, dividend equivalent awards, stock payment awards, performance awards and other stock-based awards. On the first day of each calendar year beginning in 2015, an additional number of shares of our common stock shall be reserved under the 2014 Plan in an amount equal to the lesser of (A) a number of shares equal to the excess of four percent (4%) of the shares of stock outstanding (on an as converted basis) on December 31st of the immediately preceding calendar year less the aggregate number of shares available for awards under the 2014 Plan as of such date (but not less than zero), (B) a number of shares of stock determined by our board of directors or (C) 1,169,878 shares. The aggregate of the shares initially reserved hereunder and the annual increases from time to time are referred to as the Maximum Share Limit, all of which will be available for incentive stock options or ISOs. The shares of our common stock to be delivered under the 2014 Plan will be made available from authorized but unissued shares of stock, shares held in treasury, or previously issued shares reacquired by us, including by purchase on the open market or by private purchase.

Awards under the 2014 Plan settled in cash do not reduce the Maximum Share Limit. If an award under the 2014 Plan expires or is terminated, cancelled or forfeited, the shares of our common stock associated with such expired, terminated, cancelled or forfeited award will again be available for future awards under the 2014 Plan. The following shares of our common stock will also become available again for awards under the 2014 Plan other than awards of incentive stock options:

(i) shares that are tendered by a participant or withheld as full or partial payment of minimum withholding taxes or as payment for the exercise price of an award under the 2014 Plan; and

(ii) shares reserved for issuance upon grant of a SAR issued under the 2014 Plan, to the extent the number of reserved shares of our common stock exceeds the number of shares actually issued upon exercise or settlement of such SAR.

The foregoing notwithstanding, subject to The NASDAQ Global Market listing requirements, the Maximum Share Limit will not be reduced by (x) shares of our common stock issued under awards granted in the assumption of, or substitution or exchange for, previously granted awards of a company acquired by us and (y) available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) and such shares shall be available for awards under the 2014 Plan.

Administration.    The compensation committee of our board of directors will administer the 2014 Plan. The compensation committee must consist of at least two members of our board of directors, each of whom is intended to qualify as an “outside director,” within the meaning of Section 162(m) of the Code, a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “independent director” within the meaning of the rules of the applicable stock exchange, or other principal securities market on which shares of our common stock are traded. The 2014 Plan provides that the compensation committee may delegate its authority to grant awards to employees other than executive officers and certain senior executives to a committee consisting of one or more members of our board of directors, other than awards made to our non-employee directors, which must be approved by our full board of directors.

Subject to the terms and conditions of the 2014 Plan, the compensation committee has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2014 Plan. The compensation committee is also authorized to adopt, amend or rescind rules relating to administration of the 2014 Plan. The full board of directors will administer the 2014 Plan with respect to awards to non-employee directors. The compensation committee, with respect to awards to employees and consultants, and the board of directors, with respect to awards to non-employee directors, are referred to herein as the administrator.

Eligibility.    Options, SARs, restricted stock and all other stock-based and cash-based awards under the 2014 Plan may be granted to individuals who are then our officers, employees or consultants or are the officers, employees or consultants of certain of our subsidiaries. Such awards (other than incentive stock options) also may be granted to our non-employee directors. Only employees or those of certain of our subsidiaries may be granted incentive stock options.

Awards.    The 2014 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, dividend equivalents, performance awards, stock payments and other stock-based and cash-based awards, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

•

Nonqualified stock options, or NSOs, will provide for the right to purchase shares of our common stock at a specified price which may not be less than fair market value on the date of grant. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

•

ISOs will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2014 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

•

Restricted stock may be granted to any eligible individual, typically without payment of consideration, and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Recipients of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse.

•

Restricted stock units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

•

SARs may be granted in connection with stock options or other awards, or separately. SARs typically will provide for payments to the holder based upon increases in the price of our common stock over a set exercise price. The exercise price of any SAR granted under the 2014 Plan must be at least 100% of the fair market value of a share of our common stock on the date of grant. SARs under the 2014 Plan will be settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator.

•

Dividend equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by an award of restricted stock units. Dividend equivalents are not paid with respect to unvested awards but may be accumulated and paid when the award vests. Dividend equivalents may be settled in cash or shares and at such times as determined by the administrator.

•

Performance awards are a right to receive all or part of an award based upon performance goals set forth in the 2014 Plan or other criteria specified by the administrator. The administrator will determine the period over which certain specified company or individual goals or objectives must be met. The performance award may be paid in cash, shares of our common stock or other awards or property, in the discretion of the administrator. Performance awards may be structured as “qualified performance-based compensation” under Section 162(m) of the Code, which we refer to as Qualified Awards. For Qualified Awards, performance goals must be established by the plan administrator prior to the earlier of (i) 90 days after the commencement of the period of service to which the performance goals relate or (ii) the lapse of 25% of the period of service. For Qualified Awards, a performance goal may be based upon one or more business criteria that apply to the participant or the performance of one or more of our business units or the company as a whole, and must be based on one or more of the criteria set forth under the 2014 Plan.

•	Stock awards represent the right to receive shares of our common stock as authorized by the administrator and may be fully vested on the grant date.

•	Cash awards represent the right to receive a cash payment as authorized by the administrator, which payment may be paid under a performance award that meets the requirements of a Qualified Award.

Certain Limitations.    With respect to employee awards made under the 2014 Plan, no employee may be granted during a single calendar year (i) stock options or stock appreciation rights that are exercisable for more than 389,959 shares of our common stock; (ii) Qualified Awards that are in the form of our common stock covering or relating to more than 389,959 shares of our common stock; and (iii) Qualified Awards in the form of awards that may be settled solely in cash having a grant date value in excess of $5,000,000. No non-employee director may be granted during a single calendar year awards having a value determined on the grant date in excess of $500,000.

Change in Control.    In the event of a change in control, the administrator may, in its discretion, accelerate the vesting or exercisability of an award, eliminate or make less restrictive any restrictions contained in an award, waive any restriction or other provision of the 2014 Plan or an award or otherwise amend or modify an award in any manner that is, in either case, (i) not materially adverse to the participant to whom such award was granted, (ii) consented to by such participant or (iii) as otherwise authorized under the 2014 Plan, provided, however, the term of any option or SAR cannot be extended to greater than ten years from its original grant date. The administrator may also make appropriate adjustments to awards under the 2014 Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions. Under the 2014 Plan, a change in control is generally defined as:

•	the transfer or exchange in a single transaction or series of related transactions by our stockholders of more than 50% of our voting stock to a person or group;

•

a merger, consolidation, reorganization or business combination in which we are involved, directly or indirectly, other than a merger, consolidation, reorganization or business combination which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities and after which no person or group beneficially owns 50% or more of the outstanding voting securities of the surviving entity immediately after the transaction;

•	the sale, exchange or transfer of all or substantially all of our assets; or

•	stockholder approval of our liquidation or dissolution.

Adjustments of Awards.    In the event of any stock dividend, stock split, subdivision of shares, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, distribution of our assets to stockholders (other than normal cash dividends) or any other corporate event affecting the number of outstanding shares of our common stock or the share price of our common stock that would require adjustments to the 2014 Plan or any awards under the 2014 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to:

•	the aggregate number and type of shares subject to the 2014 Plan;

•

the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards);

•	the grant or exercise price per share of any outstanding awards under the 2014 Plan; and

•	the stock-based award limitations under the 2014 Plan.

Amendment.    Our board of directors may amend or modify the 2014 Plan at any time and from time to time provided that no amendment may adversely affect the rights of an award holder without consent. However, we must generally obtain stockholder approval:

•	to increase the number of shares available under the 2014 Plan (other than in connection with certain corporate events, as described above);

•	to grant options with an exercise price that is below 100% of the fair market value of shares of our common stock on the grant date;

•	to extend the exercise period for an option beyond ten years from the date of grant; or

•	to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule).

Notwithstanding the foregoing, an option may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date and options may be granted in exchange for, or in connection with, the cancellation or surrender of options having a higher per share exercise price without receiving additional stockholder approval.

Termination.    The board of directors may terminate the 2014 Plan at any time. Unless earlier terminated by our board of directors, the 2014 will terminate on the tenth anniversary of the 2014 Plan’s effective date and no further awards shall be granted after the 2014 Plan’s termination date. Any award that is outstanding on the termination date of the 2014 Plan will remain in force according to the terms of the 2014 Plan and the applicable award agreement.

Restrictions.    No payment or delivery of shares of our common stock may be made unless we are satisfied that payment or delivery will comply with applicable laws and regulations. Certificates (if any) evidencing shares of our common stock delivered under the 2014 Plan may be subject to stop transfer orders and other restrictions that the administrator deems advisable. The administrator may cause a legend or legends to be placed upon the certificates to make appropriate reference to these restrictions.

Clawback.    Any award under the 2014 Plan will be subject to recovery or clawback by us under any clawback policy adopted by us. Moreover, any award which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to the deductions and clawback that are required to be made pursuant to such law, government regulation, stock exchange listing requirement and any policy adopted by us pursuant to any such law, government regulation or stock exchange listing requirement.

Tax Withholding.    We have the right to deduct taxes at the applicable rate from any award payment and withhold, at the time of delivery or vesting of an award, an appropriate amount of cash or number of shares of our common stock for the payment of taxes. The administrator may also permit withholding to be satisfied by the transfer of shares of our common stock previously owned by the holder of the award.

Unfunded Plan.    The 2014 Plan is unfunded. Bookkeeping accounts that may be established for purposes of the Plan are used merely as a bookkeeping convenience. We are not required to segregate any assets or purposes of the long-term incentive plan, and neither us, our board of directors nor the administrator will be deemed to be a trustee of any benefit granted under the 2014 Plan. Our obligations under the 2014 Plan will be based solely on any contractual obligations that may be created by the 2014 Plan and the award agreements, and no such obligation will be deemed to be secured by any pledge or other encumbrance on our property. None of us, our board of directors or the administrator will be required to give any security or bond for the performance of any obligation that may be created by the 2014 Plan.

Securities Laws and U.S. Federal Income Taxes.    The 2014 Plan is designed to comply with various securities and U.S. federal tax laws as follows:

•

Securities Laws.    The 2014 Plan is intended to conform to all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including without limitation, Rule 16b-3. The 2014 Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

•

Section 409A of the Code.    Certain awards under the 2014 Plan may be considered “nonqualified deferred compensation” for purposes of Section 409A of the Code, which imposes certain additional requirements regarding the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A of the Code, or is not operated in accordance with those requirements, all amounts deferred under the 2014 Plan and all other equity incentive plans for the taxable year and all preceding taxable years by any participant with respect to whom the failure relates are includible in gross income for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A of the Code, the amount also is subject to interest and an additional income tax. The interest imposed is equal to the interest at the underpayment rate plus one percentage point, imposed on the underpayments that would have occurred had the compensation been includible in income for the taxable year when first deferred, or if later, when not subject to a substantial risk of forfeiture. The additional U.S. federal income tax is equal to 20% of the compensation required to be included in gross income. In addition, certain states, including California, have laws similar to Section 409A of the Code, which impose additional state penalty taxes on such compensation.

•

Section 162(m) of the Code.    In general, under Section 162(m) of the Code, income tax deductions of publicly held corporations may be limited to the extent total compensation (including, but not limited to, base salary, annual bonus, and other non-qualified benefits) for certain executive officers exceeds $1,000,000 (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m) of the Code, the deduction limit does not apply to certain “performance-based compensation” established by an independent compensation committee that is adequately disclosed to and approved by stockholders. In particular, stock options and SARs will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the 2014 Plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date. Specifically, the option exercise price must be equal to or greater than the fair market value of the stock subject to the award on the grant date. Under a Code Section 162(m) transition rule for compensation plans of corporations which are privately held and which become publicly held in an initial public offering, the 2014 Plan will not be subject to Section 162(m) of the Code until a specified transition date, which is the earlier of:

•	the material modification of the 2014 Plan;

•	the issuance of all of the shares of our common stock reserved for issuance under the 2014 Plan; or

•

the first meeting of our stockholders at which members of our board of directors are to be elected that occurs after the close of the third calendar year following the calendar year in which this offering occurs.

After the transition date, rights or awards granted under the 2014 Plan, other than options and SARs, will not qualify as “performance-based compensation” for purposes of Section 162(m) of the Code unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders.

We intend to file with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the 2014 Plan.

Fourth Amended Stock Incentive Plan

Our board of directors adopted, and our stockholders approved, our Fourth Amended Stock Incentive Plan or Amended Plan on February 28, 2014. The Amended Plan provides for the grant of stock options and restricted stock awards to our employees, non-employee directors and consultants. The purposes of this Amended Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, non-employee directors and consultants, and to promote the success of ours business.

As of March 31, 2014, the maximum number of shares of our common stock that may be issued under our Amended Plan is 5,010,977 shares, of which options to purchase 3,587,271 shares of our common stock are outstanding at a weighted-average exercise price per share of $2.36. Other than stock options, no other equity-based awards have been granted under the Amended Plan. As of March 31, 2014, 1,400,211 shares of our common stock were available for future issuance pursuant to awards granted under the Amended Plan. Following this offering and in connection with the effectiveness of the 2014 Plan, the Amended Plan will terminate and no further awards will be granted under the Amended Plan. However, all outstanding awards under the Amended Plan will continue to be governed by their existing terms.

Administration.    Our board of directors, a committee thereof appointed by our board of directors, or a combination thereof, has the authority to administer the Amended Plan and the awards granted under it. The administrator has the authority to determine the fair market value of our common stock, the employees to whom options will be granted, the number of shares to be subject to the awards, the terms and conditions of the awards granted, including the exercise or purchase price, vesting conditions and any restrictions or limitations, and the forms of consideration. In addition, the administrator has the authority to amend any outstanding awards or agreements, provided that such amendment does not materially impair the existing rights of any participant without such participant’s consent, construe and interpret the Amended Plan and to adopt rules for the administration, interpretation and application of the Amended Plan that are consistent with the terms of the Amended Plan and are final and binding on all participants of the Amended Plan.

Awards.    The Amended Plan provides that the administrator may grant or issue the following types of equity awards. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

•

Stock Options. The Amended Plan provides for the grant of stock options in the form of ISOs and NSOs. ISOs may be granted only to employees. NSOs may be granted to employees, directors, consultants and independent contractors. The exercise price of ISOs granted to employees who at the time of grant own stock representing more than 10% of the voting power of all classes of our common stock may not be less than 110% of the fair market value per share of our common stock on the date of grant, and the exercise price of ISOs granted to any other employees may not be less than 100% of the fair market value per share of our common stock on the date of grant. The exercise price of NSOs to employees, directors or consultants may not be less than 100% of the fair market value per share of our common stock on the date of grant. Shares subject to options under the Amended Plan generally vest in a series of installments over an optionee’s period of service.

In general, the maximum term of options granted under the Amended Plan is ten years. The maximum term of options granted to an optionee who owns stock representing more than 10% of the voting power of all classes of our common stock is five years. If an optionee’s service relationship with us terminates other than by us and other than for cause (as defined in the plan), the optionee may exercise the vested portion of any option during the three month period following such termination unless otherwise specified in the optionee’s option agreement. If an optionee’s service relationship with us terminates due to the optionee’s death or disability, the optionee or the optionee’s beneficiary, if applicable, may exercise the vested portion of any option during the (i) six month period following such termination due to disability or (ii) twelve month period following such termination due to death, unless otherwise specified in the optionee’s option agreement. If the optionee is terminated by us for cause, the option shall immediately terminate regardless of vesting. Shares of common stock representing any unvested portion underlying the option on the date of termination will immediately cease to be issuable and will become available for future issuance under the Amended Plan. If, after termination, the optionee does not exercise the option within the time period specified, the option will terminate and the shares of common stock covered by such option will become available for future issuance under the Amended Plan. The administrator may at any time offer to buy out for a payment in cash or shares an option previously granted under the Amended Plan based on such terms and conditions as the administrator shall establish and communicate to the optionee at the time that such offer is made.

•

Restricted Stock Awards. The Amended Plan provides that we may issue restricted stock awards. Each restricted stock award will be governed by a restricted stock award agreement. In general, the restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse.

Unless the administrator determines otherwise, we will have a repurchase option exercisable upon the voluntary or involuntary termination of the holder’s employment or service for any reason (including death or disability). If applicable, the purchase price for repurchased shares will be the original purchase price paid by the holder and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option shall lapse at such rate as the administrator may determine.

Capitalization Adjustments.    In the event of certain corporate adjustments, the administrator of the Amended Plan will adjust the class and maximum number of shares of common stock that may be delivered under the Amended Plan, the class and maximum number of shares of common stock that may be issued pursuant to the exercise of ISOs and/or the number, class and price of shares of common stock covered by each outstanding award.

Dissolution or Liquidation.    In the event of a dissolution or liquidation, all outstanding awards will terminate immediately prior to the consummation of such action, unless otherwise determined by the administrator.

Corporate Transaction.    In the event of a triggering event, as defined in the Amended Plan, and except as otherwise provided in the applicable option agreement, (i) the administrator shall have the discretion to accelerate the vesting of each outstanding option and (ii) each outstanding option, as may be determined by the administrator in its discretion, shall either be assumed or an equivalent option or right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, or terminated in exchange for a payment of cash, securities and/or other property equal to the excess of the fair market value of the optioned stock that is vested and exercisable immediately prior to the consummation of the triggering event over the per share exercise price thereof. In the event the successor corporation does not agree to such assumption, substitution or exchange, each option shall terminate upon the consummation of the triggering event. The terms of any restricted stock agreements shall govern the treatment of restricted stock upon the occurrence of a triggering event.

Amendment; Termination.    Our board of directors may amend or terminate the Amended Plan or any portion thereof at any time, but no amendment will impair the rights of a holder of an outstanding award without the holder’s consent. An amendment of the Amended Plan shall be subject to the approval of our stockholders, where such approval by our stockholders of an amendment is required by applicable law. No awards may be granted under our Amended Plan after it is terminated.

401(k) Plan

Effective March 1, 2014, we adopted our 401(k) plan for our employees. The 401(k) plan is intended to qualify under Section 401(k) of the Code so that contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us when made. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits us to make contributions up to the limits allowed by law on behalf of all eligible employees.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in limited circumstances. Our non-employee directors and executive officers may also buy or sell additional shares of our common stock outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2011 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Sales and Purchases of Securities

Series B Preferred Stock Financing

In November 2010, March 2011, and November 2011, we issued an aggregate of 797,569 shares of our Series B preferred stock at a price per share of $3.72 for aggregate gross consideration of $2.97 million.

The table below sets forth the number of shares of Series B preferred stock sold to our directors, executive officers or owners of more than 5% of a class of our capital stock, or an affiliate or immediate family member thereof:

Name	Number of Shares of Series B Preferred Stock	Purchase Price
State of Texas Office of Governor, Economic Development and Tourism	537,504	$2,000,000
Chigwell Consulting, Inc.	47,064	$175,000

Bridge Financing

In November 2011, December 2011, and July 2012, we issued an aggregate of $5.3 million of bridge notes.

The bridge notes were convertible into shares of our equity securities issued pursuant to a subsequent qualified financing. In October 2012, the bridge notes were converted into shares of our Series B preferred stock on substantially the same terms as the other investors in our Series B preferred stock financing discussed above.

The table below sets forth the number of shares of Series B preferred stock issued to our directors, executive officers or owners of more than 5% of a class of our capital stock, or an affiliate or immediate family member thereof, upon conversion of the bridge notes:

Name	Number of Shares of Series B Preferred Stock	Purchase Price
Devon Park Bioventures, L.P.	1,138,321	$4,232,660
The Dyett Family Trust	7,204	$26,787
Patricia P. Truitt	7,204	$26,787
D. Jeffrey Keyser	7,204	$26,787
Alvaro Guillem	7,204	$26,787
HemoCleanse, Inc.	21,612	$80,359

In connection with the conversion of the bridge notes, warrants to purchase shares of our Series B preferred stock were issued pursuant to the terms of the bridge notes. The warrants were exercised in May 2014 for 365,986 shares of our Series B preferred stock at an exercise price of $3.72 per share. We also issued warrants to purchase 11,766 shares of Series B preferred stock at an exercise price of $3.72 per share in connection with the convertible note financing that closed in November 2011, which were exercised in June 2014.

The table below sets forth the number of Series B Warrants issued to our directors, executive officers or owners of more than 5% of a class of our capital stock, or an affiliate or immediate family member thereof, all of which were fully exercised in May and June 2014:

Name	Number of Shares Underlying Series B Warrants
HemoCleanse, Inc.	5,403
Patricia P. Truitt	1,801
D. Jeffrey Keyser	1,801
Alvaro Guillem	1,801
Devon Park Bioventures, L.P.	284,580
Chigwell Consulting, Inc.	11,766

Series C Preferred Stock

In October 2012, November 2012, and August 2013, we issued an aggregate of 6,899,281 shares of our Series C preferred stock at a price per share of $6.67. The aggregate gross consideration received for these issuances was $46.0 million.

The table below sets forth the number of shares of Series C preferred stock sold to our directors, executive officers or owners of more than 5% of a class of our capital stock, or an affiliate or immediate family member thereof:

Name	Number of Shares of Series C Preferred Stock	Aggregate Purchase Price
Alta Partners VIII, L.P.	2,849,703	$19,000,002
Entities affiliated with 3x5 Special Opportunity Fund, L.P.(1)	1,987,293	$13,250,003
Salem ZS Investors, LLC	1,237,371	$8,249,998
Devon Park Bioventures, L.P.	824,914	$5,499,998

(1)

Consists of (a) 1,687,324 shares held by 3x5 Special Opportunity Fund, L.P., (b) 235,896 shares held by RiverVest Venture Fund II, L.P., and (c) 64,073 shares held by RiverVest Venture Fund II (Ohio), L.P.

Series D Preferred Stock

In February 2014, we issued an aggregate of 1,858,012 shares of our Series D preferred stock at a price per share of $13.455. The aggregate gross consideration received for these issuances was $25.0 million.

The table below sets forth the number of shares of Series D preferred stock sold, to our directors, executive officers or owners of more than 5% of a class of our capital stock, or an affiliate or immediate family member thereof:

Name	Number of Shares of Series D Preferred Stock	Aggregate Purchase Price
Alta Partners VIII, L.P.	180,387	$2,427,157
Entities affiliated with 3x5 Special Opportunity Fund, L.P.(1)	202,692	$2,727,275
Salem ZS Investors, LLC	123,651	$1,663,755
Devon Park Bioventures, L.P.	168,910	$2,272,728
Novo A/S	506,730	$6,818,183
RA Capital Healthcare Fund, L.P.	253,365	$3,409,091
Adage Capital Partners, L.P.	168,910	$2,272,728
Entities affiliated with PFM Healthcare(2)	168,910	$2,272,728

(1)

Consists of (a) 172,097 shares held by 3x5 Special Opportunity Fund, L.P., (b) 24,060 shares held by RiverVest Venture Fund II, L.P., and (c) 6,535 shares held by RiverVest Venture Fund II (Ohio), L.P.

(2)	Consists of (a) 9,684 shares held by PFM Healthcare Principals Fund, L.P. and (b) 159,226 shares held by PFM Healthcare Master Fund, L.P.

Issuances of Additional Warrants to Purchase Common Stock

In November 2011, December 2011, and July 2012, we issued warrants to purchase 51,165 shares, 6,723 shares, and 13,447 shares of our common stock, respectively, at a price per share of $3.72 to Salem Partners, LLC (the “Initial Salem Warrants”). In October 2012, we granted Salem Capital Partners, LLC the right to receive warrants, which were issued in August 2013, to purchase 344,964 shares of our common stock, at a price of $6.67 per share (the “Additional Salem Warrants”).

The November 2011 and December 2011 warrants were issued in connection with that certain Engagement Agreement, dated September 27, 2010, by and between us and Salem Partners, LLC, whereby we committed to engage Salem Partners, LLC on an exclusive basis as our financial advisor and agreed to compensate Salem Partners, LLC with (i) a non-refundable expense advance of $10,000 and (ii) (a) a cash fee of 6% of the gross amount of any of our debt or equity securities issued after November 13, 2010 and (b) warrants to purchase our common stock with an initial value equal to 5% of the gross amount of debt or equity sold or otherwise issued, in each case in a transaction involving the acquisition, directly or indirectly, by a purchaser of any of our debt, equity or equity-linked securities. The July 2012 and October 2012 warrants were issued in connection with that certain Engagement Agreement, dated June 29, 2012, by and between us and Salem Partners, LLC, whereby we committed to pay Salem Partners, LLC (x) a cash fee of 6% of the gross amount of any of our equity securities issued and (y) warrants to purchase our common stock with an initial value equal to 5% of the gross amount of equity sold or otherwise issued, in each case in a transaction involving the acquisition, directly or indirectly, by a purchaser of any of our debt, equity or equity-linked securities. The Initial Salem Warrants and the Additional Salem Warrants have customary weighted-average anti-dilution provisions and bear terms of 10 years and a strike price equivalent to the price per share implied in the transaction pursuant to which the warrants were granted.

In July 2013, Salem Partners, LLC transferred the Initial Salem Warrants to Salem Capital Partners, LLC. In October 2013, Salem Capital Partners, LLC transferred the right to purchase 45,330 shares under the Initial Salem Warrants to The Dyett Family Trust and the right to purchase the remaining shares under the Initial Salem Warrants to four other accredited investors. In November 2013, the The Dyett Family Trust and the four accredited investors referenced above exercised the right to purchase all the shares under the Initial Salem Warrants.

In May 2014, Salem Capital Partners, LLC transferred the right to purchase 217,202 shares of the Additional Salem Warrants to The Dyett Family Trust and the right to purchase the remaining shares under the Additional Salem Warrants to four other accredited investors. The Dyett Family Trust and the four accredited investors referenced above exercised the right to purchase all the shares under the Additional Salem Warrants immediately thereafter.

In January 2012, we issued warrants to purchase an aggregate of 29,247 shares of our common stock at a price per share of $2.56 (9,749 shares each) to Miles B. Davis, Marc Ostro, and Robert Truitt, as non-cash compensation for those individuals’ continued participation as outside board members for 2012. In April 2014, Marc Ostro transferred his warrant to Devon Park Associates, L.P. In May 2014, Devon Park Associates, L.P. exercised the warrant for 9,749 shares of our common stock at an exercise price of $2.56 per share. In May 2014, all remaining Common Stock Warrants were fully exercised.

Process Development Agreement with Sovereign Pharmaceuticals, LLC

In October 2010, we began utilizing Sovereign Pharmaceuticals, LLC, or Sovereign, as a provider of various analytical testing, packaging, and formulation and process development services. In December 2010, Miles B. Davis, RPh., Ph.D., the President and Chief Executive Officer of Sovereign joined our board of directors. He served as a Director until October 2012. We accepted various project quotes with Sovereign for its services, and the total expense charged to operations for services provided by Sovereign was $215,000 for the year ended December 31, 2012 and $380,000 for the year ended December 31, 2011.

Consulting Agreement with Rasmussen Biotech and Pharma Consulting

On January 1, 2010, we entered into a Consulting Agreement with Rasmussen Biotech and Pharma Consulting, LLC, an entity of which Dr. Rasmussen is the sole member, for his services as our contracting Chief Scientific Officer. In October 2012, the Consulting Agreement terminated because Dr. Rasmussen joined us as a full-time employee and began serving as our Chief Scientific Officer and Chief Medical Officer. For Dr. Rasmussen’s consulting services during his engagement with us until his full-time employment in October 2012, we paid Dr. Rasmussen approximately $262,780.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

Our seventh amended and restated certificate of incorporation, which will become effective immediately prior to consummation of this offering, contains provisions that limit the liability of directors. In addition, we have entered into indemnification agreements with each of our directors. These agreements, among other things, require us to indemnify each director to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director. We have directors’ and officers’ liability insurance policies covering each of our directors and executive officers. For more information regarding these agreements, please see “Management—Limitation on Liability and Indemnification Matters.”

Third Amended and Restated Investors’ Rights Agreements

We have entered into a third amended and restated investors’ rights agreement with the purchasers of our outstanding convertible preferred stock and certain holders of common stock, including entities with which certain of our directors are affiliated. As of May 31, 2014, the holders of up to 15.0 million shares of our common stock, including the shares of common stock issuable upon the conversion of our convertible preferred stock and shares of common stock issued upon exercise of warrants, are entitled to rights with respect to the registration of their shares under the Securities Act. For a more detailed description of these registration rights, see “Description of Capital Stock — Registration Rights.” The third amended and restated investors’ rights agreement also provides for a right of first offer in favor of certain holders of convertible preferred stock with regard to certain issuances of our capital stock. The rights of first offer will not apply to, and will terminate immediately prior to the consummation of this offering. Upon consummation of this offering we will enter into a fourth amended and restated investors’ rights agreement which will provide for the aforementioned rights.

Second Amended and Restated Voting Agreement

We have entered into a second amended and restated voting agreement with certain holders of our common stock and convertible preferred stock. Upon the consummation of this offering, the second amended and restated voting agreement will terminate.

Amended and Restated Right of First Refusal and Co-Sale Agreement

We have entered into an amended and restated right of first refusal and co-sale agreement with certain holders of our common stock and convertible preferred stock. This agreement provides for rights of first refusal and co-sale relating to the shares of our common stock and common stock issuable upon conversion of the shares of convertible preferred stock held by the parties thereto. Upon the closing of this offering, the amended and restated right of first refusal and co-sale agreement will terminate.

Participation in this Offering

Entities affiliated with certain of our existing stockholders and directors and entities affiliated with one of our director nominees have indicated an interest in purchasing up to an aggregate of approximately $30.0 million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to any of these potential investors and any of these potential investors could determine to purchase more, less or no shares in this offering.

Policies and Procedures for Related Party Transactions

Prior to the consummation of this offering, our board of directors will adopt a written related person transaction policy, to be effective upon the consummation of this offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of May 31, 2014 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors and named executive officers; and

•	all directors and executive officers as a group.

The number of shares beneficially owned prior to this offering by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of May 31, 2014 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person. This information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Exchange Act.

The percentage of shares beneficially owned is computed on the basis of 13,945,753 shares of our common stock outstanding as of May 31, 2014, which only reflects the assumed conversion of all of our outstanding shares of convertible preferred stock into an aggregate of 11,601,775 shares of common stock and a 1-for-2.56437 reverse stock split of our common stock that we effected on June 11, 2014. The percentage of beneficial ownership after this offering is based on 18,945,753 shares of common stock outstanding immediately after the closing of this offering, assuming no exercise of the underwriters’ option to purchase additional shares of our common stock, no exercise of outstanding options and no purchases of shares in this offering by entities affiliated with our existing stockholders. Shares of our common stock that a person has the right to acquire within 60 days of May 31, 2014 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o ZS Pharma, Inc., at 508 Wrangler Drive, Suite 100, Coppell, Texas 75019.

Entities affiliated with certain of our existing stockholders and directors and entities affiliated with one of our director nominees have indicated an interest in purchasing up to an aggregate of approximately $30.0 million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to any of these potential investors and any of these potential investors could determine to purchase more, less or no shares in this offering. The table below does not reflect any of these potential purchases by our existing stockholders and directors and entities affiliated with one of our director nominees.

	Beneficial Ownership Prior to this Offering				Beneficial Ownership After this Offering
Name and Address of Beneficial Owner	Number of Outstanding Shares Beneficially Owned	Securities Exercisable Within 60 Days	Total Number of Shares Beneficially Owned	Percentage of Beneficial Ownership	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
5% Stockholders
Alta Partners VIII, L.P.(1)	3,030,090	—	3,030,090	21.73%	3,030,090	15.99%
Entities affiliated with Devon Park Bioventures, L.P.(2)	2,426,472	—	2,426,472	17.40%	2,426,472	12.81%
Entities affiliated with 3x5 Special Opportunity Fund, L.P.(3)	2,189,983	—	2,189,983	15.70%	2,189,983	11.56%
Entities affiliated with John Dyett(4)	1,632,557	—	1,632,557	11.71%	1,632,557	8.62%

Named Executive Officers and Directors
Robert Alexander(5)	—	149,484	149,484	1.06%	149,484	*
Alvaro Guillem(6)	186,923	203,875	390,798	2.76%	390,798	2.04%
Todd Creech(7)	—	—	—	—	—	—
Henrik Rasmussen(8)	—	161,670	161,670	1.15%	161,670	*
D. Jeffrey Keyser(9)	216,169	191,161	407,330	2.88%	407,330	2.13%
Guy Nohra(10)	3,030,090	—	3,030,090	21.73%	3,030,090	15.99%
Marc Ostro(11)	2,426,472	—	2,426,472	17.40%	2,426,472	12.81%
John Whiting(12)	—	—	—	—	—	—
Srinivas Akkaraju(13)	—	—	—	—	—	—
All directors and executive officers as a group (8 persons)(14)	5,859,654	756,356	6,616,010	45.00%	6,616,010	33.58%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)

Consists of (a) 2,849,703 shares of Series C preferred stock and (b) 180,387 shares of Series D preferred stock. Guy Nohra has served as a member of our board since June 2013, and is a managing director of Alta Partners Management VIII, LLC (which is the general partner of Alta Partners VIII, L.P.). The two other managing directors of Alta Partners Management VIII, LLC are Daniel Janney and Farah Champsi. Such individuals share voting and investment power over the shares held by the fund and disclaim beneficial ownership over such shares except to the extent of their pecuniary interest therein. The address of Alta Partners VIII, L.P. is One Embarcadero Center, Suite 3700, San Francisco, CA 94111. Alta Partners VII, L.P. has expressed an interest in purchasing shares in this offering. The table does not reflect any such purchase.

(2)

Consists of (a) 1,422,901 shares of Series B preferred stock, (b) 824,913 shares of Series C preferred stock, and (c) 168,910 shares of Series D preferred stock, held by Devon Park Bioventures, L.P., and (d) 9,748 shares of common stock, held by Devon Park Associates, L.P. Devon Park Associates, L.P. is the general partner of Devon Park Bioventures, L.P., and Devon Park Associates, LLC is the general partner of Devon Park Associates, L.P. Messrs. Marc Ostro, a member of our board since November 2011, Christopher Moller and Devang Kantesaria are the managing directors of Devon Park Associates, LLC. Each such managing director may be deemed to have shared voting and investment power over the shares held by the funds as described above. Each managing director disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address of Devon Park Bioventures, L.P., Devon Park Associates, L.P. and Devon Park Associates, LLC is 1400 Liberty Ridge Drive, Suite 103, Wayne, PA 19087. Devon Park Bioventures, L.P. has expressed an interest in purchasing shares in this offering. The table does not reflect any such purchase.

(3)

Consists of (a) 1,687,324 shares of Series C preferred stock and (b) 172,097 shares of Series D preferred stock, held by 3x5 Special Opportunity Fund, L.P. Also includes (c) 235,895 shares of Series C preferred stock and (d) 24,060 shares of Series D preferred stock, held by RiverVest Venture Fund II, L.P. Also includes (e) 64,073 shares of Series C preferred stock and (f) 6,534 shares of Series D preferred stock, held by RiverVest Venture Fund II (Ohio), L.P. John P. McKearn, Ph.D., one of our former directors, is an Authorized Person of RiverVest 3x5 Special Opportunity Managers, LLC, a member of 3x5 Special Opportunity Partners, LLC. 3x5 Special Opportunity Partners, LLC is the general partner of 3x5 Special Opportunity Fund, L.P. Dr. McKearn is also an Authorized Person of RiverVest Venture Partners II, LLC, the general partner of RiverVest Partners II, L.P. RiverVest Partners II, L.P. is the sole member of RiverVest Venture Partners II (Ohio), LLC, the general partner of RiverVest Venture Fund II (Ohio), L.P. RiverVest Partners II, L.P. is also the general partner of RiverVest Venture Fund II, L.P. As an Authorized Person of RiverVest Venture Partners II, LLC and RiverVest 3x5 Special Opportunity Managers, LLC, Dr. McKearn may be deemed to share dispositive voting and investment power with respect to the shares held by such entities. Dr. McKearn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of 3x5 Special Opportunity Fund, L.P. is 7733 Forsyth Blvd., Suite 1650, St. Louis, MO 63105. Dr. McKearn resigned as a member of our board on May 8, 2014.

(4)

Consists of (a) 262,531 shares of common stock and (b) 9,005 shares of Series B preferred stock, held by The Dyett Family Trust. John Dyett is the Trustee of The Dyett Family Trust. Also includes (c) 1,237,370 shares of Series C preferred stock and (d) 123,651 shares of Series D preferred stock, held by Salem ZS Investors, LLC. Mr. Dyett is the sole manager of Salem ZS Investors, LLC. Salem ZS Investors, LLC is a limited liability company consisting of 65 members, as of May 31, 2014. Mr. Dyett, acting as manager for Salem ZS Investors, LLC, has sole voting power over the shares held by Salem ZS Investors, LLC, but shares dispositive power over such shares, which powers may be exercised by members holding more than 50% of the outstanding interests in Salem ZS Investors, LLC, with each of the other members. Mr. Dyett disclaims beneficial ownership over the shares held by Salem ZS Investors, LLC, except to the extent of his pecuniary interest therein. The address of Salem ZS Investors, LLC is 11111 Santa Monica Blvd., Suite 2250, Los Angeles, CA 90025.

(5)

Consists of 149,484 shares of common stock issuable upon the exercise of stock options within 60 days of May 31, 2014. Dr. Alexander was granted options to purchase 448,453 shares of our common stock pursuant to his Employment Agreement in March 2013, which vests in accordance with the default vesting schedule detailed in “Management — Outstanding Equity Awards at 2013 Fiscal Year-End.” He was granted options to purchase an additional 189,848 shares of our common stock in January 2014, none of which will have vested within 60 days of May 31, 2014.

(6)

Consists of (a) 165,732 shares of common stock, (b) 12,186 shares of Series A preferred stock, (c) 9,005 shares of Series B preferred stock, and (d) 203,875 shares of common stock issuable upon the exercise of stock options within 60 days of May 31, 2014. Dr. Guillem was granted options to purchase an additional 81,470 shares of our common stock in April 2014, none of which will have vested within 60 days of May 31, 2014.

(7)

Mr. Creech was granted 280,771 options pursuant to his Employment Agreement, which vest in accordance with the default vesting schedule detailed in “Management — Outstanding Equity Awards at 2013 Fiscal Year-End.” He was granted options to purchase an additional 53,326 shares of our common stock in April 2014. No options will have vested within 60 days of May 31, 2014.

(8)

Consists of 161,670 shares of common stock issuable upon the exercise of stock options within 60 days of May 31, 2014. Dr. Rasmussen was granted options to purchase an additional 55,548 shares of our common stock in April 2014, none of which will have vested within 60 days of May 31, 2014.

(9)

Consists of (a) 146,234 shares of common stock, (b) 12,186 shares of Series A preferred stock, (c) 9,005 shares of Series B preferred stock, and (d) 191,161 shares of common stock issuable upon the exercise of stock options within 60 days of May 31, 2014. Also consists of 48,744 shares of Series A preferred stock held by Private Trust Company FBO Donald Jeffrey Keyser IRA. Dr. Keyser was granted options to purchase an additional 75,545 shares of our common stock in April 2014, none of which will have vested within 60 days of May 31, 2014.

(10)

Consists of (a) 2,849,703 shares of Series C preferred stock and (b) 180,387 shares of Series D preferred stock, held by Alta Partners VIII, L.P., as referenced in footnote 1 above. Guy Nohra has served as a member of our board since June 2013, and is a Managing Director of Alta Partners Management VIII, LLC (which is the general partner of Alta Partners VIII, L.P.). The two other Managing Directors of Alta Partners Management VIII, LLC are Daniel Janney and Farah Champsi. Such individuals share voting and investment power over the shares held by the fund and disclaim beneficial ownership over such shares except to the extent of their pecuniary interest therein. Alta Partners VII, L.P. has expressed an interest in purchasing shares in this offering. The table does not reflect any such purchase.

(11)

Consists of (a) 1,422,901 shares of Series B preferred stock, (b) 824,913 shares of Series C preferred stock, and (c) 168,910 shares of Series D preferred stock, held by Devon Park Bioventures, L.P., and (d) 9,748 shares of common stock, held by Devon Park Associates, L.P., as referenced in footnote 2 above. Messrs. Ostro, a member of our board since November 2011, Moller and Kantesaria are the managing directors of Devon Park Associates, LLC, which is the general partner of Devon Park Bioventures, L.P. Each such managing director may be deemed to have shared voting and investment power over the shares held by the funds as described above. Each managing director disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein. Devon Park Bioventures, L.P. has expressed an interest in purchasing shares in this offering. The table does not reflect any such purchase.

(12)	Has been appointed to our board of directors contingent upon the closing of this offering.

(13)

Anticipated to be appointed to our board of directors immediately following the closing of this offering. Mr. Akkaraju is a General Partner of Sofinnova Ventures, which has expressed an interest in purchasing shares in this offering. The table does not reflect any such purchase.

(14)

Consists of (a) 321,714 shares of common stock, (b) 73,116 shares of Series A preferred stock, (c) 1,440,911 shares of Series B preferred stock, (d) 3,674,616 shares of Series C preferred stock, (e) 349,297 shares of Series D preferred stock, and (f) 756,356 shares of common stock issuable upon the exercise of stock options within 60 days of May 31, 2014, which are held prior to this offering by our directors, executive officers, and entities affiliated with certain of our directors, which beneficial ownership may be disclaimed in the footnotes above.

DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock and the material provisions of our seventh amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective immediately prior to the consummation of this offering, the third amended and restated investors’ rights agreement to which we and certain of our stockholders are parties and of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our seventh amended and restated certificate of incorporation, amended and restated bylaws and the third amended and restated investors’ rights agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is part.

General

Immediately prior to the consummation of this offering, we will file our seventh amended and restated certificate of incorporation that authorizes 250,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of May 31, 2014, there were outstanding:

•	13,945,753 shares of our common stock, on an as converted basis, held by approximately 93 stockholders of record;

•

28,386 shares of our common stock issuable upon the net exercise, based on an initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, of outstanding warrants (which will expire upon completion of this offering if not exercised); and

•	4,077,657 shares of our common stock issuable upon exercise of outstanding stock options.

In connection with this offering, we consummated a reverse stock split of our outstanding common stock at a ratio of 1-to-2.56437.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. In addition, the affirmative vote of holders of 66 2/3% of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of our seventh amended and restated certificate of incorporation, such as the provisions relating to amending our amended and restated bylaws, the classified board, and director liability, and removing directors without cause.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable.

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred Stock

Immediately prior to the consummation of this offering, all outstanding shares of our convertible preferred stock will be converted into shares of our common stock. See Note 6 to notes to our audited financial statements for a description of our currently outstanding convertible preferred stock. Immediately prior to the consummation of this offering, our sixth amended and restated certificate of incorporation will be amended and restated to delete all references to such shares of convertible preferred stock. Upon the consummation of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Immediately after consummation of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Warrants

The following table sets forth information about outstanding warrants to purchase shares of our stock as of May 31, 2014. Our Common Stock Warrants and our Series B Warrants will expire upon completion of this offering if not exercised, as noted below.

Class of Stock Underlying Warrants	Number of Shares Exercisable Prior to This Offering	Number of Shares of Common Stock Exercisable Following This Offering	Exercise Price Per Share	Expiration Date
Series B preferred stock, par value $0.001(1)(2)	11,766	—	$3.72	11/18/2021
Series B preferred stock, par value $0.001(1)(2)	25,214	—	$3.72	10/9/2022

Total	36,980	—

(1)

The shares of Series B preferred stock for which these warrants are exercisable are convertible into 36,980 shares of common stock due to a one-to-one conversion ratio of the Series B preferred stock into common stock.

(2)	Expires on the consummation of this offering to the extent not exercised prior to such time.

Registration Rights

Under our third amended and restated investors’ rights agreement, following the closing of this offering, the holders of certain shares of common stock or their transferees, have the right to require us to register their shares under the Securities Act so that those shares may be publicly resold, or to include their shares in any registration statement we file, as described below. The registration rights will terminate upon the earliest to occur of (i) the closing of a deemed liquidation event as discussed in the seventh amended and restated certificate of incorporation, (ii) at such time after this offering when all of such holders shares could be sold within any 90-day period with registration in compliance with Rule 144 and (iii) the third anniversary of the closing of this offering.

Demand Registration Rights

Based on the number of shares outstanding as of May 31, 2014, after the consummation of this offering, the holders of approximately 14.9 million shares of our common stock or their transferees, will be entitled to certain demand registration rights. Beginning 180 days following the effectiveness of the registration statement of which this prospectus is a part, the holders of at least 50% of these shares can, on not more than two occasions, request that we register all or a portion of their shares, provided such portion represents at least 40% of the shares entitled to such demand registration rights (or a lesser percent if the anticipated aggregate offering price, net of expenses, would exceed $15 million). Additionally, we will not be required to effect a demand registration during the 60 days before our good faith estimate of the date of filing of, or the 180 days following the effectiveness of, a registration statement initiated by us and relating to a public offering of our securities. In addition, we will not be required to effect a demand registration if the holders of the demand-eligible shares propose to register shares that may be immediately registered on a Form S-3. We will pay all registration expenses, other than underwriting discounts and commissions, related to any demand registration. These registration rights are subject to conditions and limitations, including the right, in certain circumstances, of the underwriters of an offering to limit the number of shares included in such registration and our right, in certain circumstances, not to effect a requested registration.

Piggyback Registration Rights

Based on the number of shares outstanding as of May 31, 2014, after the consummation of this offering, in the event that we determine to register any of our securities under the Securities Act (subject to certain exceptions), either for our own account or for the account of other security holders, the holders of approximately 15.0 million shares of our common stock or their transferees, will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, the offer and sale of debt securities, or corporate reorganizations or certain other transactions, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. We will pay all registration expenses, other than underwriting discounts and commissions, related to any piggyback registration.

Form S-3 Registration Rights

Based on the number of shares outstanding as of May 31, 2014, after the consummation of this offering, the holders of approximately 14.9 million shares of our common stock or their transferees, will be entitled to certain Form S-3 registration rights. Beginning 90 days following the effectiveness of a public offering by us, the holders of these shares can make a written request that we register their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered is at least $5.0 million, net of certain expenses. These stockholders may make two requests for registration on Form S-3 in a twelve (12) month period. However, we will not be required to effect a registration on Form S-3 if our good faith intention is to make a public offering within 30 days. We will pay all registration expenses, other than underwriting discounts and commissions, related to any S-3 registration.

Anti-Takeover Effects of Provisions of our Seventh Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law and our seventh amended and restated certificate of incorporation and our amended and restated bylaws that will be in effect immediately prior to the consummation of this offering contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Special Stockholder Meetings

Our amended and restated bylaws provide that a special meeting of stockholders may be called only by our chairman of the board of directors, Chief Executive Officer, or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our seventh amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Classified Board; Election and Removal of Directors

Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. In addition, the removal of any of our directors without cause will require a 66 2/3% stockholder vote. For more information on the classified board, see “Management — Board Composition.” This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

Our seventh amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our seventh amended and restated certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Amendment of Charter Provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least 66 2/3% of the voting power of our then outstanding voting stock.

The provisions of the Delaware General Corporation Law, our seventh amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations of Liability and Indemnification Matters

For a discussion of liability and indemnification, please see “Management — Limitation on Liability and Indemnification Matters.”

The NASDAQ Global Market Listing

We have applied for listing of our common stock on The NASDAQ Global Market under the symbol “ZSPH.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 620 15th Avenue, Brooklyn, New York 11219.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of our common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the perception that those sales may occur, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after consummation of this offering due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

Sale of Restricted Shares

Based on the number of shares of our common stock outstanding as of May 31, 2014 and assuming an initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, upon the closing of this offering and assuming (1) the conversion of our outstanding convertible preferred stock into 11,601,775 shares of common stock, (2) no exercise of the underwriters’ option to purchase additional shares of common stock to cover over-allotments, (3) the net exercise of outstanding warrants that will expire upon consummation of this offering into an aggregate of 28,386 shares of common stock and (4) no exercise of any of our other outstanding options or warrants, we will have outstanding an aggregate of approximately 18,974,139 shares of common stock. Of these shares, all of the 5,000,000 shares of common stock to be sold in this offering, and any shares sold upon exercise of the underwriters’ option to purchase additional shares to cover over-allotments, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 of the Securities Act. All remaining shares of common stock held by existing stockholders immediately prior to the consummation of this offering will be “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us, or will be issued and sold by us, in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, which rules are summarized below.

As a result of the lock-up agreements referred to below and the provisions of Rule 144 and Rule 701 under the Securities Act, based on the number of shares of our common stock outstanding as of May 31, 2014, the shares of our common stock (excluding the shares sold in this offering) that will be available for sale in the public market are as follows:

Approximate Number of Shares	First Date Available for Sale into Public Market
13,974,139 shares	180 days after the date of this prospectus upon expiration of the lock-up agreements referred to below, subject in some cases to applicable volume limitations under Rule 144

Lock-Up Agreements and Market Stand-Off Provisions

In connection with this offering, we, our directors, our executive officers and substantially all of our other stockholders and option holders have agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of the lock-up agreement continuing through the date 180 days after the date of this prospectus, except with the prior written consent of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC.

Prior to the completion of the offering, certain of our employees, including our executive officers, and/or directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to the offering described above.

Following the lock-up periods set forth in the agreements described above, and assuming that the representatives of the underwriters do not release any parties from these agreements, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

In addition, pursuant to our third amended and restated investors’ rights agreement, the parties thereto have agreed under a market stand-off provision that, subject to certain conditions, they will not, directly or indirectly, without the prior written consent of the managing underwriter, during the same 180-day restricted period referred to above, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.

Rule 144

In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, for at least 90 days, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our “affiliates” for purposes of Rule 144 at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our “affiliates,” is entitled to sell those shares in the public market (subject to the lock-up agreement referred to above, if applicable) without complying with the manner of sale, volume limitations or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than “affiliates,” then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144 (subject to the lock-up agreement referred to above, if applicable). In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our “affiliates,” as defined in Rule 144, who have beneficially owned the shares proposed to be sold for at least six months are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of those shares of our common stock that does not exceed the greater of:

•	1% of the number of common shares then outstanding, which will equal approximately 189,741 shares of common stock immediately after this offering (calculated as of May 31, 2014); or

•	the average weekly trading volume of our common stock on The NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Such sales under Rule 144 by our “affiliates” or persons selling shares on behalf of our “affiliates” are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us. Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted securities have entered into lock-up agreements as referenced above and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired common stock from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 under the Securities Act before the effective date of the registration statement of which this prospectus is a part (to the extent such common stock is not subject to a lock-up agreement) is entitled to rely on Rule 701 to resell such shares beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our “affiliates,” as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our “affiliates” may resell those shares without compliance with Rule 144’s minimum holding period requirements (subject to the terms of the lock-up agreement referred to below, if applicable).

Registration Rights

Based on the number of shares outstanding as of May 31, 2014, after the consummation of this offering, the holders of certain shares of our common stock or their transferees, will, subject to any lock-up agreements they have entered into, be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. For a description of these registration rights, please see “Description of Capital Stock — Registration Rights.” If the offer and sale of these shares are registered, they will be freely tradable without restriction under the Securities Act.

Stock Plans

We intend to file with the SEC a registration statement under the Securities Act covering the shares of common stock that we may issue upon exercise of outstanding options reserved for issuance under our Fourth Amended Stock Incentive Plan, as amended, and our 2014 Incentive Plan. Such registration statement is expected to be filed and become effective as soon as practicable after the consummation of this offering. Accordingly, shares registered under such registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations relating to the ownership and disposition of shares of our common stock. This summary is limited to non-U.S. holders, as defined below, that purchase the shares in this offering and hold the shares as a “capital asset” (generally, property held for investment) within the meaning of Section 1221 of the Code.

This summary is based upon the Code, its legislative history, existing and proposed Treasury Regulations promulgated under the Code, rulings, pronouncements, judicial decisions and administrative interpretations by the IRS all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS has been or will be sought on any of the matters discussed below.

The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating to the purchase, ownership and disposition of the shares, and this summary does not address the effect of any U.S. state or local income or other tax laws, any estate tax laws, any foreign tax laws, the effect of any tax treaty or the 3.8% Medicare tax on certain investment income. Moreover, this summary does not address all of the U.S. federal income tax consequences that may be relevant to non-U.S. holders in light of their particular circumstances or, except as specifically discussed below, to non-U.S. holders who may be subject to special treatment under U.S. federal income tax laws, such as:

•	banks, insurance companies, and other financial institutions;

•	tax-exempt organizations or governmental organizations;

•	S corporations, entities or arrangements treated as partnerships or any other pass-through entities for U.S. federal income tax purposes;

•	mutual funds;

•	brokers, dealers or traders in stocks and securities;

•	persons subject to the alternative minimum tax provisions of the Code;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	persons that own, or are deemed to own, more than 5% of our outstanding common stock at any time;

•	personal holding companies; or

•	holders that hold shares as part of a hedge, conversion transaction, straddle, wash sale or other risk reduction transaction or other integrated transaction.

If a partnership (including an entity or other arrangement treated as a partnership for U.S. federal income tax purposes) is an owner of shares, the tax treatment of a partner will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships that are owners of shares and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of investing in the shares.

Non-U.S. Holder Defined — The following summarizes the material U.S. federal income tax considerations to non-U.S. holders of the ownership and disposition of the shares. The term “non-U.S. holder” means a beneficial owner of shares (other than a partnership) that, for U.S. federal income tax purposes, is not a “U.S. holder.” A U.S. holder is:

•	an individual citizen or resident alien of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Distributions on the Shares — We do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent of our current-year or accumulated earnings and profits (as determined for U.S. tax purposes). Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base of the non-U.S. holder in the United States).

To be eligible for a reduced rate of withholding pursuant to an applicable income tax treaty, a non-U.S. holder, including, in the case of certain non-U.S. holders that are entities, the owner or owners of these entities, must provide the applicable withholding agent with a valid and properly executed IRS Form W-8BEN (or other applicable form) claiming a reduced rate of (or exemption from) withholding under such treaty. Non-U.S. holders who do not timely provide the applicable withholding agent with the required certification, but who qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.

Dividends that are effectively connected with a trade or business carried on by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base of the non-U.S. holder in the United States) are not subject to the withholding tax described above but instead are subject to U.S. federal income tax on a net income basis at graduated U.S. federal income tax rates. A non-U.S. holder must satisfy certain certification requirements, including, if applicable, the furnishing of an IRS Form W-8ECI (or other applicable form) to the applicable withholding agent, for its effectively connected dividends to be exempt from the withholding tax described above. Dividends that are effectively connected with a corporate non-U.S. holder’s conduct of a trade or business in the United States may be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Distributions in excess of our current-year and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in the shares and will reduce (but not below zero) such basis. A distribution in excess of our current-year and accumulated earnings and profits and the non-U.S. holder’s adjusted tax basis in the shares will be treated as capital gain from the sale or exchange of such shares (subject to tax in the manner described below under “Sale, Exchange or Other Taxable Disposition of Shares”).

Sale, Exchange or Other Taxable Disposition of Shares — Subject to the discussion below under “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on a sale, exchange or other taxable disposition of shares, unless:

•	the non-U.S. holder is an individual present in the United States for 183 days or more during the taxable year of that disposition and certain other conditions are met;

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if a tax treaty applies, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States); or

•	our shares constitute a “United States real property interest” by reason of our being a “United States real property holding corporation” (“USRPHC”) and certain other conditions are satisfied.

An individual non-U.S. holder described in the first bullet point above will be taxed on his or her gains from the sale, exchange or other taxable disposition of shares at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S.-source capital losses of such non-U.S. holder provided that such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. holders that recognize gain from the sale, exchange or other taxable disposition of shares described in the second bullet point above will be subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates, and in the case of corporate non-U.S. holders, the branch profits tax discussed above also may apply.

If we are a USRPHC and if a non-U.S. holder is subject to U.S. federal income tax because of our status as a USRPHC and the regularly traded exception (discussed below) does not apply to such non-U.S. holder, then, in the case of any disposition of shares by the non-U.S. holder, the purchaser may be required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. Non-U.S. holders subject to U.S. federal income tax will also be subject to certain U.S. filing and reporting requirements. We believe we are not currently and will not become a USRPHC for U.S. federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets and our non-U.S. real property interests, there can be no assurance that we are not currently a USRPHC or will not become one in the future. Nevertheless, even if we are or become a USRPHC, such income tax and such withholding will not apply unless such non-U.S. holder’s shares (including shares that are attributed to such holder under applicable attribution rules) represent more than 5% of the total fair market value of all of the shares at any time during the five-year period ending on the date of disposition of such shares by the non-U.S. holder, assuming that the shares are “regularly traded” on an established securities market within the meaning of applicable Treasury Regulations, which provide that a class of interests that is traded on an established securities market located in the United States is considered to be regularly traded for any calendar quarter during which it is regularly quoted by brokers or dealers making a market in these interests. We expect to satisfy this regularly traded exception, but this cannot be assured. Non-U.S. holders should consult their advisors regarding the U.S. federal income tax consequences to them if we are or become a USRPHC.

Information Reporting and Backup Withholding

In general, backup withholding will apply to dividends in respect of the shares paid to a non-U.S. holder unless such non-U.S. holder (i) has provided the required certification on a properly executed IRS Form W-8BEN (or other applicable form) that it is not a United States person and the payor does not have actual knowledge (or reason to know) that the non-U.S. holder is a United States person or (ii) otherwise establishes an exemption from backup withholding. Generally, information regarding the amount of distributions paid, the name and address of the recipient and the amount, if any, of tax withheld will be reported to the IRS and to the recipient even if no tax was required to be withheld. Copies of these information reports may also be made available under the provisions of an applicable treaty or other agreement to the tax authorities of the country in which the non-U.S. holder is a resident for purposes of such treaty or agreement.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on Form W-8BEN (or other applicable form) or such owner otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding and information reporting may apply if the relevant paying agent has actual knowledge, or reason to know, that the holder is a United States person.

Backup withholding is not an additional tax. Any amount withheld from a payment to a non-U.S. holder under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Foreign Account Tax Compliance Act

The Hiring Incentives to Restore Employment Act, which contains provisions originally proposed in the Foreign Account Tax Compliance Act (“FATCA”), was enacted on March 18, 2010, and will impose a 30% U.S. withholding tax on “withholdable payments” made to a foreign entity, which include payments of U.S.-source dividends and the gross proceeds from a disposition of property (such as the shares) that can produce U.S.-source dividends unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, if any, or (iii) the foreign entity is otherwise exempt under FATCA. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations, may modify these requirements. Under recently issued Treasury Regulations, withholding under FATCA will only apply to payments of dividends on the shares made after June 30, 2014, and to payments of gross proceeds from a sale or other disposition of the shares made after December 31, 2016. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits for such taxes.

Prospective investors should consult their own tax advisors regarding the possible impact of the FATCA rules on their investment in the shares, and the entities through which they hold the shares, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO AN INVESTMENT IN THE SHARES. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR FACTS AND CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC
Credit Suisse Securities (USA) LLC
BMO Capital Markets Corp.
William Blair & Company, L.L.C.

Total

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover of this prospectus and to certain dealers at that price less a concession not in excess of $         per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 750,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Entities affiliated with certain of our existing stockholders and directors and entities affiliated with one of our director nominees have indicated an interest in purchasing up to an aggregate of approximately $30.0 million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, less or no shares to any of these potential investors and any of these potential investors could determine to purchase more, less or no shares in this offering.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $         per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without exercise of option to purchase additional shares	With full exercise of option to purchase additional shares
Per share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $2.5 million. We have agreed to reimburse the underwriters for expenses of approximately $30,000 relating to the clearance of this offering with the Financial Industry Regulatory Authority.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to, any shares of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of our common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of our common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC for a period of 180 days after the date of this prospectus, other than (A) the shares of our common stock to be sold hereunder, (B) any shares of our common stock issued upon the exercise of warrants described in this prospectus, (C) any shares of our common stock issued upon the conversion of convertible preferred stock outstanding on the date of this offering in connection with this offering as described in this prospectus, (D) the filing of a Registration Statement on Form S-8 relating to the shares of our common stock granted pursuant to or reserved for issuance under our stock plans described in this prospectus, (E) any shares of our common stock issued upon the exercise of options granted under our existing equity-based compensation plans described as outstanding in this prospectus and (F) the issuance of equity based awards under our stock plans described in this prospectus.

Our directors and executive officers and substantially all of our stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers and stockholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or, (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

The restrictions described in the immediately preceding paragraph are subject to certain exceptions, including:

•

establishing a written trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act for the transfer of common stock, provided that (i) such plan does not provide for any transfers of common stock during the 180-day restricted period and (ii) no filing under the Exchange Act or other public announcement regarding the establishment of such plan shall be required or shall be made voluntarily during the restricted period; and

•

for certain stockholders, transfers or distributions of shares of common stock acquired in this offering or of shares acquired in open market transactions occurring on or after the date of this prospectus, provided that no filing under the Exchange Act or other public announcement shall be required or shall be voluntarily made during the restricted period.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We have applied to have our common stock approved for listing/quotation on The NASDAQ Global Market under the symbol “ZSPH.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The NASDAQ Global Market, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.

Selling restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•

in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

LEGAL MATTERS

The validity of the issuance of our common stock offered in this prospectus will be passed upon for us by Baker Botts L.L.P., Austin, Texas. Davis Polk & Wardwell LLP, Menlo Park, California, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2012 and 2013, and for each of the two years in the period ended December 31, 2013, and for the period from February 5, 2008 (Inception) through December 31, 2013, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern, as described in Note 1 to the audited financial statements). We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to ZS Pharma, Inc. and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.

Upon consummation of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.zspharma.com. Upon consummation of this offering, you may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

ZS Pharma, Inc.

We have audited the accompanying balance sheets of ZS Pharma, Inc. (a development stage enterprise) (the Company) as of December 31, 2012 and 2013, and the related statements of operations, redeemable and convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the two years ended December 31, 2012 and 2013, and for the period from February 5, 2008 (Inception) through December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ZS Pharma, Inc. at December 31, 2012 and 2013, and the results of its operations and its cash flows for each of the two years ended December 31, 2012 and 2013, and for the period from February 5, 2008 (Inception) through December 31, 2013, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage and has a history of operating losses since inception that raises substantial doubt about its ability to continue as a going concern. Management’s plan to secure additional funds through equity or debt financing is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Dallas, Texas

April 4, 2014, except for the last paragraph of Note 1, as to which the date is June 11, 2014

ZS Pharma, Inc.

(A Development Stage Enterprise)

Balance Sheets

(in thousands, except share and per share amounts)

	December 31
	2012	2013
Assets
Current assets:
Cash and cash equivalents	$24,401	$9,170
Restricted cash	—	150
Prepaid expenses	10	71
Other current assets	—	6

Total current assets	24,411	9,397
Property and equipment, net	1,204	4,625
Other assets	—	24

Total assets	$25,615	$14,046

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$912	$1,489
Accrued liabilities	536	3,114
Current portion of capital lease obligation	147	73

Total current liabilities	1,595	4,676
Deferred rent	—	67
Lease incentive	—	184
Capital lease obligation	73	—
Series B redeemable preferred stock warrant liability	1,243	2,667

Total liabilities	2,911	7,594
Commitments and contingencies
Preferred stock whose redemption is outside the control of the issuer:
Series B convertible, redeemable preferred stock, par value $0.001; 6,737,681 and 6,768,033 shares authorized at December 31, 2012 and 2013, respectively; 2,261,506 shares issued and outstanding at December 31, 2012 and 2013; liquidation value of $8,409 at December 31, 2012 and 2013	8,384	8,387
Series C convertible, redeemable preferred stock, par value $0.001; 17,692,308 shares authorized at December 31, 2012 and 2013; 4,634,516 and 6,899,281 shares issued and outstanding at December 31, 2012 and 2013, respectively; liquidation value of $30,900 and $46,000 at December 31, 2012 and 2013, respectively	27,465	43,247
Stockholders’ equity (deficit):
Series A convertible preferred stock, par value $0.001; 1,494,966 shares authorized at December 31, 2012 and 2013; 582,976 shares issued and outstanding at December 31, 2012 and 2013	1,196	1,196
Common stock, par value $0.001; 39,074,865 and 49,574,865 shares authorized at December 31, 2012 and 2013, respectively; 1,557,661 and 1,628,997 shares issued and outstanding at December 31, 2012 and 2013, respectively	2	2
Additional paid-in capital	2,294	3,854
Deficit accumulated during the development stage	(16,637)	(50,234)

Total stockholders’ equity (deficit)	(13,145)	(45,182)

Total liabilities and stockholders’ equity (deficit)	$25,615	$14,046

See accompanying notes.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Statements of Operations

(in thousands, except for share and per share amounts)

	Year Ended December 31 2012	Year Ended December 31 2013	Period From February 5, 2008 (Date of Inception) Through December 31 2013
Costs and expenses:
Research and development	$6,989	$24,508	$35,471
General and administrative	1,148	7,686	9,972

	8,137	32,194	45,443

Loss from operations	(8,137)	(32,194)	(45,443)
Other (income) expense:
Interest income	(17)	(31)	(50)
Interest expense	2,099	9	3,354
Expense to mark warrants to market	62	1,424	1,486
Other	—	1	1

Net loss	(10,281)	(33,597)	(50,234)
Preferred stock accretion	(174)	(689)	(870)

Net loss attributable to common stockholders	(10,455)	(34,286)	(51,104)

Net loss per share attributable to common stockholders, basic and diluted	$(6.74)	$(21.84)

Weighted-average common shares used to compute net loss per share attributable to common stockholders, basic and diluted	1,552,276	1,569,583

Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)		$(3.18)

Weighted-average common shares used to compute pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)		10,339,922

See accompanying notes.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Statements of Redeemable and Convertible Preferred Stock and Stockholders’ Equity (Deficit)

(in thousands, except for share amounts)

	Redeemable Preferred Stock				Preferred Stock		Common Stock		Additional Paid-In Capital	Deficit Accumulated During the Development Stage	Total
	Series B		Series C		Series A
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances, February 5, 2008 (inception)	—	$—	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of common stock (November 10, 2008)	—	—	—	—	—	—	779,919	1	19	—	20
Vesting of common stock (2008)	—	—	—	—	—	—	71,492	—	2	—	2
Compensation cost of restricted shares	—	—	—	—	—	—	—	—	2	—	2
Net loss	—	—	—	—	—	—	—	—	—	(32)	(32)

Balances, December 31, 2008	—	—	—	—	—	—	851,411	1	23	(32)	(8)
Vesting of restricted stock	—	—	—	—	—	—	367,510	—	9	—	9
Issuance of Series A preferred stock, net (2009)	—	—	—	—	422,777	867	—	—	—	—	867
Compensation cost of restricted shares	—	—	—	—	—	—	—	—	47	—	47
Net loss	—	—	—	—	—	—	—	—	—	(696)	(696)

Balances, December 31, 2009	—	—	—	—	422,777	867	1,218,921	1	79	(728)	219
Compensation cost of restricted shares	—	—	—	—	—	—	—	—	21	—	21
Issuance of common stock	—	—	—	—	—	—	315,245	1	7	—	8
Issuance of Series A preferred stock, net (2010)	—	—	—	—	160,199	329	—	—	—	—	329
Issuance of Series B preferred stock, net (2010)	213,001	758	—	—	—	—	—	—	—	—	—
Accretion of Series B	—	1	—	—	—	—	—	—	(1)	—	(1)
Share-based compensation (options)	—	—	—	—	—	—	—	—	71	—	71
Net loss	—	—	—	—	—	—	—	—	—	(1,533)	(1,533)

Balances, December 31, 2010	213,001	759	—	—	582,976	1,196	1,534,166	2	177	(2,261)	(886)
Beneficial conversion feature of convertible notes	—	—	—	—	—	—	—	—	1,019	—	1,019
Option exercise	—	—	—	—	—	—	97	—	—	—	—
Issuance of Series B preferred stock, net (2011)	584,568	2,166	—	—	—	—	—	—	—	—	—
Accretion of Series B	—	6	—	—	—	—	—	—	(6)	—	(6)
Share-based compensation (options)	—	—	—	—	—	—	—	—	47	—	47
Net loss	—	—	—	—	—	—	—	—	—	(4,095)	(4,095)

Balances, December 31, 2011	797,569	2,931	—	—	582,976	1,196	1,534,263	2	1,237	(6,356)	(3,921)
Beneficial conversion feature of convertible notes	—	—	—	—	—	—	—	—	261	—	261
Option exercise	—	—	—	—	—	—	23,398	—	24	—	24
Issuance of Series B preferred stock, net (2012)	1,463,937	5,447	—	—	—	—	—	—	—	—	—
Issuance of Series C preferred stock, net (2012)	—	—	4,634,516	27,298	—	—	—	—	—	—	—
Share-based compensation (options)	—	—	—	—	—	—	—	—	359	—	359
Share-based compensation (warrants)	—	—	—	—	—	—	—	—	33	—	33
Warrants issued for banking services	—	—	—	—	—	—	—	—	553	—	553
Accretion of Series B	—	6	—	—	—	—	—	—	(6)	—	(6)
Accretion of Series C	—	—	—	167	—	—	—	—	(167)	—	(167)
Net loss	—	—	—	—	—	—	—	—	—	(10,281)	(10,281)

Balances, December 31, 2012	2,261,506	8,384	4,634,516	27,465	582,976	1,196	1,557,661	2	2,294	(16,637)	(13,145)

ZS Pharma, Inc. (A Development Stage Enterprise)

Statements of Redeemable and Convertible Preferred Stock and Stockholders’ Equity (Deficit) (continued)

(in thousands, except for share amounts)

	Redeemable Preferred Stock				Preferred Stock		Common Stock		Additional Paid-In Capital	Deficit Accumulated During the Development Stage	Total
	Series B		Series C		Series A
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Write off balance of beneficial conversion feature	—	$(3)	—	$—	—	$—	—	$—	$—	$—	$—
Accretion of Series B	—	6	—	—	—	—	—	—	(6)	—	(6)
Issuance of Series C preferred stock	—	—	2,264,765	15,100	—	—	—	—	—	—	—
Accretion of Series C	—	—	—	682	—	—	—	—	(682)	—	(682)
Warrant exercise	—	—	—	—	—	—	71,336	—	265	—	265
Share-based compensation (options)	—	—	—	—	—	—	—	—	1,983	—	1,983
Net loss	—	—	—	—	—	—	—	—	—	(33,597)	(33,597)

Balances, December 31, 2013	2,261,506	$8,387	6,899,281	$43,247	582,976	$1,196	1,628,997	$2	$3,854	$(50,234)	$(45,182)

See accompanying notes.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Statements of Cash Flows

(in thousands)

	Year Ended December 31 2012	Year Ended December 31 2013	Period From February 5, 2008 (Date of Inception) Through December 31 2013
Operating activities
Net loss	$(10,281)	$(33,597)	$(50,234)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	49	705	763
Amortization of lease incentive	—	(18)	(18)
Share-based expenses	233	2,142	2,723
Warrant expense	33	—	33
Series B warrant mark-to-market expense	76	1,424	1,486
Amortization of deferred debt issuance costs and debt discount	1,814	—	3,022
Interest expense repaid in Series B preferred stock upon conversion of convertible notes	278	—	317
Loss on disposal of assets and other noncash income	—	(2)	(2)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(6)	(84)	(94)
Accounts payable	488	505	1,394
Accrued expenses	142	2,329	2,865
Deferred rent	—	67	67

Net cash used in operating activities	(7,174)	(26,529)	(37,678)
Investing activities
Purchases of property and equipment	(706)	(3,771)	(4,716)

Net cash used in investing activities	(706)	(3,771)	(4,716)
Financing activities
Proceeds from issuance of note payable, net of issuance costs	$925	$—	$4,612
Proceeds from exercise of stock options	24	—	24
Proceeds from exercise of warrants	—	265	265
Proceeds from issuance of restricted stock	—	—	19
Proceeds from issuance of Series A preferred stock, net of issuance costs	—	—	1,196
Proceeds from issuance of Series B preferred stock, net of issuance costs	—	—	2,959
Proceeds from issuance of Series C preferred stock, net of issuance costs	27,757	15,100	42,858
Principal payments on capital lease	(73)	(146)	(219)
Restricted cash	—	(150)	(150)

Net cash provided by financing activities	28,633	15,069	51,564

Net (decrease) increase in cash and cash equivalents	20,753	(15,231)	9,170
Cash and cash equivalents at beginning of period	3,648	24,401	—

Cash and cash equivalents at end of period	$24,401	$9,170	$9,170

See accompanying notes.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements

December 31, 2013

1.	Nature of Business and Summary of Significant Accounting Policies

Description of Organization

ZS Pharma, Inc., a Delaware corporation (the Company), was incorporated on February 5, 2008. The Company is a biopharmaceutical company focused on the development and commercialization of an oral sorbent compound, zirconium silicate, which is a novel treatment for hyperkalemia, a life-threatening condition that affects patients with chronic kidney disease, hypertension, diabetes, and/or chronic heart failure.

The Company is in the development stage and its efforts through December 31, 2013 have been principally devoted to organizational activities, raising capital, and research and development efforts. The Company has not had revenues since inception. Management anticipates incurring substantial additional losses as it pursues its research and development efforts.

Basis of Presentation Including Going Concern and Management’s Plans

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP), which contemplate continuation of the Company as a going concern. However, as of December 31, 2013, the Company has an accumulated deficit of $50.2 million and will require substantial additional capital for research and product development. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The future success of the Company is dependent on its ability to develop its product candidate and ultimately upon its ability to attain profitable operations. The Company is subject to a number of risks similar to other life science companies, including, but not limited to, successful discovery and development of its drug candidates, raising additional capital, development by its competitors of new technological innovations, protection of proprietary technology, and market acceptance of the Company’s products. The Company believes its cash and cash equivalents at December 31, 2013, totaling $9.2 million, combined with $25.0 million raised in February 2014 from the sale of the first tranche of Series D Redeemable Preferred Stock (see Note 12 below), are not sufficient to fund operations for a period of at least 12 months from the balance sheet date based on projected 2014 cash needs. The Company has commitments from the Series D investors to invest an additional $30.0 million in a second tranche of Series D Redeemable Preferred Stock at the Company’s option, subject to approval by the Company’s Board of Directors and 65% of the Series C and Series D Preferred Stockholders, voting as a single class. The Company believes that the proceeds from the combined tranches of Series D Redeemable Preferred Stock of $55.0 million noted above plus its cash and cash equivalents at December 31, 2013, totaling $9.2 million, are sufficient to fund operations for a period of at least 12 months from the balance sheet date; however, the $30.0 million tranche in Series D Redeemable Preferred Stock commitments (not yet closed) is subject to uncertainties and conditions outside the control of the Company. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company is considered to be in the development stage, as no substantial revenues related to its primary business have been recognized to date. Accordingly, the financial statements are prepared in accordance with Accounting Standards Codification (ASC) 915, Development Stage Entities.

Cash and Cash Equivalents

The Company considers cash and all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company places its cash with institutions with high credit

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements (continued)

1.	Nature of Business and Summary of Significant Accounting Policies (continued)

quality. However, at certain times such cash may be in excess of Federal Deposit Insurance Corporation and Securities Investor Protection Corporation insurance limits. The carrying amount of cash approximates fair value.

Restricted Cash

On November 22, 2013, the Company executed an agreement to pledge, assign, transfer, and grant a security interest to J.P. Morgan Bank to secure the payment and performance of the Company’s credit card program. The Company has agreed to maintain $150,000 in a restricted cash account, given it is a pre-revenue company.

Property and Equipment

Property and equipment are recorded at cost. Equipment under a capital lease is stated at the present value of minimum lease payments at lease inception. Depreciation is computed on a straight-line basis over the estimated useful lives of the respected assets. The useful lives of property and equipment are as follows:

Production equipment	7 years
Office equipment	3–8 years
Lab equipment	3–8 years

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment, for impairment when events or changes in business conditions indicate that their carrying value may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. There have been no impairment charges related to long-lived assets from inception through December 31, 2013.

Licenses and Patents

Licenses and patent costs are expensed as incurred. Licenses are classified as research and development expenses, and patents are classified as general and administrative expenses in the statements of operations.

Research and Development Expenses

Research and development expenses are expensed as incurred. Research and development expenses represent costs associated with the ongoing development of ZS-9, the Company’s lead development compound, and include salaries, supplies, and expenses for clinical trials and preclinical research.

Redeemable Preferred Stock Warrant Liability

Freestanding warrants for shares that are either puttable or redeemable are classified as liabilities on the balance sheet and are carried at their estimated fair value. As further discussed in Note 6, the Series B Redeemable Preferred Stock, which is able to be purchased with the warrants, is redeemable at a future date in 2017. As such, these warrants are classified as liabilities and at the end of each reporting period, changes in the estimated fair value during the period are recorded in other income (expense). The Company will continue to adjust the carrying value of the warrants until the earlier of the exercise of the warrants or the completion of a liquidation event, at which time the Series B redeemable preferred shares would convert into common and the liabilities associated with the warrants would be reclassified to stockholders’ equity (deficit).

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements (continued)

1.	Nature of Business and Summary of Significant Accounting Policies (continued)

Fair Value Measurements

ASC 820, Fair Value Measurement, provides a comprehensive framework for measuring the fair value of assets and liabilities, which provides for consistency in how fair value determinations are made under various existing accounting standards that permit, or in some cases require, estimates of fair market value.

Financial assets and liabilities that have recurring fair value measurements are shown below (in thousands):

		Fair Value Measurements at December 31, 2012, Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	Total	Level 1	Level 2	Level 3
Financial assets:
Money market funds	$8,189	$8,189	$—	$—

Total financial liabilities	$8,189	$8,189	$—	$—

Financial liabilities:
Series B redeemable preferred stock warrants	$1,243	$—	$—	$1,243

Total financial liabilities	$1,243	$—	$—	$1,243

		Fair Value Measurements at December 31, 2013, Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	Total	Level 1	Level 2	Level 3
Financial liabilities:
Series B redeemable preferred stock warrants	$2,667	$—	$—	$2,667

Total financial liabilities	$2,667	$—	$—	$2,667

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements (continued)

1.	Nature of Business and Summary of Significant Accounting Policies (continued)

Level 3 liabilities comprise redeemable preferred stock warrant liabilities. These warrants are classified as liabilities because the Series B Redeemable Preferred shares that are able to be purchased by these warrants are redeemable and, therefore, are classified as temporary equity. The following table sets forth a summary of the changes in the estimated fair value of the Company’s redeemable preferred stock warrants, which were measured at fair value on a recurring basis since inception (in thousands):

Balance as of January 1, 2011	$—
Issuance of redeemable preferred stock warrants	968

Balance as of December 31, 2011	968
Issuance of redeemable preferred stock warrants	213
Net increase in fair value included in other (income) expense	62

Balance as of December 31, 2012	1,243
Net increase in fair value included in other (income) expense	1,424

Balance as of December 31, 2013	$2,667

The fair value of the outstanding Series B Redeemable Preferred Stock warrants is measured using the Black-Scholes option-pricing model. Inputs used to determine estimated fair value include the estimated fair value of the warrant, as determined by the fair value of the underlying stock relative to the warrant exercise price at the valuation measurement date, volatility of the price of the underlying stock, the remaining contractual term of the warrants, risk-free interest rates, and expected dividends.

The Company believes the recorded values of cash and cash equivalents, other current assets, accounts payable, and accrued expenses approximate fair value because of the short maturity of these financial instruments.

Share-Based Compensation

The Company accounts for its equity-based compensation in accordance with ASC 718, Compensation — Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors to be recognized in the financial statements, based on their fair value. The value of awards ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s statements of operations.

The Company measures equity-based compensation to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees, and recognizes the fair value of the award over the period the services are rendered or goods are provided.

The Company has one share-based compensation plan, the 2008 Stock Incentive Plan, as amended from time to time, which is more fully described in Note 7. Share-based compensation expense recognized in the statements of operations was $0.2 million, $2.1 million, and $2.7 million for the years ended December 31, 2012 and 2013, and for the period from February 5, 2008 through December 31, 2013, respectively. These amounts include $0.2 million in 2013 of share-based compensation related to options issued to non-employees, which are recorded as liabilities at December 31, 2013.

The Company records the expense attributed to non-employee services paid with share-based awards based on the estimated fair value of the awards determined using the Black-Scholes option-pricing model. The measurement of share-based compensation for non-employees is subject to remeasurement as the options vest, and the expense is recognized over the period during which services are received.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements (continued)

1.	Nature of Business and Summary of Significant Accounting Policies (continued)

In addition to stock options, the Company provided restricted stock to certain employees and consultants in 2008 that vested through 2010, resulting in a cumulative compensation expense of $69,976 that the Company classified as stock compensation expense during these periods. Additionally, as discussed in further detail in Notes 6 and 8 below, the Company issued Common Stock to a related party, HemoCleanse, Inc. (HemoCleanse), for sublicense rights that were valued at $20,000 in 2008. This was classified at the time as other share-based expense.

Income Taxes

The Company accounts for income taxes using the asset and liability approach in accordance with the provision of ASC 740, Income Taxes. Under this approach, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company continues to record a valuation allowance for the full amount of deferred tax assets, which would otherwise be recorded for tax benefits relating to the operating loss and tax credit carryforwards, as realization of such deferred tax assets cannot be determined to be more likely than not.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of December 31, 2012 and 2013, the Company had no uncertain tax positions and no interest or penalties have been charged to the Company from inception through December 31, 2013. If incurred, the Company will classify any interest and penalties as a component of tax expense.

Use of Estimates

The preparation of the financial statements in accordance with U.S. GAAP requires management to make certain estimates and judgments that affect the reported amounts of assets, liabilities, and expenses. Actual results could differ from those estimates.

The Company estimates its clinical trial expense accrual for a given period based on the number of patients enrolled at each site and the length of time each patient has been in the trial, less amounts previously billed.

The Company measures and recognizes compensation expense for all stock options granted to its employees and directors, based on the estimated fair value of the award on the grant date. The Company uses the Black-Scholes valuation model to estimate the fair value of stock option awards. The fair value is recognized as expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award on a straight-line basis. The Company believes that the fair value of stock options granted to non-employees is more reliably measured than the fair value of the services received. As such, the fair value of the unvested portion of the options granted to non-employees is remeasured each period. The resulting increase in value, if any, is recognized as expense during the period the related services are rendered. The determination of the grant date fair value of options using an option-pricing model is affected by the Company’s estimated common stock fair value, as well as assumptions regarding a number of other complex and subjective variables.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements (continued)

1.	Nature of Business and Summary of Significant Accounting Policies (continued)

Historically, for all periods prior to this initial public offering (IPO), the fair values of the shares of common stock underlying the Company’s share-based awards were estimated on each grant date by its Board of Directors. In order to determine the fair value of the Company’s common stock underlying option grants, its Board of Directors considered, among other things, contemporaneous valuations of its common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2004 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Given the absence of a public trading market for the Company’s common stock, its Board of Directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of its common stock, including the following:

•	contemporaneous valuations of its common stock performed by unrelated third-party valuation firm;

•	its stage of development;

•	its operational and financial performance;

•	the nature of its services and its competitive position in the marketplace;

•	the value of companies that it considers peers based on a number of factors, including similarity to the Company with respect to industry and business model;

•	the likelihood of achieving a liquidity event, such as an initial public offering or sale given prevailing market conditions, and the nature and history of its business;

•	issuances of preferred stock and the rights, preferences, and privileges of its preferred stock relative to those of its common stock;

•	business conditions and projections;

•	the history of the Company and progress of its research and development efforts and clinical trials; and

•	the lack of marketability of its common stock.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions, and other events and circumstances from non-owner sources. For the years ended December 31, 2012 and 2013, and the period from February 5, 2008 (inception) through December 31, 2013, net loss equaled comprehensive loss.

Net Loss and Unaudited Pro Forma Net Loss per Common Share Attributable to Common Stockholders

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period without consideration for common stock equivalents. Diluted net loss per share of common stock is the same as basic net loss per share of common stock, since the effects of potentially dilutive securities are antidilutive. The net loss per share of common stock attributable to common stockholders is computed using the two-class method required for participating securities. All series of the Company’s convertible preferred stock are considered to be participating securities as they are entitled to participate in undistributed earnings with shares of common stock. Due to the Company’s net loss, there is no impact on the earnings per share calculation in applying the two-class method since the participating securities have no legal requirement to share in any losses.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements (continued)

1.	Nature of Business and Summary of Significant Accounting Policies (continued)

The unaudited pro forma loss per share attributable to common stockholders for the year ended December 31, 2013, was computed using the weighted-average number of shares of common stock outstanding, including the pro forma effect of the conversion of all then-outstanding shares of convertible preferred stock into shares of common stock and the effect of the conversion of certain then-outstanding warrants that will convert into common stock upon an initial public offering (IPO). For the purpose of the pro forma presentation, the Company has assumed the net exercise of warrants that will expire if not exercised. Also, the numerator in the pro forma basic net loss per share calculation has been adjusted to remove losses resulting from remeasurement of the convertible preferred stock warrant liability related to warrants to purchase shares of convertible preferred stock as these amounts will be reclassified to additional paid-in capital upon an IPO of the Company’s common stock.

The following outstanding shares of common stock equivalents were excluded from the computations of diluted net loss per common share attributable to common stockholders for the periods presented as the effect of including such securities would be antidilutive:

	Year Ended December 31
	2012	2013
Convertible preferred stock — as converted to common stock	7,478,998	9,743,762
Warrants to purchase convertible preferred stock — as converted to common stock	377,752	377,752
Warrants to purchase common stock	445,546	374,211
Options to purchase common stock	1,522,304	3,286,870

	9,824,600	13,782,595

Unaudited Pro Forma Net Loss per Common Share

The following table sets forth the computation of unaudited pro forma basic and diluted net loss per share attributable to common stockholders (in thousands, except for share and per share amounts):

Year Ended December 31 2013
Net loss used in computing net loss per share attributable to common stockholders, basic and diluted	$(34,286)
Expense to mark warrants to market (assumed exercise)	1,424
Pro forma net loss used in computing net loss per share attributable to common stockholders, basic and diluted	$(32,862)

Weighted-average common shares used to compute net loss per share attributable to common stockholders, basic and diluted	1,569,583
Pro forma adjustment to reflect assumed conversion of convertible preferred stock	8,254,602
Pro forma adjustment to reflect assumed conversion of warrants of convertible preferred stock	289,964
Pro forma adjustment to reflect assumed conversion of warrants of common stock	225,773
Weighted-average common shares used to compute pro forma net loss per share attributable to common stockholders, basic and diluted	10,339,922

Pro forma net loss per common share, basic and diluted	$(3.18)

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements (continued)

1.	Nature of Business and Summary of Significant Accounting Policies (continued)

Reverse Stock Split

In June 2014, our board of directors and our stockholders approved an amendment to our amended and restated certificate of incorporation to effect a reverse split of shares of our common stock on a 1-for-2.56437 basis (the “Reverse Stock Split”). The par values and the authorized shares of the common and convertible preferred stock were not adjusted as a result of the Reverse Stock Split. All issued and outstanding common stock, convertible preferred stock, options for common stock, warrants for common and preferred stock, and per share amounts contained in the financial statements have been retroactively adjusted to reflect this Reverse Stock Split for all periods presented. The Reverse Stock Split was effected on June 11, 2014.

2.	Property and Equipment

The following table is a summary of property and equipment (in thousands):

	December 31
	2012	2013
Production equipment	$807	$2,548
Office equipment	28	345
Lab equipment	288	1,601
Construction in process	138	—
Leasehold improvements	—	890

	1,261	5,384
Less accumulated depreciation	(58)	(759)

	$1,203	$4,625

Depreciation and amortization expense was $50,000, $0.7 million, and $0.8 million for the years ended December 31, 2012 and 2013, and for the period from February 5, 2008 (inception) through December 31, 2013, respectively.

3.	Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	December 31
	2012	2013
Accrued compensation and benefits	$—	$1,184
Accrued clinical trial expenses	255	534
Accrued accounts payable	281	902
Other accruals	—	494

	$536	$3,114

4.	Leases

In March 2011, the Company entered into a sublease agreement with Fort Worth Medtech Center, Inc. to sublease office space within the Medtech facility. The term of the sublease was for six months, commencing on April 1, 2011, at a monthly lease rate of $425. In October 2011, the sublease was renewed for a 12-month period

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements (continued)

4.	Leases (continued)

at the same monthly lease rate. In October 2012, the sublease was renewed for a 6-month period at the same monthly lease rate. At the end of the extension period, the Company leased the space on a month-to-month basis until it vacated the subleased space in June 2013.

In July 2012, the Company entered into a capital lease agreement with GL Filtration, Ltd. to lease production equipment, which was recorded on the Company’s balance sheet at $0.3 million. The term of the lease is for 24 months, with equal monthly installments in the amount of $13,185. Expense related to the amortization of this asset is included in depreciation expense.

In August 2012, the Company entered into a lease agreement with the University of North Texas Health Science Center at Fort Worth for the lease of laboratory space within the Health Science Center in Fort Worth, TX. The term of the lease was for 12 months, commencing on August 1, 2012, with the provision that either party may cancel the lease upon providing 30 days’ advance notice. In August 2013, the Company entered into a new lease agreement with the University of North Texas Health Science Center at Fort Worth to lease the same space under substantially the same lease terms. The term of the lease is for 12 months, commencing on August 1, 2013, with the provision that either party may cancel the lease upon providing 30 days’ advance notice.

In February 2013, the Company entered into a lease agreement with PW Commerce Center LP for the lease of 25,682 square feet of space to house the Company’s corporate offices and production facility in Coppell, TX. The term of the lease is for 125 months, commencing on April 15, 2013, with an option to renew the lease for one five-year period at the then-market rate. Under the terms of the lease, rent was abated for the first five months of the lease term and the rent for the sixth month was paid at the time the lease was executed. Thereafter, rent is due and payable on the first day of each month of the lease term.

In April 2013, the Company entered into a lease agreement with Renault & Handley Oakmead Solar Joint Venture LP for the lease of 1,172 square feet of office space in Menlo Park, CA, for executive use. The term of the lease is for 24 months, commencing on May 1, 2013, with an option to extend the lease for an additional period of 24 months at a rental rate equal to 95% of the then-fair market rental value. Rent is due and payable on the first day of each month of the lease term.

In October 2013, the Company entered into a sublease agreement with InB: Hauser Pharmaceutical Services, Inc. to sublease 19,415 square feet of production and office space in Denver, CO, for production and research and development purposes. The term of the sublease is for 38.4 months, commencing on October 18, 2013, with an option to extend the lease for an additional period of 36 months at a rental rate equal to the amounts the sublessor is required to pay its landlord. Rent is due and payable on the first day of each month of the lease term. In addition to the sublet space, the Company also received title to certain production, laboratory, and office equipment and furniture located in the facility. The Company utilized a third-party consultant to appraise the fair value of the equipment at the time of the commencement of the lease, and the Company recorded the fair value of the assets and a corresponding lease incentive amount at the lease commencement date. The lease incentive is being amortized over the life of the sublease.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements (continued)

4.	Leases (continued)

Minimum annual lease payments under noncancelable lease arrangements at December 31, 2013, are as follows (in thousands):

	Capital Leases	Operating Leases
Year ending December 31:
2014	$79	$401
2015	—	363
2016	—	345
2017	—	157
2018	—	158

Total minimum lease payments	$79	$1,424

Less amount representing interest	6

Present value of future minimum lease payments	73
Less current installments of obligations under capital leases	73

Long-term capital lease obligations	$—

Total rent expense charged to operations under terms of these operating leases was $0, $0.2 million and $0.2 million for the years ended December 31, 2012 and 2013, and for the period from February 5, 2008 through December 31, 2013, respectively.

5.	Convertible Notes

In November 2011, the Company issued a $3.0 million mandatorily convertible note payable to Devon Park Bioventures, L.P. (Devon Park), with $2.5 million received at closing and $0.5 million received in December 2011. At the same time, the Company issued identical notes payable to 18 other investors and received an additional $1.3 million. One investor immediately converted its $175,000 note into 47,064 shares of Series B Redeemable Preferred Stock. In July 2012, the Company issued an additional identical $1.0 million note payable to Devon Park. The notes were payable at the earlier of (i) the sale of the Company or (ii) the liquidation of the Company and bore interest at the rate of 8.0% simple interest per annum, to be accrued but not payable unless and until the principal was repaid. The notes also included a requirement for mandatory conversion, upon the closing of a future equity financing of at least $15.0 million from new investors, into either Series B Redeemable Preferred Stock or the new equity security issued in the financing transaction. They also included the option for Devon Park to convert the notes into Series B Redeemable Preferred Stock at any time or into the new equity security if there was a financing transaction for less than $15.0 million. Upon the conversion of the notes, the noteholders were entitled to receive warrants exercisable for shares of the same security into which the notes were converted, at an amount equal to 25% of the shares received upon conversion. In October 2012, the Company consummated its Series C redeemable preferred equity offering, which triggered the mandatory conversion of the notes payable. The notes, plus accrued interest of $0.3 million, were converted into 1,463,937 shares of Series B Redeemable Preferred Stock. At the same time, the Company issued warrants exercisable for 365,986 shares of Series B Redeemable Preferred Stock.

The contingent repayment feature of the notes was determined to be an embedded derivative to be accounted for separately from the notes payable and subsequently marked to market. Given the unlikelihood of the events requiring repayment, the value of the repayment feature was determined to be inconsequential. The

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements (continued)

5.	Convertible Notes (continued)

right to receive the warrants was accounted for as warrants issued at the date the notes were issued. The fair value of these warrants was recorded separately from the value of the notes, and the warrants are classified as a liability and are being marked to market each period (see Note 6). The warrants to be received by the noteholders upon conversion of the notes into preferred stock resulted in a beneficial conversion feature associated with the notes payable of $1.0 million on the notes issued in November 2011 and $0.3 million on the additional note issued in 2012.

In connection with the convertible note transactions, the Company received gross proceeds of $5.3 million, which were offset by issuance costs for legal and banking services of $0.5 million. Warrants were also issued to bankers totaling $0.1 million for services provided relating to the convertible note transactions, which were recorded as deferred debt issuance costs, similar to the other legal and banking services paid for in cash. These costs were amortized over the period the notes were outstanding. The fair value of the warrants issued to the noteholders of $1.1 million and the beneficial conversion feature relating to the notes, including accrued interest, of $1.3 million were recorded as discounts to the notes and accreted through interest expense in 2011 and 2012. Amortization of the deferred financing costs and accretion of the discount on the notes to the date the notes were converted, including the effect of the beneficial conversion feature noted above, resulted in a charge recognized in interest expense of $1.8 million, $0 and $3.0 million for the years ended December 31, 2012 and 2013, and the period from February 5, 2008 through December 31, 2013, respectively.

6.	Stockholders’ Equity (Deficit) and Redeemable Preferred Stock

Preferred Stock

The Company has issued three classes of preferred stock: Series A, Series B, and Series C (collectively, Preferred Stock), each with a par value of $0.001. The shares of Series A Preferred Stock were issued from February 2009 through July 2010 at an Original Issue Price of $2.05 per share. The shares of Series B Redeemable Preferred Stock were issued from November 2010 through October 2012 at an Original Issue Price of $3.72 per share. The shares of Series C Redeemable Preferred Stock were issued from October 2012 through August 2013 at an Original Issue Price of $6.67 per share.

As of December 31, 2013, the Company’s total outstanding convertible Preferred Stock is as follows (in thousands, except for share and price per share amounts):

Preferred Stock	Shares Authorized	Shares Issued	Price Per Share	Total Proceeds (Net of Offering Costs)
Series A	1,494,966	582,976	$2.05	$1,196
Series B(1)	6,768,033	2,261,506	3.72	8,371
Series C	17,692,308	6,899,281	6.67	42,398

				$51,965

(1)	Proceeds for Series B Preferred Stock include principal and interest from convertible notes converted into Series B Shares.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements (continued)

6.	Stockholders’ Equity (Deficit) and Redeemable Preferred Stock (continued)

The conversion, dividends, liquidation, redemption, and voting characteristics of the Company’s preferred stock are as follows:

Optional Conversion

Each share of Series A Preferred Stock and Series B and Series C Redeemable Preferred Stock is convertible, at the option of the stockholder at any time and without additional consideration, into the number of shares of Common Stock equal to the Original Issue Price of such Series of Preferred Stock (as discussed above) divided by the Conversion Price in effect at the time of conversion. The Series A Conversion Price is $2.05, the Series B Conversion Price is $3.72, and the Series C Conversion Price is $6.67. The Conversion Price for each series of Preferred Stock, as well as the rate at which shares of Preferred Stock may be converted into shares of Common Stock, is subject to anti-dilution protection in the event of certain transactions involving Common Stock.

Mandatory Conversion

Upon either (a) the closing of the sale of shares of Common Stock in an IPO resulting in at least $40.0 million of gross proceeds to the Company or (b) the date and time specified by vote or written consent of the holders of at least a majority of the then-outstanding shares of Preferred Stock and Redeemable Preferred Stock and at least 65% of the then-outstanding shares of Series D Redeemable Preferred Stock and Series C Redeemable Preferred Stock, voting together as a single class, all outstanding shares of Preferred Stock and Redeemable Preferred Stock will automatically be converted into shares of Common Stock, at the then-applicable effective conversion rate, and such shares may not be reissued by the Company.

Dividends

The holders of Series C Redeemable Preferred Stock are entitled to receive annual dividends, prior to and in preference to any declaration or payment of any dividend on the Series B Redeemable Preferred Stock, Series A Preferred Stock, or Common Stock, at the rate of $0.53 per share of Series C Redeemable Preferred Stock per annum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Redeemable Preferred Stock. Such dividends shall be payable only when, as, and if declared by the Board of Directors of the Company, shall not be cumulative, and shall be payable only out of funds legally available therefor. No dividends or other distributions can be declared or paid with respect to the Series B Redeemable Preferred Stock, Series A Preferred Stock, or Common Stock, other than dividends payable solely in Common Stock, unless and until all dividends as set forth on the Series C Redeemable Preferred Stock shall have been paid or declared and set apart for payment. The Series C Redeemable Preferred Stock is entitled to receive any noncash dividends declared by the Board of Directors of the Company based on the number of shares of Common Stock into which the Series C Redeemable Preferred Stock is then convertible. No dividends have been declared or paid since inception.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Series C Redeemable Preferred Stock then outstanding would be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of Series B Redeemable Preferred Stock, Series A Preferred Stock, or Common Stock, an amount per share equal to

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements (continued)

6.	Stockholders’ Equity (Deficit) and Redeemable Preferred Stock (continued)

the greater of (i) the Series C Original Issue Price (as discussed above), plus any dividends declared but unpaid thereon, or (ii) an amount per share that would have been payable had all shares of Series C Redeemable Preferred Stock been converted to Common Stock immediately prior to the liquidation, dissolution, or winding-up event.

After payment to the holders of Series C Redeemable Preferred Stock of the full amounts due them, the holders of Series B Redeemable Preferred Stock then outstanding would be entitled to be paid out of the remaining assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of Series A Preferred Stock or Common Stock, in an amount per share equal to the greater of (i) the Series B Original Issue Price (as discussed above), plus any dividends declared but unpaid thereon, or (ii) an amount per share that would have been payable had all shares of Series B Redeemable Preferred Stock been converted to Common Stock immediately prior to the liquidation, dissolution, or winding-up event.

After payment to the holders of Series B Redeemable Preferred Stock of the full amounts due them, the holders of Series A Preferred Stock then outstanding would be entitled to be paid out of the remaining assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock, in an amount per share equal to the greater of (i) the Series A Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) an amount per share that would have been payable had all shares of Series A Preferred Stock been converted to Common Stock immediately prior to the liquidation, dissolution, or winding-up event.

Redemption

Upon and after October 18, 2017, any holder of Series B or Series C Redeemable Preferred Stock may, at its option, redeem in whole or in part its shares of Series B or Series C Redeemable Preferred Stock at a redemption price equal to the Original Issue Price (as discussed above) of the class of preferred stock being redeemed, plus any declared but unpaid dividends, payable in 12 quarterly installments beginning on the date the preferred stock certificate is surrendered to the Company. No redemption of any of the shares of Series B Redeemable Preferred Stock may occur until (i) all of the shares of Series C Redeemable Preferred Stock that have been elected to be redeemed on or prior to the date such holder of Series B Redeemable Preferred Stock requested redemption (the Series C Redemption Shares) have been redeemed in full or (ii) the Company has deposited funds in an account that are sufficient to fully redeem all of the Series C Redemption Shares and the redemption of such shares of Series B Redeemable Preferred Stock will not affect the ability of the holders holding Series C Redemption Shares and wishing to redeem them to have all of such shares of Series C Redemption Shares redeemed in full.

The difference between the net proceeds received and the redemption value of the Series B and Series C Redeemable Preferred Stock of $3.6 million is being accreted to the earliest redemption date (October 18, 2017) using the effective interest method.

Voting

On any matter presented to the stockholders of the Company for their action at any duly authorized meeting of stockholders of the Company, each holder of outstanding shares of Preferred Stock will be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by the holder are convertible as of the record date for the meeting. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements (continued)

6.	Stockholders’ Equity (Deficit) and Redeemable Preferred Stock (continued)

shares of capital stock of the Company representing a majority of the votes represented by all outstanding shares of capital stock of the Company entitled to vote, voting together as a single class, without a separate vote of the holders of Common Stock, Redeemable Preferred Stock, or Preferred Stock, or any series thereof, with the number of outstanding shares of Preferred Stock determined on an as-converted basis.

Warrants

The Company has issued warrants to directors, bankers, and investors that are exercisable into Common Stock or Series B Redeemable Preferred Stock. The Company issued 51,165 warrants to Salem Partners, LLC (Salem) for banking services related to the convertible notes transaction entered into in November 2011 and 6,723 warrants related to the convertible notes transaction in December 2011 (see Note 5). In July 2012, the Company issued 13,447 warrants to Salem for the final tranche of the convertible debt transaction. In October 2012, the Company granted Salem Capital Partners LLC (Salem Capital) the right to receive 344,964 warrants for banking services related to the Series C Redeemable Preferred Stock issuance. These warrants were issued to Salem Capital in August 2013. All of the warrants issued to Salem and Salem Capital are exercisable for Common Stock and were recorded as equity on the Company’s balance sheet. The warrants issued to Salem and Salem Capital were recorded at fair value. For those warrants issued in connection with the notes payable transaction, the fair value of the warrants was recognized as a debt issuance cost and amortized over the period the notes payable was outstanding. For those warrants issued in connection with the Series C Redeemable Preferred Stock, the warrants were recorded as a reduction of the proceeds received as an equity issuance cost. On November 1, 2013, Salem exercised all 71,336 of its warrants received for banking services relating to the Company’s convertible note financing in 2011 and 2012, which resulted in proceeds of $0.3 million.

In January 2012, the Company issued 29,247 warrants to three non-executive members of its Board of Directors as compensation for their service to the Company as board members. These warrants are exercisable for Common Stock and were recognized as compensation expense in the Company’s statements of operations.

In November 2011, the Company issued 11,766 warrants to Chigwell Consulting, Inc. (Chigwell) as part of a Series B subscription by Chigwell. These warrants are exercisable for Series B Redeemable Preferred Stock. In October 2012, the Company issued 365,986 warrants to investors in the convertible debt transaction upon the conversion of Chigwell’s notes into Series B Redeemable Preferred Stock. These warrants are exercisable for Series B Redeemable Preferred Stock. Warrants exercisable for Series Redeemable B Preferred Stock are recorded as liabilities, based on the classification of Series B Redeemable Preferred Stock as temporary equity, and as such are marked to market through the income statement. The Company recorded $0.1 million, $1.4 million and $1.5 million of other expense for mark-to-market adjustments related to these warrants for the years ended December 31, 2012 and 2013, and in the period from November 2011 through December 31, 2013, respectively.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements (continued)

6.	Stockholders’ Equity (Deficit) and Redeemable Preferred Stock (continued)

Below is a summary of the warrants exercisable for Common Stock that were outstanding as of December 31, 2012 and 2013:

Date	Expiration Date	Number of Shares	Exercise Price per Share
Outstanding as of January 1, 2012		57,889	$3.72
January 1, 2012	12/31/21	29,247	2.56
July 2, 2012	7/2/22	13,447	3.72
October 9, 2012(1)	12/19/21	344,964	6.67

Outstanding as of December 31, 2012		445,546
Exercised November 1, 2013		(71,336)	3.72

Outstanding as of December 31, 2013		374,210

(1)

The Company granted Salem Capital the right to receive these 344,964 warrants for banking services related to the Series C Redeemable Preferred Stock issuance on October 9, 2012. These warrants were issued to Salem Capital in August 2013.

Below is a summary of the warrants exercisable for Series B Redeemable Preferred Stock that were outstanding as of December 31, 2012 and 2013:

Date	Expiration Date	Number of Shares	Exercise Price per Share
November 18, 2011	11/18/21	11,766	$3.72
October 9, 2012	10/9/22	365,986	3.72

Total		377,752

Common Stock

At inception, the Company entered into an agreement with its founders to issue shares of restricted Common Stock, which had a two-year vesting period for services that would be provided to the Company. Under the terms of the agreement, the Company has the right, but not the obligation, to repurchase the shares of Common Stock at the original purchase price, $0.03 per share, if the holders of the restricted common shares do not meet certain service conditions. In November 2008, the Company issued 779,919 shares of restricted Common Stock to the founders. In November 2009, the Company exercised its right to repurchase 103,663 shares of unvested restricted stock from certain non-employee founders who were no longer providing services to the Company. The Company repurchased these shares at $0.03 per share.

In November 2008, the Company also issued 779,919 shares of Common Stock to HemoCleanse in exchange for a sublicense of certain intellectual property rights held by HemoCleanse, valued at $20,000, or $0.03 per share (see Note 8 below).

As of December 31, 2013, the Company has authorized the issuance of 49,574,865 shares of Common Stock. Assuming conversion of all convertible preferred stock and exercise of all warrants and vested stock options, the Company would be required to issue a total of 11,210,098 shares of Common Stock.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements (continued)

7.	Share-Based Compensation

The Company has an employee stock option plan (the Plan), which authorizes the granting of 3,841,099 shares of Common Stock to employees and directors of the Company, as well as non-employees, and allows the holder of the option to purchase Common Stock at a stated exercise price. Options vest according to the terms of the grant, which may be immediate or based on the passage of time or the achievement of specified milestones (which had been achieved by December 31, 2013) and have a term of up to 10 years. Unexercised stock options terminate on the expiration date of the grant. The Company recognizes the share-based compensation expense over the requisite service period of the individual grantees, which generally equals the vesting period.

The valuation of the share-based compensation awards is a significant accounting estimate that requires the use of judgment and assumptions that are likely to have a material impact on the financial statements. The fair value of option grants is determined using the Black-Scholes option-pricing model. Expected volatilities utilized in the model are based on implied volatilities from traded stocks of peer companies. Similarly, the dividend yield is based on historical experience and the estimate of future dividend yields. The risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the time of grant. For the year ended December 31, 2012, expected lives of the grants are derived from management’s analysis of the vesting period and contractual terms of the option awards, also considering the lack of marketability for the Company’s Common Stock as a nonpublic company. Beginning in 2013, the expected term of the options is based on the average period the stock options are expected to remain outstanding. As the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior, the expected term is calculated as the midpoint between the weighted-average vesting term and the contractual expiration period also known as the simplified method. The Company assumed no awards would be forfeited during the vesting period, as actual forfeitures have been minimal through December 31, 2013, and the remaining weighted-average vesting term for nonvested options is for a relatively brief time (less than two years). The fair value of the option grants have been estimated, with the following weighted-average assumptions:

	Stock Options
	Year Ended December 31 2012	Year Ended December 31 2013	Period From February 5 2008 Through December 31 2013
Expected dividend yield	—%	—%	—%
Risk-free interest rate	1.84%	1.87%	1.84%
Volatility	95.9%	102.2%	96.7%
Expected life	5 years	7 years	6.1 years

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements (continued)

7.	Share-Based Compensation (continued)

The Company’s stock option activity and related information are summarized as follows:

	Outstanding Options
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Years
Options outstanding at January 1, 2010	—	$—	—
Options granted	202,779	1.03	9.64
Options exercised	—	—	—
Options forfeited	—	—	—

Options outstanding at December 31, 2010	202,779	1.03	8.79
Options granted	—	—	—
Options exercised	—	—	—
Options forfeited	(19,498)	1.03	8.42

Options outstanding at December 31, 2011	183,281	1.03	7.75
Options granted	1,358,520	2.08	9.39
Options exercised	(19,498)	1.03	7.97
Options forfeited	—	—	—

Options outstanding at December 31, 2012	1,522,304	1.95	9.10
Options granted	1,764,566	2.13	9.34
Options exercised	—	—	—
Options forfeited	—	—	—

Options outstanding at December 31, 2013	3,286,870	$2.05	8.77

Exercisable at December 31, 2013	714,373	$1.69	7.44

The Company calculates the intrinsic value of its options by multiplying the number of options by the difference between the estimated fair value per share for its Common Stock and the options’ exercise price. The aggregate intrinsic value of options exercisable and options outstanding as of December 31, 2013, was $2.8 million and $11.7 million, respectively. The Company will issue new shares of Common Stock upon the exercise of vested options.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements (continued)

7.	Share-Based Compensation (continued)

The following is a rollforward of the Company’s nonvested stock options for 2013:

	Options	Weighted- Average Grant Date Fair Value
Nonvested stock options at January 1, 2010	—	$—
Granted during the year	202,779	0.54
Vested during the year	(70,583)	0.51
Exercised or forfeited during the year	—	—

Nonvested stock options at January 1, 2011	132,196	0.56
Granted during the year	—	—
Vested during the year	(86,181)	0.54
Exercised or forfeited during the year	(19,498)	0.62

Nonvested stock options at December 31, 2011	26,517	0.56
Granted during the year	1,358,521	1.62
Vested during the year	(183,963)	1.36
Exercised or forfeited during the year	—	—

Nonvested stock options at December 31, 2012	1,201,075	1.64
Granted during the year	1,764,566	2.05
Vested during the year	(393,144)	1.62
Forfeited during the year	—	—

Nonvested stock options at December 31, 2013	2,572,497	$1.92

The weighted-average grant date fair value of options granted in the year ended December 31, 2013, is $2.05. Vesting terms for certain employee grant agreements did not initially match the terms approved by the Company’s Board of Directors for 2,017,650 of the options reflected as granted in 2012 and 2013 in the tables above. Accordingly, these options were not considered granted for accounting purposes until a mutual understanding of the terms was obtained through amendment of the grant agreements during January 2014. Certain of these options were considered to have service inception dates in 2013, which resulted in the vested portion of these options being remeasured throughout 2013. Share-based compensation expense of $1.9 million was recorded for the vested portion of these options for the year ended December 31, 2013.

At December 31, 2013, total compensation cost related to nonvested awards not yet recognized was $5.0 million, and the weighted-average period over which this amount is expected to be recognized was 3.10 years. This amount includes the fair value of the unvested portion of those awards that did not have an accounting grant date until January 2014 based on the fair value of those options at December 31, 2013.

8.	License Agreement

In July 2008, the Company entered into a sublicense agreement with HemoCleanse for an exclusive worldwide sublicense under certain patent rights held by HemoCleanse relating to the zirconium silicate compound that HemoCleanse had licensed from UOP, LLC (UOP). In exchange for the sublicense rights, the Company issued 779,919 shares of Common Stock to HemoCleanse (see Note 6). The sublicense allowed the Company to research, develop, and commercialize certain licensed products within a specified therapeutic field and to practice certain licensed processes within that therapeutic field. In December 2011, the Company entered

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements (continued)

8.	License Agreement (continued)

into a license restructuring agreement with HemoCleanse and UOP that terminated the license and sublicense agreements between the parties and created a license agreement between the Company and UOP, whereby the Company licensed the patent rights directly from UOP, and a sublicense agreement between the Company and HemoCleanse, whereby HemoCleanse received an exclusive sublicense of the UOP rights from the Company within a specified subfield. The license agreement with UOP expires when the licensed UOP patent rights expire. Under the terms of the license agreement, the Company will pay to UOP a 5% royalty on the Company’s and its sublicensee’s worldwide net sales of licensed products, subject to a minimum annual royalty. Total royalty expense charged to operations under terms of these licensing agreements was $0.1 million, $0.1 million, and $0.3 million for the years ended December 31, 2012 and 2013, and the period from February 5, 2008 through December 31, 2013, respectively. As of December 31, 2012 and 2013, there was an outstanding balance payable to UOP of $0.1 million related to these agreements. The Company has received no royalty income under the sublicensing agreement with HemoCleanse since the inception of the sublicense agreement with HemoCleanse.

9.	Income Taxes

The Company did not recognize tax expense during 2013. The reconciliation between U.S. federal income taxes at the statutory rate and the Company’s income tax expense for the year is as follows (in thousands):

	Year Ended December 31 2012	Year Ended December 31 2013	Period From February 5 2008 (Date of Inception) Through December 31 2013
U.S. tax benefit at statutory rate	$(3,495)	$(11,423)	$(17,079)
U.S. state income tax	(105)	(383)	(554)
Permanent differences	737	541	1,713
Stock compensation	11	—	—
Deferred tax valuation allowances	2,848	12,758	17,894
Research and development credit	—	(1,073)	(1,586)
Other	4	(420)	(388)

Income tax expense	$—	$—	$—

Net deferred tax assets and liabilities consisted of the following at December 31 (in thousands):

	2012	2013
Net operating loss carryforwards	$4,519	$14,325
Research and development credit carryforwards	114	2,403
Stock compensation	160	860
Other	(75)	(131)

	4,718	17,457
Less valuation allowance	(4,718)	(17,457)

	$—	$—

As of December 31, 2013, the Company has gross federal income tax net operating loss (NOL) carryforwards of approximately $40.6 million and federal research tax credit carryforwards of approximately $2.4 million.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements (continued)

9.	Income Taxes (continued)

The NOL carryforwards and research tax credit carryforwards begin to expire in 2029. The Company may have had a change in ownership as defined under Internal Revenue Code Section 382, which would subject the NOLs and research credits to an annual limitation. The Company had no accrued income taxes payable at December 31, 2012 or 2013.

The federal and state income tax returns of the Company for 2013 are subject to examination by the taxing authority, generally for a period of three years from the date the tax returns were filed.

The Company filed an amended 2012 tax return in March 2014 to correct certain items that were improperly deducted as detected by the Company subsequent to the initial filing, primarily interest on convertible debt. The amended return did not result in a current tax liability. The primary effect of the amended return was to reduce the Company’s NOL carryover by $2.5 million. The Company’s deferred tax balances presented above have been adjusted for the effects of the amended return.

10.	Related-Party Transactions

In November 2008, the Company issued 779,919 shares of Common Stock to HemoCleanse in exchange for certain sublicense rights valued at $20,000 (see Note 8 above). The Company also has a sublicense agreement with HemoCleanse under which HemoCleanse would owe the Company royalties for net sales of products commercialized using the sublicensed technology.

In October 2010, the Company began utilizing Sovereign Pharmaceuticals, LLC (Sovereign) as a provider of analytical testing and packaging services. In December 2010, Dr. Miles Davis, the President and CEO of Sovereign, joined the Company’s Board of Directors, a position he held until October 2012. Total expense charged to operations for services provided by Sovereign was $0.2 million, $0.5 million, and $1.1 million for the years ended December 31, 2012 and 2013, and for the period from February 5, 2008 through December 31, 2013, respectively.

In 2010, Dr. Henrik Rasmussen began work for the Company as an individual consultant. In November 2011, Dr. Rasmussen joined the Company as its Chief Medical Officer and Chief Scientific Officer. Rasmussen Biotech and Pharma Consulting (Rasmussen Biotech), a consulting firm headed by Dr. Rasmussen, provided clinical trial monitoring services to the Company from December 2011 through October 2012. Total expense charged to operations for services provided by Rasmussen Biotech was $0.2 million, $0, and $0.2 million for the years ended December 31, 2012 and 2013, and for the period from February 5, 2008 through December 31, 2013, respectively. As of December 31, 2012 and 2013, there were no outstanding balances payable to Rasmussen Biotech.

11.	Texas Emerging Technology Fund Grant and Contingencies

In August 2010, the Company was awarded a $2.0 million grant from the Texas Emerging Technology Fund, a program managed by the Governor’s office, which provides economic development tools to support qualified start-up technologies in the state of Texas. The grant was to be funded in two tranches, one for $0.8 million, received in 2010, and the other for $1.2 million, received in 2011, based upon the achievement of certain milestones, which the Company achieved. As part of the terms of the award, the Company agreed to pay to the state an amount equal to the awards received, together with simple interest thereon at a rate of 8.0%, upon the occurrence of an event of default, which included the relocation of the Company’s principal place of business or principal executive offices to a location outside the state of Texas. The Company’s obligation to repay the amount of the funds received upon an event of default expires upon the earlier date of a qualifying liquidation

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements (continued)

11.	Texas Emerging Technology Fund Grant and Contingencies (continued)

event or 10 years from the date of the award. The Company has accounted for this repayment right as a derivative and will recognize changes in fair value of this instrument through its statement of operations each period. At the date of issuance and as of December 31, 2012 and 2013, the fair value of this obligation was determined to be inconsequential given the likelihood that the Company would maintain its principal place of business or headquarters in Texas.

In connection with the $2.0 million award, the state of Texas received the right to purchase either common shares, Series A preferred shares, or, upon the occurrence of a subsequent financing transaction in which the Company would raise at least $0.5 million from outside investors (a Qualifying Financing Transaction), shares of the Company’s preferred stock issued in the Qualifying Financing Transaction for $0.003 per share. The Company completed this Qualifying Financing Transaction within the prescribed time frame of the agreement, and in 2011, the state of Texas exercised its right to purchase 537,504 shares of Series B Redeemable Preferred Stock. The number of shares eligible to be purchased by the state of Texas was determined by dividing the $2.0 million award amount by the share price in the Qualifying Financing Transaction. The total value of the $2.0 million award was ascribed to the right to purchase preferred stock of the Company.

12.	Subsequent Events

On February 28, 2014, the Company issued 1,858,012 shares of Series D Redeemable Preferred Stock to certain existing holders of Series C Redeemable Preferred Stock as well as additional outside investors at an Original Issue Price of $13.46 per share, with gross proceeds from the transaction totaling $25.0 million. The holders of the Series D Redeemable Preferred Stock have rights that are senior to the rights of the holders of all other classes of shares in the event of the declaration of a dividend or a liquidation of the Company, but have no right to a seat on the Company’s Board of Directors. In all other significant respects, the rights of the holders of Series D Redeemable Preferred Stock are comparable to the rights of the holders of Series C Redeemable Preferred Stock. The Series D investors also committed to purchase an additional 2,229,611 shares of Series D Redeemable Preferred Stock at the same Original Issue Price at the Company’s call, subject to the approval of the Company’s Board of Directors and 65% of the Series C and Series D Preferred Stockholders, voting as a single class. The proceeds from this second tranche of Series D Redeemable Preferred Shares would total $30.0 million.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Condensed Balance Sheets

(In Thousands, Except for Share and per Share Amounts)

	December 31 2013	March 31 2014	Pro Forma March 31 2014
	Note 1	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,170	$23,833	$
Restricted cash	150	150
Prepaid expenses	71	60
Other current assets	6	732

Total current assets	9,397	24,775

Property and equipment, net	4,625	5,843
Other assets	24	24

Total assets	$14,046	$30,642	$

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$1,489	$2,455	$
Accrued liabilities	3,114	2,288
Current portion of capital lease obligation	73	37

Total current liabilities	4,676	4,780

Deferred rent	67	69
Lease incentive	184	161
Series B redeemable preferred stock warrant liability	2,667	3,964		—

Total liabilities	7,594	8,974

Commitments and contingencies

Preferred stock whose redemption is outside the control of the issuer:
Series B convertible, redeemable preferred stock, par $0.001; 6,768,033 shares authorized at December 31, 2013 and March 31, 2014; 2,261,506 shares issued and outstanding at December 31, 2013 and March 31, 2014; liquidation value of $8,409 at December 31, 2013 and March 31, 2014	8,387	8,389		—
Series C convertible, redeemable preferred stock, par $0.001; 17,692,308 shares authorized at December 31, 2013 and March 31, 2014; 6,899,281 shares issued and outstanding at December 31, 2013 and March 31, 2014; liquidation value of $46,000 at December 31, 2013 and March 31, 2014	43,247	43,421		—
Series D convertible, redeemable preferred stock, par $0.001; 10,482,181 shares authorized and 1,858,012 shares issued and outstanding at March 31, 2014; liquidation value of $25,000 at March 31, 2014	—	24,759		—

Shareholders’ deficit:
Series A convertible preferred stock, par $0.001; 1,494,966 shares authorized; 582,976 shares issued and outstanding at December 31, 2013 and March 31, 2014	1,196	1,196		—
Common stock, par $0.001; 49,574,865 and 58,000,000 shares authorized at December 31, 2013 and March 31, 2014, respectively; 1,628,997 shares issued and outstanding at December 31, 2013 and March 31, 2014	2	2		14
Additional paid-in capital	3,854	4,702		86,419
Deficit accumulated during the development stage	(50,234)	(60,801)		(60,801)

Total shareholders’ deficit	(45,182)	(54,901)		25,632

Total liabilities and shareholders’ deficit	$14,046	$30,642		$30,642

See accompanying notes.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Condensed Statements of Operations

(Unaudited)

(In Thousands, Except for Share and per Share Amounts)

	Three Months Ended March 31 2013	Three Months Ended March 31 2014	Period From February 5, 2008 (Date of Inception) Through March 31 2014
Costs and expenses:
Research and development	$4,409	$5,259	$40,730
General and administrative	715	4,017	13,989

	5,124	9,276	54,719

Loss from operations	(5,124)	(9,276)	(54,719)

Other (income) expense:
Interest income	(12)	(6)	(56)
Interest expense	5	3	3,357
Expense to mark warrants to market	109	1,297	2,783
Other	—	(3)	(2)

Net loss	(5,226)	(10,567)	(60,801)
Preferred stock accretion	(170)	(181)	(1,051)

Net loss attributable to common shareholders	$(5,396)	$(10,748)	$(61,852)

Net loss per share attributable to common shareholders, basic and diluted	$(3.46)	$(6.60)

Weighted-average common shares used to compute net loss per share attributable to common shareholders, basic and diluted	1,557,661	1,628,997

Pro forma net loss per share attributable to common shareholders, basic and diluted (unaudited)		$(0.75)

Weighted-average common shares used to compute pro forma net loss per share attributable to common shareholders, basic and diluted (unaudited)		12,549,122

See accompanying notes.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Condensed Statements of Cash Flows

(Unaudited)

(In Thousands)

	Three Months Ended March 31 2013	Three Months Ended March 31 2014	Period From February 5, 2008 (Date of Inception) Through March 31, 2014
Operating activities
Net loss	$(5,226)	$(10,567)	$(60,801)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	89	241	1,004
Amortization of lease incentive	—	(23)	(42)
Share-based expenses	42	871	3,594
Warrant expense	—	—	33
Series B warrant mark-to-market expense	109	1,297	2,783
Amortization of deferred debt issuance costs and debt discount	—	—	3,022
Interest expense repaid in Series B preferred stock upon conversion of convertible notes	—	—	317
Loss on disposal of assets and other noncash income	—	—	(2)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(64)	(753)	(847)
Accounts payable	626	570	1,964
Accrued expenses	461	(630)	2,235
Deferred rent	(14)	2	69

Net cash used in operating activities	(3,977)	(8,992)	(46,671)

Investing activities
Purchases of property and equipment	(888)	(1,061)	(5,776)

Net cash used in investing activities	(888)	(1,061)	(5,776)

Financing activities
Proceeds from issuance of note payable, net of issuance costs	$—	$—	$4,612
Proceeds from exercise of stock options	—	—	24
Proceeds from exercise of warrants	—	—	265
Proceeds from issuance of restricted stock	—	—	19
Proceeds from issuance of Series A preferred stock, net of issuance costs	—	—	1,196
Proceeds from issuance of Series B preferred stock, net of issuance costs	—	—	2,959
Proceeds from issuance of Series C preferred stock, net of issuance costs	—	—	42,858
Proceeds from issuance of Series D preferred stock, net of issuance costs	—	24,753	24,753
Principal payments on capital lease	(35)	(37)	(256)
Restricted cash	—	—	(150)

Net cash provided by (used in) financing activities	(35)	24,716	76,280

Net increase (decrease) in cash and cash equivalents	(4,900)	14,663	23,833
Cash and cash equivalents at beginning of period	24,401	9,170	—

Cash and cash equivalents at end of period	$19,501	$23,833	$23,833

See accompanying notes.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Unaudited Interim Condensed Financial Statements

March 31, 2014

1.	Nature of Business and Summary of Significant Accounting Policies

Unaudited Interim Financial Statements

The condensed interim balance sheet as of March 31, 2014, and the interim condensed statements of operations, and cash flows for the three months ended March 31, 2013 and 2014, and the period from February 5, 2008 (inception) through March 31, 2014, are unaudited. The unaudited interim condensed financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly ZS Pharma, Inc.’s (the Company) financial position as of March 31, 2014, and its results of operations and cash flows for the three months ended March 31, 2013 and 2014, and the period from February 5, 2008 (inception) through March 31, 2014. The financial data and the other financial information disclosed in these notes to the financial statements related to the three-month periods and the period from February 5, 2008 (inception) through March 31, 2014, are also unaudited. The results of operations for the three months ended March 31, 2014, are not necessarily indicative of the results to be expected for the year ending December 31, 2014, or for any other future annual or interim period. The condensed balance sheet as of December 31, 2013 included herein was derived from the audited financial statements as of that date. These financial statements should be read in conjunction with the Company’s audited financial statements included elsewhere in this prospectus.

Pro Forma Stockholders’ Equity

The pro forma stockholders’ equity as of March 31, 2014, presents the Company’s stockholders’ equity as though all of its then-outstanding convertible preferred stock had automatically converted into shares of common stock upon the completion of an initial public offering (IPO) of its common stock. In addition, the pro forma stockholders’ equity assumes the reclassification of the convertible preferred stock warrant liability to additional paid-in capital upon completion of an IPO of the Company’s common stock. Upon an IPO, the convertible preferred stock warrants will either become common stock warrants that are not subject to remeasurement or they will expire if not exercised. For the purpose of the pro forma presentation, the Company has assumed the net exercise of warrants that will expire if not exercised.

Basis of Presentation, Including Going Concern and Management’s Plans

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP), which contemplate continuation of the Company as a going concern. However, as of March 31, 2014, the Company has an accumulated deficit of $60.8 million and will require substantial additional capital for research and product development. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The future success of the Company is dependent on its ability to develop its product candidate and ultimately upon its ability to attain profitable operations. The Company is subject to a number of risks similar to other life science companies, including, but not limited to, successful discovery and development of its drug candidates, raising additional capital, development by its competitors of new technological innovations, protection of proprietary technology, and market acceptance of the Company’s products. The Company believes its cash and cash equivalents at March 31, 2014, totaling $23.8 million, are not sufficient to fund operations for a period of at least 12 months from the balance sheet date based on projected cash needs. The Company has commitments from the Series D investors to invest an additional $30.0 million in a second tranche of Series D Redeemable Preferred Stock at the Company’s call, subject to approval by the Company’s Board of Directors

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Unaudited Interim Condensed Financial Statements (continued)

1.	Nature of Business and Summary of Significant Accounting Policies (continued)

and 65% of the Series C and Series D Preferred Shareholders, voting as a single class, and has signed a term sheet for a $15.0 million secured loan from a commercial finance firm. The Company believes that the proceeds from the second tranche of Series D Redeemable Preferred Stock of $30.0 million noted above and the $15.0 million secured loan, plus its cash and cash equivalents at March 31, 2014, totaling $23.8 million, are sufficient to fund operations for a period of at least 12 months from the balance sheet date; however, the $30.0 million tranche in Series D Redeemable Preferred Stock commitments (not yet closed) and the $15.0 million secured loan are subject to uncertainties and conditions outside the control of the Company. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company is considered to be in the development stage, as no substantial revenues related to its primary business have been recognized to date. Accordingly, the financial statements are prepared in accordance with Accounting Standards Codification (ASC) 915, Development Stage Entities.

Cash and Cash Equivalents

The Company considers cash and all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company places its cash with institutions with high credit quality. However, at certain times such cash may be in excess of Federal Deposit Insurance Corporation and Securities Investor Protection Corporation insurance limits. The carrying amount of cash approximates fair value.

Restricted Cash

On November 22, 2013, the Company executed an agreement to pledge, assign, transfer, and grant a security interest to J.P. Morgan Bank to secure the payment and performance of the Company’s credit card program. The Company has agreed to maintain $150,000 in a restricted cash account, given it is a pre-revenue company.

Redeemable Preferred Stock Warrant Liability

Freestanding warrants for shares that are either puttable or redeemable are classified as liabilities on the balance sheet and are carried at their estimated fair value. The Series B Redeemable Preferred Stock, which is able to be purchased with the warrants, is redeemable at a future date in 2017. As such, these warrants are classified as liabilities, and at the end of each reporting period, changes in the estimated fair value during the period are recorded in other income (expense). The Company will continue to adjust the carrying value of the warrants until the earlier of the exercise of the warrants or the completion of a liquidation event, at which time the Series B redeemable preferred shares would convert into common stock and the liabilities associated with the warrants would be reclassified to shareholders’ equity.

Fair Value Measurements

ASC 820, Fair Value Measurement, provides a comprehensive framework for measuring the fair value of assets and liabilities, which provides for consistency in how fair value determinations are made under various existing accounting standards that permit, or in some cases require, estimates of fair market value.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Unaudited Interim Condensed Financial Statements (continued)

1.	Nature of Business and Summary of Significant Accounting Policies (continued)

Financial assets and liabilities that have recurring fair value measurements are shown below (in thousands):

		Fair Value Measurements at December 31, 2013, Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	Total	Level 1	Level 2	Level 3
Financial liabilities:
Series B Redeemable Preferred Stock warrants	$2,667	$—	$—	$2,667

Total financial liabilities	$2,667	$—	$—	$2,667

		Fair Value Measurements at March 31, 2014, Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	Total	Level 1	Level 2	Level 3
Financial liabilities:
Series B Redeemable Preferred Stock warrants	$3,964	$—	$—	$3,964

Total financial liabilities	$3,964	$—	$—	$3,964

Level 3 liabilities comprise redeemable preferred stock warrant liabilities. These warrants are classified as liabilities because the Series B Redeemable Preferred shares that are able to be purchased by these warrants are redeemable and, therefore, are classified as temporary equity. The following table sets forth a summary of the changes in the estimated fair value of the Company’s redeemable preferred stock warrants, which were measured at fair value on a recurring basis since inception (in thousands):

Balance as of December 31, 2013	$2,667
Net increase in fair value included in other (income) expense	1,297

Balance as of March 31, 2014	$3,964

The fair value of the outstanding Series B Redeemable Preferred Stock warrants is measured using the Black-Scholes option-pricing model. Inputs used to determine estimated fair value include the estimated fair value of the warrant, as determined by the fair value of the underlying stock relative to the warrant exercise price at the valuation measurement date, volatility of the price of the underlying stock, the remaining contractual term of the warrants, risk-free interest rates, and expected dividends.

The Company believes the recorded values of cash and cash equivalents, other current assets, accounts payable, and accrued expenses approximate fair value because of the short maturity of these financial instruments.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Unaudited Interim Condensed Financial Statements (continued)

1.	Nature of Business and Summary of Significant Accounting Policies (continued)

Income Taxes

The Company accounts for income taxes using the asset and liability approach in accordance with the provision of ASC 740, Income Taxes. Under this approach, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company continues to record a valuation allowance for the full amount of deferred tax assets, which would otherwise be recorded for tax benefits relating to the operating loss and tax credit carryforwards, as realization of such deferred tax assets cannot be determined to be more likely than not.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of March 31, 2013 and 2014, the Company had no uncertain tax positions and no interest or penalties have been charged to the Company from inception through March 31, 2014. If incurred, the Company will classify any interest and penalties as a component of tax expense.

In April 2014, the Company determined that it had a change of ownership, as defined under Internal Revenue Code Section 382 (Section 382), at the time of the closing of the first tranche of Series C Redeemable Preferred Stock in October 2012. According to the provisions of Section 382, the Company’s net operating losses and research credits will be subject to an annual limitation. The Company has not yet determined the amount of the annual limitations to its net operating losses or research credits.

Use of Estimates

The preparation of the financial statements in accordance with U.S. GAAP requires management to make certain estimates and judgments that affect the reported amounts of assets, liabilities, and expenses. Actual results could differ from those estimates.

The Company estimates its clinical trial expense accrual for a given period based on the number of patients enrolled at each site and the length of time each patient has been in the trial, less amounts previously billed, plus any ancillary clinical trial expenses that have been incurred but not yet recorded.

The Company measures and recognizes compensation expense for all stock options granted to its employees and directors, based on the estimated fair value of the award on the grant date. The Company uses the Black-Scholes valuation model to estimate the fair value of stock option awards. The fair value is recognized as expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award on a straight-line basis. The Company believes that the fair value of stock options granted to non-employees is more reliably measured than the fair value of the services received. As such, the fair value of the unvested portion of the options granted to non-employees is remeasured each period. The resulting increase in value, if any, is recognized as expense during the period the related services are rendered. The determination of the grant-date fair value of options using an option-pricing model is affected by the Company’s estimated common stock fair value, as well as assumptions regarding a number of other complex and subjective variables.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Unaudited Interim Condensed Financial Statements (continued)

1.	Nature of Business and Summary of Significant Accounting Policies (continued)

Historically, for all periods prior to this IPO, the fair values of the shares of common stock underlying the Company’s share-based awards were estimated on each grant date by its Board of Directors. In order to determine the fair value of the Company’s common stock underlying option grants, its Board of Directors considered, among other things, contemporaneous valuations of its common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2004 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Given the absence of a public trading market for the Company’s common stock, its Board of Directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of its common stock, including the following:

•	Contemporaneous valuations of its common stock performed by an unrelated third-party valuation firm

•	Its stage of development

•	Its operational and financial performance

•	The nature of its services and its competitive position in the marketplace

•	The value of companies that it considers peers based on a number of factors, including similarity to the Company with respect to industry and business model

•	The likelihood of achieving a liquidity event, such as an IPO or sale given prevailing market conditions, and the nature and history of its business

•	Issuances of preferred stock and the rights, preferences, and privileges of its preferred stock relative to those of its common stock

•	Current business conditions and projections

•	The history of the Company and progress of its research and development efforts and clinical trials

•	The lack of marketability of its common stock

Deferred Offering Costs

Deferred offering costs, consisting of legal, accounting, and filing fees related to the IPO, are capitalized. The deferred offering costs will be offset against proceeds from the IPO upon the effectiveness of the offering. In the event the offering is terminated, all capitalized deferred offering costs will be expensed. As of March 31, 2014, $0.7 million of deferred offering costs were capitalized, which are included in other assets in the accompanying balance sheets. No amounts were deferred at December 31, 2013.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions, and other events and circumstances from non-owner sources. For the three months ended March 31, 2013 and 2014, and the period from February 5, 2008 (inception) through March 31, 2014, net loss equaled comprehensive loss.

Net Loss and Unaudited Pro Forma Net Loss per Common Share Attributable to Common Shareholders

Basic net loss per share attributable to common shareholders is calculated by dividing the net loss attributable to common shareholders by the weighted-average number of common shares outstanding during the

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Unaudited Interim Condensed Financial Statements (continued)

1.	Nature of Business and Summary of Significant Accounting Policies (continued)

period without consideration for common stock equivalents. Diluted net loss per share of common stock is the same as basic net loss per share of common stock, since the effects of potentially dilutive securities are antidilutive. The net loss per share of common stock attributable to common shareholders is computed using the two-class method required for participating securities. All series of the Company’s convertible preferred stock are considered to be participating securities as they are entitled to participate in undistributed earnings with shares of common stock. Due to the Company’s net loss, there is no impact on the earnings per share calculation in applying the two-class method since the participating securities have no legal requirement to share in any losses.

The unaudited pro forma loss per share attributable to common shareholders for the three months ended March 31, 2014, was computed using the weighted-average number of shares of common stock outstanding, including the pro forma effect of the conversion of all then-outstanding shares of convertible preferred stock into shares of common stock and the effect of the conversion of certain then-outstanding warrants that will convert into common stock upon an IPO. For the purpose of the pro forma presentation, the Company has assumed the net exercise of warrants that will expire if not exercised. Also, the numerator in the pro forma basic net loss per share calculation has been adjusted to remove losses resulting from remeasurement of the convertible preferred stock warrant liability related to warrants to purchase shares of convertible preferred stock as these amounts will be reclassified to additional paid-in capital upon an IPO of the Company’s common stock.

The following outstanding shares of common stock equivalents were excluded from the computations of diluted net loss per common share attributable to common shareholders for the periods presented as the effect of including such securities would be antidilutive:

	Three Months Ended March 31
	2013	2014
Convertible preferred stock — as converted to common stock	7,478,998	11,601,775
Warrants to purchase convertible preferred stock — as converted to common stock	377,752	377,752
Warrants to purchase common stock	445,546	374,211
Options to purchase common stock	2,360,716	3,587,271

	10,663,012	15,941,009

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Unaudited Interim Condensed Financial Statements (continued)

1.	Nature of Business and Summary of Significant Accounting Policies (continued)

Unaudited Pro Forma Net Loss per Common Share

The following table sets forth the computation of unaudited pro forma basic and diluted net loss per share attributable to common shareholders (in thousands, except for share and per share amounts):

Three Months Ended March 31, 2014
Net loss used in computing pro forma net income per share attributable to common shareholders, basic and diluted	$(10,748)
Expense to mark warrants to market (assumed exercise)	1,297

Pro forma basic and diluted net loss per share attributable to common shareholders	$(9,451)

Weighted-average common shares used to compute net loss per share attributable to common shareholders, basic and diluted	1,628,997
Pro forma adjustment to reflect assumed conversion of convertible preferred stock	10,404,388
Pro forma adjustment to reflect assumed conversion of warrants of convertible preferred stock	289,964
Pro forma adjustment to reflect assumed conversion of warrants of common stock	225,773
Weighted-average common shares used to compute pro forma net loss per share attributable to common shareholders, basic and diluted	12,549,122

Pro forma basic and diluted net loss per common share	$(0.75)

Reverse Stock Split

In June 2014, our board of directors and our stockholders approved an amendment to our amended and restated certificate of incorporation to effect a reverse split of shares of our common stock on a 1-for-2.56437 basis (the “Reverse Stock Split”). The par values and the authorized shares of the common and convertible preferred stock were not adjusted as a result of the Reverse Stock Split. All issued and outstanding common stock, convertible preferred stock, options for common stock, warrants for common and preferred stock, and per share amounts contained in the financial statements have been retroactively adjusted to reflect this Reverse Stock Split for all periods presented. The Reverse Stock Split was effected on June 11, 2014.

2.	Share-Based Compensation

The Company has an employee stock option plan (the Plan), which authorizes the granting of 5,010,977 shares of Common Stock to employees and directors of the Company, as well as non-employees, and allows the holder of the option to purchase Common Stock at a stated exercise price.

The fair value of the option grants has been estimated, with the following weighted-average assumptions:

Stock Options
Three Months Ended March 31, 2014
Expected dividend yield	—%
Risk-free interest rate	2.19%
Volatility	98.6%
Expected life	7 years

There were no options granted in the three months ended March 31, 2013.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Unaudited Interim Condensed Financial Statements (continued)

2.	Share-Based Compensation (continued)

The Company’s stock option activity and related information are summarized as follows:

	Outstanding Options
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Years
Options outstanding at December 31, 2013	3,286,870	$2.05	8.77
Options granted	300,401	5.62	9.82
Options exercised	—	—	—
Options forfeited	—	—	—

Options outstanding at March 31, 2014	3,587,271	$2.36	8.63

Exercisable at March 31, 2014	1,377,175	$1.92	7.00

Included in the table above are 189,847 options granted to the Company’s chief executive officer (CEO) on January 25, 2014 that contain dual-trigger vesting provisions that require the CEO to meet both a service requirement (time vesting over four years) and the achievement of certain events at specified prices in order to fully vest in the options granted, including the closing of the Series D Redeemable Preferred Stock Financing and closing of an IPO or sale of the Company (event based vesting). The number of options in which the CEO could potentially vest is divided into two tranches and is dependent upon the actual price per share at which a closing of the above mentioned events occurs.

The event based vesting requirements of the first tranche of 31,641 options were dependent upon the closing of the Series D Redeemable Preferred Stock Financing. The event based vesting requirements of the second tranche of up to 158,206 options are dependent upon either the closing of an IPO or sale of the Company. The Company utilized a Monte Carlo simulation method to estimate the fair value of these options on the grant date, and the following grant date fair values were calculated for each tranche of the award:

	Number of Options	Grant Date Fair Value
IPO Scenario
- Closing of Series D Preferred Stock Financing	31,641	$137,200
- Closing of IPO	158,206	401,200

	189,847	$538,400
Sale of Company Scenario
- Closing of Series D Preferred Stock Financing	31,641	$137,200
- Closing of Sale of the Company	158,206	89,200

	189,847	$226,400

The Company will begin recording expense for these awards over the remaining service period with a cumulative catch up to expense when the Company concludes that it is probable that the event based performance requirements will be met (i.e. at the closing of the round of Series D Redeemable Preferred Stock, IPO or sale of the Company). At March 31, 2014, 31,641 options met the event vesting requirements based upon the closing of the round of Series D Redeemable Preferred Stock on February 28, 2014 and accordingly, the Company recognized $4,000 of expense in the quarter ended March 31, 2014. Up to an additional $0.5 million of potential unrecognized compensation will be recognized with a cumulative catch up adjustment beginning on the closing of an IPO or sale of the Company with the balance to be recognized over the remaining service period, which was approximately 3.9 years at March 31, 2014.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Unaudited Interim Condensed Financial Statements (continued)

2.	Share-Based Compensation (continued)

The Company calculates the intrinsic value of its options by multiplying the number of options by the difference between the estimated fair value per share for its common stock and the options’ exercise price. The aggregate intrinsic value of options exercisable and options outstanding as of March 31, 2014, was $12.4 million and $30.8 million, respectively. The Company will issue new shares of Common Stock upon the exercise of vested options.

Excluding the CEO grants above, the weighted-average grant-date fair value of options granted in the three months ended March 31, 2014 was $4.62. There were no options granted in the three months ended March 31, 2013.

At March 31, 2014, total compensation cost related to nonvested awards not yet recognized, excluding the CEO grants above, was $4.3 million, and the weighted-average period over which this amount is expected to be recognized was 3.0 years.

3.	Series D Redeemable Preferred Stock

On February 28, 2014, the Company issued 1,858,012 shares of Series D Redeemable Preferred Stock with a par value of $0.001 and an Original Issue Price of $13.55 per share, with gross proceeds from the transaction totaling $25.0 million. The Series D investors also committed to purchase an additional 2,229,611 shares of Series D Redeemable Preferred Stock at the same Original Issue Price at the Company’s call, subject to approval of the Company’s Board of Directors and 65% of the Series C and Series D Preferred Stockholders, voting as a single class. The proceeds from this second tranche of Series D Redeemable Preferred Stock would total $30.0 million.

The conversion, dividends, liquidation, redemption, and voting characteristics of the Company’s preferred stock are as follows:

Optional Conversion

Each share of Series D Redeemable Preferred Stock is convertible, at the option of the shareholder at any time and without additional consideration, into the number of shares of Common Stock equal to the Original Issue Price of such Series D Redeemable Preferred Stock (as discussed above) divided by the Conversion Price in effect at the time of conversion. The Series D Conversion Price initially was $13.55. The Conversion Price for Series D Redeemable Preferred Stock, as well as the rate at which shares of Series D Redeemable Preferred Stock may be converted into shares of Common Stock, is subject to antidilution protection in the event of transactions involving Common Stock.

Mandatory Conversion

Upon either (a) the closing of the sale of shares of Common Stock in an IPO resulting in at least $40.0 million of gross proceeds to the Company or (b) the date and time specified by vote or written consent of the holders of at least a majority of the then-outstanding shares of Preferred Stock and Redeemable Preferred Stock and at least 65% of the then-outstanding shares of Series D Redeemable Preferred Stock and Series C Redeemable Preferred Stock, voting together as a single class, all outstanding shares of Preferred Stock and Redeemable Preferred Stock will automatically be converted into shares of Common Stock, at the then-applicable effective conversion rate, and such shares may not be reissued by the Company.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Unaudited Interim Condensed Financial Statements (continued)

3.	Series D Redeemable Preferred Stock (continued)

Dividends

The holders of Series D Redeemable Preferred Stock are entitled to receive annual dividends, prior to and in preference to any declaration or payment of any dividend on any other class of Redeemable Preferred Stock, Preferred Stock, or Common Stock, at the rate of $1.08 per share of Series D Redeemable Preferred Stock per annum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series D Redeemable Preferred Stock. Such dividends shall be payable only when, as, and if declared by the Board of Directors of the Company, shall not be cumulative, and shall be payable only out of funds legally available therefor. No dividends or other distributions can be declared or paid with respect to any other class of Redeemable Preferred Stock, Preferred Stock, or Common Stock, other than dividends payable solely in Common Stock, unless and until all dividends as set forth on the Series D Redeemable Preferred Stock shall have been paid or declared and set apart for payment. The Series D Redeemable Preferred Stock is entitled to receive any noncash dividends declared by the Board of Directors of the Company based on the number of shares of Common Stock into which the Series C Redeemable Preferred Stock is then convertible. No dividends have been declared or paid since inception.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Series D Redeemable Preferred Stock then outstanding would be entitled to be paid out of the assets of the Company available for distribution to its shareholders, before any payment shall be made to the holders of any other class of Redeemable Preferred Stock, Preferred Stock, or Common Stock, an amount per share equal to the greater of (i) the Series D Original Issue Price (as discussed above), plus any dividends declared but unpaid thereon, or (ii) an amount per share that would have been payable had all shares of Series D Redeemable Preferred Stock been converted to Common Stock immediately prior to the liquidation, dissolution, or winding-up event.

Redemption

Upon and after October 18, 2017, any holder of Series D Redeemable Preferred Stock may, at its option, redeem in whole or in part its shares of Series D Redeemable Preferred Stock at a redemption price equal to the Original Issue Price (as discussed above) of the class of preferred stock being redeemed, plus any declared but unpaid dividends, payable in eight quarterly installments beginning on the date the preferred stock certificate is surrendered to the Company. No redemption of any of the shares of Series C Redeemable Preferred Stock may occur until (i) all of the shares of Series D Redeemable Preferred Stock that have been elected to be redeemed on or prior to the date such holder of Series C Redeemable Preferred Stock requested redemption (the Series D Redemption Shares) have been redeemed in full or (ii) the Company has deposited funds in an account that are sufficient to fully redeem all of the Series D Redemption Shares and the redemption of such shares of Series C Redeemable Preferred Stock will not affect the ability of the holders holding Series D Redemption Shares and wishing to redeem them to have all of such shares of Series D Redemption Shares redeemed in full.

The difference between the net proceeds received and the redemption value of the Series D Redeemable Preferred Stock of $0.2 million is being accreted to the earliest redemption date (October 18, 2017) using the effective interest method.

Voting

On any matter presented to the shareholders of the Company for their action at any duly authorized meeting of shareholders of the Company, each holder of outstanding shares of Series D Redeemable Preferred Stock will

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Unaudited Interim Condensed Financial Statements (continued)

3.	Series D Redeemable Preferred Stock (continued)

be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series D Redeemable Preferred Stock held by the holder are convertible as of the record date for the meeting. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series D Redeemable Preferred Stock shall vote together with the holders of Common Stock as a single class. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Company representing a majority of the votes represented by all outstanding shares of capital stock of the Company entitled to vote, voting together as a single class, without a separate vote of the holders of Common Stock, Redeemable Preferred Stock, or Preferred Stock, or any series thereof, with the number of outstanding shares of Preferred Stock determined on an as-converted basis.

Protective Provisions

At any time when there are issued and outstanding at least 467,951 shares of Series D Redeemable Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series D Redeemable Preferred Stock), the Company may not, either directly or indirectly by amendment, merger consolidation, or otherwise, do any of the following without (in addition to any other vote required by the law or the Certificate of Incorporation) the prior written consent or affirmative vote of the holders of the then-outstanding shares of Series D Redeemable Preferred Stock representing 65% of the then-outstanding shares of Series D Redeemable Preferred Stock, voting exclusively as a separate class: (a) amend, alter, or repeal any provision of the Certificate of Incorporation or Bylaws of the Company or any provision in any other agreement or instrument that sets forth the rights, preferences or powers of, or the restrictions that provide for the benefit of, the Series D Redeemable Preferred Stock in a manner that adversely affects the powers, preferences, or rights of the Series D Redeemable Preferred Stock, or alter, change, or take any other action to affect adversely the priorities of, or amounts payable in respect of, the Series D Redeemable Preferred Stock upon a liquidation, dissolution, or winding up of the Company or any Deemed Liquidation Event (as defined in the Certificate of Incorporation) provided that, for the avoidance of doubt, the authorization or issuance of any other series of Redeemable Preferred Stock ranking pari passu or senior to the Series D Redeemable Preferred Stock with respect to one or more rights, preferences, or privileges shall not, in and of itself, be deemed to constitute an amendment, alteration, or repeal of the powers, preferences, or rights of the Series D Redeemable Preferred Stock that adversely affect the Series D Redeemable Preferred Stock; (b) (i) reclassify, alter, or amend any existing security of the Company that is pari passu with the Series D Redeemable Preferred Stock in respect of the distribution of assets on the liquidation, dissolution, or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration, or amendment would render such other security senior to the Series D Redeemable Preferred Stock in respect of any such right, preference, or privilege, or (ii) reclassify, alter, or amend any existing security of the Company that is junior to the Series D Redeemable Preferred Stock in respect of the distribution of assets on the liquidation, dissolution, or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration, or amendment would render such other security senior to or pari passu with the Series D Redeemable Preferred Stock in respect of any such right, preference, or privilege; or (c) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend, or make any distribution on, any shares of capital stock of the Company other than (i) redemptions of or dividends or distributions on the Redeemable Preferred Stock as expressly authorized in the Company’s Certificate of Incorporation or (ii) repurchases of stock from former employees, officers, directors, consultants, or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof.

ZS Pharma, Inc.

(A Development Stage Enterprise)

Notes to Unaudited Interim Condensed Financial Statements (continued)

4.	Texas Emerging Technology Fund Grant and Contingencies

In August 2010, the Company was awarded a $2.0 million grant from the Texas Emerging Technology Fund, a program managed by the Governor’s office, which provides economic development tools to support qualified start-up technologies in the state of Texas. The grant was to be funded in two tranches, one for $0.8 million, received in 2010, and the other for $1.2 million, received in 2011, based upon the achievement of certain milestones, which the Company achieved. As part of the terms of the award, the Company agreed to pay to the state an amount equal to the awards received, together with simple interest thereon at a rate of 8.0%, upon the occurrence of an event of default, which included the relocation of the Company’s principal place of business or principal executive offices to a location outside the state of Texas. The Company’s obligation to repay the amount of the funds received upon an event of default expires upon the earlier date of a qualifying liquidation event or 10 years from the date of the award. The Company accounted for this repayment right as a derivative with changes in fair value of this instrument to be recognized through its statement of operations each period. At the date of issuance and as of March 31, 2013 and 2014, the fair value of this obligation was determined to be inconsequential given the likelihood that the Company would maintain its principal place of business or headquarters in Texas.

5,000,000 shares

Common stock

J.P. Morgan	Credit Suisse

BMO Capital Markets

William Blair

                    , 2014

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of Common Stock being registered. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the FINRA filing fee and The NASDAQ Global Market listing fee.

Item	Amount to be paid
SEC registration fee	$11,850
FINRA filing fee	14,300
The NASDAQ Global Market Listing fee	125,000
Printing and engraving expenses	300,000
Legal fees and expenses	950,000
Accounting fees and expenses	450,000
Blue Sky, qualification fees and expenses	25,000
Transfer Agent fees and expenses	4,500
Miscellaneous expenses	619,350

Total	$2,500,000

Item 14.	Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation, to be attached as Exhibit 3.1 hereto, and our amended and restated bylaws, to be attached as Exhibit 3.2 hereto, provide for the indemnification provisions described above and elsewhere herein. We have entered into separate indemnification agreements with our directors which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our directors against liabilities that may arise by reason of their status or service as directors, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ liability insurance that insures our directors against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers who sign this Registration Statement and directors for specified liabilities, including matters arising under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold since January 1, 2011.

Convertible Notes, Warrants and Preferred Stock

In November 2010, March 2011, and November 2011, we issued an aggregate of 797,569 shares of our Series B preferred stock at a price per share of $3.72 for aggregate gross consideration of $3.0 million to 13 accredited investors.

In November 2011, December 2011, and July 2012, we issued an aggregate of $5.3 million of bridge notes and related warrants to purchase shares of our capital stock to 19 accredited investors. The bridge notes were convertible into shares of our equity securities issued pursuant to a subsequent qualified financing. In May and June 2014, all such outstanding warrants were fully exercised.

In November 2011, December 2011, and July 2012, we issued warrants to purchase 51,165 shares, 6,723 shares, and 13,447 shares of our common stock, respectively, at a price per share of $3.72 to Salem Partners, LLC, in connection with the Engagement Agreements, dated September 27, 2010 and June 29, 2012 with Salem Partners, LLC, whereby we committed to engage Salem Partners, LLC on an exclusive basis as our financial advisor pursuant to the terms therein. In July 2013, Salem Partners, LLC transferred these warrants to Salem Capital Partners, LLC. Salem Capital Partners, LLC transferred these warrants to five accredited investors in October 2013. In November 2013, we issued an aggregate of 71,336 shares of our common stock at a price per share of $3.72 upon the exercise of the common stock warrants for an aggregate gross consideration of $265,250 to such accredited investors.

In November 2011, we issued warrants to purchase 11,766 shares of Series B preferred stock at an exercise price of $3.72 per share to Chigwell Consulting Inc., which were fully exercised in June 2014.

In October 2012, upon the consummation of the our Series C preferred stock financing, the bridge notes were converted into shares of the our Series B preferred stock on substantially the same terms as the other investors in the our Series B preferred stock financing discussed above. In connection with the conversion of the bridge notes, warrants to purchase shares of our Series B preferred stock were issued pursuant to the terms of the bridge notes. The warrants were fully exercised in May 2014 for 365,986 shares of the our Series B preferred stock at an exercise price of $3.72 per share.

In October 2012, November 2012, and August 2013, we issued an aggregate of 6,899,281 shares of our Series C preferred stock at a price per share of $6.67 for aggregate gross consideration of $46.0 million to 7 accredited investors.

In January 2012, we issued warrants to purchase an aggregate of 29,247 shares of our common stock at a price per share of $2.56 (9,749 shares each) to Miles B. Davis, Marc Ostro, and Robert Truitt, as non-cash compensation for those individuals’ continued participation as outside Board members for 2012. In April 2014, Marc Ostro transferred his warrants to Devon Park Associates, L.P. In May 2014, Devon Park Associates, L.P. exercised the warrant for 9,749 shares of our common stock at an exercise price of $2.56 per share. In May 2014, all remaining Common Stock Warrants were fully exercised.

In August 2013, we issued warrants to purchase 344,964 shares of our common stock, at a price of $6.67 per share to Salem Capital Partners, LLC, in connection with that certain Engagement Agreement, dated June 29, 2012 with Salem Partners, LLC. In May 2014, Salem Capital Partners, LLC transferred these warrants to five accredited investors, and we issued an aggregate of 344,964 shares of our common stock upon the exercise of these warrants for an aggregate gross consideration of $2.3 million.

In February 2014, we issued an aggregate of 1,858,012 shares of our Series D preferred stock at a price per share of $13.455 for aggregate gross consideration of $25.0 million to 12 accredited investors.

We have agreed to sell at future closing an aggregate of 2,229,611 shares of our Series D preferred stock at a price per share of $13.455 to 12 accredited investors, subject to the approval of the Company’s board of directors and 65% of the Series C and Series D preferred stockholders. The aggregate gross consideration to be received for these issuances is $30.0 million.

Stock Options

From January 1, 2011 to date, we have granted stock options and stock awards to employees, directors and consultants under our 2008 Stock Incentive Plan, as amended, covering an aggregate of 3,795,424 shares of common stock, at a weighted-average average exercise price of $3.55 per share. Of these, options covering an aggregate of 19,498 shares were cancelled without being exercised.

From January 1, 2011 to date, we sold an aggregate of 23,495 shares of common stock to employees and consultants for cash consideration in the aggregate amount of $24,100 upon the exercise of stock options.

We claimed exemption from registration under the Securities Act for those sales and issuances under Section 4(a)(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits. See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)

Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes that:

1.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Coppell, Texas, on June 12, 2014.

ZS PHARMA, INC.

By:	/s/ Robert Alexander
Robert Alexander Chief Executive Officer

Signature	Title	Date

/s/ Robert Alexander Robert Alexander	Director and Chief Executive Officer (Principal Executive Officer)	June 12, 2014

* Todd A. Creech	Chief Financial Officer (Principal Financial and Accounting Officer)	June 12, 2014

* Alvaro F. Guillem	Director	June 12, 2014

* D. Jeffrey Keyser	Director	June 12, 2014

* Guy Nohra	Director	June 12, 2014

* Marc Ostro	Director	June 12, 2014

*By:	/s/ Robert Alexander
Robert Alexander Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1**	Form of Underwriting Agreement

3.1	Form of Seventh Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the consummation of this offering

3.2**	Form of Amended and Restated Bylaws, to be in effect immediately prior to the consummation of this offering

4.1**	Form of Common Stock certificate

5.1**	Opinion of Baker Botts L.L.P.

10.1**	Form of Fourth Amended and Restated Investors’ Rights Agreement

10.2**	Form of Indemnification Agreement for directors

10.3**	Fourth Amended Stock Incentive Plan

10.4**	Form of Stock Option Grant Notice and Incentive Stock Option Agreement under the Fourth Amended Stock Incentive Plan

10.5**	Form of Stock Option Grant Notice and Nonstatutory Stock Option Agreement under the Fourth Amended Stock Incentive Plan

10.6**	Form of 2014 Incentive Plan

10.7	Reserved

10.8	Reserved

10.9**	Form of Employment Agreement

10.10**	Form of Invention Assignment and Confidentiality Agreement

10.11**	License Restructuring Agreement, dated December 19, 2011, by and between ZS Pharma, Inc., HemoCleanse, Inc. and UOP LLC

10.12**	License Agreement, dated December 19, 2011, by and between ZS Pharma, Inc. and UOP LLC

10.13**	Lease Agreement, dated August 1, 2013, by and between ZS Pharma, Inc. and University of North Texas Health Science Center at Fort Worth

10.14**	Park West Commerce Center Lease, dated February 13, 2013, by and between ZS Pharma, Inc. and PW Commerce Center LP

10.15**	Lease, dated April 26, 2013, by and between ZS Pharma, Inc. and Renault & Handley Oakmead Solar Joint Venture LP

10.16**	Sublease, dated October 18, 2013, by and between ZS Pharma, Inc. and InB: Hauser Pharmaceutical Services, Inc.

10.17**	Engagement Agreement, dated September 27, 2010, by and between ZS Pharma, Inc. and Salem Partners LLC

10.18**	Engagement Agreement, dated June 29, 2012, by and between ZS Pharma, Inc. and Salem Partners LLC

10.19**	Form of Amendment to Employment Agreement

23.1	Consent of independent registered public accounting firm

23.2**	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

24.1**	Power of Attorney (see page II-5 to the original filing of this Registration Statement)

99.1**	Consent of Director Nominee (John Whiting)

99.2**	Consent of Director Nominee (Srinivas Akkaraju)

*	To be filed by amendment.
**	Filed previously.